Exhibit 10.2

PURCHASE AND SALE AGREEMENT

AMONG

HPL STORAGE LP, AND

AEP ENERGY SERVICES GAS HOLDING COMPANY II, L.L.C.

AS SELLERS

AND

LA GRANGE ACQUISITION, L.P.,

AS BUYER

DATED AS OF JANUARY 26, 2005

Purchase and Sale Agreement

PURCHASE AND SALE AGREEMENT

TABLE OF CONTENTS

1.	RULES OF CONSTRUCTION; DEFINITIONS		1

	1.1.	DEFINITIONS	1
	1.2.	RULES OF CONSTRUCTION	2

2.	PURCHASE AND SALE; CONSIDERATION; CLOSING		2

	2.1.	PURCHASE AND SALE OF THE PURCHASED INTERESTS	2
	2.2.	CONSIDERATION	2
	2.3.	THE CLOSING	12
	2.4.	CLOSING OBLIGATIONS	12

3.	SELLERS’ REPRESENTATIONS AND WARRANTIES		15

	3.1.	ORGANIZATION AND GOOD STANDING OF SELLERS	15
	3.2.	ENFORCEABILITY; AUTHORITY; NO CONFLICT; NO CONSENT REQUIREMENTS WITH RESPECT TO SELLERS	15
	3.3.	NO LITIGATION AGAINST SELLERS	16
	3.4.	ORGANIZATION AND GOOD STANDING OF THE HPL COMPANIES	16
	3.5.	NO CONFLICT; NO CONSENT REQUIREMENTS WITH RESPECT TO THE HPL COMPANIES	17
	3.6.	CAPITALIZATION OF THE HPL COMPANIES; SELLERS’ TITLE	17
	3.7.	FINANCIAL STATEMENTS OF THE HPL ENTITIES	18
	3.8.	NO MATERIAL ADVERSE CHANGE	18
	3.9.	NO UNDISCLOSED LIABILITIES	18
	3.10.	PROPERTY AND LEASES OF THE HPL COMPANIES	19
	3.11.	CONTRACTS OF THE HPL COMPANIES	19
	3.12.	INSURANCE MAINTAINED BY THE HPL COMPANIES	20
	3.13.	NO LITIGATION AGAINST THE HPL COMPANIES	20
	3.14.	COMPLIANCE BY THE HPL ENTITIES WITH APPLICABLE LAW; PERMITS	21
	3.15.	INTELLECTUAL PROPERTY OF THE HPL COMPANIES	21
	3.16.	TAX MATTERS	22
	3.17.	WORKFORCE MATTERS OF THE HPL ENTITIES	23
	3.18.	ENVIRONMENTAL MATTERS	25
	3.19.	REGULATORY MATTERS	26
	3.20.	AFFILIATE TRANSACTIONS OF THE HPL COMPANIES	26
	3.21.	FINDERS AND BROKERS	26
	3.22.	BANKRUPTCY	26
	3.23.	SUFFICIENCY OF ASSETS	26
	3.24.	CERTAIN WARRANTY DISCLAIMERS	27

4.	BUYER’S REPRESENTATIONS AND WARRANTIES		28

	4.1.	ORGANIZATION AND GOOD STANDING OF BUYER	28
	4.2.	ENFORCEABILITY; AUTHORITY; NO CONFLICT; NO CONSENT REQUIREMENTS WITH RESPECT TO BUYER	28
	4.3.	NO LITIGATION AGAINST BUYER	29
	4.4.	FINDERS AND BROKERS	29
	4.5.	BANKRUPTCY	29
	4.6.	AVAILABILITY OF FUNDS	29

5.	COVENANTS OF THE PARTIES		30

	5.1.	CONTINUING ACCESS	30
	5.2.	RETAINED MATTERS	31

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	5.3.	WORKFORCE MATTERS	31
	5.4.	DISCONTINUATION OF INTERCOMPANY TRANSACTIONS	36
	5.5.	TERMINATION AND CONTINUATION OF CERTAIN INSURANCE COVERAGES	37
	5.6.	SUBSTITUTIONS OF CREDIT SUPPORT	37
	5.7.	CLAIMS FOR CERTAIN MEASUREMENT ADJUSTMENTS	38
	5.8.	DISCONTINUANCE OF TRADEMARKS AND TRADENAMES	38
	5.9.	CHANGE OF SELLERS’ NAMES	39
	5.10.	REQUIRED NOTICES	39
	5.11.	PUBLIC STATEMENTS	39
	5.12.	AUDIT MATTERS	39
	5.13.	POST-CLOSING TITLE REVIEW	40
	5.14.	DISTRIBUTIONS TO HPL CONSOLIDATION’S PARTNERS	42
	5.15.	AGREEMENT TO COVER OPEN POSITIONS	42

6.	SURVIVAL; INDEMNIFICATION		42

	6.1.	SURVIVAL	42
	6.2.	INDEMNIFICATION BY SELLER	43
	6.3.	INDEMNIFICATION BY BUYER	47
	6.4.	INDEMNIFICATION NET OF BENEFITS; MITIGATION OBLIGATIONS OF INDEMNITEE	48

7.	TAX MATTERS		48

	7.1.	TAX INDEMNIFICATION	48
	7.2.	PREPARATION AND FILING OF TAX RETURNS	49
	7.3.	PROCEDURES RELATING TO INDEMNIFICATION OF TAX CLAIMS	50
	7.4.	TAX REFUNDS AND CREDITS	51
	7.5.	TAX TREATMENT OF PAYMENTS	51
	7.6.	TRANSFER TAXES	51
	7.7.	TERMINATION OF PARTICIPATION IN TAX ALLOCATION AGREEMENT	51
	7.8.	ALLOCATION OF THE PURCHASE PRICE	51

8.	GENERAL PROVISIONS		52

	8.1.	NOTICE PROVISIONS	52
	8.2.	CONFIDENTIALITY	54
	8.3.	SCHEDULES AND EXHIBITS	54
	8.4.	INTEREST ON OVERDUE AMOUNTS	55
	8.5.	AMENDMENT	55
	8.6.	MERGER AND INTEGRATION; BINDING ON SUCCESSORS; NO THIRD PARTY BENEFICIARIES; ASSIGNMENT	55
	8.7.	FORBEARANCE AND WAIVER	55
	8.8.	PARTIAL INVALIDITY	55
	8.9.	ATTORNEY’S FEES	56
	8.10.	GOVERNING LAW; JURISDICTION AND VENUE	56
	8.11.	WAIVER OF RIGHT TO JURY TRIAL	56
	8.12.	CONSTRUCTION	56
	8.13.	MULTIPLE COUNTERPARTS	56
	8.14.	FURTHER ASSURANCES	56
	8.15.	HEADINGS	57

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is made to be effective as of January 26, 2005 among HPL Storage LP, a Delaware limited partnership (“Storage LP”), AEP Energy Services Gas Holding Company II, L.L.C., a Delaware limited liability company (“AEP Gas Holding II”, and together with Storage LP, individually, a “Seller” and collectively, “Sellers”), and La Grange Acquisition, L.P., a Texas limited partnership (“Buyer”), as follows:

RECITALS

A.	Sellers own all of the outstanding partner interests in HPL Consolidation LP, a Delaware limited partnership (“HPL Consolidation”)]. HPL Consolidation owns all of the outstanding member interests in each of HPL Storage GP LLC, a Delaware limited liability company (“Storage GP”) and HPL GP, LLC, a Delaware limited liability company (“HPL GP”). HPL Consolidation, Storage GP, and HPL GP own all of the outstanding partner interests in each of AEP Asset Holdings LP, a Delaware limited partnership (“Storage Holdings”), AEP Leaseco LP, a Delaware limited partnership (“Storage Leaseco”), Houston Pipe Line Company LP, a Delaware limited partnership (“HPL Company LP”), HPL Resources Company LP, a Delaware limited partnership (“HPL Resources”), and AEP Gas Marketing LP, a Delaware limited partnership (“Gas Marketing”). HPL Consolidation, Storage GP, HPL GP, Storage Holdings, Storage Leaseco, HPL Company LP, HPL Resources, and Gas Marketing are herein referred to collectively as the “HPL Entities”, or separately as “HPL Entity”.

B.	The HPL Entities are engaged, through themselves and the HPL Entity Subsidiaries, in the gathering, transportation, purchase, sale, and storage of natural gas within the State of Texas (the “Business”).

C.	Sellers desire to sell and Buyer desires to buy, on the terms and conditions herein set forth, all of the general partner interests in HPL Consolidation and all of the limited partner interests in HPL Consolidation, with the exception of a 2% limited partner interest in HPL Consolidation to be retained by Storage LP.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and the representations, warranties, and covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	RULES OF CONSTRUCTION; DEFINITIONS

1.1.	Definitions.

As used in this Agreement, terms defined in Exhibit 1.1 hereto have the meanings set forth therein or, to the extent they are accounting terms, they will have the meanings set forth in GAAP.

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1.2.	Rules of Construction.

Unless the context of this Agreement requires otherwise, the plural includes the singular, the singular includes the plural, and “including” has the inclusive meaning of “including without limitation.” The words “hereof,” “herein,” “hereby,” “hereunder” and other similar terms of this Agreement refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement. All pronouns and any variations thereof will be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require. Unless otherwise expressly provided, any agreement, instrument or Applicable Law defined or referred to herein means such agreement or instrument or Applicable Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor law and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

2.	PURCHASE AND SALE; CONSIDERATION; CLOSING

2.1.	Purchase and Sale of the Purchased Interests.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing on the Closing Date, Buyer agrees to purchase from Sellers, respectively, and Sellers hereby agree to sell, transfer and assign to Buyer, free of any and all Encumbrances other than Permitted Encumbrances, a 1% general partner interest and a 97% limited partner interest in HPL Consolidation (the “Purchased Interests”).

Immediately after the consummation of the purchase and sale contemplated hereby, Storage LP will continue to own a 2% limited partner interest in HPL Consolidation, such retained interest being referred to herein as the “Retained Interest”. Buyer has no rights in or with respect to the Retained Interest.

2.2.	Consideration.

2.2.1.	Purchase Price. The consideration for the Purchased Interests (the “Purchase Price”) will be:

(a)	$825,000,000; plus

(b)	the Net Working Capital Payment determined pursuant to Section 2.2.3 hereof; plus

(c)	the Inventory Payment determined pursuant to Section 2.2.4 hereof.

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The Purchase Price will be allocated between the Sellers in the following proportion:

Seller	Allocation
Storage LP	37%
AEP Gas Holding II	63%

2.2.2.	Closing Payment. In accordance with Section 2.4.2(a), at the Closing, Buyer will tender to Sellers or their designee the portion of the Purchase Price described in Section 2.2.1(a) hereof, plus the Initial Net Working Capital Payment pursuant to Section 2.2.3 hereof, plus the Initial Inventory Payment pursuant to Section 2.2.4 hereof (collectively, the “Closing Payment”). The amount of the Closing Payment will be reduced by $760,552 to reflect interest from the receipt of funds by the Sellers to the Valuation Time.

2.2.3.	Net Working Capital Payment. The “Net Working Capital Payment” will be equal to the net aggregate of the Initial Net Working Capital Payment and the Net Working Capital Adjustment, which in the aggregate are intended to reflect the positive or negative Net Working Capital as of the Valuation Time. The Net Working Capital Payment will be computed and paid as follows:

(a)	At the Closing, Buyer will pay (or receive as a credit against the other elements of the Closing Payment) as part of the Net Working Capital Payment, an amount (the “Initial Net Working Capital Payment”) equal to Sellers’ good faith estimate of the aggregate Net Working Capital of the HPL Entities expected as of the Valuation Time determined in accordance with Exhibit 2.2.3. Such estimate will be based on pro forma balance sheets of the HPL Entities as of the Valuation Time, to be prepared by Sellers in accordance with GAAP and in consultation with Buyer, in the same format and level of detail as the Final Balance Sheet, and to be delivered to Buyer no later than 2 Business Days before the scheduled Closing Date.

(b)

Within 90 days following the Closing Date, Buyer will prepare and deliver to Sellers (i) unaudited balance sheets of each of the HPL Entities as of the Valuation Time (each a “Final Balance Sheet”), prepared in accordance with GAAP consistently applied, and (ii) a detailed computation of the Net Working Capital of each of the HPL Entities as of the Valuation Time, reconciled to those balance sheets and (iii) a computation of the amount, if any, (the “Net Working Capital Adjustment”) by which the aggregate

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Net Working Capital of the HPL Entities as of the Valuation Time, as so computed, exceeds or is less than the Initial Net Working Capital Payment. Sellers will provide Buyer and its representatives and advisors (and if appropriate, the Independent Accounting Firm), at no expense to Buyer, with all accounting services, assistance, and access to data during normal business hours to the working papers, accounting, operating, and other books and records of Sellers, and the appropriate personnel to the extent required to complete the preparation of the Final Balance Sheets and the related computations, and any deadline imposed by this Agreement on Buyer for the computation or payment of the Net Working Capital Adjustment will be extended as appropriate in light of any party’s failure to promptly make such information available. Pursuant to the Transition Services Agreement, Sellers shall also ensure that the employees of Sellers (to the extent they continue to be employed by Sellers or any Affiliate of Sellers) previously involved with the foregoing accounting services and operation activities will perform their customary and usual monthly tasks, including the assistance in the month end closing of the books and records of the HPL Entities, during the periods following the Closing Date for purposes of the foregoing. Buyer shall also ensure that the employees of Sellers (to the extent they continue to be employed by Sellers or any Affiliate of Sellers and made available under the Transition Services Agreement) and the Transferred Employees (to the extent they continue to be employed by Buyer or any Affiliate of Buyer) previously involved with the foregoing accounting services and operation activities will perform their customary and usual monthly tasks, including the assistance in the month end closing of the books and records of the HPL Entities, during the periods following the Closing Date for purposes of the foregoing. However, if Sellers have failed to assist and provide reasonable access to data as required for Buyer to complete the preparation of the Final Balance Sheets and the related computations, Buyer must notify Sellers of such failure on or before the 90th day following the Closing Date specifying in detail the documents that Buyer requires, and Buyer will have an additional 90 days after receipt to complete the preparation of the Final Balance Sheets and the related computations. If Sellers do not dispute the Final Balance Sheets or the related computations in accordance with the next following sentence, the Net Working Capital Adjustment as computed by Buyer will be final and binding as between the parties hereto. If Sellers wish to dispute the Final Balance Sheets or the related computations, it may do so, within 30 days (or such longer period as the parties hereto may agree in writing) after the submission of the Final Balance Sheets, by notifying Buyer in writing of any disputed items in the Net Working Capital Adjustment. Sellers and Buyer shall, over

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the 20 days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any written resolution by them as to any disputed item shall be final and binding for all purposes of this Agreement. If at the conclusion of the Resolution Period, Sellers and Buyer have not reached an agreement on the disputed items, then all items remaining in dispute shall be submitted by Sellers and Buyer to the Independent Accounting Firm. The Independent Accounting Firm shall act as an arbitrator to determine only those items still in dispute at the end of the Resolution Period. In making its decision, the arbitrator must render a decision on each disputed item that adopts the position of one of the parties on that item and may not decide on any other amount for that item. The parties shall instruct the Independent Accounting Firm to render its reasoned written decision as soon as practicable but in no event later than 60 days after its engagement (which engagement shall be made no later than 10 Business Days after the end of the Resolution Period). Such decision shall be set forth in a written statement delivered to Sellers and Buyer and shall be final and, binding for all purposes of this Agreement, and judgment may be entered thereon. The fees and expenses of the Independent Accounting Firm will be paid one-half by Sellers and one-half by Buyer.

(c)	Within 30 days of receipt by Sellers of the Final Balance Sheets and related computations described in Section 2.2.3(b) hereof from Buyer (or, if Sellers dispute the same, then within 10 days of the parties’ resolution of any disputed items or receipt of the Independent Accounting Firm’s decision on any disputed items) Buyer will pay to Sellers or their designee an amount equal to any positive Net Working Capital Adjustment, or Sellers will pay to pay to Buyer an amount equal to any negative Net Working Capital Adjustment, in either such case by wire transfer and with interest thereon at the Borrowing Rate from the Closing Date to the date of payment.

(d)

Notwithstanding any other provisions of this Agreement, no later than November 30 of the year in which the Closing occurs, Buyer will provide to Sellers a detailed schedule of property taxes for the HPL Companies for the calendar year in which the Closing occurs. Included with the schedule will be copies of each Tax statement and/or bill. The schedule will detail the allocation of property taxes to Sellers in accordance with the computation of Net Working Capital. In the event the amount of the allocation of property taxes to Sellers exceeds the amount of property taxes allocated to Sellers as computed for the Net Working Capital Adjustment computed pursuant to Section 2.2.3(b) of this Agreement, Sellers will pay the excess to Buyer within 20

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Business Days. If the amount allocated to Sellers is less than the amount as computed for the Net Working Capital Adjustment pursuant to Section 2.2.3(b) of this Agreement, Buyer will pay to Sellers the deficit within 20 Business Days. Payments made pursuant to this Section are subject to the provisions of Section 7.5 of this Agreement. In the event of a dispute over the allocation of property taxes under this Section 2.2.3(d), Buyer and Sellers shall use the dispute resolution procedures set forth in Section 2.2.3(b) of this Agreement to resolve such dispute.

2.2.4.	Inventory Payment. The “Inventory Payment” will be equal to the net aggregate of the Initial Inventory Payment and the Final Inventory Payment Adjustment, which in the aggregate are intended to reflect the value of the Gas Inventory as of the Valuation Time. The Inventory Payment will be computed and paid as follows:

(a)	At the Closing, Buyer will pay, as part of the Inventory Payment, the amount of $174,751,900 (the “Initial Inventory Payment”), based on Sellers’ good faith estimate of a Gas Inventory of 31,200,000 MMBtus based on the regularly maintained perpetual gas inventory records of the HPL Entities.

(b)	Within 15 days following the Valuation Time, Buyer shall provide to Sellers a revised estimate of the Gas Inventory based on the perpetual gas inventory records in MMBtus as of the Valuation Time (the “Valuation Time Estimate”). The “Valuation Time Adjustment Amount” shall be the number of MMBtus determined by subtracting 31,200,000 MMBtus from the Valuation Time Estimate. In the event the Valuation Time Adjustment Amount is a positive number, Buyer shall pay to Sellers, or Sellers’ designee, within 15 days of receipt of an invoice, an amount equal to the Valuation Time Adjustment Amount multiplied by $5.601. In the event the Valuation Time Adjustment Amount is a negative number, Sellers shall pay to Buyer, or Buyer’s Designee, within 15 days of receipt of an invoice, an amount equal to the Valuation Time Adjustment Amount multiplied by $5.601 plus $0.40 per MMBtu. Any payment under this Section 2.2.4(b) shall be made by wire transfer and is the “Valuation Time Adjustment”.

(c)

No later than 90 days following the Closing Date, Buyer may deliver written notice (the “Inventory Verification Notice”) to Sellers advising them whether or not it has elected to undertake a verification of the actual storage inventory contained in the Bammel Facilities. Any election by Buyer to undertake (or not undertake) such verification shall be final and irrevocable in all respects. In the event Buyer timely delivers an Inventory Verification Notice advising Sellers that it has elected to

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undertake such a verification, Buyer and Sellers shall engage Wells Chappell & Company, Inc. (“Wells”) to perform such verification in accordance with the procedures and methods set forth on Exhibit 2.2.4 (with all fees and expenses of Wells to be borne  1/ 2 by Buyer and  1/2 by Sellers). Buyer and Sellers shall instruct Wells to complete its physical verification testing of the actual storage volume of the Bammel Facilities no later than 120 days after the Closing Date (and shall each use their reasonable best efforts to ensure that such testing is completed by Wells no later than 120 days after the Closing Date), and to deliver to each of them no later than 30 days after its completion a copy of its verification of the actual storage volume of the Bammel Facilities and any supporting documentation therefor, and any deadline imposed by this Agreement on Buyer or Sellers which is contingent upon Wells’ verification of the actual storage volume of the Bammel Facilities will be extended as appropriate in light of any failure by Wells to promptly complete and deliver its verification of the actual storage volume of the Bammel Facilities and any supporting documentation therefor. Based upon the results of this verification, Buyer shall (i) recompute in accordance with Exhibit 2.2.4 that portion of the amount of the Gas Inventory as of the Valuation Time that was stored in the Bammel Facilities (as so recomputed, the “Recomputed Bammel Inventory”) and (ii) deliver to Sellers a statement thereof (“Buyer’s Statement of Recomputed Bammel Inventory”) no later than 180 days following the Closing Date. However, if Wells has failed to promptly complete and deliver its verification of the actual storage volume of the Bammel Facilities and any supporting documentation therefor, Buyer must notify Sellers of such failure on or before the 150th day following the Closing Date, and Buyer will have an additional 30 days after receipt of the verification of the actual storage volume of the Bammel Facilities and any supporting documentation therefor from Wells to complete the Recomputed Bammel Inventory and Buyer’s Statement of Recomputed Bammel Inventory. In the event (A) Buyer does not timely deliver to Sellers the Inventory Verification Notice, (B) Buyer does not deliver to Sellers Buyer’s Statement of Recomputed Bammel Inventory on or prior to 180 days following the Closing Date (or if Wells has failed to promptly complete and deliver its verification of the actual storage volume of the Bammel Facilities and any supporting documentation therefor, on or prior to 30 days after receipt of such verification), (C) Buyer timely delivers an Inventory Verification Notice stating that it shall not cause a verification of the actual storage volume of the Bammel Facilities to be undertaken, or (D) the amount of Recomputed Bammel Inventory set forth on Buyer’s Statement of Recomputed Bammel Inventory is not more than 1.03, and not less than 0.97, times that portion of

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the Gas Inventory as of the Valuation Time that was stored in the Bammel Facilities according to the most current perpetual gas inventory records (the events referred to in the immediately preceding clauses (A) through (D) inclusive each being referred to as a “Inventory Finalization Event”), Buyer shall have no right to thereafter conduct a verification of the actual storage inventory contained in the Bammel Facilities for purposes of any adjustment pursuant to this Agreement. If Buyer provides to Sellers a timely Buyer’s Statement of Recomputed Bammel Inventory which indicates that the Recomputed Bammel Inventory is more than 1.03, or less than 0.97, times that portion of the Gas Inventory as of the Valuation Time that was stored in the Bammel Facilities according to the most current perpetual gas inventory records (such event being referred to herein as a “Bammel Inventory Recomputation Event”), then subject to the provisions of Section 2.2.4(d) hereof the Recomputed Bammel Inventory will be used for all purposes of Section 2.2.4(e) hereof as the final actual storage inventory of the Bammel Facilities as of the Valuation Time.

(d)

The provisions of this Section 2.2.4(d) shall apply only if a Bammel Inventory Recomputation Event occurs. After receipt of Buyer’s Statement of Recomputed Bammel Inventory, Sellers shall have 30 days to review and dispute Buyer’s Statement of Recomputed Bammel Inventory (which dispute may not include any challenge to or disagreement with the results reported by Wells of its verification of the actual storage volume of the Bammel Facilities), and for this purpose will have the right to review, copy, abstract, and audit all relevant meter data and other relevant information held by or available to the HPL Entities for the period from the Valuation Time through the date as of which the Recomputed Bammel Inventory was determined by Wells. Buyer will provide Sellers and their representatives and advisors, at no expense to Sellers, with all accounting services, assistance, and access to data during normal business hours to the working papers, accounting, operating, and other books and records of the HPL Entities, and the appropriate personnel to the extent required to review and audit the Recomputed Bammel Inventory, and any deadline imposed by this Agreement on Sellers for the completion of that review and audit will be extended as appropriate in light of Buyer’s or its Affiliates’ failure to promptly make such information available. Pursuant to the Transition Services Agreement, Buyer shall also ensure that the employees of Sellers (to the extent they continue to be employed by Sellers or any Affiliate of Sellers and made available under the Transition Services Agreement) previously involved with the foregoing accounting services and operation activities will perform their customary and usual monthly tasks, including the

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assistance in the month end closing of the books and records of the HPL Entities, during the periods following the Closing Date for purposes of the foregoing. Buyer shall also ensure that the Transferred Employees (to the extent they continue to be employed by Buyer or any Affiliate of Buyer) previously involved with the foregoing accounting and operation activities will perform their customary and usual monthly tasks, including the assistance in the month end closing of the books and records of the HPL Entities, during the periods following the Closing Date for purposes of the foregoing. However, if Buyer has failed to assist and provide reasonable access to data as required for Sellers to complete their review, Sellers must notify Buyer of such failure on or before the 30th day after receipt of Buyer’s Statement of Recomputed Bammel Inventory specifying in detail the documents that Sellers require, and Sellers will have an additional 90 days after receipt to review Buyer’s Statement of Recomputed Bammel Inventory and notify Buyer of a dispute. On or prior to the 30th day after receipt of Buyer’s Statement of Recomputed Bammel Inventory and supporting documentation (including access to and audit of such data and information), Sellers shall deliver written notice to Buyer, specifying in detail any disputed items and the basis therefor. If Sellers fail to so notify Buyer of any such disputes or failures on or prior to the 30th day after receipt of Buyer’s Statement of Recomputed Bammel Inventory, the calculations set forth on Buyer’s Statement of Recomputed Bammel Inventory will be used for all purposes of Section 2.2.4(e) hereof as the final actual storage inventory of the Bammel Facilities as of the Valuation Time. If Sellers so notify Buyer of any disputed items on Buyer’s Statement of Recomputed Bammel Inventory, Buyer and Sellers shall, over the 20 days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any written resolution by them as to any disputed item shall be final and binding for all purposes of Section 2.2.4(e) hereof as the final actual storage inventory of the Bammel Facilities as of the Valuation Time. If at the conclusion of the Resolution Period, Sellers, on the one hand, and Buyer, on the other, have not reached an agreement on the disputed items, then all items remaining in dispute shall be submitted by Sellers and Buyer to the Independent Accounting Firm. The Independent Accounting Firm shall act as an arbitrator to determine only those items still in dispute at the end of the Resolution Period. In making its decision, the arbitrator must render a decision on each disputed item that adopts the position of one of the parties on that item and may not decide on any other amount for that item. The parties shall instruct the Independent Accounting Firm to render its reasoned written decision as soon as practicable but in no event later than 60 days after its engagement (which engagement shall

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be made no later than 10 Business Days after the end of the Resolution Period). Such decision shall be set forth in a written statement delivered to Sellers and Buyer and shall be final and binding on the parties hereto for all purposes of Section 2.2.4(e) hereof as the final actual storage inventory of the Bammel Facilities as of the Valuation Time. The fees and expenses of the Independent Accounting Firm will be paid one-half by Sellers and one-half by Buyer.

(e)

Within 90 days following the Closing Date (or, if there has been a Bammel Inventory Recomputation Event, then within 30 days following the determination under Sections 2.2.4(c) and/or 2.2.4(d) of the final actual storage inventory of the Bammel Facilities as of the Valuation Time), Buyer will prepare and deliver to Sellers (i) a computation of the Gas Inventory as of the Valuation Time, taking into account any final actual storage inventory of the Bammel Facilities as of the Valuation Time determined under Sections 2.2.4(c) and/or 2.2.4(d) (it being understood that, except in the event of a failure by Wells to promptly complete and deliver its verification of the actual storage volume of the Bammel Facilities and any supporting documentation therefor, unless the procedures and time limits for the determination of the actual storage inventory under Sections 2.2.4(c) and/or 2.2.4(d) are fully complied with, no results of any physical storage inventory will be used for purposes of this Section 2.2.4(e), and (ii) a computation of the Final Inventory Payment Adjustment. Sellers will provide Buyer and its representatives and advisors (and if appropriate, the Independent Accounting Firm), at no expense to Buyer, with all accounting services, assistance, and access to data during normal business hours to the working papers, accounting, operating, and other books and records of Sellers, and the appropriate personnel to the extent required to complete the computation of the Gas Inventory and the Final Inventory Payment Adjustment, and any deadline imposed by this Agreement on Buyer for the computation or payment of the Final Inventory Payment Adjustment will be extended as appropriate in light of Sellers’ or their Affiliates’ failure to promptly make such information available. Pursuant to the Transition Services Agreement, Buyer shall also ensure that the employees of Sellers (to the extent they continue to be employed by Sellers or any Affiliate of Sellers and made available under the Transition Services Agreement) previously involved with the foregoing accounting services and operation activities will perform their customary and usual monthly tasks, including the assistance in the month end closing of the books and records of the HPL Entities, during the periods following the Closing Date for purposes of the foregoing. Buyer shall also ensure that the Transferred Employees (to the extent they

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continue to be employed by Buyer or any Affiliate of Buyer) previously involved with the foregoing accounting services and operation activities will perform their customary and usual monthly tasks, including the assistance in the month end closing of the books and records of the HPL Entities, during the periods following the Closing Date for purposes of the foregoing. However, if Sellers have failed to assist and provide reasonable access to data as required for Buyer to complete the computation or payment of the Final Inventory Payment Adjustment, Buyer must notify Sellers of such failure on or before the 90th day following the Closing Date or, if there has been a Bammel Inventory Recomputation Event, then within 30 days following the determination under Sections 2.2.4(c) and/or 2.2.4(d) of the final actual storage inventory of the Bammel Facilities as of the Valuation Time) specifying in detail the documents that Buyer requires, and Buyer will have an additional 90 days after receipt to complete the preparation and delivery of such computations. If Sellers do not dispute the computation of the Gas Inventory or the related computation of the Final Inventory Payment Adjustment in accordance with the next following sentence, the Final Inventory Payment Adjustment as computed by Buyer will be final and binding as between the parties hereto. If Sellers wish to dispute the computation of the Gas Inventory or the related computation of the Final Inventory Payment Adjustment, they may do so, within 30 days (or such longer period as the parties hereto may agree in writing) after the submission of the Final Inventory Payment Adjustment, by notifying Buyer of any disputed items in the Gas Inventory or the related computation of the Final Inventory Payment Adjustment. No such dispute may include a reconsideration of any final actual storage inventory of the Bammel Facilities as of the Valuation Time determined under Sections 2.2.4(c) and/or 2.2.4(d). Sellers and Buyer shall, over the 20 days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any written resolution by them as to any disputed item shall be final and binding for all purposes of this Agreement. If at the conclusion of the Resolution Period, Sellers and Buyer have not reached an agreement on the disputed items, then all items remaining in dispute shall be submitted by Sellers and Buyer to the Independent Accounting Firm. The Independent Accounting Firm shall act as an arbitrator to determine only those items still in dispute at the end of the Resolution Period. In making its decision, the arbitrator must render a decision on each disputed item that adopts the position of one of the parties on that item and may not decide on any other amount for that item. The parties shall instruct the Independent Accounting Firm to render its reasoned written decision as soon as practicable but in no event later than 60 days after its engagement (which engagement shall

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be made no later than 10 Business Days after the end of the Resolution Period). Such decision shall be set forth in a written statement delivered to the parties hereto and shall be final and binding for all purposes of this Agreement, and judgment may be entered thereon. The fees and expenses of the Independent Accounting Firm will be paid one-half by Sellers and one-half by Buyer.

(f)	Within 30 days of receipt by Sellers of the computations of the Gas Inventory as of the Valuation Time and the Final Inventory Payment Adjustment described in Section 2.2.4(e) hereof from Buyer (or, if Sellers dispute the same, then within 10 days of the parties’ resolution of disputed items or receipt of the decision of the Independent Accounting Firm on disputed items), Buyer will pay to Sellers or Sellers’ designee (if the Final Inventory Adjustment Amount is positive) or Sellers will pay to Buyer (if the Final Inventory Adjustment Amount is negative) the Final Inventory Payment Adjustment and in order to reverse the adjustment to the Inventory Payment made under Section 2.2.4(b) the parties will offset the Final Inventory Payment Adjustment by the Valuation Time Adjustment. Such payment, in either case, shall be made by wire transfer and with interest thereon at the Borrowing Rate from the Closing Date to the date of payment.

2.3.	The Closing.

The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Sellers’ counsel in Austin, Texas, commencing at 10:00 a.m. (local time) on January 27, 2005 (the “Closing Date”).

2.4.	Closing Obligations.

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

2.4.1.	Sellers will deliver to Buyer:

(a)	assignments of all of the Purchased Interests in the forms of Exhibit 2.4.1(a) hereto (each an “Assignment and Assumption Agreement”) executed by Sellers, assigning respectively to Buyer or its designee the Purchased Interests;

(b)	a closing statement and cross receipt executed by Sellers, setting out the computation of the Closing Payment and acknowledging receipt of the Closing Payment, in a form reasonably acceptable to Buyer;

(c)	[intentionally blank];

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(d)	such other instruments of transfer and conveyance as may reasonably be requested by Buyer to effectuate the purchase of the Purchased Interests, each in form and substance satisfactory to Buyer and its legal counsel and executed by Sellers;

(e)	an option agreement in the form of Exhibit 2.4.1(e) hereto (the “Option Agreement”) executed by Storage LP, granting to Storage LP the option to sell the Retained Interest on the terms and conditions therein set out;

(f)	a transition services agreement in the form of Exhibit 2.4.1(f) hereto (the “Transition Services Agreement”) executed by AEP Energy Services, Inc.;

(g)	a limited guaranty in the form of Exhibit 2.4.1(g) hereto (the “Sellers’ Limited Guaranty”) executed by AEP (“Sellers’ Guarantor”), guaranteeing in accordance with the terms thereof certain of Sellers’ obligations under this Agreement;

(h)	the Cushion Gas Litigation Agreement;

(i)	the Partnership Agreement for HPL Consolidation;

(j)	certificates in accordance with section 1445 of the Code stating that Sellers are not “foreign persons”;

(k)	a certificate of the Secretary or similar officer of each Seller and Sellers’ Guarantor certifying and attaching all requisite resolutions or actions of such Person’s governing body and, if appropriate, its equity holders, approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and any change of name contemplated for such Person by Section 5.9 and certifying to the incumbency and signatures of the officers of such Person executing this Agreement and any other document relating to the Contemplated Transactions; and

(l)	opinions of Sellers’ in-house and Sellers’ outside counsel, in form and substance reasonably acceptable to Buyer, containing customary legal opinions including an opinion regarding the enforceability of the Cushion Gas Litigation Agreement.

2.4.2.	Buyer will deliver to Sellers:

(a)	the Closing Payment by wire transfer to the account of Sellers to an account specified by Sellers in a writing, which writing will be delivered to Buyer at least 3 days prior to the Closing Date;

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(b)	the Assignment and Assumption Agreements executed by Buyer or its designee;

(c)	the closing statement and cross receipt described in Section 2.4.1(b) hereof, executed by Buyer, setting out the computation of the Closing Payment and acknowledging receipt of the Purchased Interests, in a form reasonably acceptable to Sellers;

(d)	[intentionally blank];

(e)	such other instruments of transfer and conveyance as may reasonably be requested by Sellers to effectuate the sale of the Purchased Interests, each in form and substance satisfactory to Sellers and their legal counsel and executed by Buyer;

(f)	the Option Agreement executed by Buyer;

(g)	the Transition Services Agreement executed by each of the HPL Entities;

(h)

a corporate guaranty in the form of Exhibit 2.4.2(h) hereto (the “Buyer’s Limited Guaranty”) executed by Energy Transfer Partners, L.P. (“Buyer’s Guarantor”), guaranteeing in accordance with the terms thereof certain of Buyer’s obligations under this Agreement;

(i)	a 2002 ISDA Master Agreement with Schedule, Credit Support Annex, and Letters of Confirmation in the form of Exhibit 2.4.2(i) hereto between ETC Marketing, Ltd. and AEP Energy Services, Inc. (the “Swap Agreement”);

(j)	the Cushion Gas Litigation Agreement;

(k)	the Partnership Agreement for HPL Consolidation;

(l)	a certificate of the Secretary or similar officer of Buyer and Buyer’s Guarantor certifying and attaching all requisite resolutions or actions of such Person’s governing body, approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of such Person executing this Agreement and any other document relating to the Contemplated Transactions; and

(m)	opinions of Buyer’s in-house and Buyer’s outside counsel, in form and substance reasonably satisfactory to Sellers, containing customary legal opinions.

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3.	SELLERS’ REPRESENTATIONS AND WARRANTIES

Sellers hereby represent and warrant as follows:

3.1.	Organization and Good Standing of Sellers.

Except as disclosed in Sellers’ Disclosure Schedules, Sellers are duly organized or formed, as applicable, validly existing and in good standing under the laws of their respective states of formation or organization, as applicable, with full limited liability company or limited partnership, as applicable, power and authority to conduct their business as it is now being conducted, to own or use the properties and assets that they purport to own or use, and to perform all their obligations under this Agreement and to otherwise undertake the Contemplated Transactions.

3.2.	Enforceability; Authority; No Conflict; No Consent Requirements with Respect to Sellers.

3.2.1.	Except as disclosed in Sellers’ Disclosure Schedules, this Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against them in accordance with its terms except as such enforceability may be limited by General Exceptions to Enforceability. Except as disclosed in Sellers’ Disclosure Schedules, upon the execution and delivery by Sellers of the instruments required to be executed by Sellers pursuant to Section 2.4.1 (collectively, the “Sellers’ Documents”), each of the Sellers’ Documents will constitute the legal, valid and binding obligation of Sellers, enforceable against them in accordance with its terms except, in each case, as such enforceability may be limited by General Exceptions to Enforceability. Except as disclosed in Sellers’ Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by Sellers will breach (i) any provision of any of the Governing Documents of Sellers or (ii) any resolution adopted by the equity holders or governing bodies of Sellers.

3.2.2.	Except as disclosed in Sellers’ Disclosure Schedules, Sellers have the full right, power and authority to execute and deliver this Agreement and the Sellers’ Documents, to perform their obligations under this Agreement and the Sellers’ Documents, and to carry out the Contemplated Transactions, and such actions have been duly authorized by all necessary action by Sellers’ governing body and by Sellers’ equity holders.

3.2.3.	Except as disclosed in Sellers’ Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by Sellers will:

(a)	violate any Applicable Law to which Sellers are subject; or

(b)	result in the imposition or creation of any Encumbrance other than Permitted Encumbrances upon or with respect to any of the Purchased Interests to be sold by Sellers.

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3.2.4.	Except as disclosed in Sellers’ Disclosure Schedules, Sellers are not required to give any notice to or obtain any consent, approval, permit, license, franchise, or other authorization, or a variance or exemption therefrom or waiver thereof from any Governmental Authority or other Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions (the “Sellers’ Consents”).

3.3.	No Litigation Against Sellers.

Except as disclosed in Sellers’ Disclosure Schedules, there is no pending or, to Sellers’ Knowledge, threatened Proceeding by or against Sellers or any of their Affiliates that challenges, or seeks to restrain, delay, or prohibit the Contemplated Transactions. Except as disclosed in Sellers’ Disclosure Schedules, to the Knowledge of Sellers, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Except as disclosed in Sellers’ Disclosure Schedules, there is not in effect any order, judgment, or decree of any Governmental Authority enjoining, barring, suspending, prohibiting, or otherwise limiting Sellers from undertaking the Contemplated Transactions.

3.4.	Organization and Good Standing of the HPL Companies.

Except as disclosed in Sellers’ Disclosure Schedules, each of the HPL Companies is duly formed or organized, validly existing and in good standing, as applicable, under the laws of its state of formation or organization, with full general partnership, limited partnership, or limited liability company, as applicable, power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Agreement and to otherwise undertake the Contemplated Transactions. Except as disclosed in Sellers’ Disclosure Schedules, each HPL Company, as applicable, is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Except as disclosed in Sellers’ Disclosure Schedules, complete and accurate copies of the Governing Documents of each HPL Company, as currently in effect, have been provided to Buyer. Except as disclosed in Sellers’ Disclosure Schedules, no HPL Entity has any subsidiary or, directly or indirectly, owns any shares of capital stock or other equity, securities, or other ownership interest of any other Person. Except as disclosed in Sellers’ Disclosure Schedules, neither the execution and delivery of this Agreement by Sellers nor the consummation or performance of any of the Contemplated Transactions by Sellers or by any of the HPL Entities will breach (i) any provision of any of the Governing Documents of an HPL Company or (ii) any resolution adopted by the general or limited partners or the managers, members, or other owners of any HPL Company.

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3.5.	No Conflict; No Consent Requirements with Respect to the HPL Companies.

3.5.1.	Except as disclosed in Sellers’ Disclosure Schedules, neither the execution and delivery of this Agreement by Sellers nor the consummation or performance of any of the Contemplated Transactions by Sellers or by any of the HPL Entities will:

(a)	violate any Applicable Law to which an HPL Company is subject;

(b)	contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by an HPL Company or that otherwise relates to the Business conducted by an HPL Company;

(c)	breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any indenture, mortgage, lease, note, or other Material HPL Contract or other instrument to which any Seller or HPL Company is a party or by which its properties may be bound; or

(d)	result in the imposition or creation of any Encumbrance other than a Permitted Encumbrance upon or with respect to any of the assets of any HPL Company.

3.5.2.	Except as disclosed in Sellers’ Disclosure Schedules, no HPL Company is required to give any notice to or obtain any consent, approval, permit, license, franchise, or other authorization, or a variance or exemption therefrom or waiver thereof from any Governmental Authority or other Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions by an HPL Entity (the “HPL Company Consents”).

3.6.	Capitalization of the HPL Companies; Sellers’ Title.

3.6.1.

Except as disclosed in Sellers’ Disclosure Schedules, there are no member, partner or other ownership interests in any of the HPL Companies authorized, issued, or outstanding or reserved for any purpose. The member, partner, or other ownership interests, as applicable, of such HPL Companies shown thereon to be outstanding are duly authorized, validly issued, and fully paid and were not issued in violation of any preemptive rights, and are owned beneficially and of record by the party indicated in Sellers’ Disclosure Schedules. Except as disclosed in Sellers’ Disclosure Schedules, there are no (A) existing options, warrants, calls, conversion rights or privileges, pre-emptive rights, subscriptions, or other rights,

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agreements, arrangements, or commitments of any character obligating any of such HPL Companies to issue, transfer, or sell or cause to be issued, transferred, or sold any partner interests or other interests in any of such HPL Companies, or (B) contracts, agreements, or arrangements of any kind relating to any of the same.

3.6.2.	Except as disclosed in Sellers’ Disclosure Schedules, (a) Sellers have good and marketable title to their respective member or partner interests, as applicable, in HPL Consolidation, free and clear of any Encumbrances other than Permitted Encumbrances, (b) the HPL Entities have good and marketable title to their respective HPL Subsidiary Interests free and clear of any Encumbrances other than Permitted Encumbrances, and (c) the HPL Entities’ percentage interest as tenant-in-common in the South Texas Pipeline is 80%, and in each of the Austin Pipeline, the Big Cowboy Pipeline, and in the A/S Pipeline is 50%.

3.7.	Financial Statements of the HPL Entities.

Sellers have delivered to Buyer an unaudited balance sheet of each of the HPL Entities (other than HPL Consolidation) as of December 31, 2004, and the related unaudited statements of income and expense for the fiscal year then ended (the “HPL Financial Statements”). Except as disclosed in Sellers’ Disclosure Schedules, the HPL Financial Statements fairly present as at the respective dates of and for the period referred to therein and in accordance with GAAP the financial condition and the results of operations of the HPL Entities.

3.8.	No Material Adverse Change.

Except as disclosed in Sellers’ Disclosure Schedules, since the date of the HPL Financial Statements, Sellers have operated, or caused the HPL Companies to operate, the Business in the Ordinary Course of Business, and there has not been any event or circumstance that has had or is likely to have a Material Adverse Effect.

3.9.	No Undisclosed Liabilities.

3.9.1.	Except as disclosed in Sellers’ Disclosure Schedules, no HPL Entity has any material liabilities that are required by GAAP to be reflected on the balance sheet of such HPL Entity except for liabilities reflected or reserved against in the HPL Financial Statements and current liabilities incurred in the Ordinary Course of Business since the date of the HPL Financial Statements.

3.9.2.	Except as disclosed in Sellers’ Disclosure Schedules, there are no Encumbrances securing the payment or other satisfaction of any liabilities of the kind described in Section 3.9.1 without regard to the materiality test therein.

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3.10.	Property and Leases of the HPL Companies.

3.10.1.	Except as disclosed in Sellers’ Disclosure Schedules, each HPL Company owns good and marketable title to, or a valid lessee’s or licensee’s interest in, the major operating assets used by such HPL Company in the conduct of the Business (other than pipeline easements and rights-of-way) as identified in Sellers’ Disclosure Schedules (the “Material Assets”), free and clear of any Encumbrances other than Permitted Encumbrances.

3.10.2.	Except as disclosed in Sellers’ Disclosure Schedules (and except with respect to pipeline easements and rights-of-way), to the Knowledge of Sellers, all leases and licenses of material real property or other Material Assets of the HPL Companies are in full force and effect and are valid, binding and enforceable (except as such enforceability may be limited by General Exceptions to Enforceability), except where failure thereof would not impair the conduct of normal operations of the Business. Except as disclosed in Sellers’ Disclosure Schedules, no HPL Company, and to the Knowledge of Sellers, no other party thereto, is in default under any such lease.

3.11.	Contracts of the HPL Companies.

3.11.1.	Except for (A) contracts and other instruments identified or described as “Disclosed HPL Contracts” in Sellers’ Disclosure Schedules, (B) contracts with gas suppliers, gas customers, transportation customers, and storage customers entered into in the Ordinary Course of Business consistent with past practice, (C) pipeline easement and right-of-way agreements, and (D) Benefit Plans, there are no outstanding commitments, contracts, or agreements to which any HPL Company is a party or (except with respect to commitments, contracts, and agreements, entered into by other owners of undivided interests in certain of the property in which the HPL Entities have undivided ownership interests, regarding such other owners’ use of their rights in that property) by which any of its properties are bound that (i) call for annual payments or receipts, or require capital expenditures or commitments by the contracting HPL Company of more than $500,000 that may not be terminated without substantial penalty by the contracting HPL Company on reasonable notice, (ii) create an Encumbrance against any property of any HPL Company securing the payment of funds borrowed by an HPL Company, or (iii) guaranty or otherwise provide credit support for, or indemnification with respect to, the obligations of any Person other than an HPL Company. Each Disclosed HPL Contract, and each contract described in clause (B) of this Section 3.11.1 to the extent any such contract described in clause (B) calls for average daily volumes of more than 2,000 MMBtu is herein called a “Material HPL Contract”.

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3.11.2.	Except as otherwise provided in the next paragraph of this Section 3.11.2, and except as disclosed in Sellers’ Disclosure Schedules, each Material HPL Contract is in full force and effect and is valid and enforceable in accordance with its terms. Except as disclosed in Sellers’ Disclosure Schedules, the contracting HPL Company on each such Material HPL Contract is not in material breach of any applicable terms and requirements thereof. Except as disclosed in Sellers’ Disclosure Schedules, each other Person that has any obligation or liability under each such Material HPL Contract is, to the Knowledge of Sellers, not in material breach of any applicable terms and requirements thereof. Except as disclosed in Sellers’ Disclosure Schedules, the contracting HPL Company has not given to or received from any other Person, at any time since January 1, 2004 any written notice given in compliance with the notice provisions of the applicable contract alleging that the HPL Company or any other Person is in default under any such Material HPL Contract which has not been resolved.

The representations and warranties of this Section 3.11.2 shall be applicable with respect to the Bammel Documents, the Bammel Settlement Agreement, and the Bammel Settlement Approval Order only to the extent that such documents, the rights and interests of the parties thereto under such documents, the performance under such documents of the parties thereto, and the transactions thereunder are not in controversy in the Cushion Gas Litigation Agreement.

3.12.	Insurance Maintained by the HPL Companies.

All of the material policies of insurance carried on the date of this Agreement by the HPL Entities or any of their Affiliates directly insuring their properties or the Business on or prior to the Closing Date (such HPL Entities’ “Business Insurance Policies”) are identified or described in Sellers’ Disclosure Schedule. Except as disclosed in Sellers’ Disclosure Schedules, all premiums payable on such Business Insurance Policies have been timely paid. Except as disclosed in Sellers’ Disclosure Schedules, with respect to such Business Insurance Policies: (i) all are in full force and effect; (ii) all have been complied with in all material respects by the HPL Companies; (iii) no HPL Company has received any notice from the insurer under any such Business Insurance Policy canceling or materially amending the same; and (iv) there is no claim under any such Business Insurance Policy that (A) has been denied by the insurer, and (B) is still being asserted by the insured.

3.13.	No Litigation Against the HPL Companies.

Except as disclosed in Sellers’ Disclosure Schedules, there is no pending or, to the Knowledge of Sellers, threatened Proceeding by or against any HPL Company (i) that relates to or may reasonably be expected to affect, in any material respect, the Business of, or any of the assets owned or used by any HPL Company, or (ii) that seeks to restrain, delay or prohibit the Contemplated Transactions. Except as disclosed in Sellers’ Disclosure Schedules, there is not in effect any order, judgment, or decree of any Governmental Authority enjoining, barring, suspending, prohibiting, or otherwise limiting any HPL Company from engaging in the Business, or requiring any HPL Company to take or refrain from taking any action with respect to any aspect of such Business. Notwithstanding the foregoing, Sellers make no representation or

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warranty in this Section 3.13 as to Proceedings, judgments, orders, writs, injunctions, or decrees which are, or contain issues, of broad applicability to, or which generally affect, the natural gas, natural gas liquids, or pipeline industry and do not specifically name Sellers, their Affiliates, or any of the HPL Companies or their respective properties.

3.14.	Compliance by the HPL Entities with Applicable Law; Permits.

Except as disclosed in Sellers’ Disclosure Schedules, since June 1, 2001, the HPL Entities have complied in all material respects with all Applicable Laws to which they are subject (not including Environmental Laws, with respect to which Sellers’ representations and warranties are contained in Section 3.18 hereof). Except as disclosed in Sellers’ Disclosure Schedules, no investigation or review by any Governmental Authority, based on an alleged material violation of any Applicable Law (not including Environmental Laws, with respect to which Sellers’ representations and warranties are contained in Section 3.18 hereof) is pending or, to the Knowledge of Sellers, threatened, against an HPL Company, nor has any Governmental Authority indicated in writing to Sellers, or any HPL Company an intention to conduct the same at any time after the date hereof.

Except as disclosed in Sellers’ Disclosure Schedules, no Permit from or of any Governmental Authority or license, franchise, permit, order, or approval from any third party is required on the part of the HPL Entities to conduct the Business as presently conducted or is required in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions except for such Permits as have been obtained if the failure to have such Permits would not, alone or in the aggregate, result in a Material Adverse Effect.

3.15.	Intellectual Property of the HPL Companies.

All material patents, trademarks, service marks, trade names, registered copyrights, domain names, and applications therefor used mainly in the conduct of the Business by any HPL Company are herein referred to as “Intellectual Property”. Except as disclosed in Sellers’ Disclosure Schedules, each HPL Company owns or has the right to use all such Intellectual Property, free of all Encumbrances other than Permitted Encumbrances. Except as disclosed in Sellers’ Disclosure Schedules, to the Knowledge of Sellers, (i) no Person is infringing any of the HPL Companies’ rights in such Intellectual Property, (ii) no HPL Company is infringing the intellectual property rights of any other Person, (iii) no registration of any such Intellectual Property has expired or been abandoned, and (iv) no HPL Company is in default under any license agreement respecting any of its Intellectual Property, in each case where the result would materially impair the conduct of the Business.

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3.16.	Tax Matters.

3.16.1.	Except as disclosed in Sellers’ Disclosure Schedules and subject to Section 3.16.3, there has been timely filed by or for each of the HPL Companies all Tax Returns, if any, which are required by law to be filed prior to the Closing Date by it or with respect to its operations, and all Taxes due or claimed to be due from it or with respect to its operations (whether or not shown on any Tax Return) have duly and timely been paid, and there are no assessments or claims for payment of any such Taxes now pending or, to the Knowledge of Sellers, threatened, or any audit of the records of an HPL Company being made or threatened by, any taxing authority. Except as disclosed in Sellers’ Disclosure Schedules and subject to Section 3.16.3, each Tax Return previously filed by each HPL Company is, or to be filed by each HPL Company in the future relating to any period ending prior to the Closing Date shall be, correct and complete in all material respects. Except as disclosed in Sellers’ Disclosure Schedules and subject to Section 3.16.3, none of such HPL Companies is currently the beneficiary of any extension of time within which to file any Tax Return, if any, and no extension or waiver of any statute of limitations is in effect with respect to any Tax owed by any HPL Company. Except as disclosed in Sellers’ Disclosure Schedules and subject to Section 3.16.3, each of such HPL Companies has properly withheld and paid, or accrued for payment, when due, to appropriate state and/or federal authorities, all sales and use taxes, if any, and all amounts required to be withheld from payments made to its employees, independent contractors, creditors, owners, or other third parties and have also paid all employment taxes as required under Applicable Law.

3.16.2.	Each of HPL Company LP, HPL Resources, and Gas Marketing have been domestic eligible entities within the meaning of Treasury Regulation 301.7701-3 and each has been treated as a disregarded entity by Sellers and their Affiliates for U.S. federal income tax purposes since July 31, 2001, and each of Storage Holdings and Storage Leaseco have been domestic eligible entities within the meaning of Treasury Regulation 301.7701-3 and each has been treated as a disregarded entity by Sellers and their Affiliates for U.S. federal income tax purposes since October 12, 2004, and no election for any of the HPL Entities has been made to change their respective default classifications, and neither Sellers, nor any of their Affiliates, nor any taxing authority has taken a position inconsistent with such treatment for federal income tax purposes. Each of HPL GP, LLC, HPL Storage GP LLC and HPL Consolidation are domestic eligible entities within the meaning of Treasury Regulation 301.7701-3 and each has been treated as a disregarded entity by Sellers and their Affiliates (and with respect to HPL Consolidation, such treatment was made up to the Closing) for U.S. federal income tax purposes, and no election has been made to change the default classification of any such entities. The only investments ever made by HPL GP, LLC and HPL Storage GP LLC have been their respective interests in the HPL Entities.

3.16.3.	Sellers expressly make no representations or warranties regarding compliance with Code section 409A.

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3.17.	Workforce Matters of the HPL Entities.

3.17.1.	Employees.

Sellers have provided to Buyer a complete and accurate list of the name, current compensation, scheduled or agreed-upon pay adjustments or bonuses, job title or description, and date of hire of each employee of the HPL Entities or their Affiliates as of the day immediately preceding Closing whose duties relate primarily to the Business (the “Closing Workforce”).

3.17.2.	Labor Disputes.

Except as disclosed in Sellers’ Disclosure Schedules, each HPL Company is in compliance in all material respects with all Applicable Law respecting employment and employment practices, terms and conditions of employment, and wages and hours. Except as disclosed in Sellers’ Disclosure Schedules, there is no unfair labor practice complaint against any HPL Company before the National Labor Relations Board. Except as disclosed in Sellers’ Disclosure Schedules, there is no labor strike, dispute, slowdown, or stoppage actually pending or threatened against or affecting any HPL Company. Except as disclosed in Sellers’ Disclosure Schedules, since June 1, 2001, no HPL Company has experienced a strike or work stoppage. Except as disclosed in Sellers’ Disclosure Schedules, no HPL Company is a party to or subject to a collective bargaining agreement and no collective bargaining agreement relating to employees of any HPL Company is currently being negotiated. Except as disclosed in Sellers’ Disclosure Schedules, no Proceedings are pending or, to the Knowledge of Sellers, threatened against any HPL Company with respect to employment and employment practices, terms and conditions of employment, and wages and hours. Except as disclosed in Sellers’ Disclosure Schedules, to the Knowledge of Sellers, there is no effort currently underway to organize the work force of any HPL Company or any part thereof.

3.17.3.	Employee Benefit Plans.

Sellers’ Disclosure Schedules set forth a complete and accurate list of each plan, contract, agreement, or other arrangement providing any type of compensation or benefit, including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA in which any individual included in the Closing Workforce is a participant or to which such individual is a party (collectively, the “Benefit Plans”). Except as set forth in Sellers’ Disclosure Schedules, (i) the Benefit Plans are in compliance with all applicable requirements of ERISA, the Code, and other applicable laws and have been administered in accordance with their terms and such laws, in each case in all material respects; and (ii) each Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification that is current as of the Closing Date except for changes required by the Economic Growth

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and Tax Relief Reconciliation Act (with respect to which good faith amendments have been made), and nothing has occurred (or failed to occur) that could reasonably be expected to result in the revocation of such letter. Except as set forth in Sellers’ Disclosure Schedules, there are no pending or, to the Knowledge of Sellers, threatened claims involving any individual included in the Closing Workforce and no pending or, to the Knowledge of Sellers, threatened litigation involving any individual included in the Closing Workforce with respect to any of the Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries, in either case which, if determined or resolved adversely, would have a Material Adverse Effect. With respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) that is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to since June 1, 2001, by any HPL Entity or any corporation, trade, business, or entity that is now or has been at any time since that date under common control with any HPL Entity, within the meaning of Section 4.14(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (“Commonly Controlled Entity”), except as set forth in Sellers’ Disclosure Schedules (iii) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied in full or will be incurred as a result of the Contemplated Transactions; (iv) no liability to the Pension Benefit Guaranty Corporation has been incurred by any HPL Entity or any Commonly Controlled Entity, which liability has not been satisfied in full; (v) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred; (vi) all contributions and premium payments (including, without limitation, employer contributions and employee elective deferral contributions) that are due have been paid to the applicable defined contribution Benefit Plan and all contributions (including, without limitation, installments) to any Benefit Plan (other than Seller’s defined contribution Benefit Plan) required by Section 302 of ERISA and Section 412 of the Code have been timely made and all contributions for any period ending before the Closing Date that are not yet due have been paid up to and including the Closing Date to any Benefit Plan which is subject to Section 302 of ERISA or Section 412 of the Code, or accrued on the books of the appropriate HPL Entities or any Commonly Controlled Entity; and (vii) no liability under Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA has been incurred by any HPL Entity or any Commonly Controlled Entity that would become a liability of Buyer or any of its Affiliates and no condition exists that would result in any such liability.

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3.18.	Environmental Matters.

Certain environmental matters have been identified as “Disclosed Environmental Matters” in Sellers’ Disclosure Schedules. Except as described as a Disclosed Environmental Matter, and except as otherwise set forth in Sellers’ Disclosure Schedules and with respect to the period beginning June 1, 2001, and to Sellers’ Knowledge, with respect to the period preceding the period beginning June 1, 2001:

3.18.1.	No HPL Company is in violation, in any material respect, of any Applicable Law pertaining to environmental protection, or protection of human health or safety, including without limitation those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Air Act, or the Toxic Substances Control Act (collectively, “Environmental Laws”); and

3.18.2.	Sellers have no Knowledge, and neither Sellers nor any of the HPL Companies nor any of their Affiliates have received written notice from any Person, including without limitation any Governmental Authority, (i) that any HPL Company has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any other toxic substance, oil or hazardous material (including friable asbestos, urea formaldehyde insulation or polychlorinated biphenyls) in each case regulated by any Environmental Laws (“Hazardous Substances”) which any HPL Company generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted an investigation, and in respect of which Hazardous Substances any of the HPL Companies may have a remediation liability or obligation pursuant to any Environmental Law; or (iii) that any HPL Company is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding under Environmental Laws arising out of any Person’s incurrence of costs, expenses, losses or damages in connection with the release (as that term is defined in 42 U.S.C. §9601(22) or the relevant foreign Environmental Laws, hereinafter, “Release”) of Hazardous Substances.

3.18.3.	To the Knowledge of Sellers, Sellers’ Disclosure Schedules list each material Permit required under applicable Environmental Laws for the operation of the Business. To the Knowledge of Sellers, each such Permit is valid and in full force and effect, and no Proceeding is pending or threatened to suspend, revoke, terminate, or declare invalid any such Permit. Except as set forth in Sellers’ Disclosure Schedules, the applicable HPL Company (i) holds and is in compliance, in all material respects, with each such Permit, (ii) has filed all necessary reports and maintained all necessary records pertaining to such Permits, in all material respects, and (iii) has otherwise complied, in all material respects, with all such Permits.

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3.19.	Regulatory Matters.

Except as disclosed in Sellers’ Disclosure Schedules, no HPL Company is subject to regulation as a “holding company” or a “public utility company” under the Public Utility Holding Company Act of 1935, as amended. HPL Company LP and MidTexas Pipeline Company are regulated as gas utilities under the laws of the State of Texas. Except as disclosed in Sellers’ Disclosure Schedules, no HPL Company is subject to regulation as a “natural gas company,” as defined in the Natural Gas Act of 1938, as amended (“NGA”).

3.20.	Affiliate Transactions of the HPL Companies.

Except as disclosed in Sellers’ Disclosure Schedules, none of the HPL Companies is party to an agreement or arrangement with Sellers or any of their other Affiliates that will continue in effect after Closing. Except as disclosed in Sellers’ Disclosure Schedules, there are no guarantees, letters of credit, indemnity agreements, equity contribution agreements, or other credit support agreements under which any HPL Company has any outstanding obligation relating to the obligations, business, or assets of Sellers or any of their Affiliates (other than another HPL Company).

3.21.	Finders and Brokers.

Neither Sellers nor any of the HPL Companies is party to any agreement with any finder or broker under which Buyer or any HPL Company after Closing would have any responsibility for any commissions, fees, or expenses in connection with the origin, negotiation, execution, or performance of this Agreement.

3.22.	Bankruptcy.

Except as disclosed in Sellers’ Disclosure Schedules, neither Sellers nor any of the HPL Companies are subject to any bankruptcy proceeding, and to Sellers’ Knowledge no proceeding is contemplated, in which Sellers or the HPL Companies would be declared insolvent or subject to the protection of any bankruptcy or reorganization laws or procedures.

3.23.	Sufficiency of Assets.

Except as set forth in Sellers’ Disclosure Schedules, the equipment, facilities, real property, Intellectual Property, Material HPL Contracts, and Permits owned, leased, or licensed by the HPL Companies constitute substantially all of the equipment, facilities, real property, Intellectual Property, Material HPL Contracts, and Permits used by the HPL Companies for the conduct of the Business as conducted immediately prior to Closing.

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3.24.	Certain Warranty Disclaimers.

3.24.1.	Except as and to the extent expressly set out in this Agreement or the Exhibits hereto, in Sellers’ Disclosure Schedules, or in any certificate furnished or to be furnished by Sellers pursuant hereto, Sellers make no representations or warranties whatsoever to Buyer and Sellers hereby disclaim all liability and responsibility for any other representation, warranty, statement or information made, communicated, or furnished or purportedly made, communicated, or furnished (orally or in writing) to Buyer or its representatives (including without limitation any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of any Seller or any of their Affiliates). No information provided to Buyer or any of its Affiliates or any of its or their representatives, advisors, or lenders, shall enlarge or alter in any way the representations and warranties set out in this Agreement or the Exhibits hereto, in Sellers’ Disclosure Schedules, or in any certificate furnished or to be furnished by Sellers pursuant hereto or otherwise constitute a representation or warranty hereunder. Buyer expressly acknowledges that (i) it has undertaken all investigations, analyses, and evaluations considered by it to be necessary or appropriate with respect to the Business, its financial and operating history and condition, and the Purchased Interests, Applicable Law, relevant industry and market conditions, and its decision to enter into this Agreement and consummate the Contemplated Transactions, (ii) it has had an opportunity to ask for all information desired from Sellers and their Affiliates and the nature and extent of the responses to such requests are satisfactory to Buyer, and (iii) it has made its own evaluation of the value of the Business, its financial condition and prospects, and the Purchased Interests and the risks and benefits of the Business and the Contemplated Transactions and is not relying on any information or evaluation from Sellers or any of their Affiliates or representatives other than those expressly set out in this Agreement or the Exhibits hereto, in Sellers’ Disclosure Schedules, or in any certificate furnished or to be furnished by Sellers pursuant hereto.

3.24.2.	EXCEPT AS OTHERWISE CONTAINED IN THIS AGREEMENT OR THE EXHIBITS HERETO, IN SELLERS’ DISCLOSURE SCHEDULES, OR IN ANY CERTIFICATE FURNISHED OR TO BE FURNISHED BY SELLERS PURSUANT HERETO, SELLERS AND THEIR AFFILIATES MAKE NO REPRESENTATION OR WARRANTY REGARDING THE CONDITION, REMAINING USEFUL LIFE, OR STRUCTURAL INTEGRITY OF ANY OF THE PIPELINE OR GAS STORAGE ASSETS (OR RELATED EQUIPMENT OR FACILITIES) OF ANY OF THE HPL COMPANIES. ALL SUCH ASSETS, EQUIPMENT, AND FACILITIES ARE ACCEPTED ON AN “AS IS” BASIS, AND SELLERS AND THEIR AFFILIATES HEREBY DISCLAIM ALL SUCH WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

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4.	BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants as follows:

4.1.	Organization and Good Standing of Buyer.

Except as disclosed in Buyer’s Disclosure Schedules, Buyer is duly formed and validly existing under the laws of its state of organization, with full limited partnership power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Agreement and to otherwise undertake the Contemplated Transactions. Except as disclosed in Buyer’s Disclosure Schedules, Buyer is duly qualified to do business as a foreign entity and is in good standing, if applicable, under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

4.2.	Enforceability; Authority; No Conflict; No Consent Requirements with Respect to Buyer.

4.2.1.	Except as disclosed in Buyer’s Disclosure Schedules, this Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against it in accordance with its terms except as such enforceability may be limited by General Exceptions to Enforceability. Except as disclosed in Buyer’s Disclosure Schedules, upon the execution and delivery by Buyer of the instruments required to be executed by Buyer or by any of the HPL Entities pursuant to Section 2.4.2 (collectively, the “Buyer’s Documents”), each of the Buyer’s Documents will constitute the legal, valid and binding obligation of Buyer or HPL Entity party thereto, as the case may be, enforceable against it in accordance with its terms except, in each case, as such enforceability may be limited by General Exceptions to Enforceability. Except as disclosed in Buyer’s Disclosure Schedules, neither the execution and delivery of this Agreement or any of the Buyer’s Documents nor the consummation or performance of any of the Contemplated Transactions by Buyer or any HPL Entity will breach (i) any provision of any of the Governing Documents of Buyer or (ii) any resolution adopted by the equity holders or governing bodies of Buyer.

4.2.2.	Except as disclosed in Buyer’s Disclosure Schedules, Buyer has the full right, power and authority to execute and deliver this Agreement and the Buyer’s Documents as applicable, to perform its obligations under this Agreement and the Buyer’s Documents as applicable, and to carry out the Contemplated Transactions, and such actions have been duly authorized by all necessary action by such the governing bodies and equity holders of Buyer.

4.2.3.	Except as disclosed in Buyer’s Disclosure Schedules, neither the execution and delivery of this Agreement or any of the Buyer’s Documents nor the consummation or performance of any of the Contemplated Transactions by Buyer will:

(a)	violate any Applicable Law to which Buyer is subject;

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(b)	contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by Buyer; or

(c)	breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any indenture, mortgage, lease, note, or other material contract or other instrument to which Buyer is a party or by which its properties may be bound.

4.2.4.	Except as disclosed in Buyer’s Disclosure Schedules, Buyer is not required to give any notice to or obtain any consent, approval, permit, license, franchise, or other authorization, or a variance or exemption therefrom or waiver thereof from any Governmental Authority or other Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3.	No Litigation Against Buyer.

Except as disclosed in Buyer’s Disclosure Schedules, there is no pending or, to Buyer’s Knowledge, threatened Proceeding by or against Buyer that challenges, or seeks to restrain, delay, or prohibit the Contemplated Transactions. Except as disclosed in Buyer’s Disclosure Schedules, to the Knowledge of Buyer, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Except as disclosed in Buyer’s Disclosure Schedules, there is not in effect any order, judgment, or decree of any Governmental Authority enjoining, barring, suspending, prohibiting, or otherwise limiting Buyer from undertaking the Contemplated Transactions.

4.4.	Finders and Brokers.

Buyer is not a party to any agreement with any finder or broker under which any Seller would have any responsibility for any commissions, fees, or expenses in connection with the origin, negotiation, execution, or performance of this Agreement.

4.5.	Bankruptcy.

Except as disclosed in Buyer’s Disclosure Schedules, Buyer is not subject to any bankruptcy proceeding, and to Buyer’s Knowledge no proceeding is contemplated, in which Buyer would be declared insolvent or subject to the protection of any bankruptcy or reorganization laws or procedures.

4.6.	Availability of Funds.

Buyer has sufficient funds available or has received binding written commitments from responsible financial institutions to provide sufficient funds on the Closing Date to pay the Purchase Price and conduct the Business. The ability of Buyer to consummate the transactions contemplated hereby are not subject to any condition or contingency with respect to financing.

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5.	COVENANTS OF THE PARTIES

5.1.	Continuing Access.

After the Closing Date and in addition to any rights under the Cushion Gas Litigation Agreement, each of the parties hereto, its Affiliates, and its and their representatives and advisors will have reasonable access to (and the right to make and retain copies of) the records (including, but not limited to email messages) of the HPL Companies and reasonable access to the officers, directors, then-serving employees, members, agents, and any other personnel of the HPL Companies, in each case for purposes of consultation or otherwise to the extent reasonably required in connection with matters relating to the operations of the HPL Companies before the Closing Date, in connection with the performance of its obligations and exercise of its rights under this Agreement (including its prosecution, defense, and settlement of Retained Matters or other litigation or investigations), or otherwise in connection with the Contemplated Transactions. Each of the parties hereto agrees to preserve and cause its Affiliates to preserve all such records for the period of time set forth in any records retention policy in effect at an HPL Entity as of the Closing Date or for any longer period as may be required by law, but in any event for at least 6 years from the Closing Date. Each of the parties hereto and their representatives and advisors will have reasonable access to (and the right to make and retain copies of) the documents, books and records, and other information of the HPL Companies (to the extent currently possessed by the HPL Companies, and such parties shall authorize Buyer or Sellers, as applicable, to seek or obtain, at the expense of the party seeking such access, such documents, books, records, and other information of the HPL Companies that are not currently possessed by such parties). At no cost or expense to the cooperating party other than actual out-of-pocket expenditures (which shall not include attorney’s fees), each party will reasonably (or otherwise upon reimbursement of the cooperating party’s out-of-pocket costs) cooperate and cause their Affiliates to reasonably (or otherwise upon reimbursement of the cooperating party’s out-of-pocket costs) cooperate in connection with any audit, investigation, hearing, or inquiry by any Governmental Authority and any litigation, arbitration, or other Proceeding which may continue or arise after the Closing Date relating to any of the Retained Matters, such cooperation to include making individuals and records reasonably (or otherwise upon reimbursement of Buyer’s out-of-pocket costs) available for review, analysis, testing, consultation, interview, deposition, or testimony, making a corporate representative available for deposition or at trial, and executing declarations, affidavits, settlement agreements, and other instruments as reasonably requested by the other party hereto. Any cost associated with accessing former employees will be borne by the party seeking such access.

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5.2.	Retained Matters.

5.2.1.	Except as otherwise set forth in Sellers’ Disclosure Schedules, Sellers or their Affiliates will be entitled to exclusively control, conduct, and otherwise direct the prosecution, defense, and settlement of any of the Proceedings described as or arising out of “Retained Matters” in Sellers’ Disclosure Schedules and Buyer covenants to cause the HPL Entities to grant such control to Sellers. Following the Closing, the liability of the HPL Entities for any demands, claims, causes of action, suits, judgments, damages, amounts paid in settlement, penalties, liabilities, losses or deficiencies, court costs, expenses of arbitration or mediation, and other out-of-pocket expenses relating to any Retained Matter (“Retained Matter Liabilities”) will be limited as set out in the description thereof in Sellers’ Disclosure Schedule, and Sellers hereby agree to solely bear the cost of, or if unable to directly bear the cost of, shall indemnify and hold harmless, the HPL Entities from all Retained Matter Liabilities in excess of such limit on the liability of the HPL Entities therefor (“Sellers’ Retained Matter Responsibility”), in accordance with the provisions of Section 6.2. Sellers will retain rights in proportion to Sellers’ Retained Matter Responsibility with respect to any recovery from any of the Retained Matters or any counterclaim thereto or cross-claim with respect thereto (whether or not presently asserted), and Buyer agrees to immediately remit, and cause the HPL Entities to immediately remit, any and all such recoveries to Sellers or their designees.

5.2.2.	Cushion Gas Litigation is not a Retained Matter under this Agreement. Allocation of responsibility and liability among Sellers and their Affiliates on the one hand and Buyer, the HPL Entities, and their Affiliates on the other hand with respect to Cushion Gas Litigation is controlled exclusively by the Cushion Gas Litigation Agreement, and neither Sellers nor any of their Affiliates will have any liability under this Agreement to Buyer, the HPL Entities, or any of their Affiliates (including liability based on a breach of the representation and warranty in Section 3.11) for any Damages or other loss, liability, obligation, damage, cost, or expense of any kind arising out of or relating to any Cushion Gas Litigation and none of the limitations on liability contained in this Agreement will apply to any liability arising under the Cushion Gas Litigation Agreement.

5.3.	Workforce Matters.

5.3.1.	Post-Closing Employment and Compensation; Severance.

(a)

Sellers have transferred, or have caused to be transferred, all members of the Closing Workforce to a Seller or an Affiliate of a Seller (other than an HPL Company). From the Closing Date until the expiration of the Employee Review Period, Sellers shall be responsible for the Closing Workforce in accordance with the terms of the Transition Services Agreement. Not later than 100 days following the Closing Date (such period being the “Employee Review Period”), except as provided in Section 5.3.1(b), Buyer shall extend offers of employment, or cause the HPL Entities or another of its Affiliates to extend offers of

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employment, to the members of the Closing Workforce that it so elects with terms consistent with Section 5.3.2 (“Offer of Employment”). Buyer will make Offers of Employment and initiate employment in consultation with Sellers in an orderly fashion that does not impose an undue administrative burden on Sellers. Buyer shall notify Sellers in writing at least 10 days prior to making an Offer of Employment of: (i) the name of each such member of the Closing Workforce to whom Buyer or an Affiliate of Buyer intends to make an Offer of Employment; and (ii) the terms of each such Offer of Employment. Buyer shall not give notice to any member of the Closing Workforce that such employee will not receive an Offer of Employment in the period beginning on the Closing Date and ending 30 days after the Closing Date. At any time and from time to time on or before the date that is the last day of the Employee Review Period, Buyer or an Affiliate of Buyer shall hire those members of the Closing Workforce who accept an Offer of Employment. Each member of the Closing Workforce who accepts an Offer of Employment shall be referred to as a “Transferred Employee”. The date on which a Transferred Employee becomes an employee of Buyer or Buyer’s Affiliate shall be referred to as the “Hire Date” for such Transferred Employee. Sellers or their Affiliate, as the case may be, shall terminate each of the Transferred Employees as of such employee’s Hire Date. Except to the extent that such liabilities are to be borne by Buyer under Section 5.3.1(c), Sellers shall be liable for any Required Severance Benefits and health care continuation benefits (COBRA rights) of any member of the Closing Workforce that does not become a Transferred Employee, and except as otherwise provided herein or in the Transition Services Agreement, neither Buyer nor any Affiliate thereof shall have any other liability or obligation whatsoever with respect to any member of the Closing Workforce who does not become a Transferred Employee.

(b)	The provisions of Section 5.3.1(a) notwithstanding, (i) Buyer will have no obligation to employ, or cause to be employed, any member of the Closing Workforce who does not accept an Offer of Employment that conforms to the requirements of Section 5.3.1(a); (ii) Buyer will have no obligation to continue the employment of any individual who voluntarily terminates his or her employment other than in the circumstances described in clause (ii) or (iii) of Section 5.3.1(c), and (iii) Buyer may terminate the employment of any member of the Closing Workforce at anytime for Cause. For purposes of this Agreement, termination for “Cause” means termination because of material dereliction of duty, commission of a crime of moral turpitude, material violation of any written policy of the employer, or termination because of any other “termination for cause” provision in the involved individual’s written employment agreement, if any.

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(c)	Buyer will provide, or will cause the HPL Entities or another of its Affiliates to provide the Required Severance Benefits to each Transferred Employee who:

(i)	is terminated without Cause during the Continuation Period,

(ii)	elects during the Continuation Period to terminate such employment within 7 days following such Transferred Employee’s receipt of a notice from his or her employer of its intent to reduce such employee’s base rate of pay, or

(iii)	elects during the Continuation Period to terminate such employment within 30 days after his or her employer notifies such employee of its intent to assign such employee to a principal place of work that is more than 50 miles from such employee’s principal place of work as of the Closing Date.

Additionally, in the event Buyer fails to extend, or cause to be extended, Offers of Employment to not less than 75% of the Closing Workforce as required by Section 5.3.1(a), and the members of the Closing Workforce that are severed by Sellers or their Affiliates who have not received Offers of Employment from Buyer and have not resigned or have not received offers of employment from Sellers or any of their Affiliates that in each such case would relieve Sellers of any severance obligation to such employees, then Buyer will pay to Sellers or their designated Affiliate, within 30 days of written request therefor (such request to be made within 30 days of the end of the Employee Review Period) an amount equal to (A) the weighted average severance benefits (based on credited service and COBRA premium rates determined as of the last day of the Employee Review Period) that could be available pursuant to the Required Severance Benefits to the remaining members of the Closing Workforce described above multiplied by (B) a number equal to (x) the number of individuals constituting 75% of the Closing Workforce minus (y) the number of individuals who receive an Offer of Employment that conforms to the requirements of Section 5.3.1(a).

(d)	Sellers and their Affiliates will not discourage any member of the Closing Workforce from accepting an Offer of Employment that conforms to the requirements of Section 5.3.1(a).

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(e)	Prior to the Closing Date, Sellers shall have caused the HPL Entities to (i) terminate any Benefit Plans that are sponsored, contributed to, maintained, or entered into solely by one or more of the HPL Entities, unless sponsorship is transferred to and assumed by a Seller or an Affiliate of Sellers (other than an HPL Company) prior to the Closing Date (including any liability that might otherwise apply to the HPL Entities), and (ii) terminate the participation of all HPL Entities in all Benefit Plans. It is expressly understood and agreed that neither Buyer nor any Affiliate thereof is, by virtue of this Agreement or otherwise, assuming any Benefit Plan or any liability or obligation of any kind under any such Benefit Plan.

5.3.2.	Post-Closing Benefits; Service Credit for Transferred Employees.

(a)	During the Continuation Period, Buyer will provide, or cause the HPL Entities or another of its Affiliates to provide, Transferred Employees with (i) a base compensation level at least as high as that referred to in Section 3.17.1 hereof (including scheduled increases in compensation identified therein), and (ii) a principal place of work that is no more than 50 miles from such Transferred Employee’s principal place of work as of the day immediately preceding Closing.

(b)	During the Continuation Period, Buyer will provide, or cause the HPL Entities or another of its Affiliates to provide, to the extent permitted by Applicable Law, bonus, fringe benefits, welfare benefits, retirement and pension benefits, medical, dental, and other health plans, vacation pay, sick leave, deferred compensation arrangements, and other benefits (other than severance benefits, which are controlled by Section 5.3.1(c)) (the “Buyer Plans”) for Transferred Employees that are no less favorable than those provided by Buyer or its Affiliates to other similarly situated employees of Buyer or its Affiliates.

(c)

To the extent permitted under Applicable Law and the applicable Buyer Plans, Buyer agrees that for purposes of all Buyer Plans (including all policies and employee fringe benefit programs, including vacations, of Buyer) under which an employee’s benefit depends, in whole or in part, on length of service, credit will be given to Transferred Employees as of each employee’s Hire Date for service previously credited with or by Sellers or any of their Affiliates prior to such Hire Date for such programs, provided that such crediting of service shall not be given for benefit accrual purposes under any defined benefit plan. If permitted under the applicable Buyer Plans with no immediate increase in Buyer’s premiums with respect to any insured group health plan, each Transferred Employee shall also be given credit

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for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs to the extent that, following such employee’s Hire Date, such Transferred Employee participates in any Buyer Plan for which deductibles or co-payments are required. Buyer shall also cause each Buyer Plan (except Buyer’s insured welfare benefit plans that are not group health plans, with respect to which Buyer shall use its commercially reasonable efforts to cause such plans) to waive (i) any preexisting conditions, exclusions, evidence of insurability requirements, and actively-at-work exclusions for each Transferred Employee and his or her dependents under any Buyer Plan in which a Transferred Employee becomes eligible to participate to the extent that such pre-existing conditions, exclusions, evidence of insurability requirements, and actively-at-work exclusions were previously satisfied under the comparable Benefit Plan, and (ii) any waiting period limitation which would otherwise be applicable to a Transferred Employee on or after the Closing to the extent such Transferred Employee had satisfied any similar waiting period limitation under an analogous plan prior to the Closing. All claims and expenses incurred by any such Transferred Employee and any dependents that were to be taken into account for purposes of satisfying any deductible or out-of-pocket limit under any Benefit Plan will be taken into account for purposes of satisfying any deductible or out-of-pocket limit under the plans maintained after Closing for the benefit of such Transferred Employee. Sellers shall use their reasonable best efforts to provide to Buyer information concerning out-of-pocket expenses incurred by Transferred Employees under any Benefit Plan for pre-Hire Date treatments or services.

(d)

Buyer will recognize, or will cause the HPL Entities or another of its Affiliates to recognize, all unused earned, banked, and accrued vacation of each Transferred Employee as of such employee’s Hire Date up to a maximum of 2 weeks of vacation for each Transferred Employee and will provide to each such Transferred Employee a level of sick leave and other leave benefits that is no less favorable than the sick leave and other leave benefits provided by Buyer or its Affiliates to similarly situated employees of Buyer or its Affiliates. If any Transferred Employee has more than 2 weeks unused earned, banked, and accrued vacation available to be taken in the year of Closing under Sellers’ or their Affiliates’ vacation policy as of such Transferred Employee’s Hire Date, Sellers shall be responsible for the payment to such Transferred Employee of such additional amount of unused earned, banked, and accrued vacation based on such Transferred Employee’s salary immediately prior to the Hire Date. At any time and from time to time during the Employee

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Review Period, at Buyer’s request, Sellers will prepare a report of the amounts accrued by Sellers and their Affiliates for vacation benefits of the Closing Workforce. To the extent that Buyer provides such benefits to the Transferred Employees as a result of such accruals (rather than as a result of accruals from service after the Transferred Employee’s Hire Date), Sellers will remit to Buyer the amount of such accruals as a reduction of the Purchase Price.

(e)	Buyer will provide or cause to be provided to each Transferred Employee and their qualified beneficiaries who incur a “qualifying event” (as defined in COBRA) on or after such Transferred Employee’s Hire Date continuation health coverage in accordance with the continuation health coverage requirements of COBRA.

5.3.3.	WARN Act Compliance.

Sellers do not anticipate terminating the employment of any member of the Closing Workforce prior to Closing as a result of the Contemplated Transactions. Buyer will, at its expense, effect or cause the HPL Entities or its other Affiliates to effect full compliance with the Worker Adjustment and Retraining Notification Act (“WARN Act”) and regulations promulgated thereunder, and any comparable state or local Applicable Law, required as a result of the Contemplated Transactions, regardless of whether the obligation to do so is that of Buyer, Sellers, their Affiliates, or the HPL Entities. Buyer agrees to indemnify Sellers for any damages, costs, fees, including but not limited to attorneys’ fees, penalties, or other legal obligations under the WARN Act or comparable state or local Applicable Law, resulting from the Contemplated Transactions.

5.4.	Discontinuation of Intercompany Transactions.

Effective as of the Closing, and consistent with the determination of Net Working Capital, all intercompany receivables and payables and loans including amounts due to or from the HPL Entities under the AEP System Amended and Restated Non-Utility Money Pool Agreement then existing between any HPL Entity on the one hand and AEP or any of its Affiliates on the other hand (other than those between the HPL Entities) shall be fully settled so that there are, as of the Valuation Time, no such outstanding payables, receivables, or loans except as set forth in Sellers’ Disclosure Schedules. Without limitation of the foregoing, all accruals of federal income tax and state income tax, all deferred tax liabilities, and all deferred tax assets will be eliminated from the accounts of the HPL Entities. Except as set forth in Sellers’ Disclosure Schedules, all intercompany agreements or arrangements between any HPL Entity on the one hand and AEP or any of its Affiliates on the other hand including agreements for accounting services and access to accounting processes (other than those between the HPL Entities) shall be terminated as of the Valuation Time.

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5.5.	Termination and Continuation of Certain Insurance Coverages.

5.5.1.	Buyer acknowledges that as of Closing the insurance coverages relating to the Business and described as “Terminating Insurance Coverages” in Sellers’ Disclosure Schedules will terminate or otherwise cease to be in effect, except with respect to claims of any of the HPL Companies that are pending under such insurance coverage as of the Closing Date, which shall survive the Closing Date and continue in effect until resolution thereof. No HPL Company will be entitled to any refund of any premium paid with respect to any such coverage. Except as otherwise provided in this Agreement, Buyer agrees that it will be solely responsible for, and neither Sellers nor any of their Affiliates will have any responsibility for, all risks as to which a claim for coverage under any of the Terminating Insurance Coverages may have otherwise been brought after Closing.

5.5.2.	Until December 20, 2006, and thereafter at the option and expense of Sellers, Buyer will maintain, or cause the HPL Entities to maintain, continuously in force Chubb Custom Insurance Company Policy Number 3725-37-46 (or an equivalent policy from an insurer acceptable to Sellers in their sole discretion) covering insured losses, providing for deductibles and limits, and including endorsements, in each case, as presently set forth in such policy, and naming AEP and its Affiliates as additional named insureds. Buyer shall notify Sellers at least 60 days prior to the end of the coverage period of its intention to not renew the above-described policy. If such coverage is extended at the option and expense of Sellers, Sellers shall have the sole right to modify and limit coverage at their discretion.

5.6.	Substitutions of Credit Support.

Buyer shall, within 30 days following the Closing Date, cause itself or one or more of its Affiliates to be substituted in all respects for Sellers or one or more of their Affiliates, as the case may be, in respect of all obligations of Sellers or any of their Affiliates under each and every guaranty, indemnity agreement, surety bond, performance bond, letter of credit, support agreement, keep-well agreement, third party collateral assignment or other pledge of collateral, or other credit support arrangement of any kind supporting the credit or facilitating the transactions of any of the HPL Companies in connection with the Business (each a “Credit Support Arrangement”) and shall cause Sellers and each of their Affiliates, as the case may be, to be discharged from all obligations under any such Credit Support Arrangement. The Credit Support Arrangements include those listed in Schedule 5.6 of Sellers’ Disclosure Schedules. If Buyer is unable to timely effect such substitution with respect to any Credit Support Arrangement on terms acceptable to Buyer, then Buyer will immediately obtain a letter of credit, on terms and from a financial institution reasonably satisfactory to Sellers, with respect to the obligations of Sellers and each of their Affiliates under such Credit Support Arrangement.

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5.7.	Claims for Certain Measurement Adjustments.

Buyer agrees to remit to Sellers, within 30 days of receipt, any amount receivable within the 18 months following the Closing Date to correct any misallocation, calculation error, measurement problem or similar event relating to performance prior to the Closing Date under any of the HPL Companies’ contracts with gas suppliers, gas customers, transportation customers, and storage customers. If any such amount is offset for any reason, the amount so offset will be remitted within 30 days of the date on which the HPL Companies receive credit as a result of such offset. Sellers will have the right to direct Buyer and the HPL Companies in the administration of any contract provision calling for any such a correction to the extent necessary to protect its interests under this Section 5.7. At the expense of Sellers, Sellers shall have the right, in accordance with this Section 5.7 and Section 5.1, to audit the records of the HPL Entities to determine the existence of a right to any such correction and/or the details concerning any such correction and for this purpose will have the right, in accordance with this Section 5.7 and Section 5.1, to review, copy, abstract, and audit all relevant meter data and other relevant information held by or available to the HPL Entities for the relevant period. Buyer will provide Sellers and their representatives and advisors, at no expense to Sellers, with all accounting services, assistance, and access to data during normal business hours to the working papers, accounting, operating, and other books and records of the HPL Entities, and the appropriate personnel to the extent required to exercise Sellers’ rights under this Section 5.7. Pursuant to the Transition Services Agreement, Buyer shall also ensure that the employees of Sellers (to the extent they continue to be employed by Sellers or any Affiliate of Sellers and made available under the Transition Services Agreement) previously involved with the foregoing accounting services and operation activities will perform their customary and usual monthly tasks, including the assistance in the month end closing of the books and records of the HPL Entities, during the periods following the Closing Date for purposes of the foregoing. Buyer shall also ensure that the Transferred Employees (to the extent they continue to be employed by Buyer or any Affiliate of Buyer) previously involved with the foregoing accounting services and operation activities will perform their customary and usual monthly tasks, including the assistance in the month end closing of the books and records of the HPL Entities, during the periods following the Closing Date for purposes of the foregoing.

5.8.	Discontinuance of Trademarks and Tradenames.

Any and all Intellectual Property owned by or licensed to the HPL Companies with respect to the name “Houston Pipe Line Company” or the acronym “HPL” or any variation or derivative thereof (the “Business Marks”) shall be retained by the HPL Companies for their use after Closing. Effective upon Closing Sellers shall cause their appropriate Affiliates to grant to the HPL Companies a non-exclusive, non-transferable, non-sublicenseable, royalty-free right to display, solely in connection with the Business, “AEP”, “American Electric Power” or any other similar trademarks, service marks, and tradenames owned by or licensed to Sellers or any of their Affiliates (the “Retained Marks”), for a period of time, not to exceed 6 months from the Closing Date, as is reasonably necessary to promptly discontinue such

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display, on any stationery, billing stock, signs, vehicles, pipeline markers, manuals, forms, or in connection with the normal operation of computer software, but solely to the extent and in the form that the Retained Marks exist or are contained thereon as of the Closing. At the conclusion of such period, Buyer shall cause each of the HPL Companies to discontinue display or other use of, and license to others of, the Retained Marks.

5.9.	Change of Sellers’ Names.

At Closing each Seller will take all steps necessary to change its name effective as of the Closing Date so as to eliminate any reference to “HPL”.

5.10.	Required Notices.

Buyer will timely prepare and file or cause to be prepared and filed, at its own expense, with a complete and contemporaneous copy to Sellers, all notices or other filings required to be filed by any HPL Company or Buyer after Closing with any Governmental Authority as a result of or with respect to the execution and delivery of this Agreement or the Buyer’s Documents or the consummation of the Contemplated Transactions. Upon the request of Buyer, Sellers will fully cooperate with Buyer in making any such filing.

5.11.	Public Statements.

After the Closing Date, no party will issue any press release or make any public disclosure concerning the Contemplated Transactions or the contents of this Agreement, the Option Agreement, the Cushion Gas Litigation Agreement, the Guaranties, or the Transition Services Agreement without the prior written consent of the other parties, which shall not be unreasonably withheld. Notwithstanding the above, nothing in this Section will preclude any party from making any disclosures required by Applicable Law or necessary and proper in conjunction with the filing of any tax return or other document required to be filed with any Governmental Authority or to comply with the regulations of any securities exchange; provided, that the party required to make such disclosure shall allow the other parties reasonable time to review and comment thereon in advance of such disclosure.

5.12.	Audit Matters.

Promptly following Closing, Sellers will provide representatives of Buyer, at no expense to Sellers, with all assistance and access to data during normal business hours, including accounting and other books and records of the HPL Entities and Sellers and the appropriate personnel of Sellers and the HPL Entities, reasonably required by Buyer to enable Buyer to prepare for the HPL Entities: (i) an audited balance sheet as may be required or, in the judgment of Buyer, advisable to be filed by Buyer or any Affiliate of Buyer in accordance with Regulation S-X under the Securities Act of 1933, as amended, and related statements of income and cash flows for each of its then three most recent fiscal years, or (ii) other financial statements (including without limitation adjusted historical financial statements), in each case as may be required or

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advisable for filings with the Securities and Exchange Commission in compliance with Regulation S-X in connection with or on account of the Contemplated Transactions. Buyer, at its sole expense, shall engage independent auditors to undertake the above-described audit, and if Buyer engages Deloitte & Touche, LLP, Sellers (at no expense to Sellers) will authorize access to that firm’s working papers relating to its audit of AEP insofar as they relate exclusively to Sellers and their direct and indirect subsidiaries. It is expressly agreed that no Buyer representative, including the independent auditors engaged by Buyer as contemplated by this Section 5.12, shall have access to any unpublished accounting information or working papers other than those of Sellers and their direct or indirect subsidiaries.

5.13.	Post-Closing Title Review.

5.13.1.	Within 60 days following the Closing Date, Buyer may conduct a review of the HPL Companies’ title to the real property interests described in Exhibit 5.13 to this Agreement, and assert Title Defects against Sellers, in accordance with the procedures set forth in this Section 5.13.

5.13.2.	Prior to the expiration of the Defect Examination Period (as defined below), Buyer shall furnish to Sellers written notice(s) (each, a “Defect Notice”) specifying in reasonable detail each matter which, in Buyer’s opinion, constitutes a Title Defect (including any and all reasonable supporting documentation), and which Buyer wishes to assert as a Title Defect hereunder, together with the costs that Buyer, in good faith, estimates to be the costs necessary to cure or remediate the described Title Defects (each a “Defect Amount”). The “Defect Examination Period” shall mean the period commencing on the Closing Date and ending 30 days after such date. Any Title Defects not asserted by Buyer on or before the expiration of the Defect Examination Period in accordance with this Section 5.13 shall be deemed conclusively to be waived. Sellers shall have no liability for any Defect Amount unless such Defect Amount exceeds $50,000 (a “Qualifying Defect Amount”) and until and unless the sum of all Qualifying Defect Amounts exceeds $1,000,000 (the “Title Threshold”) and then only to the extent that such sum exceeds the Title Threshold, and Sellers’ liability therefor is subject to the Sellers’ Cap.

5.13.3.

 Sellers shall provide a written response to Buyer within 30 days following the expiration of the Defect Examination Period stating, with respect to each Title Defect asserted in the Defect Notice(s), whether or not Sellers agree: (a) that the alleged Title Defect constitutes a Title Defect under the terms of this Agreement; and (b) that Buyer’s estimate of the Defect Amount attributable to each Title Defect asserted by Buyer is acceptable to Sellers (the “Response Notice”). If Sellers disagree with Buyer’s assertion of the existence of a Title Defect or the Defect Amount with respect thereto, Sellers’ Response Notice shall also specify in reasonable detail Sellers’ grounds for such disagreement, the Defect Amount estimated in good faith by Sellers therefor, or both, as the case may be. If Sellers do not include in their Response Notice an objection to a Title Defect or to the Defect

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Amount, or if Sellers’ Response Notice agrees that the alleged Title Defect constitutes a Title Defect under the terms of this Agreement and that Buyer’s estimate of the Defect Amount is acceptable, then that Defect Amount shall be the amount taken into consideration under Section 5.13.2, regardless of the costs that Buyer in fact incurs in curing that Title Defect. Sellers and Buyer will attempt in good faith to resolve any disagreements with respect to the matters set forth in Buyer’s Defect Notice(s) and Sellers’ Response Notice within 30 days following Buyer’s receipt of Sellers’ Response Notice. If Sellers and Buyer are unable, within such 30 day period, to agree in writing as to the existence or value, as applicable, of any Title Defect, the parties agree to submit the dispute to the Independent Accounting Firm, which shall employ persons who are independent of the parties hereto and are impartial and experienced in the evaluation of matters of the type to be determined. The decision of the Independent Accounting Firm with respect to the disputed matters shall be final and binding on the parties. The parties will direct the Independent Accounting Firm to render its decision with respect to such matters within 15 days after the dispute is submitted, or such reasonably longer period as the Independent Accounting Firm requires in its reasonable discretion. Sellers and Buyer will each promptly provide all information and documents within their respective possession that the Independent Accounting Firm requests in order to make its decision with respect to the disputed matters. The fees of the Independent Accounting Firm will be borne equally by Sellers, on the one hand, and Buyer, on the other hand.

5.13.4.	With respect to each Title Defect that has a Qualifying Defect Amount, Sellers may, at their election, either remit to Buyer such Qualifying Defect Amount (after satisfaction of the Title Threshold) or at Sellers’ sole cost and expense, and subject to the prior consent of Buyer (such consent not to be unreasonably withheld), cure within the Cure Period (as hereinafter defined) such Title Defect asserted by Buyer for which Sellers are liable hereunder. The “Cure Period” shall mean the period of time commencing on the expiration of the Defect Examination Period and ending 180 days after such date. Immediately following the expiration of the Cure Period, Sellers shall provide Buyer with written evidence of any curative actions which, in Sellers’ determination, cure the Title Defect. On or before the expiration of 15 days following Buyer’s receipt of such notice, Buyer shall provide to Sellers in writing a list of those Title Defects asserted by Buyer which Sellers claim to have cured pursuant to this Section, and which Buyer determines not to have been cured. For a period of 30 days after Sellers’ receipt of Buyer’s notice of uncured Title Defects, Sellers and Buyer shall attempt in good faith to resolve disputes as to such items by agreement. In the event that the dispute concerning any uncured Title Defect is not resolved within this 30 day period, then parties are unable to resolve all disputes concerning the existence of Title Defects or Defect Amounts within this 30 day period, then Sellers shall remit to Buyer the Qualifying Defect Amount for such uncured Title Defect (after satisfaction of the Title Threshold).

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5.14.	Distributions to HPL Consolidation’s Partners.

During the period from the Closing Date through and including the Valuation Time, Buyers will not cause or allow HPL Consolidation to make any distributions to its partners.

5.15.	Agreement to Cover Open Positions.

In the event that either party determines, within 30 days following the Closing Date, that any Fixed Price Risk as of the end of the trading day immediately before the Closing Date is not hedged as of the Valuation Time, Sellers shall cause AEP Energy Services, Inc. to provide (and Buyer will cause ETC Marketing, Ltd. to accept) offsetting hedges to said Fixed Price Risk from the Closing Date. The obligation of Sellers to provide offsetting hedges shall not apply to volume variances during February 2005 in the normal course of business.

6.	SURVIVAL; INDEMNIFICATION

6.1.	Survival.

6.1.1.	Subject to the following, the representations and warranties of Sellers and Buyer in this Agreement shall, without regard to any investigation made by any party, survive the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 3.1, 3.2.1, 3.2.2, 3.4, 3.6, 3.20, 3.21, 4.1, 4.2.1, 4.2.2, and 4.4 hereof shall survive indefinitely, (ii) the representations and warranties set forth in Section 3.16 and Section 3.17.3 hereof shall survive for a period of 90 days after the expiration of the applicable statute of limitations, and (iii) the remainder of the representations and warranties of Sellers in Article 3 and Buyer in Article 4 shall survive the Closing until 12 months thereafter.

6.1.2.	No claim for Damages or other relief of any kind, including a claim under Sections 6.2.1(i) or 6.3.1(i), arising out of or relating to any breach of representation or warranty under this Agreement or otherwise arising out of any information alleged to have been provided or not provided by Sellers or any of their Affiliates in connection with this Agreement or the Contemplated Transactions (whether sounding in contract, tort, breach of warranty, securities law, other statutory cause of action, deceptive trade practice, strict liability, product liability, or other theory of liability) may be brought unless suit thereon is filed, or a written notice describing the nature of the claim, the theory of liability or the nature of the relief sought and the material factual assertions upon which the claim is based is given to the other party, before the termination of the applicable Survival Period.

6.1.3.

The applicable survival period of each representation or warranty is provided in Section 6.1.1 and each such period is referred to herein as a “Survival Period”. Notwithstanding the foregoing, any representation or warranty that would otherwise terminate shall survive for any Damages with respect to which suit thereon is filed and process is served, or of which

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notice describing the nature of the claim, the theory of liability, or the nature of the relief sought and the material factual assertions upon which the claim is based is given pursuant to this Agreement, prior to the end of the Survival Period until the matter is finally resolved and any related Damages are paid.

6.2.	Indemnification by Seller.

6.2.1.

Except as otherwise provided in Article 7 below, Sellers jointly shall defend, indemnify and hold Buyer, its Affiliates and respective successors and permitted assigns, and their respective shareholders, members, partners (general and limited), officers, directors, managers, employees, agents, and representatives, and each of their heirs, executors, successors and assigns (“Buyer Indemnified Parties”) harmless from and against and in respect of any and all actual damages relating to any demands, claims, lawsuits, causes of action, losses, investigations and other proceedings (whether or not before a Governmental Authority and whether or not brought by a third party), including reasonable attorney’s fees (which shall not include fees on a contingency basis), court costs and other documented out-of-pocket expenses reasonably incurred investigating or preparing, but excluding in all cases any special, indirect, incidental, consequential, or punitive damages (collectively, “Damages”) which arise out of (i) any breach by any Seller of any of the representations and warranties contained in this Agreement (except for the representations and warranties set forth in Sections 3.16 (which shall be governed by Article 7 hereof), (ii) any breach of any of the covenants of any Seller in this Agreement, (iii) except to the extent that such liabilities are to be borne by Buyer under Section 5.3.1(c) or pursuant to any Buyer Plans in accordance with the requirements of Section 5.3 or otherwise, any liabilities or obligations with respect to any employee of any Seller or with respect to any employee of any HPL Entity if arising out of or related to employment by an HPL Entity prior to the Closing Date, any contributions, payments or other obligations arising out of the administration, sponsorship or participation of the Closing Workforce in any Benefit Plan with respect to periods of service prior to the Closing Date, and, except as provided in Section 5.3.1(c), any severance or other liabilities owed to any such employee who does not become a Transferred Employee in accordance with Section 5.3, (iv) any Proceeding pending or which may be asserted with respect to any Retained Matter, but only to the extent of Sellers’ Retained Matter Responsibility, (v) any personal injury or property damage loss claims arising from the ownership or operations by the HPL Companies of their assets or the Business prior to the Closing Date that is first threatened, asserted, or brought after the Closing Date, (vi) any obligations to make a correcting adjustment under any of the HPL Companies’ contracts with gas suppliers, gas customers, transportation customers, and storage customers as a result of any misallocation, calculation error, measurement problem or similar event relating to performance under such contract prior to the Closing Date, (vii) other than claims arising under this Agreement or any other agreement or arrangement

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entered into at or in connection with the Closing and claims under affiliate transactions that are identified in Schedule 5.4 of Sellers’ Disclosure Schedules, any claims by Sellers or any of their Affiliates or any of their respective officers, directors, partners, shareholders or members, including claims of any Person that served as an officer or manager of any HPL Company, against any HPL Company to the extent such claims relate to the period of time prior to the Closing Date or relate to the Contemplated Transactions, specifically including claims under or with respect to any of the affiliate transactions terminated in accordance with Sections 3.20 and 5.4, and (viii) the failure, prior to the Closing Date, to obtain any of the Seller Consents or HPL Company Consents required to be obtained prior to the Closing Date.

6.2.2.	The foregoing obligation to indemnify Buyer Indemnified Parties set forth in Section 6.2.1 shall be subject to each of the following limitations.

(a)	Sellers’ indemnification obligations under Section 6.2.1(i) shall be subject to the Survival Period limitations set forth in Section 6.1.

(b)	Sellers’ indemnification obligations set forth in Section 6.2.1(v) shall be limited such that Sellers shall only be liable thereunder to the extent that a written claim describing the nature of the claim, the theory of liability, or the nature of the relief sought and the material factual assertions upon which the claim is based is given to Sellers prior to the first anniversary of the Closing Date.

(c)	Sellers’ indemnification obligations set forth in Section 6.2.1(vi) shall be limited such that Sellers shall only be liable thereunder to the extent that a written claim describing the nature of the claim, the theory of liability, or the nature of the relief sought and the material factual assertions upon which the claim is based is given to Sellers within 18 months following the Closing Date.

(d)	Sellers’ indemnification obligations set forth in Section 6.2.1(iii) shall be limited such that Sellers shall only be liable thereunder to the extent that a written claim describing the nature of the claim, the theory of liability, or the nature of the relief sought and the material factual assertions upon which the claim is based is given to Sellers within 90 days after the expiration of the applicable statute of limitations.

(e)

No reimbursement or payment for any Damages asserted against Sellers under Section 6.2.1(i) (other than for breach of Sellers’ representations and warranties set forth in Sections 3.1, 3.2.1, 3.2.2, 3.4, 3.6, and 3.9.2, which are not subject to the Sellers’ Threshold) or 6.2.1(v) shall be required unless and until the cumulative aggregate amount of such Damages for all claims

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arising thereunder equals or exceeds $10,000,000 (the “Sellers’ Threshold”) and then only to the extent that the cumulative aggregate amount of Damages, as finally determined, exceeds the Sellers’ Threshold.

(f)	Notwithstanding anything to the contrary contained in this Agreement, Sellers’ aggregate liability to Buyer and its Affiliates for all Damages under Sections 6.2.1(i) (other than for breaches of Sellers’ representations and warranties set forth in Section 3.6, which are not subject to Sellers’ Cap), 6.2.1(v), and 6.2.1(vi) and those items of Sellers’ Retained Matter Responsibility that are shown in Sellers’ Disclosure Schedules to be subject to Sellers’ Cap shall not exceed $220,000,000 (“Sellers’ Cap”).

(g)	In addition to the limitation set forth in Section 6.2.2(e) above, Sellers’ indemnification obligations with respect to Section 3.18 are subject to the additional limitations set forth below:

(i)	Sellers shall only be liable to the extent that a claim is provided to Sellers in a reasonably detailed written communication prior to the first anniversary of the Closing Date and Buyer shall afford Sellers a reasonable opportunity to evaluate the conditions giving rise to such claim.

(ii)	Sellers shall not be responsible for any Damages that arise out of any action to meet a cleanup or remedial standard under any Environmental Law that is more stringent or costly than necessary for the continued ownership or use of any property or facility as it was last owned or used by the HPL Entities prior to the Closing Date in compliance with Environmental Laws applicable as of the Closing Date.

(iii)	Sellers shall not be responsible for any costs of any post-Closing construction, demolition, or renovation of any facilities owned, leased, or operated by the HPL Entities including any asbestos abatement obligations arising from such activities, except to the extent that such activities are required to comply with Applicable Law, and such non-compliance was a breach under Section 3.18.

(iv)

Sellers shall be entitled, but not obligated, to undertake and control, with Buyer Indemnified Parties’ reasonable participation, any investigation, remediation or other action required by Environmental Laws (and any negotiation with Governmental Authorities regarding same) with respect to any matter to the extent covered by

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Sellers’ indemnification for a breach of Section 3.18, but in doing so they must use their commercially reasonable efforts to avoid any unreasonable interference with the operations of Buyer, the HPL Entities, or any of their Affiliates. Buyer Indemnified Parties shall cause the HPL Entities to afford Sellers reasonable access to any relevant property or facility to undertake any such investigation, remediation or other action (it being understood that if Sellers do not assume responsibility for undertaking actions pursuant to this subsection, Buyer Indemnified Parties may undertake to complete such actions in a reasonably cost effective manner, and Sellers shall have a right to reasonable participation in such undertaking). Sellers will promptly repair and restore any damage to the property of an HPL Entity caused by Sellers in connection with any such investigation, remediation, or other action as close as reasonably practicable to the former condition of such property, and Sellers will indemnify Buyer and the HPL Entities from and against any Damages related to or arising from Sellers’ or their agents’ or employees’ performance of the remediation work or their presence on the premises of Buyer or the HPL Entities. Sellers will perform any investigation, remediation, or other action undertaken by Sellers hereunder in a reasonably diligent manner and in compliance with all Applicable Laws, including Environmental Laws.

6.2.3.	The indemnities provided in this Section 6.2 shall survive the Closing. The indemnity provided in this Section 6.2 shall be the sole and exclusive remedy of the indemnified party against the indemnifying parties at law or equity for any matter covered by Section 6.2.1.

6.2.4.	Except as otherwise set forth in Section 6.2, Buyer shall give Sellers prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section, together with the estimated amount of such claim, and Sellers shall have the right to assume the defense of any such claim through counsel of their own choosing, by so notifying Buyer within 60 days of receipt of Buyer’s written notice under this paragraph; provided, however, that Sellers’ counsel shall be reasonably satisfactory to Buyer. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If Buyer desires to participate in any such defense assumed by Sellers, it may do so at its sole cost and expense but Sellers shall retain control of any assumed defense. If Sellers decline to assume any such defense, they shall be liable for all reasonable costs and expenses of defending such claim incurred by Buyer, including reasonable fees and disbursements of counsel.

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6.2.5.	Sellers shall have no indemnification obligation to Buyer with respect to any Damages arising from or relating to the condition, remaining useful life, or structural integrity of the pipeline or gas storage assets (or related equipment or facilities) of the HPL Entities unless such Damages arise out of Sellers’ breach of a representation or covenant in this Agreement.

6.3.	Indemnification by Buyer.

6.3.1.	Except as otherwise provided in Article 7 below, Buyer shall defend, indemnify and hold each Seller, their respective Affiliates and respective successors and permitted assigns, and their respective shareholders, members, partners (general and limited), officers, directors, managers, employees, agents, and representatives, and each of their heirs, executors, successors and assigns (“Seller Indemnified Parties”) harmless from and against and in respect of any and all Damages which arise out of (i) any breach of any of the representations and warranties contained in this Agreement, (ii) any breach of any of the covenants of Buyer in this Agreement, (iii) activities of the HPL Companies after the Closing Date except to the extent any liability with respect thereto is included in Sellers’ Retained Matter Responsibility or is otherwise the responsibility of Sellers under another express provision of this Agreement, and (iv) any liability incurred or amount paid by AEP or any of its Affiliates under any Credit Support Agreement with respect to events or circumstances arising after the Closing Date.

6.3.2.	The foregoing obligation to indemnify Seller Indemnified Parties set forth in Section 6.3.1 shall be subject to each of the following limitations:

(a)	Buyer’s indemnification obligations under Section 6.3.1(i) shall be subject to the Survival Period limitations set forth in Section 6.1.

(b)	No reimbursement or payment for any Damages asserted against Buyer under Sections 6.3.1(i) or 6.3.1(iii) shall be required unless and until the cumulative aggregate amount of such Damages for all claims arising thereunder equals or exceeds $10,000,000 (the “Buyer’s Threshold”) and then only to the extent that the cumulative aggregate amount of Damages, as finally determined, exceeds the Buyer’s Threshold.

(c)	Notwithstanding anything to the contrary contained in this Agreement, Buyer’s liability to Seller Indemnified Parties for Damages in excess of Buyer’s Threshold under Section 6.3.1(i) shall not exceed $220,000,000 (“Buyer’s Cap”).

Purchase and Sale Agreement	Page 47

6.3.3.	Sellers shall give Buyer prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section, together with the estimated amount of such claim, and Buyer shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying Sellers within 60 days of receipt of Sellers’ written notice under this paragraph; provided, however, that Buyer’s counsel shall be reasonably satisfactory to Sellers. Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice. If Sellers desire to participate in any such defense assumed by Buyer they may do so at their sole cost and expense. If Buyer declines to assume any such defense, it shall be liable for all costs and expenses of defending such claim incurred by Sellers, including reasonable fees and disbursements of counsel. No party shall, without the prior written consent of the other parties, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the parties or any Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other parties for any liability arising out of such claim or demand.

6.3.4.	The indemnities provided in this Section 6.3 shall survive the Closing. The indemnity provided in this Section 6.3 shall be the sole and exclusive remedy of the indemnified parties against the indemnifying party at law or equity for any matter covered by Section 6.3.1.

6.4.	Indemnification Net of Benefits; Mitigation Obligations of Indemnitee.

The Damages recoverable by any Indemnified Party under this Article 6 shall be calculated after giving effect to the actual receipt of any available insurance proceeds, third party indemnification or contribution payment, or other similar right of recovery (collectively, “Recoveries”) paid or payable to the Indemnified Party. In computing the amount of any Recovery, (i) such Recovery shall be reduced by a reasonable estimate of the present value of future insurance premium increases that the Indemnified Party may reasonably expect to bear to the extent attributable to the payment of insurance proceeds included in the Recovery and (ii) insurance proceeds which are ultimately borne by the Indemnified Party under any self-insurance, retrospective premium, deductible or comparable arrangement shall not be taken into account. In all cases in which a Person is entitled to be indemnified under this Article 6, such Indemnified Party shall be under a duty to take all commercially reasonable measures to mitigate all such Damages.

7.	TAX MATTERS

7.1.	Tax Indemnification.

7.1.1.	In accordance with Section 7.3 hereof and except to the extent that such liabilities are included in the computation of Net Working Capital, Sellers shall indemnify and hold Buyer and its Affiliates harmless from and against (i) all liability for Taxes of, or pertaining or attributable to the HPL

Purchase and Sale Agreement	Page 48

Companies with regard (x) to all taxable periods ending as of or prior to the Closing Date (the “Pre-Closing Period”) (y) with respect to any Tax period beginning prior to the Closing and ending after the Closing (the “Straddle Period”), the portion of Taxes attributable to the portion of such taxable period beginning before (but not ending on) the Closing Date shall be calculated as though the tax year terminates as of Closing; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits, or similar items, such Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period up to but not including the Closing Date and the denominator of which shall be the total number of days in the taxable period; and (ii) all Taxes arising out of or related to a breach of any of the representations and warranties set forth in Section 3.16 of this Agreement.

7.1.2.	Except for any Liabilities associated with Sellers’ Retained Interest in each HPL Entity after the Closing and any Liabilities for which Sellers are required to indemnify Buyer under Section 7.1.1 hereof, Buyer shall indemnify and hold Sellers and each of their Affiliates harmless from and against any and all Taxes of, or pertaining or attributable to, the HPL Entities with respect to any taxable period that begins on or after the Closing.

7.2.	Preparation and Filing of Tax Returns.

7.2.1.	With respect to any Tax which is based on federal income, any Tax election relating thereto, and with respect to any Tax accounting method, for any Pre-Closing Period, Sellers, without the consent of Buyer, shall be entitled to file any amended Tax Return with respect to any Tax which Sellers deem appropriate, as determined in Sellers’ sole discretion, provided that no filing may change the status of any HPL Companies as disregarded entities for federal income tax purposes. For all other Taxes, either Buyer or Sellers, as appropriate, shall be entitled to file an amended Tax Return provided that: (i) Buyer may not amend a Tax Return in such a manner that would cause Sellers to have any indemnification obligations under Section 7.1.1 hereof, and further provided that no filing may change the status of any HPL Companies as disregarded entities for federal income tax purposes for any Pre-Closing Period, and (ii) Sellers may not amend any Tax Return for a Tax not based on income without the consent of Buyer which consent shall not be unreasonably withheld. To the extent not made for previous tax years, Sellers agree to make a timely and valid 754 election for MidTexas Pipeline Company for the period ending December 31, 2004. Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the HPL Companies for all Pre-Closing Periods, and shall pay all Taxes due with respect to such Tax Returns except to the extent that the liability for such Taxes is included as a liability in the computation of Net Working Capital.

Purchase and Sale Agreement	Page 49

7.2.2.	Buyer and Sellers agree to provide such assistance as may reasonably be requested by such other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and any deadline imposed by this Agreement on Buyer or Sellers in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes will be extended as appropriate in light of any party’s failure to promptly make such assistance available, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 7.2.2 or pursuant to any other Section hereof providing for the sharing of information relating to or review of any Tax Return or other schedule relating to Taxes shall be kept confidential hereto in accordance with Section 8.2.

7.3.	Procedures Relating to Indemnification of Tax Claims.

7.3.1.	If a claim regarding liability for a Tax or with respect to a Tax Return shall be made by any Governmental Authority, for which Sellers are or may be liable pursuant to this Agreement, Buyer shall notify Sellers in writing within 10 Business Days of receipt by Buyer of notice of such claim (a “Tax Claim”).

7.3.2.	With respect to any Tax Claim, Sellers, at Sellers’ expense, shall control all proceedings taken in connection with such Tax Claim (including selection of counsel), and Buyer shall execute or cause to be executed powers of attorney or other documents necessary to enable Sellers to take all actions that do not materially adversely affect Buyer or the HPL Companies with respect to such Tax Claim. Sellers shall permit Buyer to participate in (but not control) such proceedings through counsel chosen by Buyer (but the fees and expenses of such counsel shall be paid by Buyer). Sellers may in their sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect to such Tax Claim, and may initiate any claim for refund, file and amended return, or take any other action which is deemed appropriate by Sellers with respect to such Tax Claim, provided such actions do not materially adversely affect Buyer or the HPL Companies.

7.3.3.	Buyer and its Affiliates (including after the Closing, the HPL Companies), on the one hand, and Sellers, on the other hand, shall cooperate with each other in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and, at the contesting party’s request and expense, the provision of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

Purchase and Sale Agreement	Page 50

7.4.	Tax Refunds and Credits.

Any refund or credits of Taxes paid or payable that are attributable to the HPL Companies for any Pre-Closing Period will be for the account of Sellers. Any refunds or credits of Taxes paid or payable that are attributable to the HPL Companies for any other taxable period will be for the account of Buyer and Seller with respect to each Buyer’s interest in and Sellers’ Retained Interest in each HPL Entity. Buyer shall, if Sellers so request and at Sellers’ expense, cause the HPL Entities to file for and obtain any refunds or credits to which Sellers are entitled. Buyer shall cause the HPL Entities to forward to Sellers any such refund within 10 days after the refund is received (or reimburse Sellers for any such credit within 10 days after the credit is applied against another Tax liability); provided, however, that Sellers shall indemnify Buyer in accordance with Section 7.3 hereof for any amount paid pursuant to this Section 7.4 if any such refund or credit is subsequently disallowed.

7.5.	Tax Treatment of Payments.

The Parties shall treat any indemnification payment made pursuant to this Agreement as a purchase price adjustment for Tax purposes.

7.6.	Transfer Taxes.

All Transfer Taxes incurred in connection with this Agreement and the transactions shall be borne by the person upon whom such tax is imposed by Applicable Law. Sellers shall file, to the extent required by Applicable Law, all necessary Tax Returns and other documentation with respect to such Transfer Taxes. Buyer shall, to the extent required by Applicable Law, join in the execution of any such Tax Return. For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration, and other such taxes (including all applicable real estate transfer taxes). Prior to the Closing Date, Buyer shall provide to Sellers appropriate exemption certificates in connection with this Agreement and the Contemplated Transactions with respect to each applicable Taxing Authority.

7.7.	Termination of Participation in Tax Allocation Agreement.

As of the Closing Date, none of the HPL Entities will be parties to that certain agreement known as the American Electric Power Company, Inc. and Its Consolidated Affiliates Tax Agreement under Title 17, Chapter II of the Code of Federal Regulations Paragraph (c) of Section 250.45 Regarding Method of Allocating Consolidated Income Taxes and said agreement shall have no further effect for any taxable year of any HPL Company (whether there is an adjustment for the current year, a future year, or a past year).

7.8.	Allocation of the Purchase Price.

The Purchase Price will be allocated in accordance with Exhibit 7.8 hereto. After the Closing, the parties will make consistent use of the allocation, fair market value, and useful lives specified in Exhibit 7.8 hereto for all Tax purposes and in all Tax Returns,

Purchase and Sale Agreement	Page 51

including those required by section 1060 of the Code. Buyer will prepare and deliver IRS Form 8594 to Sellers within 45 days after the Closing Date. The Form 8594 will be amended, subject to the mutual consent of both parties, from time to time to reflect any adjustments subsequently made to the Purchase Price. In any Proceeding relating to the determination of any Tax, neither Buyer nor any Seller contend, agree, or represent that such allocation is not a correct allocation or agree to any allocation other than that set out in the Form 8594 as amended from time to time.

8.	GENERAL PROVISIONS

8.1.	Notice Provisions.

Any notice that is required or permitted under this Agreement may be given by personal delivery to the party entitled thereto, by facsimile transmission, by any courier service which guarantees overnight, receipted delivery, or by U.S. Certified or Registered Mail, return receipt requested, addressed to the party entitled thereto, at:

If to HPL Storage LP:	HPL Storage LP c/o American Electric Power Company, Inc.
Attention: Chief Financial Officer
1 Riverside Plaza
Columbus, OH 43215
Facsimile No.: (614) 716-1603

with copy to:	Clark, Thomas & Winters, P.C.
Attention: C. Joseph Cain
300 West 6th Street, 15 th Floor
Austin, Texas 78701
Facsimile No.: (512) 474-1129

with copy to:	American Electric Power Company, Inc.
Attention: Randy G. Ryan
1 Riverside Plaza
Columbus, Ohio 43215
Facsimile No.: (614) 583-1603

If to AEP Energy Services Gas Holding Company II, L.L.C.:	AEP Energy Services Gas Holding Company II, L.L.C. c/o American Electric Power Company, Inc.
Attention: Chief Financial Officer
1 Riverside Plaza
Columbus, OH 43215
Facsimile No.: (614) 716-1603

Purchase and Sale Agreement	Page 52

with copy to:	Clark, Thomas & Winters, P.C.
Attention: C. Joseph Cain
300 West 6th Street, 15 th Floor
Austin, Texas 78701
Facsimile No.: (512) 474-1129

with copy to:	American Electric Power Company, Inc.
Attention: Randy G. Ryan
1 Riverside Plaza
Columbus, Ohio 43215
Facsimile No.: (614) 583-1603

If to Buyer:	La Grange Acquisition, L.P.
Attention: Clay Kutch
2838 Woodside Street
Dallas, Texas 75204
Facsimile No.: (214)-981-0703

with copy to:	Hunton & Williams LLP
Attention: Joe A. Davis
Energy Plaza, 30th Floor
1601 Bryan Street
Dallas, Texas 75201
Facsimile No.: (214) 880-0011

with copy to:	Energy Transfer Partners, L.P.
Attention: Robert A. Burk
8801 S. Yale, Suite 310
Tulsa, Oklahoma 74137
Facsimile No.: (918) 493-7290

Any notices will be sent to the address or facsimile number when permitted, as specified in this Agreement or at such other address or facsimile number for a party as it may specify in writing to the other parties from time to time. Any notice properly given to the proper address will be deemed to have been given when dispatched.

Purchase and Sale Agreement	Page 53

8.2.	Confidentiality.

Each of the parties hereby agrees, except in order to comply with Applicable Law and any applicable stock exchange rules and regulations, not to disclose (or permit any of their Affiliates to disclose), in whole or in part, this Agreement or any information disclosed by one party to the other parties during the period beginning on the effective date of the Confidentiality Agreement and ending on the Closing Date and which constituted or would constitute “Confidential Information” under the Confidentiality Agreement (collectively, the “Confidential Information”) to any Person, other than an Affiliate of a party who requires such Confidential Information in connection with the consummation of Contemplated Transactions, for a period of 2 years from the Closing Date without having first obtained the prior written consent of the disclosing party. Additionally, each of the parties hereby agrees not to use (or permit any of its Affiliates to use) any of the Confidential Information for any purpose other than the exercise of that party’s rights and the performance of its obligations under this Agreement and the consummation of the Contemplated Transactions, including the conduct by Buyer and its Affiliates of the Business. Additionally, Sellers agree not to disclose, except in order to comply with Applicable Law and any applicable stock exchange rules and regulations, or use (or permit any of their Affiliates to so disclose or use), for a period of 2 years from the Closing Date, any information and documents relating to the Business that are of a proprietary nature to Sellers, the HPL Companies, or their Affiliates, including market and competitive information, customer lists, technology, know how, and trade secrets (collectively, the “Business Information”), and to otherwise treat such information and documents as Confidential Information for all purposes hereunder. Each of the parties further agrees to protect the Confidential Information by using the same degree of care, but not less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as such party uses to protect its own confidential information of a like nature. The provisions of this Section 8.2 impose no obligation upon a party with respect to specific Confidential Information which (a) except for Business Information in possession of Sellers, was in such party’s possession before receipt from the disclosing party as evidenced by written records; (b) is or becomes a matter of public knowledge through no fault of such party; (c) except for Business Information in possession of Sellers, is rightfully obtained by such party from a third party who represents that it is free to pass on such information without a duty of confidentiality and the receiving party has no knowledge of any such duty of confidentiality; (d) is disclosed by the disclosing party to a third party without a duty of confidentiality on the third party; or (e) except for Business Information in possession of Sellers, is independently developed by such party as evidenced by written records. It is understood and agreed that the terms of this Section 8.2 shall apply to, and the terms of the Confidentiality Agreement shall not be applicable to, any Confidential Information disclosed by one party to the other parties after the date hereof.

8.3.	Schedules and Exhibits.

All Schedules and Exhibits hereto are incorporated herein by reference and made a part of this Agreement. Any fact or item which is disclosed in any part of any Schedule or Exhibit hereto or in the HPL Financial Statements or the notes thereto will be deemed to have been disclosed in every part of such Schedules and Exhibit where it is reasonably apparent that such fact or item is relevant to the matters there under consideration, notwithstanding the omission of a reference or cross-reference thereto.

Purchase and Sale Agreement	Page 54

8.4.	Interest on Overdue Amounts.

Any amount due to a party under this Agreement will earn interest accruing daily from the due date thereof until paid at the Borrowing Rate.

8.5.	Amendment.

No amendment to this Agreement will be valid or binding unless and until reduced to writing and executed by each party’s authorized representative.

8.6.	Merger and Integration; Binding on Successors; No Third Party Beneficiaries; Assignment.

This Agreement sets out the entire understanding of the parties with respect to the matters it purports to cover and supersedes all prior communications, agreements and understandings, whether written or oral, concerning such matters. No party will be liable or bound to any party in any manner by any warranties, representations, or covenants other than those set forth in this Agreement and the instruments to be executed and delivered at Closing. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. No party to this Agreement shall have the right to assign this Agreement, or any of its rights or obligations hereunder, without the written consent of the other parties (such consent not to be unreasonably withheld); provided, however, that without the consent of the other parties, a party hereto may assign this Agreement, and its rights and obligations hereunder, to an Affiliate of such party but, in such event, the assigning party will not be released from its obligations hereunder.

8.7.	Forbearance and Waiver.

Except where a specific time period is provided hereunder for the exercise of a right or remedy, any party’s forbearance in the exercise or enforcement of any right or remedy under this Agreement will not constitute a waiver thereof, and a waiver under one circumstance will not constitute a waiver under any other circumstance.

8.8.	Partial Invalidity.

Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction will not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and will not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

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8.9.	Attorney’s Fees.

In the event of any suit, action, or arbitration proceedings (whether based on contract, tort, or any other theory of liability) to enforce any provision of this Agreement, to recover damages for a breach hereof, or to secure or preserve the rights of any party against any other party to any property which is the subject of this Agreement, the prevailing party will be entitled to recover reasonable attorney fees (other than fees computed on a contingency fee basis), court costs and expenses of arbitration and litigation expended in the prosecution or defense thereof.

8.10.	Governing Law; Jurisdiction and Venue.

THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER WILL BE INTERPRETED, CONSTRUED, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF THE COURTS OF SUCH JURISDICTION IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT AGAINST IT RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW (AND ASSUMING EFFECTIVE SERVICE OF PROCESS), EACH PARTY HERETO HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION, OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION, OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION, OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY DOCUMENT OR INSTRUMENT REFERRED TO HEREIN OR THE SUBJECT MATTER HEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURT. EACH PARTY HERETO AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR ADMINISTRATIVE NOTICE SET FORTH HEREIN OR ANY OTHER METHOD AUTHORIZED BY THE LAWS OF NEW YORK.

8.11.	Waiver of Right to Jury Trial.

To the fullest extent permitted by law, and as separately bargained-for-consideration, each party hereby waives any right to trial by jury in any action, suit, proceeding, or counterclaim of any kind arising out of or relating to this Agreement or the Contemplated Transactions.

8.12.	Construction.

This Agreement was prepared jointly by the parties, and no rule that it be construed against the drafter will have any application in its construction or interpretation.

8.13.	Multiple Counterparts.

This Agreement may be executed by the parties in multiple original counterparts, and each such counterpart will constitute an original hereof.

8.14.	Further Assurances.

Upon request from time to time, Sellers and Buyer shall execute or cause to be executed and delivered such other documents and instruments and do such other acts as may be reasonably necessary or appropriate to consummate the Contemplated Transactions.

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8.15.	Headings.

The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

[The remainder of this page is intentionally left blank.

The next page of this document is S-1]

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Executed to be effective as provided above:

HPL Storage LP		AEP Energy Services Gas Holding Company II, L.L.C.

By:	HPL Storage, Inc. its General Partner	By:	HPL Storage LP, its Sole Member

By:	/s/ Ronald A. Erd		By:	HPL Storage, Inc., its General Partner
Name: Ronald A. Erd
Title: President			By:	/s/ Ronald A. Erd
Name: Ronald A. Erd
Title: President

La Grange Acquisition, L.P.

By:	LA GP, LLC, its General Partner

By:	/s/ Kelcy L. Warren

Name:	Kelcy L. Warren

Title:	Co-CEO

Purchase and Sale Agreement	Page S-1

EXHIBIT 1.1

DEFINITIONS

Terms defined in this Exhibit 1.1 will have the meanings set forth in this Exhibit.

TERM	DEFINITION

1. AEP	American Electric Power Company, Inc.

2. AEP Gas Holding II	As defined in the first paragraph of the Agreement.

3. AEPSC	As defined in Section 2.4.1(f) of the Agreement.

4. Affiliate	An “Affiliate” of a Person is any Person directly or indirectly controlling, controlled by, or under common control with the first such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

5. Agreement	This Purchase and Sale Agreement, together with all exhibits, schedules, and appendices attached hereto, as any of the same may be amended from time to time in accordance with the provisions hereof.

6. Applicable Law	Any statute, law, ordinance, executive order, rule, or regulation (including a regulation that has been formally promulgated in a rule making proceeding but, pending final adoption, is in proposed or temporary form having force of law); guideline or notice having force of law; or approval, permit, license, franchise, judgment, order, decree, injunction, or writ of any Governmental Authority applicable to a specified Person or specified property, as in effect from time to time.

7. Assignment and Assumption Agreement	As defined in Section 2.4.1(a) of the Agreement.

8. Bammel Documents	As defined in the Cushion Gas Litigation Agreement.

Purchase and Sale Agreement, Exhibit 1.1	Page 1

TERM	DEFINITION

9. Bammel Facilities	An underground natural gas storage reservoir located near Houston, Texas, known as the Bammel storage reservoir, and certain appurtenant pipelines, compressors, wells, pipes, and other equipment and related facilities

10. Bammel Gas Inventory Verification	As defined in paragraph 1.1 of Exhibit 2.2.4 of the Agreement.

11. Bammel Inventory Recomputation Event	As defined in Section 2.2.4(c) of the Agreement.

12. Bammel Settlement Agreement	As defined in the Cushion Gas Litigation Agreement.

13. Bammel Settlement Approval Order	As defined in the Cushion Gas Litigation Agreement.

14. Benefit Plans	As defined in Section 3.17.3 of the Agreement.

15. Borrowing Rate	The lesser of the prime rate as published in The Wall Street Journal, or the maximum rate permitted by Applicable Law.

16. Business	As defined in Recital B of the Agreement.

17. Business Day	Any day other than a Saturday, Sunday, or Holiday.

18. Business Information	As defined in Section 8.2 of the Agreement.

19. Business Insurance Policies	As defined in Section 3.12 of the Agreement.

20. Buyer	As defined in the first paragraph of the Agreement.

21. Buyer Indemnified Parties	As defined in Section 6.2.1 of the Agreement.

22. Buyer Plans	As defined in Section 5.3.2(b) of the Agreement.

23. Buyer’s Cap	As defined in Section 6.3.2(c) of the Agreement.

24. Buyer’s Disclosure Schedules	Those certain disclosure schedules delivered by Buyer to Sellers concurrently with Buyer’s execution and delivery of the Agreement.

25. Buyer’s Documents	As defined in Section 4.2.1 of the Agreement.

26. Buyer’s Guarantor	As defined in Section 2.4.2(h) of the Agreement.

27. Buyer’s Limited Guaranty	As defined in Section 2.4.2(h) of the Agreement.

Purchase and Sale Agreement, Exhibit 1.1	Page 2

TERM	DEFINITION

28. Buyer’s Statement of Recomputed Bammel Inventory	As defined in Section 2.2.4(c) of the Agreement.

29. Buyer’s Threshold	As defined in Section 6.3.2(b) of the Agreement.

30. Cause	As defined in Section 5.3.1(b) of the Agreement

31. Closing	As defined in Section 2.3 of the Agreement.

32. Closing Date	As defined in Section 2.3 of the Agreement.

33. Closing Payment	As defined in Section 2.2.2 of the Agreement.

34. Closing Workforce	As defined in Section 3.17.1 of the Agreement.

35. COBRA	Section 4980B of the Code and Title 1, Subtitle B, Part 6 of ERISA, each as amended.

36. Code	The Internal Revenue Code of 1986, as amended from time to time, and regulations or other Applicable Law promulgated thereunder.

37. Commonly Controlled Entity	As defined in Section 3.17.3 of the Agreement.

38. Confidential Information	As defined in Section 8.2 of the Agreement.

39. Confidentiality Agreement	That certain Confidentiality Agreement dated as of December 16, 2004 between AEPSC, as agent for the Affiliates of AEP and Energy Transfer Partners, L.P.

40. Contemplated Transactions	Each and all of the transactions contemplated by this Agreement to be undertaken between or among the parties hereto.

41. Continuation Period	With respect to each Transferred Employee, the period from each such employee’s Hire Date through the last day of the month in which occurs the first anniversary of such Hire Date.

42. Credit Support Arrangement	As defined in Section 5.6 of the Agreement.

43. Cure Period	As defined in Section 5.13 of the Agreement.

44. Current Assets	As defined in Exhibit 2.2.3 to the Agreement.

Purchase and Sale Agreement, Exhibit 1.1	Page 3

TERM	DEFINITION

45. Current Liabilities	As defined in Exhibit 2.2.3 to the Agreement.

46. Cushion Gas Litigation	As defined in the Cushion Gas Litigation Agreement.

47. Cushion Gas Litigation Agreement	That certain Cushion Gas Litigation Agreement dated as of the date of the Agreement by and among Sellers, Buyer, Storage Holdings, Storage Leaseco, HPL Company LP, and HPL Resources LP.

48. Damages	As defined in Section 6.2.1 of the Agreement.

49. Defect Amount	As defined in Section 5.13 of the Agreement.

50. Defect Examination Period	As defined in Section 5.13 of the Agreement.

51. Defect Notice	As defined in Section 5.13 of the Agreement.

52. Disclosed Environmental Matters	As defined in Section 3.18 of the Agreement.

53. Disclosed HPL Contract	As defined in Section 3.11.1 of the Agreement.

54. Disclosure Schedules	Those certain disclosure schedules delivered by Sellers to Buyer concurrently with Sellers’ execution and delivery of the Agreement.

55. Employee Review Period	As defined in Section 5.3.1 of the Agreement.

56. Encumbrance	Any lien, security interest, mortgage, pledge, hypothecation, assignment, easement, right-of-way, servitude, other encumbrance, equitable interest, charge, restrictive covenant, mineral interest, community or other marital property interest, right of first refusal or similar restriction, option, contractual provision, provision of Governing Documents, provision of Applicable Law, or other restriction or matter affecting title to the involved property or the freedom to dispose of any interest in or use the involved property or exercise voting rights associated therewith.

Purchase and Sale Agreement, Exhibit 1.1	Page 4

TERM	DEFINITION

57. Environmental Claims	Any claim for remediation, containment, removal, or disposal costs or other direct costs incurred as a result of a violation of Environmental Laws and any third-party claims by any Person, including any Governmental Authority, for damages (including, without limitation, punitive damages), losses, penalties, fines, interest, fees, liabilities (including strict liability), taxes, costs and expenses (including, without limitation, costs and expenses of investigation and defense of any claim) based on a violation of Environmental Laws.

58. Environmental Laws	As defined in Section 3.18.1 of the Agreement.

59. EPA	As defined in Section 3.18.2 of the Agreement.

60. ERISA	The Employee Retirement Income Security Act of 1974, as amended.

61. Exchange Imbalances	The aggregate of all imbalances as of the determination date under transportation agreements or operational balancing agreements, expressed as a positive number if such aggregate sum of such imbalances is a net receivable or expressed as a negative number if such aggregate sum is a net payable but excluding any such imbalances accounted for as Gas Inventory.

62. FERC	The Federal Energy Regulatory Commission.

63. Final Balance Sheet	As defined in Section 2.2.3(b) of the Agreement.

64. Final Inventory Adjustment Amount	An amount equal to (i) the amount of the Gas Inventory as determined under Section 2.2.4(e) of the Agreement and expressed in MMBtus minus (ii) 31,200,000 MMBtus.

65. Final Inventory Payment Adjustment	A dollar amount equal to (i) Final Inventory Adjustment Amount, multiplied by (ii) (a) in the case that the Final Inventory Adjustment Amount is a positive number, $5.601 or (b) in the case that the Final Inventory Adjustment Amount is a negative number, $5.601 plus $0.40 per MMBtu.

66. Fixed Price Risk	Those financial and physical gas purchase and sale agreements of the HPL Entities in place as of the Closing Date, which contain a currently determined fixed price, a currently determined fixed basis, or price caps and/or floors with currently determined strike prices.

67. GAAP	Generally Accepted Accounting Principles for financial reporting as in effect as of the Valuation Time in the United States, applied on a consistent basis. Any change in GAAP that becomes effective after the date hereof will not be taken into account in the use of GAAP under Section 2.2.3 of the Agreement for the computation of the Net Working Capital Adjustment, and any such a computation will be made by application of GAAP as in effect on the date of this Agreement.

Purchase and Sale Agreement, Exhibit 1.1	Page 5

TERM	DEFINITION

68. Gas Inventory	The volume of natural gas owned by the HPL Entities as of the determination date, wherever located, but excluding 10.5 bcf of cushion gas in the Bammel Facilities and excluding line pack.

69. Gas Marketing	As defined in Recital A of the Agreement.

70. General Exceptions to Enforceability	Limitations on or exceptions to the enforceability of an agreement or instrument by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights, or (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether such agreement or instrument is sought to be enforced in a proceeding at law or in equity).

71. Governing Documents	With respect to a particular Person, (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement or regulations; (v) if another type of Person, any other charter or similar document promulgated, adopted, or filed in connection with the creation, formation, or organization of the Person; (vi) all equityholders’ agreements, voting agreements, voting trust instruments, joint venture agreements, registration rights agreements, or other agreements or documents relating to the organization, management, or operation of the Person or relating to the rights, duties, or obligations of the equityholders of the Person, and (vii) any amendment or supplement to any of the foregoing.

72. Governmental Authority	Any federal, state, foreign, tribal, local, or municipal governmental body; and any governmental, regulatory, or administrative agency, commission, body, agency, instrumentality, or other authority exercising or entitled to exercise any executive, judicial, legislative, administrative, regulatory, or taxing authority or power, including any court or other tribunal.

73. Hazardous Substances	As defined in Section 3.18.2 of the Agreement.

Purchase and Sale Agreement, Exhibit 1.1	Page 6

TERM	DEFINITION

74. Hire Date	As defined in Section 5.3.1 of the Agreement.

75. Holiday	Any day on which banking institutions located in the City of Houston, Texas are authorized or required to close for business.

76. HPL Companies	The HPL Entities and the HPL Entity Subsidiaries, collectively.

77. HPL Company Consents	As defined in Section 3.5.2 of the Agreement.

78. HPL Company LP	As defined in Recital A of the Agreement.

79. HPL Consolidation	As defined in Recital A of the Agreement.

80. HPL Entities	As defined in Recital A of the Agreement.

81. HPL Entity Subsidiaries	AEP Houston Pipe Line Company, LLC, a Delaware limited liability company, and Mid Texas Pipeline Company, a Texas general partnership.

82. HPL Financial Statements	As defined in Section 3.7 of the Agreement.

83. HPL GP	As defined in the first paragraph of the Agreement.

84. HPL Resources	As defined in Recital A of the Agreement.

85. HPL Subsidiary Interests	The membership and partnership interests of the HPL Entities in and to the HPL Entity Subsidiaries.

86. Independent Accounting Firm	KPMG Peat Marwick or, if such firm is unable or unwilling to serve, another nationally recognized firm of independent public accountants that is willing to serve to be selected by mutual agreement of the parties hereto (which firm shall not be the auditor for any party to the Agreement or any Affiliate of any such party unless disclosed to each other party and agreed to by such other parties and will otherwise be selected by mutual agreement of the parties hereto).

87. Initial Inventory Payment	As defined in Section 2.2.4(a) of the Agreement.

88. Initial Net Working Capital Payment	As defined in Section 2.2.3(a) of the Agreement.

89. Intellectual Property	As defined in Section 3.15 of the Agreement.

Purchase and Sale Agreement, Exhibit 1.1	Page 7

TERM	DEFINITION

90. Inventory Finalization Event	As defined in Section 2.2.4(c) of the Agreement.

91. Inventory Payment	As defined in Section 2.2.4 of the Agreement.

92. Inventory Verification Notice	As defined in Section 2.2.4(c) of the Agreement.

93. Knowledge	As to any Seller, “Knowledge” means the actual knowledge of any of the individuals listed in Sellers’ Disclosures Schedules as “Sellers’ Knowledge Group” or any other presently serving officer, member of the board of directors, or limited liability company manager of such Seller or the HPL Companies that such Seller directly or indirectly owned before the Closing Date, and the knowledge that such individual would have obtained as a result of the proper operation of reporting procedure concerning the business of Sellers or the HPL Entities that was not grossly negligent. As to Buyer, “Knowledge” means the actual knowledge of any presently serving officer or manager of Buyer or its general partner, and the knowledge that such individual would have obtained as a result of the proper operation of reporting procedure concerning the business of Buyer that was not grossly negligent.

94. Material Adverse Effect	A material adverse effect on the business, operations, properties, financial condition, or results of operations of the aggregate Business as conducted by the HPL Companies, excluding any effect relating to or resulting from (i) any event affecting the local, regional, or United States or global economy or financial or capital markets generally, (ii) any change in the natural gas transportation, storage, and marketing business generally, including the availability of or any changes in prices for commodities, goods or services, or the availability or cost of hedges, (iii) the condition or integrity of any of the pipeline or storage assets of the HPL Entities, or (iv) changes in Applicable Law.

95. Material Assets	As defined in Section 3.10 of the Agreement.

96. Material HPL Contracts	As defined in Section 3.11.1 of the Agreement.

97. Net Working Capital	As defined in Exhibit 2.2.3 to the Agreement.

98. Net Working Capital Adjustment	As defined in Section 2.2.3(b) of the Agreement.

Purchase and Sale Agreement, Exhibit 1.1	Page 8

TERM	DEFINITION

99. Net Working Capital Payment	As defined in Section 2.2.3 of the Agreement.

100. NGA	As defined in Section 3.19 of the Agreement.

101. Offer of Employment	As defined in Section 5.3.1 of the Agreement.

102. Option Agreement	As defined in Section 2.4.1(e) of the Agreement.

103. Ordinary Course of Business	An action taken by a Person if that action (i) is consistent in nature, scope, and magnitude with past practices of that Person and is taken in the ordinary course of the normal, day-to-day operations of such Person’s existing lines of business, and (ii) is similar in nature, scope, and magnitude to actions customarily taken in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

104. Permit	Any permit, license, franchise, certificate, or other authorization, consent, order, or approval, or variance therefrom or waiver thereof, in each case from a Governmental Authority.

105. Permitted Contest	Any Proceeding if and only so long as while such Proceeding or any appeal therefrom is pending (i) there shall be no material danger that the involved property or any portion thereof is subject to sale, forfeiture or loss, and (ii) no material restrictions are imposed on the use of such property.

106. Permitted Encumbrance	Any of the following affecting title to the involved property or the freedom to dispose of any interest in or use the involved property: (i) any of the items described in Exhibit 3.10 to the Agreement; (ii) any Encumbrance securing any obligation of Buyer or any of its Affiliates; (iii) with respect to any property other than the Purchased Interests (A) any lien securing the payment of taxes, assessments and other governmental charges or levies which are either not delinquent or, if delinquent, are being contested in good faith as a Permitted Contest; (B) any materialmen’s, mechanic’s, worker’s, repairmen’s, employee’s, carrier’s, warehouseman’s or other like lien relating to the construction of the property or in connection with any maintenance, repair, improvement, addition, alteration to, or other services or materials relating to, the property, or arising in the ordinary course of business for

Purchase and Sale Agreement, Exhibit 1.1	Page 9

TERM	DEFINITION

amounts in respect of the foregoing that are not more than 30 days past due or are being contested as a Permitted Contest; (C) any lien arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith, so long as such proceedings have the effect of staying the execution of such judgments or awards; (D) any obligation or liability of a shareholder, member, or partner imposed by an entity’s Governing Documents, any security interest and other Encumbrance created by or under an entity’s Governing Documents upon any equity interest in that entity, or any limitation, condition, or restriction imposed by law or by or under an entity’s Governing Documents upon the transfer, assignment, collateral transfer, or other disposition of any equity interest in that entity; (E) any zoning or other land use ordinance that does not materially impair the conduct of the normal operations of the Business; or (F) any subdivision and platting restrictions, easements, rights-of-way, licenses, restrictions on the use of any of the involved property, or encroachments or irregularities of title, none of which individually or in the aggregate could reasonably be expected to materially impair the conduct of the normal operations of the Business; and (iii) any other or additional matter as may be approved in writing by all parties properly interested therein.

107. Person	Any individual, corporation, partnership, limited liability company, other business organization of any kind, association, trust, or governmental entity, agency, or instrumentality.

108. Pre-Closing Period	Any taxable period ending before or as of the Closing.

109. Proceeding	Any action, arbitration proceeding, audit, hearing, investigation, inquiry, litigation, or suit (in each such case whether civil, criminal, administrative, judicial, or investigative and whether formal or informal, public or private) commenced, brought, conducted, or heard by or before any Governmental Authority or arbitrator.

110. Purchase Price	As defined in Section 2.2.1 of the Agreement.

111. Purchased Interests	As defined in Section 2.1 of the Agreement.

112. Qualifying Defect Amount	As defined in Section 5.13 of the Agreement.

Purchase and Sale Agreement, Exhibit 1.1	Page 10

TERM	DEFINITION

113. Recomputed Bammel Inventory	As defined in Section 2.2.4(c) of the Agreement.

114. Recoveries	As defined in Section 6.4 of the Agreement.

115. Release	As defined in Section 3.18.2 of the Agreement.

116. Required Severance Benefits	Benefits payable under the program of severance benefits described in a separate writing delivered to Buyer at or before Closing.

117. Resolution Period	As defined in Sections 2.2.3(b), 2.2.4(d), and 2.2.4(e) of the Agreement, as applicable.

118. Response Notice	As defined in Section 5.13 of the Agreement.

119. Retained Interest	As defined in Section 2.1 of the Agreement.

120. Retained Marks	As defined in Section 5.8 of the Agreement.

121. Retained Matter Liabilities	As defined in Section 5.2 of the Agreement.

122. Retained Matters	As defined in Section 5.2 of the Agreement.

123. Seller Indemnified Parties	As defined in Section 6.3.1 of the Agreement.

124. Sellers	As defined in the first paragraph of the Agreement.

125. Sellers’ Cap	As defined in Section 6.2.2(f) of the Agreement.

126. Sellers’ Consents	As defined in Section 3.2.4 of the Agreement.

127. Sellers’ Disclosure Schedules	Those certain disclosure schedules delivered by Sellers to Buyer concurrently with Sellers’ execution and delivery of the Agreement.

128. Sellers’ Documents	As defined in Section 3.2.1 of the Agreement.

129. Sellers’ Guarantor	As defined in Section 2.4.1(g) of the Agreement.

130. Sellers’ Limited Guaranty	As defined in Section 2.4.1(g) of the Agreement.

131. Sellers’ Retained Matter Responsibility	As defined in Section 5.2 of the Agreement.

Purchase and Sale Agreement, Exhibit 1.1	Page 11

TERM	DEFINITION

132. Sellers’ Threshold	As defined in Section 6.2.2(e) of the Agreement.

133. Storage GP	As defined in Recital A of the Agreement.

134. Storage Holdings	As defined in Recital A of the Agreement.

135. Storage Leaseco	As defined in Recital A of the Agreement.

136. Storage LP	As defined in the first paragraph of the Agreement.

137. Straddle Period	As defined in Section 7.1.1 of the Agreement.

138. Survival Period	As defined in Section 6.1.3 of the Agreement.

139. Swap Agreement	As defined in Section 2.4.2(i) of the Agreement.

140. Tax	(i) Any federal, state, local, or foreign income, gross receipts, value added, windfall or other profits, alternative or add-on minimum, estimated, franchise, profits, sales, use, real property, personal property, ad valorem, vehicle, airplane, boat, license, payroll, employment, workers’ compensation, unemployment compensation, withholding, social security, disability, excise, severance, stamp, occupation, premium, environmental (including taxes under Code section 59A), customs duties, import fees, capital stock transfer, title, documentary, or registration, or other tax, duty, or impost of any kind whatsoever, whether disputed or not. “Taxes” includes (ii) any liability for the payment of any amounts described in clause (i) above as a result of being a member of an affiliated, consolidated, combined, or unitary group for any taxable period, (iii) any liability for the payment of any amount described in clause (i) above as a result of being a Person required to withhold or collect Taxes imposed on another Person, (iv) any liability for the payment of any amount described in clause (i), (ii) or (iii) above as a result of being a transferee of, or successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person, and (v) any and all interest, penalties, additions to tax, or additional amounts imposed in connection with or with respect to any amount described in clauses (i) through (iv) of this definition.

141. Tax Claim	As defined in Section 7.3.1 of the Agreement

Purchase and Sale Agreement, Exhibit 1.1	Page 12

TERM	DEFINITION

142. Tax Return	Any return, declaration, report, claim for refund, or information return or statement (including, but not limited to, information returns or reports related to back-up withholding and any payments to third parties) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

143. Terminating Insurance Coverages	As defined in Section 5.5 of the Agreement.

144. Title Defect	Any Encumbrance (other than a Permitted Encumbrance) upon or against the HPL Companies’ title to the real property interests described in Exhibit 5.13 to this Agreement that would cause Buyer not to have good and marketable title to such real property interests. The foregoing notwithstanding, any defect in title to an easement or right-of-way will not constitute a Title Defect if the HPL Company’s rights to maintain its pipeline and facilities on, under, and over the involved land are at least equal to industry standard for such rights in Texas and if such defect does not and is not reasonably likely to prohibit or interfere with the use thereof in accordance with past practice.

145. Title Threshold	As defined in Section 5.13 of the Agreement.

146. Transfer Taxes	As defined in Section 7.6 of the Agreement.

147. Transferred Employees	As defined in Section 5.3.1 of the Agreement.

148. Transition Services Agreement	As defined in Section 2.4.1(f) of the Agreement.

149. Valuation Time	The end of the gas day for January 31, 2005, which ends at 9:00 a.m. Central Standard Time on February 1, 2005.

150. Valuation Time Adjustment	As defined in Section 2.2.4(b) of the Agreement.

151. Valuation Time Adjustment Amount	As defined in Section 2.2.4(b) of the Agreement.

152. Valuation Time Estimate	As defined in Section 2.2.4(b) of the Agreement.

153. Verified Bammel Gas Inventory	As defined in paragraph 2.1 of Exhibit 2.2.4 of the Agreement.

154. WARN Act	As defined in Section 5.3.3 of the Agreement.

155. Wells	As defined in Section 2.2.4(c) of the Agreement.

Purchase and Sale Agreement, Exhibit 1.1	Page 13

EXHIBIT 2.2.3

NET WORKING CAPITAL

1.	Net Working Capital will be the net aggregate balance, as of the determination date, of the Current Assets as defined in Section 2 of this Exhibit 2.2.3 less the Current Liabilities as defined in Section 2 of this Exhibit 2.2.3.

2.	“Current Assets” means the current assets of the HPL Entities as of the determination date, including any positive Exchange Imbalances (but excluding (i) intercompany accounts between the HPL Entities, on the one hand, and AEP and its Affiliates, on the other including the AEP System Amended and Restated Non-Utility Money Pool Agreement (ii) the Gas Inventory, (iii) balance sheet accounts reflecting unrealized gains, if any, (iv) federal income Tax receivables and state income or franchise Tax receivables, including refunds or credits of Taxes that are attributable to the HPL Entities or for any Pre-Closing Period and are payable to Sellers or their Affiliates pursuant to the terms set forth in Section 7.4 of the Agreement, and (v) any other Current Assets which Seller will retain under the terms of the Agreement including prepaid insurance, AEP Procurement Card balances and any employee-related balances), in each case as reflected on combined balance sheets of the HPL Entities as of such date as determined pursuant to GAAP, applied in a manner consistent with the preparation of the Financial Statements, except that the exceptions to GAAP described in Section 1 of this Exhibit 2.2.3 will be made. “Current Liabilities” means the current liabilities of the HPL Entities as of the determination date, including any negative Exchange Imbalances and including accruals for state and local property, sales, and excise taxes (but excluding (vi) intercompany accounts between the HPL Entities, on the one hand, and AEP and its Affiliates, on the other including the AEP System Amended and Restated Non-Utility Money Pool Agreement (vii) balance sheet accounts reflecting unrealized losses, if any, (viii) accruals for federal income Taxes, (ix) federal income Taxes or state income or franchise Taxes that are attributable to the HPL Entities for any Pre-Closing Period which are payable by Sellers or their Affiliates pursuant to the terms set forth in Section 7.1.1 of the Agreement, (x) accruals for vacation benefits, and (xi) other current liabilities which Seller will pay under the terms of the Agreement including employee related liabilities and incentive compensation plan accruals), in each case as reflected on the combined balance sheets of the HPL Entities as of such date as determined pursuant to GAAP, applied in a manner consistent with the preparation of the Financial Statements, except that the exceptions to GAAP described in Section 3 of this Exhibit 2.2.3 will be made.

3.	State sales, property, and other excise Taxes will be accrued through the Valuation Time in accordance with GAAP using a level accrual of the liability then expected for the tax period during which the Valuation Time occurs.

Purchase and Sale Agreement, Exhibit 2.2.3	Page 1

EXHIBIT 2.2.4

GAS INVENTORY MATTERS

1.	The following procedures and methods will be used in the determination of the Gas Inventory:

1.1.	If inventory verification pursuant to Section 2.2.4(c) of the Agreement (the “Bammel Gas Inventory Verification”) is performed, but the Verified Bammel Gas Inventory, determined pursuant to paragraph 2.1 of this Exhibit, is not more than 1.03 and not less than 0.97 times that portion of the Gas Inventory as of the Valuation Time that was stored in the Bammel Facilities according to the most current perpetual gas inventory records, then Gas Inventory is as reflected on the HPL Entities’ perpetual gas inventory records.

2.	The following procedures and methods will be used to conduct the Bammel Gas Inventory Verification:

2.1.	The portion of the Gas Inventory as of the Valuation Time that was stored in the Bammel Facilities (the “Verified Bammel Gas Inventory”) will be determined by the following calculation:

2.1.1.	Volume in MMBtus of the Gas Inventory stored in the Bammel Facilities, as of the verification date, as verified by Wells pursuant to Section 2.2.4(c) of the Agreement in accordance with paragraph 2.2 of this Exhibit;

2.1.2.	minus 65.5 BCF cushion gas in MMBtus;

2.1.3.	minus third party inventory in the Bammel Facilities at the Valuation Time in MMBtus as reflected on the perpetual inventory records as adjusted for the Valuation Time.

2.1.4.	minus injections into the Bammel Facilities between the Valuation Time and the verification date in MMBtus as determined from the gas measurement records;

2.1.5.	plus withdrawals from the Bammel Facilities between the Valuation Time and the verification date in MMBtus as determined from the gas measurement records; and

2.1.6.	plus or minus any applicable inventory adjustments occurring between the Valuation Time and the verification date as determined from the gas measurement records.

Purchase and Sale Agreement, Exhibit 2.2.4	Page 1

Volumes will be determined in mmcf and will be converted to MMBtus as follows:

The conversion will be based on the heat content as reflected on Sellers’ perpetual gas inventory records.

2.2.	Procedures for the Bammel Gas Inventory Verification.

The Verified Bammel Gas Inventory will be calculated by Wells using the same methods (including a shut-in period of at least 14 days) and assumptions as were used in the preparation by Wells of its report on the Bammel storage facility dated August 3, 2004.

Purchase and Sale Agreement, Exhibit 2.2.4	Page 2

EXHIBIT 2.4.1(A)

FORMS OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

(GENERAL PARTNER INTERESTS)

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of January 26, 2005, is made and entered into by and between HPL Storage LP, a Delaware limited partnership (“Storage LP”), and HPL Holdings, L.L.C., a Delaware limited liability company (the “Buyer”).

RECITALS

A. Storage LP owns a 1% general partner interest in HPL Consolidation LP, a Delaware limited partnership (the “Partnership”), which constitutes all of the outstanding general partner interests in the Partnership (the “General Partner Interests”).

B. Buyer desires to purchase and acquire the General Partner Interests and agrees to assume certain obligations and liabilities of Storage LP as more fully provided herein.

C. Storage LP, AEP Energy Services Gas Holding Company II, L.L.C., a Delaware limited liability company, and La Grange Acquisition, L.P., a Texas limited partnership (“La Grange”), have made and entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”), dated as of even date herewith, under which such parties have agreed for Storage LP at the Closing to sell and convey to Buyer, as the designee of La Grange, and for Buyer to purchase and acquire from Storage LP, the General Partner Interests, all as more fully provided therein. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Purchase and Sale Agreement.

Now therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Storage LP and Buyer agree as follows:

AGREEMENT

1.1. Assignment of Interests. Pursuant to the Purchase and Sale Agreement and subject to (i) all conditions and restrictions imposed by the partnership agreement of the Partnership upon the assignment contemplated hereby, (ii) all conditions and restrictions imposed by the partnership agreement of the Partnership on the right of Buyer to become a partner in the Partnership or to exercise any rights under the partnership agreement of the Partnership, (iii) all of the LP Sellers’ obligations to the Partnership and its partners under the partnership agreement of the Partnership, and (iv) all restrictions on transfer imposed by applicable securities laws, (A) Storage LP hereby sells, assigns, transfers, and delivers to Buyer the General Partner Interests and (B) Buyer hereby accepts such assignment and fully assumes and agrees to perform and discharge when due all of the obligations and liabilities of Storage LP under the partnership agreement of the Partnership, with respect to the General Partner Interests or otherwise as a general partner of the Partnership, except as otherwise contemplated by the Purchase and Sale Agreement, whether relating to periods of time before or after the date hereof.

ASSIGNMENT AND ASSUMPTION AGREEMENT

(GENERAL PARTNER INTERESTS)

1

1.2. Purchase and Sale Agreement. This Agreement is subject to, in all respects, the terms and conditions of the Purchase and Sale Agreement, and nothing contained herein is meant to enlarge, diminish or otherwise alter the terms and conditions of the Purchase and Sale Agreement or the parties’ duties and obligations contained therein. To the extent there is a conflict between this Agreement and the Purchase and Sale Agreement, the terms of the Purchase and Sale Agreement shall control. It is expressly agreed that the exclusive representations and warranties made with respect to the General Partner Interests are those made by Sellers in the Purchase and Sale Agreement and the exclusive remedies for a failure or breach of any such representation or warranty concerning the General Partner Interests are those provided in and limited by the Purchase and Sale Agreement. All of the warranties and representations provided in the Purchase and Sale Agreement shall survive the execution and delivery of this Agreement, but all other warranties, express or implied, are hereby disclaimed.

1.3. Limited Partnership Agreement Provisions.

(a) On or promptly following the date hereof, Buyer will file, or cause to be filed, with the Secretary of State of Delaware an amendment to the Partnership’s Limited Partnership Certificate to reflect the substitution of Buyer for Storage LP (as applicable) as the sole general partner of the Partnership as a result of the assignment of the General Partner Interests effected by this Agreement.

(b) Storage LP hereby (i) acknowledges that neither the execution and delivery of this Agreement or the Purchase and Sale Agreement, nor the consummation of any transaction contemplated herein or therein, is intended to cause a dissolution of the Partnership under Delaware law or the partnership agreement of the Partnership; and (ii) agrees that the Partnership will not be dissolved as a result of the execution and delivery of this Agreement or the Purchase and Sale Agreement, or the consummation of any transaction contemplated herein or therein.

1.4. Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of New York without regard to the conflict of laws rules of such state.

1.5. Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of Page Intentionally Left Blank]

ASSIGNMENT AND ASSUMPTION AGREEMENT

(GENERAL PARTNER INTERESTS)

2

IN WITNESS WHEREOF, the Storage LP and Buyer have executed this Agreement as of the date first written above.

STORAGE LP:

HPL STORAGE LP, a Delaware limited partnership

By:	HPL Storage Inc., Its general partner

By:
Name:

Title:

BUYER:

HPL HOLDINGS GP, L.L.C.

By:
Name:

Title:

ASSIGNMENT AND ASSUMPTION AGREEMENT (GENERAL PARTNER INTERESTS)	S-1

ASSIGNMENT AND ASSUMPTION AGREEMENT

(LIMITED PARTNER INTERESTS)

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of January 26, 2005, is made and entered into by and among HPL Storage LP, a Delaware limited partnership (“Storage LP”), and AEP Energy Services Gas Holding Company II, L.L.C., a Delaware limited liability company (“AEPES Gas Holding,” and together with Storage LP, the “LP Sellers”), on the one hand, and HP Houston Holdings, L.P, a Delaware limited partnership (the “Buyer”), on the other hand.

RECITALS

A. Storage LP owns a 36% limited partner interest in HPL Consolidation LP, a Delaware limited partnership (the “Partnership”), and AEPES Gas Holding owns a 63% limited partner interest in the Partnership, which, together, constitute all of the outstanding limited partner interests in the Partnership.

B. The LP Sellers desire to sell, and Buyer desires to purchase and acquire from the LP Sellers, a 97% limited partner interest in the Partnership (the “Limited Partner Interests”), and Buyer agrees to assume certain obligations and liabilities of the LP Sellers as more fully provided herein.

C. Storage LP will retain a 2% limited partner interest in the Partnership (the “Retained Interests”).

D. La Grange Acquisition, L.P., a Texas limited partnership (“La Grange”), and the LP Sellers have made and entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”), dated as of even date herewith, which provides for the LP Sellers at the Closing to sell and convey to Buyer, as the designee of La Grange, and for Buyer to purchase and acquire from the LP Sellers, the Limited Partner Interests, all as more fully provided therein. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Purchase and Sale Agreement.

Now therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the LP Sellers and Buyer agree as follows:

AGREEMENT

1.1. Assignment of Interests. Pursuant to the Purchase and Sale Agreement and subject to (i) all conditions and restrictions imposed by the partnership agreement of the Partnership upon the assignment contemplated hereby, (ii) all conditions and restrictions imposed by the partnership agreement of the Partnership on the right of Buyer to become a partner in the Partnership or to exercise any rights under the partnership agreement of the Partnership, (iii) all of the LP Sellers’ obligations to the Partnership and its partners under the partnership agreement of the Partnership, and (iv) all restrictions on transfer imposed by applicable securities laws, (A) the LP Sellers hereby sell, assign, transfer, and deliver to Buyer the Limited Partner Interests and (B) Buyer hereby accepts such assignment and fully assumes

ASSIGNMENT AND ASSUMPTION AGREEMENT

(LIMITED PARTNER INTERESTS)

and agrees to perform and discharge when due all of the obligations and liabilities of the LP Sellers under the partnership agreement of the Partnership, with respect to the Limited Partner Interests or otherwise as a limited partner of the Partnership, except as otherwise contemplated by the Purchase and Sale Agreement, whether relating to periods of time before or after the date hereof.

1.2. Purchase and Sale Agreement. This Agreement is subject to, in all respects, the terms and conditions of the Purchase and Sale Agreement, and nothing contained herein is meant to enlarge, diminish or otherwise alter the terms and conditions of the Purchase and Sale Agreement or the parties’ duties and obligations contained therein. To the extent there is a conflict between this Agreement and the Purchase and Sale Agreement, the terms of the Purchase and Sale Agreement shall control. It is expressly agreed that the exclusive representations and warranties made with respect to the Limited Partner Interests are those made by Sellers in the Purchase and Sale Agreement and the exclusive remedies for a failure or breach of any such representation or warranty concerning the Limited Partner Interests are those provided in and limited by the Purchase and Sale Agreement. All of the warranties and representations provided in the Purchase and Sale Agreement shall survive the execution and delivery of this Agreement, but all other warranties, express or implied, are hereby disclaimed.

1.3. Limited Partnership Agreement Provisions. Each of the LP Sellers hereby (i) acknowledges that neither the execution and delivery of this Agreement or the Purchase and Sale Agreement, nor the consummation of any transaction contemplated herein or therein, is intended to cause a dissolution of the Partnership under Delaware law or the partnership agreement of the Partnership; and (ii) agrees that the Partnership will not be dissolved as a result of the execution and delivery of this Agreement or the Purchase and Sale Agreement, or the consummation of any transaction contemplated herein or therein.

1.4. Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of New York without regard to the conflict of laws rules of such state.

1.5. Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of Page Intentionally Left Blank]

ASSIGNMENT AND ASSUMPTION AGREEMENT

(LIMITED PARTNER INTERESTS)

2

IN WITNESS WHEREOF, the LP Sellers and Buyer have executed this Agreement as of the date first written above.

LP SELLERS:

HPL STORAGE LP, a Delaware limited partnership

By:	HPL STORAGE, INC., its general partner

By:
Name: Ronald A. Erd
Title: President

AEP ENERGY SERVICES GAS HOLDING COMPANY II, L.L.C.

By:	HPL Storage LP, its Sole Member

	By:	HPL Storage, Inc., its General Partner

By:
Name: Ronald A. Erd
Title: President

BUYER:

HP HOUSTON HOLDINGS, L.P., a Delaware limited partnership

By:	HPL Holdings GP, L.L.C., its general partner

By:
Name:

Title:

ASSIGNMENT AND ASSUMPTION AGREEMENT

(LIMITED PARTNER INTERESTS)

General Partner Consent

This Agreement, and the assignment of the Limited Partner Interests of the Partnership by the LP Sellers to Buyer hereunder, is hereby acknowledged and accepted in all respects, and the admission of Buyer as a limited partner of the Partnership is hereby approved.

HPL HOLDINGS GP, L.L.C.

By:
Name:
Title:

ASSIGNMENT AND ASSUMPTION AGREEMENT

(LIMITED PARTNER INTERESTS)

General Partner Consent

EXHIBIT 2.4.1(E)

FORM OF OPTION AGREEMENT

OPTION AGREEMENT

This Option Agreement (this “Agreement”) is entered into to be effective as of the 26th day of January, 2005 (the “Effective Date”) by and between HPL Storage LP, a Delaware limited partnership (“Storage LP”) and HP Houston Holdings, L.P., a Delaware limited partnership (“Buyer”).

RECITALS

A.	Pursuant to that certain Purchase and Sale Agreement among Storage LP and AEP Energy Services Gas Holding Company II, L.L.C. as Sellers and La Grange Acquisition, L.P. (“La Grange”), as Buyer, dated as of January 26, 2005 (the “Purchase Agreement”) Sellers sold to La Grange, or its designee, general and limited partner interests in HPL Consolidation LP, a Delaware limited partnership (“HPL Consolidation”).

B.	Storage LP retained a two percent (2%) limited partner interest in HPL Consolidation, as such interest may be diluted under the terms of HPL Consolidation’s partnership agreement. The two percent (2%) retained limited partner interest owned by Storage LP in HPL Consolidation, as such interest may be diluted, is hereinafter referred to as the “Retained Interest”. Buyer has no rights or obligations with respect to the Retained Interest except as expressly set forth herein.

C.	Storage LP and Buyer wish to set forth in this Agreement the terms and conditions under which Storage LP may consummate the sale of the Retained Interest.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	GRANT OF OPTION

Buyer hereby grants to Storage LP the absolute and unconditional right and option (the “Option”) to require Buyer to purchase, on the terms and conditions hereinafter set forth, all, but not less than all, of the Retained Interest. This Option shall commence on the one hundred and eighty first (181st) day following the Effective Date of this Agreement and shall continue until terminated in accordance with Article 7 of this Agreement. This Option is solely Storage LP’s option to require Buyer to purchase the Retained Interest; Buyer has no other rights or obligations with respect to the Retained Interest except as expressly set forth in this Agreement.

2.	PURCHASE PRICE AT GRANT

Upon the Effective Date of this Agreement, Storage LP shall pay Buyer, as an Option premium (the “Option Premium”), an amount equal to Ten Thousand and No/100 Dollars ($10,000.00) in immediately available funds. The Option Premium shall be non-refundable and shall under no circumstances offset the Purchase Price (as defined below).

Option Agreement

3.	EXERCISE OF OPTION

The Option granted herein may be exercised by delivery of written notice to the Buyer by Storage LP and to the general partner of HPL Consolidation at least thirty (30) days prior to date on which Storage LP intends to exercise the Option. Storage LP’s written notice shall include a statement that Storage LP intends to exercise the Option and the date on which Storage LP intends to close the Option transaction.

4.	GOVERNMENTAL APPROVAL

Upon the exercise of the Option, Storage LP and Buyer shall, to the extent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) cooperate in promptly filing with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed under the HSR Act concerning the exercise of the Option and promptly complying with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions. In addition, Storage LP and Buyer shall cooperate in giving required notice to the Office of the Attorney General of the State of Texas. The filing fees payable in connection with the filings required by the HSR Act and notice to Office of the Attorney General of the State of Texas, if any, shall be borne equally by Storage LP, on the one hand, and Buyer, on the other hand. The purchase and sale of the Retained Interest under this Agreement shall be contingent upon the satisfaction of any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by the exercise of the Option and clearance under the HSR Act and the successful resolution of any inquiry initiated by the Office of the Attorney General of the State of Texas.

5.	PURCHASE PRICE AT EXERCISE

The purchase price (the “Purchase Price”) shall be Sixteen Million Five Hundred Sixty Thousand ($16,560,000).

6.	CLOSING

6.1.	The closing of the Option transaction (the “Closing”) shall occur at the principal offices of Buyer or such other place as mutually agreed to by the parties. The closing date shall be the date specified in Storage LP’s notice pursuant to Article 3 hereof; provided; however, that in no event shall such Closing occur later than (i) forty-five (45) days following the date on which the exercise notice is sent pursuant to Article 3 hereof or (ii) such longer period of time as is necessary for the consummation of the Option transaction to receive clearance under the HSR Act and to resolve any investigations or proceedings regarding the Option transaction brought by the Office of the Attorney General of the State of Texas under Texas anti-trust law.

6.2.	At Closing, Storage LP and Buyer shall execute a Transfer and Assignment of Partner Interest substantially in the form attached hereto as Exhibit A (which is incorporated herein by reference), the delivery of which will be a condition to Buyer’s obligations to close.

Option Agreement	Page 2

6.3.	At Closing, Buyer shall remit to Storage LP, and it shall be a condition to Storage LP’s obligations to close, in immediately available funds, the Purchase Price.

7.	TERMINATION

The Option shall terminate on the last day of the 18th month following the Effective Date of this Agreement.

8.	MISCELLANEOUS

8.1.	Non-Transferable.

The Option granted by this Agreement is non-transferable in any manner whatsoever, and neither party may assign any of its rights, duties or obligations under this Agreement, provided, however; that Buyer may assign this Agreement in accordance with Section 8.2.

8.2.	Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and no party shall be liable or bound to any party in any manner by any warranties, representations, or covenants except as specifically set forth in this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. This Agreement may not be assigned by either party hereto without the prior written consent of the other party (such consent not to be unreasonably withheld); provided, however, that Buyer may assign this Agreement to any of its Affiliates without the consent of Storage LP. The assignment of this Agreement will not release Buyer from its obligation hereunder as a primary obligor.

8.3.	Governing Law.

This Agreement shall be governed by and construed under the laws of the State of New York applicable to agreements made and fully performable therein, without regard to principles of conflicts of laws.

8.4.	Modification; Waiver.

No modification or amendment of any provision of this Agreement shall be effective unless in writing and approved by each of the parties hereto, and no consent or waiver of any provision of this Agreement or departure therefrom shall be effective unless in writing and executed by the party against which such consent or waiver is effective. A waiver of one circumstance will not constitute a waiver of any other circumstance.

[Remainder of page intentionally left blank.]

Option Agreement	Page 3

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective the 26 th day of January, 2005.

STORAGE LP		BUYER

HPL Storage LP		HP Houston Holdings, L.P.

By:	HPL Storage, Inc.	By:	HPL Holdings GP, L.L.C.
Its:	General Partner	Its:	General Partner

By:		By:
Name:	Ronald A. Erd	Name:
Title:	President	Title:

Option Agreement	Page S-1

EXHIBIT A

FORM OF

TRANSFER AND ASSIGNMENT

OF PARTNER INTEREST

IN HPL CONSOLIDATION LP

This Transfer and Assignment of Partner Interest in HPL Consolidation LP (this “Assignment”) is made effective as of the      day of                 , 200     (the “Effective Date”) by and between HPL Storage LP, a Delaware limited partnership (“Assignor”) and HP Houston Holdings, L.P., a Delaware limited partnership (“Assignee”). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in that certain Amended & Restated Agreement of Limited Partnership of HPL Consolidation LP, dated January 26, 2005                      (as amended, the “Partnership Agreement”).

RECITALS

A.	Assignor is a Limited Partner in HPL Consolidation LP (the “Partnership”).

B.

Assignor wishes to transfer and assign to Assignee 100% of Assignor’s limited partnership interest in the Partnership (representing [2%][1] of the total partner interests in the Partnership) (the “Transferred Interest”), and Assignee wishes to accept the transfer and assignment of the Transferred Interest and assume Assignor’s obligations under the Partnership Agreement with respect to such Transferred Interest.

C.	No consent is required under the terms and conditions of the Partnership Agreement to consummate this Assignment.

In consideration of the mutual promises, representations, warranties, covenants, and conditions set forth in this Assignment, the parties to this Assignment agree as follows:

1.	DEFINITIONS

As used in this Assignment, terms not otherwise defined in this Assignment and defined in Exhibit 1 hereto have the meanings set forth therein.

2.	ASSIGNMENT AND CONSIDERATION

2.1.	Assignment and Assumption.

Assignor is a Limited Partner in the Partnership. Assignor hereby transfers and assigns to Assignee, to have and to hold, the Transferred Interest and all appurtenances thereto in anywise belonging unto said Assignee, its representatives, successors and assigns forever, and Assignor does hereby bind itself, its successors and assigns, to warrant and forever defend the Transferred Interest, including Assignor’s Capital Account, unto said Assignee, its representatives, successors and assigns forever against any person whomsoever lawfully claiming or to claim the same.

1	This 2% may need to be updated at the closing of the option transaction if the LP Interest has been diluted.

Option Agreement	Exhibit A, Page 1

This Assignment is made subject to (a) all conditions and restrictions imposed by the Partnership Agreement upon the assignment contemplated hereby; (b) all conditions and restrictions imposed by the Partnership Agreement on the right of Assignee to become a partner in the Partnership or to exercise any rights under the Partnership Agreement; (c) all of Assignor’s obligations to the Partnership and its partners under the Partnership Agreement and all liens or security interests created in the Partnership Agreement to secure the performance thereof; and (d) all restrictions on transfer imposed by applicable securities laws.

By the acceptance of this Assignment, Assignee assumes and promises to keep and perform each and every obligation of Assignor, now existing or arising hereafter, under the Partnership Agreement.

Upon the Effective Date of this Assignment, Assignor shall cease to have any right, title or interest, including any rights or obligations under the Partnership Agreement with respect to the Transferred Interest and shall cease being a Partner in the Partnership.

2.2.	Consideration.

In consideration for Assignor’s transfer and assignment of the Transferred Interest to Assignee, Assignee shall pay Assignor, contemporaneous with the execution of this Assignment, total consideration equal to the Purchase Price (as defined in the Option Agreement between the parties of even date herewith).

3.	PARTNERSHIP TO CLOSE BOOKS

As of the Effective Date, the Partnership, for accounting purposes only, shall close its books to determine all items of Partnership income, gain, loss and deduction up to the date of such closing of the books. All items of Partnership income, gain, loss and deduction allocable to the Transferred Interest up through the Effective Date shall be allocated to Assignor. The Partnership shall issue an IRS Form K-1 to Assignor to reflect that allocation of such income, gain, loss and deduction. All items of Partnership income, gain, loss and deduction with respect to the Transferred Interest after the Effective Date shall be allocated to Assignee.

Option Agreement	Exhibit A, Page 2

4.	WARRANTIES, REPRESENTATIONS AND COVENANTS OF ASSIGNOR

Assignor hereby warrants and represents to, and covenants with Assignee as follows:

4.1.	Warranty of Title.

Assignor has full legal and equitable title to its Transferred Interest, free and clear of all liens and Encumbrances, and there are no restrictions on transfer and assignment of the Transferred Interest other than any Encumbrance securing any obligation of Assignee or any of its Affiliates.

4.2.	No Conflict.

The execution and delivery of this Assignment by Assignor will not, directly or indirectly (with or without notice or lapse of time): breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any indenture, mortgage, lease, note, or other material contract or other instrument to which such Assignor is a party or by which its properties may be bound.

4.3.	No Third Party Consents.

Assignor is not required to give any notice to or obtain any consent, approval, permit, license, franchise, or other authorization, or a variance or exemption therefrom or waiver thereof from any Governmental Authority or other Person in connection with the execution and delivery of this Assignment.

4.4.	Organization and Good Standing of Assignors.

Assignor is duly formed, validly existing and in good standing, as applicable, under the laws of its state of formation, with full limited partnership power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Assignment and to otherwise undertake the transactions contemplated hereby.

4.5.	Enforceability; Authority; No Conflict; No Consent Requirements with Respect to Assignors.

This Assignment constitutes the legal, valid, and binding obligation of Assignor, enforceable against it in accordance with its terms except as such enforceability may be limited by General Exceptions to Enforceability. Neither the execution and delivery of this Assignment nor the consummation or performance of any of the transactions contemplated thereby by Assignor will breach (i) any provision of any of the Governing Documents of Assignor or (ii) any resolution adopted by the equity holders or governing bodies of Assignor.

Assignor has the full right, power and authority to execute and deliver this Assignment, to perform its obligations under this Assignment, and to carry out the transactions contemplated thereby, and such actions have been duly authorized by all necessary action by Assignor’s governing body and by Assignor’s equity holders.

Option Agreement	Exhibit A, Page 3

Neither the execution and delivery of the this Assignment nor the consummation or performance of any of the transactions contemplated thereby by Assignor will:

4.5.1.	violate any Applicable Law to which Assignor is subject; or

4.5.2.	result in the imposition or creation of any Encumbrance other than Permitted Encumbrances upon or with respect to any of the Transferred Interest to be sold by Assignor.

4.6.	No Litigation Against Assignor.

There is no pending or, to Assignor’s Knowledge, threatened Proceeding by or against Assignor or any of their Affiliates that challenges, or seeks to restrain, delay, or prohibit the transactions contemplated by this Assignment. To the Knowledge of Assignor, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. There is not in effect any order, judgment, or decree of any Governmental Authority enjoining, barring, suspending, prohibiting, or otherwise limiting Assignor from undertaking the transactions contemplated by this Assignment.

5.	WARRANTIES, REPRESENTATIONS AND COVENANTS OF ASSIGNEE

Assignee hereby warrants and represents to, and covenants with, Assignor as follows:

Assignee is duly formed, validly existing and in good standing, as applicable, under the laws of its state of formation, with full limited partnership power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Assignment.

6.	SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

All covenants, agreements, representations, and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the execution date of this Assignment for the applicable statute(s) of limitations.

7.	INDEMNIFICATION

7.1.	Assignor Indemnification.

Assignor hereby agrees to indemnify and hold Assignee harmless against any third party claims resulting in any loss, damage, or expense (including reasonable attorney’s fees, expenses and costs) resulting from (a) any breach in any material respect by Assignor of the provisions of this Assignment; and (b) any breach in any material respect of any of the representations, warranties, or covenants made by Assignor herein.

Option Agreement	Exhibit A, Page 4

7.2.	Assignee Indemnification.

Assignee hereby agrees to indemnify and hold Assignor harmless against any third party claims resulting in any loss, damage, or expense (including reasonable attorney’s fees, expenses and costs) resulting from (a) any breach in any material respect by Assignee of the provisions of this Assignment; and (b) any breach in any material respect of any of the representations, warranties, or covenants made by Assignee herein.

8.	MISCELLANEOUS

8.1.	Merger and Integration; Binding on Successors; No Third Party Beneficiaries.

This Assignment, together with the Option Agreement, sets out the entire understanding of the parties with respect to the matters it purports to cover and supercedes all prior communications, agreements and understandings, whether written or oral, concerning such matters. No party will be liable or bound to any party in any manner by any warranties, representations, or covenants other than those set forth in this Assignment. The terms and conditions of this Assignment will inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Assignment, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Assignment, except as expressly provided in this Assignment.

8.2.	Governing Law; Jurisdiction and Venue.

THE INTERPRETATION AND CONSTRUCTION OF THIS ASSIGNMENT AND THE RIGHTS OF THE PARTIES HEREUNDER WILL BE INTERPRETED, CONSTRUED, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF THE COURTS OF SUCH JURISDICTION IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT AGAINST IT RELATED TO OR IN CONNECTION WITH THIS ASSIGNMENT HEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW (AND ASSUMING EFFECTIVE SERVICE OF PROCESS), EACH PARTY HERETO HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION, OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION, OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION, OR PROCEEDING IS IMPROPER, OR THAT THIS ASSIGNMENT MAY NOT BE LITIGATED IN OR BY SUCH COURT. EACH PARTY HERETO AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR ADMINISTRATIVE NOTICE SET FORTH HEREIN OR ANY OTHER METHOD AUTHORIZED BY THE LAWS OF NEW YORK.

Option Agreement	Exhibit A, Page 5

8.3.	Forbearance and Waiver.

Except where a specific time period is provided hereunder for the exercise of a right or remedy, any party’s forbearance in the exercise or enforcement of any right or remedy under this Assignment will not constitute a waiver thereof, and a waiver under one circumstance will not constitute a waiver under any other circumstance.

8.4.	Amendment.

No amendment to this Assignment will be valid or binding unless and until reduced to writing and executed by each party’s authorized representative.

8.5.	Attorney’s Fees.

In the event of any suit, action, or arbitration proceedings (whether based on contract, tort, or any other theory of liability) to enforce any provision of this Assignment, to recover damages for a breach hereof, or to secure or preserve the rights of any party against any other party to any property which is the subject of this Assignment, the prevailing party will be entitled to recover reasonable attorney fees (other than fees computed on a contingency fee basis), court costs and expenses of arbitration and litigation expended in the prosecution or defense thereof.

8.6.	Schedules and Exhibits.

All Schedules and Exhibits hereto are incorporated herein by reference and made a part of this Assignment. Any fact or item which is disclosed in any part of any Schedule or Exhibit hereto or the notes thereto will be deemed to have been disclosed in every part of such Schedules and Exhibit where it is reasonably apparent that such fact or item is relevant to the matters there under consideration, notwithstanding the omission of a reference or cross-reference thereto.

8.7.	Captions.

Captions are set forth herein merely for convenience, and shall not be deemed dispositive in the construction of this instrument.

8.8.	Partial Invalidity.

Any invalidity, illegality or unenforceability of any provision of this Assignment in any jurisdiction will not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and will not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

Option Agreement	Exhibit A, Page 6

8.9.	Multiple Counterparts.

This Assignment may be executed by the parties in multiple original counterparts, and each such counterpart will constitute an original hereof.

[SIGNATURE PAGES ATTACHED HERETO]

Option Agreement	Exhibit A, Page 7

IN WITNESS WHEREOF, this Assignment is entered into to be effective as of the Effective Date.

ASSIGNOR:

HPL Storage LP

By:	HPL Storage, Inc. its general partner

By:
Name:
Title:

ASSIGNEE:

HP HOUSTON HOLDINGS, L.P.

By:	HPL HOLDINGS GP, L.L.C. its general partner

By:
Name:
Title:

Option Agreement	Page 8

EXHIBIT 1

ADDITIONAL DEFINITIONS

Terms defined in this Exhibit 1 will have the meanings set forth in this Exhibit.

TERM	DEFINITION

1. Affiliate	An “Affiliate” of a Person is any Person directly or indirectly controlling, controlled by, or under common control with the first such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

2. Applicable Law	Any statute, law, ordinance, executive order, rule, or regulation (including a regulation that has been formally promulgated in a rule making proceeding but, pending final adoption, is in proposed or temporary form having force of law); guideline or notice having force of law; or approval, permit, license, franchise, judgment, order, decree, injunction, or writ of any Governmental Authority applicable to a specified Person or specified property, as in effect from time to time.

3. Encumbrance	Any lien, security interest, mortgage, pledge, hypothecation, assignment, easement, right-of-way, servitude, other encumbrance, equitable interest, charge, restrictive covenant, mineral interest, community or other marital property interest, right of first refusal or similar restriction, option, contractual provision, provision of Governing Documents, provision of Applicable Law, or other restriction or matter affecting title to the involved property or the freedom to dispose of any interest in or use the involved property or exercise voting rights associated therewith.

4. General Exceptions to Enforceability	Limitations on or exceptions to the enforceability of an agreement or instrument by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights, or (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether such agreement or instrument is sought to be enforced in a proceeding at law or in equity).

Option Agreement	Page 9

5. Governmental Authority	Any federal, state, foreign, tribal, local, or municipal governmental body; and any governmental, regulatory, or administrative agency, commission, body, agency, instrumentality, or other authority exercising or entitled to exercise any executive, judicial, legislative, administrative, regulatory, or taxing authority or power, including any court or other tribunal.

6. Governing Documents	With respect to a particular Person, (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement or regulations; (v) if another type of Person, any other charter or similar document promulgated, adopted, or filed in connection with the creation, formation, or organization of the Person; (vi) all equityholders’ agreements, voting agreements, voting trust instruments, joint venture agreements, registration rights agreements, or other agreements or documents relating to the organization, management, or operation of the Person or relating to the rights, duties, or obligations of the equityholders of the Person, and (vii) any amendment or supplement to any of the foregoing.

7. Knowledge	As to Assignor, “Knowledge” means the actual knowledge of any of the individuals presently serving officer, member of the board of directors, or limited liability company manager of Assignor or its general partner, and the knowledge that such individual would have obtained as a result of the proper operation of reporting procedure concerning the business of Assignor that was not grossly negligent.

8. Permitted Encumbrance	Any Encumbrance securing any obligation of Buyer or any of its Affiliates.

9. Person	Any individual, corporation, partnership, limited liability company, other business organization of any kind, association, trust, or governmental entity, agency, or instrumentality.

10. Proceeding	Any action, arbitration proceeding, audit, hearing, investigation, inquiry, litigation, or suit (in each such case whether civil, criminal, administrative, judicial, or investigative and whether formal or informal, public or private) commenced, brought, conducted, or heard by or before any Governmental Authority or arbitrator.

Option Agreement	Page 10

EXHIBIT 2.4.1(F)

FORM OF TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is entered into as of January 26, 2005 (the “Effective Date”), by and between AEP Energy Services, Inc. (“Provider”) and La Grange Acquisition, L.P. (“Company”).

RECITALS

A.	HPL Storage LP and AEP Energy Services Gas Holding Company II, L.L.C. (“Sellers”) are selling to Company all of the general partner interests and all but two percent (2%) of the limited partner interests in HPL Consolidation LP (the “Purchased Interests”) pursuant to a certain Purchase and Sale Agreement (the “Purchase Agreement”) dated as of January 26, 2005, between Sellers and Company.

B.	In connection with the sale and purchase of the Purchased Interests, each party hereto desires that Provider provide to Company (1) the services of certain employees, (2) certain limited access to the computer, information, and communication systems and facilities of Provider, and (3) the use of certain articles of personal property and rights of occupancy of certain leased premises pending the assignment of those leases. Provider has agreed to provide such services, access, and property rights to Company in accordance with the terms and conditions of this Agreement; and

C.	Under this Agreement, the parties desire to make arrangements for the Company’s purchase of the personal property described above and for the assignment of the above-described leases to the Company.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.	RULES OF CONSTRUCTION; DEFINITIONS

1.1.	Definitions.

As used in this Agreement, terms defined in Exhibit 1.1 have the meanings set forth therein, and capitalized terms used herein or in Exhibit 1.1 not otherwise defined herein or in Exhibit 1.1 shall have the meanings set forth in the Purchase Agreement or, to the extent they are accounting terms, they will have the meanings set forth in GAAP.

1.2.	Rules of Construction.

Unless the context of this Agreement requires otherwise, the plural includes the singular, the singular includes the plural, and “including” has the inclusive meaning of “including without limitation.” The words “hereof,” “herein,” “hereby,” “hereunder” and other similar terms of this Agreement refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement. All pronouns and any

Transition Services Agreement	Page 1

variations thereof will be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require. Unless otherwise expressly provided, any agreement, instrument or Applicable Law defined or referred to herein means such agreement or instrument or Applicable Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor law and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

2.	EMPLOYEES; ACCESS; PROPERTIES

2.1.	Services of the Employees.

Subject to the provisions of Section 5.2 hereof, Provider shall employ and pay the employees included in the Closing Workforce, which are identified on Schedule 2.1 attached hereto (each, an “Employee,” and, collectively, the “Employees”), and Company or its Affiliates shall direct and manage the Employees to provide Company or its Affiliates with the services Company or its Affiliates desire the Employees to provide, which services shall not be substantially different from the services as were provided by such Employees immediately prior to the Effective Date (the “Services”). Company shall not direct or manage the Employees in any manner that results in a violation of Applicable Law.

Provider will not charge for Employees to the extent that their services under this Agreement are devoted to services for the primary benefit of AEP or its Affiliates.

2.2.	Access.

Provider shall provide or cause to be provided to Company or its Affiliates the access to employees, computer systems, information systems, and communication systems and facilities set forth in Schedule 2.2 (the “Access”). Such Access will be limited to the employees, computer systems, information systems, and communication systems and facilities expressly identified in Schedule 2.2 for purposes of conducting the Business after Closing, and all risks and costs resulting from such limitations will be borne by Company. Except as required by this Agreement for the development and implementation of the Migration Plan, Provider will have no obligation to provide personnel who are trained in the Access except to the extent that such personnel were included in the Closing Workforce and remain employed by Provider.

2.3.	Properties.

For a period of 100 days commencing on the Effective Date, Provider shall, at its expense, use commercially reasonable efforts to (a) assign or cause to be assigned to Company certain licenses for computer software applications that are presently licensed to Provider or its Affiliates in connection with the Business identified in Schedule 2.3 hereto, (b) at its election, assign or sublease existing leases of the personal property set forth on Schedule 2.3 hereto (and obtain all necessary consents for such assignment or sublease) or purchase such personal property from third parties,

Transition Services Agreement	Page 2

and (c) at its election, assign or sublease all leases of real property set forth on Schedule 2.3 hereof (and obtain all necessary consents to such assignment or sublease) (collectively, the “Properties”), in accordance with the timetable and prices set forth on such Schedule.

If Provider is unable to effect the assignment described in clause (a) above with respect to any such software application within the above-referenced 100 day period, Provider will obtain for Company or its designee at Provider’s sole expense a license of the current release of that software application product, sufficient to support the use historically made of that application by the HPL Entities. Provider will have no obligation or liability to Company or any of its Affiliates if Company is unable to effect the assignment or purchase of the personal property described in clause (b) above within the above-referenced 100 day period.

Subject to Section 2.3, in accordance with the timetable set forth on Schedule 2.3 hereof, Company shall (a) assume the software licenses set forth on Schedule 2.3 hereof that are assigned to the Company, (b) assume or sublease the leases for the personal property set forth on Schedule 2.3 hereof that are assigned to the Company or purchase such personal property from Provider if Provider purchases it, and (c) assume or sublease all leases of real property set forth on Schedule 2.3 hereof.

2.4.	Impracticability.

Provider shall not be required to provide any Employee, Access, or Property to the extent that, and so long as, the provision of such Employee, Access, or Property (a) becomes impracticable, in a material respect, as a result of Force Majeure, (b) would require Provider to violate any Applicable Laws, or (c) would result in the breach of any agreement or other applicable contract existing on the Effective Date. The Term of this Agreement shall not be extended by the amount of time such condition described in this Section 2.4 exists.

2.5.	Information to be Furnished to Provider.

Company agrees to provide Provider in a timely manner with responses to requests for decisions, information, and policy declarations necessary for, or reasonably requested by Provider to provide the Employees, Access, and Properties required to be provided by Provider hereunder. Without limitation of the foregoing, Company agrees to provide Provider with all decisions, information, and policy declarations necessary to effect compliance with the Fair Labor Standards Act. Notwithstanding anything in this Agreement to the contrary, Provider’s obligations hereunder shall be suspended to the extent that, and so long as, the performance thereof is prevented or hindered by Company’s failure to provide timely decisions, information, or policy declarations and Provider has notified Company in writing of such failure. The Term of this Agreement shall not be extended by the amount of time such failure of Company described in this Section 2.5 exists.

Transition Services Agreement	Page 3

2.6.	No Additional Resources.

In providing the Employees, the Access, and the Properties, Provider shall not be obligated to (a) hire any additional employees (including to replace any Employee whose employment terminates for any reason during the Term of this Agreement), (b) maintain the employment of any specific Employee, or (c) purchase, lease or license any additional equipment or materials.

3.	MIGRATION PLAN

Within 30 days following the Effective Date, the parties will develop a written plan (the “Migration Plan”) that will (a) identify those elements of the AEP infrastructure that are presently used by the computer systems, information systems, and communication systems used in the Business, (b) specify a procedure to migrate each such system off the AEP infrastructure, including a specification of any replacement infrastructure that is to be put in place or used, (c) for each such system specify a deadline for the implementation of the migration1, and (d) for each such system give a specification of what migration costs are to be borne by Provider, all other costs being borne by Company. The parties hereto agree that the migration costs to be borne by Provider with respect to any such system will not exceed the costs that would be incurred to migrate that system into the present infrastructure of the HPL Entities, without significant interconnection to or integration with any other infrastructure. The parties agree to implement any Migration Plan developed by mutual agreement.

If the parties do not complete a mutually agreed, written Migration Plan within that 30 day period, or any extended period to which the parties may agree in writing, either party shall have the right on written notice to the other party to have the parties hereto jointly engage Insource Technology Corp. or another mutually acceptable independent consulting firm to develop the Migration Plan. The costs of such consultant’s services will be paid  1/2 by Provider and  1/2 by Company. The parties agree to implement the Migration Plan as developed by the consulting firm.

4.	TERM AND TERMINATION

4.1.	Term.

Employees will be provided under Section 2.1 for 100 days following the Effective Date. Access will be provided under Section 2.2 to a particular item specified in Schedule 2.2 for the period set out in that Schedule or, if longer, until the deadline for the migration of that item off of the AEP infrastructure in accordance with the Migration Plan (whether or not the migration is then complete, but taking into account any extensions of that deadline at Company’s election as a result of any breach of the Migration Plan by Provider).

[1]

Because of the way the Migration Plan relates to the term of this Agreement, it will be appropriate to provide that the deadline for migration would be extended, at Company’s election, for any delay caused by a breach of the Migration Plan by Provider.

Transition Services Agreement	Page 4

4.2.	Termination.

This Agreement or the provision of any particular Employee, Access, or Properties may be terminated by the mutual written consent of the parties at any time. Either party may terminate this Agreement if (a) the other party defaults under this Agreement in any material respect and (b) such default is not cured within 30 days after such defaulting party receives written notice of such default.

5.	COMPENSATION

5.1.	Charges For Employees and Properties.

Except as otherwise provided in this Agreement or in any Schedule to this Agreement with respect to any particular Employee, Company will reimburse Provider, as full consideration for the provision of any Employee, for all Employee Costs and reasonable out-of-pocket expenses incurred by Provider (including expense reimbursements to employees in conformity with Company’s employee expense reimbursement plan) in providing such Employee after January 31, 2005. For purposes of this Agreement, “Employee Costs” of a particular Employee shall be equal, on a per diem basis, to the following: 135% of that Employee’s actual annual compensation (as such compensation, including previously-scheduled increases in compensation, has been previously disclosed to Company pursuant to the Purchase Agreement), divided by 2080, multiplied by 8. Company will purchase and pay for the Properties according to the prices set forth on Schedule 2.3 hereof. Company will also pay any sales or excise taxes imposed on all transactions under this Agreement.

5.2.	Retention or Release of Employees.

At any time and from time to time during the Term, and in accordance with the terms of the Purchase Agreement and Exhibit 5.3.1(a) thereto, Company shall determine, in its sole discretion, which Employees to whom it desires to make Offers of Employment. If Company makes an Offer of Employment to an Employee, and such Employee accepts Company’s Offer of Employment, such Employee becomes a Transferred Employee under the Purchase Agreement. As of the Hire Date of such Transferred Employee, such Transferred Employee will receive the compensation and other benefits set forth in Section 5.3 of the Purchase Agreement, and Company shall have no further obligation to pay to Provider the Employee Costs associated with such Employee. In the event that Company desires to release from this Agreement any Employee, Company shall provide Provider written notice thereof in accordance with the Purchase Agreement. On the fifteenth day following the date of such written notice (such Employee’s “Release Date”), such Employee shall be released from the operation of this Agreement, and Company shall no longer have any obligation to pay the Employee Costs associated with such Employee. In the event that an Employee terminates his or her employment for any reason prior to his Hire Date or Release Date, upon the effective date of such termination (such Employee’s “Termination Date”), Company shall no longer have any obligation to pay the Employee Costs associated with such Employee. Upon the Hire Date, Release Date, or Termination

Transition Services Agreement	Page 5

Date of any Employee, Provider shall no longer have an obligation to provide, and Company shall have no payment obligation to Provider hereunder for, such Employee (or any substitute employee) or the Services or Access to the extent associated with such Employee.

5.3.	Charges for Access.

There will be no reimbursement by Company to Provider associated with providing Access other than (a) reimbursement of Provider’s reasonable out-of-pocket costs, if any, incurred as a result of providing such Access and associated direct payroll costs for personnel not included in Employees allocable to the provision of such Access under the cost allocation policies and practices historically used in allocating such costs to the Business before the Effective Date, and (b) reimbursement in accordance with, but not in addition to payment obligations of the Company under, Section 5.1 for the provision of any Employees of Provider rendered in connection therewith. Notwithstanding anything to the contrary contained in this Agreement, in no event will Company be responsible to Provider for any additional fees or other costs over Provider’s or its Affiliates’ current license or lease fees imposed by a licensor of the software systems identified on Schedule 2.2 hereof as a result of the provision by Provider to Buyer of the Access to the software systems under this Agreement.

5.4.	Payment Terms.

Provider shall bill Company monthly for all charges pursuant to this Agreement. Such bills shall be accompanied by reasonable documentation supporting such charges. Such invoices shall be paid within 10 days after receipt. Late payments shall bear interest at the Borrowing Rate. Provider may suspend its performance of this Agreement at any time, and for such time, as undisputed charges due to such party remain outstanding more than 30 days after the receipt by Company of any such invoice. The Term of this Agreement shall not be extended by the amount of time of any suspension under this Section 5.4.

6.	GENERAL OBLIGATIONS; STANDARD OF CARE

6.1.	Performance Standards.

Company shall have all right and responsibility to direct and manage the activities of the Employees. Provider shall have no right or responsibility with regard to the Employee’s activities and shall have no obligation to ensure that any degree of care or skill is taken by the Employees or with respect to their work product.

6.2.	DISCLAIMER OF WARRANTIES.

EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN THE PURCHASE AGREEMENT, PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE EMPLOYEES, THE PERFORMANCE OF THE EMPLOYEES, THE SERVICES, THE RESULTS OF THE SERVICES, THE PROPERTIES, OR PROVIDER’S PERFORMANCE HEREUNDER.

Transition Services Agreement	Page 6

6.3.	Indemnification by Company.

Company shall defend, indemnify, and hold Provider, its Affiliates and respective successors and permitted assigns, and their respective shareholders, members, partners (general and limited), officers, directors, managers, employees, agents, and representatives, and each of their heirs, executors, successors, and assigns harmless from and against and in respect of any and all Damages incurred by such party which arise out of, or result from(a) a breach of this Agreement by Company, (b) the performance by Provider of any of its duties, and the exercise of any of its rights, under Sections 2.1 or 2.2 hereof or Company’s use and occupancy of Properties, in each such case in accordance with the terms hereof in all material respects, (c) the performance of any Services by the Employees, or (d) any claim of any Employee under Applicable Law arising out of Company’s direction or management of such Employee or out of Company’s operation of the Business, other than liabilities arising from the gross negligence or willful misconduct of Provider or any of its Affiliates.

6.4.	Good Faith Cooperation.

The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Employees, Services, Access, and Properties.

7.	RELATIONSHIP BETWEEN THE PARTIES

The relationship between the parties established under this Agreement with respect to Employees, Access, Properties, and Services is that of independent contractors, and neither party shall be deemed an employee, agent, partner, or joint venturer of or with the other. Provider will, subject to reimbursement pursuant to Article 5, be solely responsible for the payment of any employment-related taxes, insurance premiums, or employment benefits in respect of the provision of the Employees under this Agreement.

8.	FORCE MAJEURE

“Force Majeure” means an event, cause, contingency, or circumstance that renders a party unable, wholly or in part, to perform its obligations under the applicable provisions of this Agreement, and that is beyond the reasonable control of the party (including earthquake, hurricane, or other natural disaster or act of war or terrorism or the requirements of any order of a Governmental Authority of competent jurisdiction). A party seeking to have its obligations suspended because of Force Majeure shall have the burden of proving the existence, duration, and adverse effect of such Force Majeure event. The party affected by Force majeure shall promptly notify the other party of the cessation of such Force Majeure event. The Term of this Agreement shall not be extended by the amount of time such Force Majeure event described in this Article 8 exists.

Transition Services Agreement	Page 7

9.	GENERAL PROVISIONS

9.1.	Notice Provisions.

Any notice that is required or permitted under this Agreement may be given by personal delivery to the party entitled thereto, by facsimile transmission, by any courier service which guarantees overnight, receipted delivery, or by U.S. Certified or Registered Mail, return receipt requested, addressed to the party entitled thereto, at:

If to Provider:	AEP Energy Services, Inc.
Attention: Ronald A. Erd
1 Riverside Plaza
Columbus, Ohio 43215
Facsimile No.: (614) 716-1452

With copy to:	Clark, Thomas & Winters, P.C.
Attention: C. Joseph Cain
300 West 6th Street, 15 th Floor
Austin, Texas 78701
Facsimile No.: (512) 474-1129

With copy to:	American Electric Power Company, Inc.
Attention: Randy G. Ryan
1 Riverside Plaza
Columbus, Ohio 43215
Facsimile No.: (614) 583-1603

If to Company:	La Grange Acquisition, L.P.
Attention: Jim LaBaure
800 E. Sonterra Blvd., Suite 400
San Antonio, Texas 78228
Facsimile No.: (210) 403-7524

With copy to:	Hunton & Williams LLP
Attention: Joe A. Davis
1601 Bryan Street, Suite 3000
Dallas, Texas 75201
Facsimile No.: 214-880-0011

With copy to:	Energy Transfer Partners, L.P.
Attention: Robert A. Burk
8801 S. Yale, Suite 310
Tulsa, Oklahoma 74137
Facsimile No.: (918) 493-7290

Transition Services Agreement	Page 8

Any notices will be sent to the address or facsimile number when permitted, as specified in this Agreement or at such other address or facsimile number for a party as it may specify in writing to the other parties from time to time. Any notice properly given to the proper address will be deemed to have been given when dispatched.

9.2.	Confidentiality.

Each of the parties hereby agrees, except in order to comply with Applicable Law and any applicable stock exchange rules and regulations, not to disclose (or permit any of their Affiliates to disclose), in whole or in part, this Agreement or any information disclosed by one party to the other parties during the period beginning on the effective date of the Confidentiality Agreement and ending on the Closing Date and which constituted or would constitute Confidential Information to any Person, other than an Affiliate of a party who requires such Confidential Information in connection with the Services or the provision of the Employees, Access, or Properties, for a period of 2 years from the Closing Date without having first obtained the prior written consent of the disclosing party. Additionally, each of the parties hereby agrees not to use (or permit any of their Affiliates to use) any of the Confidential Information for any purpose other than the exercise of that party’s rights and the performance of its obligations under this Agreement and the Services and the provision of the Employees, Access, and Properties. Additionally, each of the parties agrees not to disclose, except in order to comply with Applicable Law and any applicable stock exchange rules and regulations, or use (or permit any of their Affiliates to so disclose or use), for a period of 2 years from the Closing Date, any Business Information and to otherwise treat such information and documents as Confidential Information for all purposes hereunder. Each of the parties further agrees to protect the Confidential Information by using the same degree of care, but not less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as such party uses to protect its own confidential information of a like nature. The provisions of this Section 9.2 impose no obligation upon a party with respect to specific Confidential Information which (a) except for Business Information in possession of Sellers, was in such party’s possession before receipt from the disclosing party as evidenced by written records; (b) is or becomes a matter of public knowledge through no fault of such party; (c) except for Business Information in possession of Sellers, is rightfully obtained by such party from a third party who represents that it is free to pass on such information without a duty of confidentiality and the receiving party has no knowledge of any such duty of confidentiality; (d) is disclosed by the disclosing party to a third party without a duty of confidentiality on the third party; or (e) except for Business Information in possession of Sellers, is independently developed by such party as evidenced by written records. It is understood and agreed that “Confidential Information” as used in this Agreement also includes any Business Information disclosed or discovered during the Term hereof.

Transition Services Agreement	Page 9

9.3.	Schedules and Exhibits.

All Schedules and Exhibits hereto are incorporated herein by reference and made a part of this Agreement. Any fact or item which is disclosed in any part of any Schedule or Exhibit hereto will be deemed to have been disclosed in every part of such Schedules and Exhibit where such fact or item is relevant to the matters there under consideration, notwithstanding the omission of a reference or cross-reference thereto.

9.4.	Interest on Overdue Amounts.

Any amount due to a party under this Agreement will earn interest accruing daily from the due date thereof until paid at the Borrowing Rate.

9.5.	Amendment.

No amendment to this Agreement will be valid or binding unless and until reduced to writing and executed by each party’s authorized representative.

9.6.	Merger and Integration; Binding on Successors; No Third Party Beneficiaries; Assignment.

This Agreement, along with the Purchase Agreement, sets out the entire understanding of the parties with respect to the matters it purports to cover and supersedes all prior communications, agreements and understandings, whether written or oral, concerning such matters. No party will be liable or bound to any party in any manner by any warranties, representations, or covenants other than those set forth in this Agreement, the Purchase Agreement, and the instruments to be executed and delivered at Closing. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. No party to this Agreement shall have the right to assign this Agreement, or any of its rights or obligations hereunder, without the written consent of the other parties (such consent not to be unreasonably withheld); provided, however, that without the consent of the other parties, a party hereto may assign this Agreement, and its rights and obligations hereunder, to an Affiliate of such party but, in such event, the assigning party will not be released from its obligations hereunder.

9.7.	Forbearance and Waiver.

Except where a specific time period is provided hereunder for the exercise of a right or remedy, any party’s forbearance in the exercise or enforcement of any right or remedy under this Agreement will not constitute a waiver thereof, and a waiver under one circumstance will not constitute a waiver under any other circumstance.

Transition Services Agreement	Page 10

9.8.	Partial Invalidity.

Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction will not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and will not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

9.9.	Limitation on Damages

No party will be liable to any other party under this Agreement for special, indirect, incidental, consequential, or punitive damages.

9.10.	Attorney’s Fees.

In the event of any suit, action, or arbitration proceedings (whether based on contract, tort, or any other theory of liability) to enforce any provision of this Agreement, to recover damages for a breach hereof, or to secure or preserve the rights of any party against any other party to any property which is the subject of this Agreement, the prevailing party will be entitled to recover reasonable attorney fees (other than fees computed on a contingency fee basis), court costs and expenses of arbitration and litigation expended in the prosecution or defense thereof.

9.11.	Governing Law; Jurisdiction and Venue.

THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER WILL BE INTERPRETED, CONSTRUED, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF THE COURTS OF SUCH JURISDICTION IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT AGAINST IT RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW (AND ASSUMING EFFECTIVE SERVICE OF PROCESS), EACH PARTY HERETO HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION, OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION, OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION, OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY DOCUMENT OR INSTRUMENT REFERRED TO HEREIN OR THE SUBJECT MATTER HEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURT. EACH PARTY HERETO AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR ADMINISTRATIVE NOTICE SET FORTH HEREIN OR ANY OTHER METHOD AUTHORIZED BY THE LAWS OF NEW YORK.

Transition Services Agreement	Page 11

9.12.	Waiver of Right to Jury Trial.

To the fullest extent permitted by law, and as separately bargained-for-consideration, each party hereby waives any right to trial by jury in any action, suit, proceeding, or counterclaim of any kind arising out of or relating to this Agreement or Services or the provision of Employees, Access, or Properties.

9.13.	Construction.

This Agreement was prepared jointly by the parties, and no rule that it be construed against the drafter will have any application in its construction or interpretation.

9.14.	Multiple Counterparts.

This Agreement may be executed by the parties in multiple original counterparts, and each such counterpart will constitute an original hereof.

9.15.	Further Assurances.

Upon request from time to time, Provider and Company shall execute or cause to be executed and delivered such other documents and instruments and do such other acts as may be reasonably necessary or appropriate with regard to the Services or to provide the Employees, Access, or Properties.

9.16.	Headings.

The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

[The remainder of this page is intentionally left blank.

The next page of this document is S-1]

Transition Services Agreement	Page 12

IN WITNESS WHEREOF, the Parties have signed this Transition Services Agreement effective as of the Effective Date.

AEP Energy Services, Inc.

By:
Name:	Ronald A. Erd
Title:	Vice President

La Grange Acquisition, L.P.

By:	LA GP, LLC, its general partner

By:
Name:
Title:

Transition Services Agreement	Exhibit 1.1 - Page 1

EXHIBIT 1.1

TO

TRANSITION SERVICES AGREEMENT

DEFINITIONS

Terms defined in this Exhibit 1.1 will have the meanings set forth in this Exhibit.

TERM	DEFINITION

1. Access	As defined in Section 2.1 of this Agreement.

2. Agreement	As defined in the first paragraph of this Agreement.

3. Company	As defined in the first paragraph of this Agreement.

4. Effective Date	As defined in the first paragraph of this Agreement.

5. Employee	As defined in Section 2.1 of this Agreement.

6. Employee Costs	As defined in Section 5.1 of this Agreement.

7. Force Majeure	As defined in Article 8 of this Agreement.

8. Migration Plan	As defined in Article 3 of this Agreement.

9. Properties	As defined in Section 2.3 of this Agreement.

10. Provider	As defined in the first paragraph of this Agreement.

11. Purchase Agreement	As defined in Recital A of this Agreement.

12. Purchased Interests	As defined in Recital A of this Agreement.

13. Release Date	As defined in Section 5.2 of this Agreement.

14. Sellers	As defined in Recital A of this Agreement.

15. Services	As defined in Section 2.1 of this Agreement.

16. Term	As defined in Section 4.1 of this Agreement.

17. Termination Date	As defined in Section 5.2 of this Agreement.

Transition Services Agreement	Exhibit 1.1 - Page 1

SCHEDULE 2.1

TO

TRANSITION SERVICES AGREEMENT

Employees

SCHEDULE 2.2

TO

TRANSITION SERVICES AGREEMENT

Access

These items are included in the Access, but only to the extent necessary to operate the Business and may only be used by the Employees.

1.	SOFTWARE SYSTEMS

1.1.	PGAS – Measurement system

1.2.	GMS – Gas Management, Logistics and Scheduling system

1.3.	RAFT – Credit system

1.4.	Web Methods – Integration Framework that bridges data between Business systems (i.e. Tradeblotter to GMS)

1.5.	OpenLink – Risk system

1.6.	Tradeblotter – Trade Capture system - in house

1.7.	CQG – Software that provides real time interactive information to traders

1.8.	ICE – Intercontinental Exchange; Trading platform

1.9.	Newsgrazer – Tool that provides real time news updates

1.10.	PeopleSoft – A/R, A/P, G/L, Time reporting system

1.11.	Nova – Expense reporting system

1.12.	Lotus Notes – Email system

1.13.	RightFax – Automated faxing software

1.14.	Documentum – Document storage software

1.15.	AutoCad, et al – Computer Aided Design / Drafting application

1.16.	NICE Tape Retrieval – Phone recording retrieval system

1.17.	Microsoft Project – Project planning software

1.18.	Microsoft Office Products – Excel, Word, Access

Transition Services Agreement	Schedule 2.2 - Page 1

1.19.	Microsoft Windows 2000 server – License for Windows 2000 operating system

1.20.	MS SQL Server 2000 Standard – License for MS SQL Server 2000 Standard operating system

1.21.	Visio – Software used for creating diagrams

1.22.	Visual Studio.Net developer – Programming tool used by developers

1.23.	Nortel – VPN Communication Client that allows remote connectivity

1.24.	Fiberlink – Tool that allows remote access

1.25.	Black Ice – Workstation Anti virus

1.26.	AIX (IBM Unix) OS – License for IBM AIX operating system

1.27.	Landesk – Tool used to remote to another’s computer for break fix, training

1.28.	PLSQL Developer – Developer query tool

1.29.	EMC – Data Storage System

1.30.	Microsoft Terminal Server – Applications accessed through terminal emulation

1.31.	ETRALI – Phone recording system

1.32.	TSM – Tivoli Storage Management system for tape backups

1.33.	Oracle – Database licenses

1.34.	All Microsoft products utilized in the business not listed above

1.35.	FIS – Financial Interface System – Interface between GMS and PeopleSoft – in house

1.36.	Docujet – CAD vendor application

1.37.	Aries – CAD vendor application

1.38.	PI Dwights Scout Express, et al – CAD vendor applications

1.39.	ARCview, et al – CAD vendor application

1.40.	Auto plant – CAD vendor application

1.41.	CPDM – Engineering application

1.42.	HTS Compress – Engineering application

1.43.	MP2 – Engineering application

Transition Services Agreement	Schedule 2.2 - Page 2

1.44.	Plan – CAD vendor application

1.45.	RSTRENG – Engineering application

1.46.	Winflow Wintran – CAD vendor application

1.47.	LPG almanac – CAD vendor application

1.48.	HYSIS – CAD vendor application

1.49.	PGAS Extract / Filter – Extract file sent to POPS – in house

1.50.	Custom Invoices – in house

1.51.	Custom Reports – in house

1.52.	RTP/Deal Ticker – Real Time Position – in house

1.53.	Gas Confirms – in house

1.54.	Nomination Screen – in house

1.55.	Gas Ops – Scheduling Logging tool – in house

1.56.	IRIS – Reserve / supply queries – in house

1.57.	TRRC – Regulatory application – in house

1.58.	LawPack – Litigation tracking system

1.59.	BMC – Monitoring

1.60.	Data and voice communications systems presently used by the HPL Companies

2.	PERSONAL PROPERTY AND LEASES

2.1.	All items in Sections 2 and 3 of Schedule 2.3 hereto.

Term: For each item other than item 1.10 above, the earlier of (a) 100 days after the Closing Date and (b) the date such item is assigned to Company if such system is listed on Schedule 2.3 hereof. For item 1.10 above, through August 31, 2005; provided, however, that Company may extend such Term through December 31, 2005 upon Provider’s written consent to such extension, which such consent shall not be unreasonably withheld.

Transition Services Agreement	Schedule 2.2 - Page 3

SCHEDULE 2.3

TO

TRANSITION SERVICES AGREEMENT

Properties

1.	SOFTWARE LICENSES

1.1.	PGAS – Measurement system

1.2.	GMS – Gas Management, Logistics and Scheduling system

1.3.	Web Methods – Integration Framework that bridges data between Business systems (i.e. Tradeblotter to GMS)

1.4.	OpenLink – Risk system [may require 120-180 days to assign]

1.5.	Tradeblotter – Trade Capture system

1.6.	RightFax – Automated faxing software

1.7.	Documentum – Document storage software

1.8.	AutoCad – Computer Aided Design / Drafting application

1.9.	NICE Tape Retrieval – Phone recording retrieval system

1.10.	Microsoft Project – Project planning software

1.11.	Microsoft Office Products – Excel, Word, Access

1.12.	Microsoft Windows 2000 server – License for Windows 2000 operating system

1.13.	MS SQL Server 2000 Standard – License for MS SQL Server 2000 Standard operating system

1.14.	Visio – Software used for creating diagrams

1.15.	Visual Studio.Net developer – Programming tool used by developers

1.16.	Adobe Acrobat Writer – Software that converts documents to an unalterable state

1.17.	Nortel – VPN Communication Client that allows remote connectivity

1.18.	Fiberlink – Tool that allows remote access

1.19.	Easy CD creator – Utility that burns CD

Transition Services Agreement	Schedule 2.3 - Page 1

1.20.	Black Ice – Workstation Anti virus

1.21.	AIX (IBM Unix) OS – License for IBM AIX operating system

1.22.	Landesk – Tool used to remote to another’s computer for break fix, training

1.23.	PLSQL Developer – Developer query tool

1.24.	EMC – Data Storage System

1.25.	Microsoft Terminal Server - Applications accessed through terminal emulation

1.26.	ETRALI – Phone recording system

1.27.	TSM – Tivoli Storage Management system for tape backups

1.28.	Oracle – Database licenses

1.29.	All Microsoft products utilized in the business not listed above

1.30.	FIS – Financial Interface System – Interface between GMS and PeopleSoft – in house

1.31.	Docujet – CAD vendor application

1.32.	Aries – CAD vendor application

1.33.	PI Dwights Scout Express, et al – CAD vendor applications

1.34.	ARCview, et al – CAD vendor application

1.35.	Auto plant – CAD vendor application

1.36.	CPDM – Engineering application

1.37.	HTS Compress – Engineering application

1.38.	MP2 – Engineering application

1.39.	Plan – CAD vendor application

1.40.	RSTRENG - Engineering application

1.41.	Winflow Wintran – CAD vendor application

1.42.	LPG almanac – CAD vendor application

1.43.	HYSIS – CAD vendor application

1.44.	PGAS Extract / Filter – Extract file sent to POPS – in house

1.45.	Custom Invoices – in house

Transition Services Agreement	Schedule 2.3 - Page 2

1.46.	Custom Reports – in house

1.47.	RTP/Deal Ticker – Real Time Position – in house

1.48.	Gas Confirms – in house

1.49.	Nomination Screen – in house

1.50.	Gas Ops – Scheduling Logging tool – in house

1.51.	IRIS – Reserve / supply queries – in house

1.52.	TRRC – Regulatory application – in house

1.53.	LawPack – Litigation tracking system

1.54.	BMC – Monitoring

2.	PERSONAL PROPERTY

2.1.	Furniture in office space in Corpus Christi, Texas

2.2.	Furniture in office space in Robstown, Texas

2.3.	Vehicles

2.3.1.	2002 Dodge Intrepid	VIN: 2B3HD46R02H265909

2.3.2.	2002 Dodge Intrepid	VIN: 2B3HD46R92H265908

2.3.3.	1999 Dodge Intrepid	VIN: 2B3HD46R5XH766785

2.3.4.	2003 Dodge Durango 1/2 Ton 4X4	VIN: 1D8HS38N73F559448

2.3.5.	2003 Ford Taurus	VIN: 1FAHP53U63A234366

2.3.6.	2004 Chev 1/2 Ton 4X4	VIN: 1GCEK19V84Z290011

2.3.7.	2004 Ford Taurus	VIN: 1FAHP53U44A190062

2.3.8.	2003 Dodge Durango 4x4 1/2 Ton	VIN: 1D8HS38N33F559446

2.3.9.	2002 Dodge Quad Cab 3/4 ton 2WD	VIN: 3B7KC23Z82M258790

2.3.10.	2002 Dodge Quad Cab 3/4 ton 4X4	VIN: 3B7KF23732M258090

2.3.11.	2002 Dodge Quad Cab 3/4 ton 4X4	VIN: 3B7KF23Z42M258809

2.3.12.	1991 Ford F350 1 1/2 Ton 2WD	VIN: 2FDLF47G7MCA07687

2.3.13.	1989 Chev 1T C-3500 2WD	VIN: 1GBJR33W3KF302107

Transition Services Agreement	Schedule 2.3 - Page 3

2.3.14.	2000 Dodge 3/4 Ton 2WD	VIN: 1B7KC23Z5YJ133154

2.3.15.	1996 Dodge 1500 CC 4x4 1/2 Ton	VIN: 3B7HF13Y6TM179705

2.3.16.	2003 Ford 1/2 Ton 4X4	VIN: 1FTRX18W13NB12802

2.3.17.	1996 Ford PK 1/2 Ton 2WD	VIN: 1FTEX15N9TKA47645

2.3.18.	1999 Dodge RAM 1500 4x2 1/2 Ton	VIN: 1B7HC13Y5XJ630621

2.3.19.	2001 Dodge Ram 2500 Quad 4WD 3/4 Ton	VIN: 1B7KF23Z11J591366

2.3.20.	2000 Dodge 3/4 Ton C’Cab 4X4	VIN: 1B7KF23Z8YJ162770

2.3.21.	1999 Dodge Ram 1500 4x4 1/2 Ton	VIN: 3B7HF13Y4XG227027

2.3.22.	1998 Ford Supercab 4x2 1/2 Ton	VIN: 1FTZX1762WNA14206

2.3.23.	2002 Dodge 1/2 ton 4X4	VIN: 3D7HU18N62G191053

2.3.24.	2002 Dodge Ram PU 3/4 Ton 4X4	VIN: 3B7KF23Z92M307101

2.3.25.	2002 Dodge Quad Cab 1/2 ton 4X4	VIN: 1D7HU18N12J176183

2.3.26.	1999 Dodge Ram 1500 4x2 1/2 Ton	VIN: 1B7HC13Z0XJ636254

2.3.27.	2004 Chev 1/2 Ton 4X4	VIN: 1GCHK29U44E315049

2.3.28.	2002 Dodge Ram PU 3/4 Ton 4X4	VIN: 3B7KF23Z72M307100

2.3.29.	2001 Dodge Ram 1500 Quad 4x4 1/2 Ton	VIN: 1B7HF13YX1J601176

2.3.30.	2003 Ford 1/2 Ton 4X4	VIN: 1FTRX18WX3NB12801

2.3.31.	2002 Dodge Ram PU 3/4 Ton 4X4	VIN: 3B7KF23Z42M307104

2.3.32.	2003 Ford 1/2 Ton 4X4	VIN: 1FTRX18W33NB12803

2.3.33.	2003 Ford 1/2 Ton 4X4	VIN: 1FTRX18W73NB12805

2.3.34.	1991 Ford F350 1Ton 2WD	VIN: 1FDKP37G7MNA54783

2.3.35.	2002 Dodge Quad Cab 1/2 ton 4X4	VIN: 1D7HU18NX2J176182

2.3.36.	2001 Dodge Ram 1500 Quad 2wd 1/2 Ton	VIN: 1B7HC13Y41J592936

2.3.37.	2002 Dodge 1/2 ton 4X4	VIN: 3D7HU18NX2G191041

2.3.38.	2002 Dodge Ram PU 3/4 Ton 4X4	VIN: 3B7KF23Z02M307102

2.3.39.	2004 Chev 1/2 Ton 4X4	VIN: 1GCEK19V04Z286826

Transition Services Agreement	Schedule 2.3 - Page 4

2.3.40.	2003 Ford 1/2 Ton 4X2	VIN: 1FTRX17W73NB12806

2.3.41.	2002 Dodge Ram PU 3/4 Ton 4X4	VIN: 3B7KF23Z62M307105

2.3.42.	2004 Chev 1/2 Ton 4X4	VIN: 1GCEK19V74Z284264

2.3.43.	2004 Chev 1/2 Ton 4X4	VIN: 1GCEC19V94Z282027

2.3.44.	1998 Dodge Ram 2500 4x2 3/4 Ton	VIN: 2B7JB21ZOXK565994

2.3.45.	2000 Dodge 2500 4x2 3/4 Ton	VIN: 1B7KC23Z2YJ158576

2.3.46.	2004 Chev 1/2 Ton 4X4	VIN: 1GCEK19V74Z285835

2.3.47.	1999 3/4 Ton Dodge 2WD	VIN: 1B7KC23Z5XJ615458

2.3.48.	2002 Dodge Ram PU 3/4 Ton 4X4	VIN: 3B7KF23Z22M307103

2.3.49.	2002 Dodge Quad Cab 1/2 ton 4X2	VIN: 1D7HA18N82J175587

2.3.50.	2003 Ford 1/2 Ton 4X4	VIN: 1FTRX18W53NB12804

2.3.51.	2004 Chev 1/2 Ton 4X4	VIN: 1GCEK19V44Z284710

2.3.52.	2001 Dodge 1/2 ton 4x4	VIN: 1B7HF13Y81J601175

2.3.53.	2004 Chev 1 Ton 4X4	VIN: 1GBJK34264E377781

2.3.54.	2001 Dodge Ram 1/2 Ton 2WD	VIN: 3B7HC13Y41G726572

2.3.55.	2003 Ford 3/4 Ton 4X4	VIN: 3FTNX21L83MB22726

2.3.56.	2003 Ford 3/4 Ton 4X4	VIN: 3FTNX21LX3MB22727

2.3.57.	2002 Dodge Quad Cab 3/4 ton 4X4	VIN: 3B7KF23Z92M277386

2.3.58.	2002 Dodge Quad Cab 3/4 ton 4X4	VIN: 3B7KF23Z72M277385

2.3.59.	1999 Dodge 3/4 Ton C’Cab 4X4	VIN: 1B7KF23Z8XJ610925

2.3.60.	2002 Dodge Ram PU 3/4 Ton 4X4	VIN: 3B7KF23Z52M307113

2.3.61.	2004 Chev 1/2 Ton 4X2	VIN: 1GCEK19V14Z287354

2.3.62.	1996 Ford 3/4 Ton 4X4 S’Cab	VIN: 1FTHX26H5TEB80493

2.3.63.	2004 Chev 1/2 Ton 4X4	VIN: 1GCEK19V54Z286613

2.3.64.	2004 Chev 1/2 Ton 4X4	VIN: 1GECK19VX4Z266339

2.3.65.	2004 Ford 3/4 Ton 4X4 S’Cab	VIN: 3FTNX21L04MA05109

Transition Services Agreement	Schedule 2.3 - Page 5

2.3.66.	2002 Dodge Ram PU 3/4 Ton 4X4	VIN: 3B7KF23Z12M307108

2.3.67.	2002 Dodge Quad Cab 3/4 ton 4X4	VIN: 3B7KF23ZX2M245529

2.3.68.	2002 Dodge Quad Cab 1/2 ton 4X2	VIN: 1D7HA18N92J204255

2.3.69.	2001 Dodge Ram 1500 Quad 2wd 1/2 Ton	VIN: 1B7HC13Y61J592937

2.3.70.	2003 Ford 3/4 Ton 4X2	VIN: 3FTNX20LMB22884

2.3.71.	2002 Dodge Quad Cab 3/4 ton 4X4	VIN: 3B7JF23Z12M245533

2.3.72.	2002 Dodge Quad Cab 3/4 ton 4X4	VIN: 3B7KF23ZXZM245532

2.3.73.	2002 Dodge Quad Cab 3/4 ton 4X4	VIN: 3B7KF23Z62M245530

2.3.74.	1998 Chevy 3/4 Ton X’Cab 4x4	VIN: 1GCGK29R1WE255709

2.3.75.	2002 Dodge Quad Cab 3/4 ton 4X4	VIN: 3B7KF23Z82M245531

2.3.76.	2004 Chev 3/4 Ton 4X4	VIN: 1GCHK29U24E276204

2.3.77.	2003 Ford 3/4 Ton 4X4	VIN: 3FTNX21L63MB22885

2.3.78.	2002 Dodge Ram PU 3/4 Ton 4X4	VIN: 3B7KF23ZX2M307107

2.3.79.	2002 Dodge Ram PU 3/4 Ton 4X4	VIN: 3B7KF23Z82M307106

2.3.80.	2001 Dodge Ram 1500 Quad 2wd 1/2 Ton	VIN: 1B7HC13Y81J592938

2.3.81.	1998 Chevy Lumina	VIN: 2G1WL52M7W9297483

2.3.82.	1998 Dodge Intrepid	VIN: 2B3HD46R8WH219573

2.3.83.	2004 Ford Taurus	VIN: 1FAHP53U24A190061

2.3.84.	2004 Ford Taurus	1FAHP53U64A190063

2.3.85.	1998 Dodge Intrepid	VIN: 2B3HD46R5WH186290

2.3.86.	2002 Dodge Ram PU 3/4 Ton 4X4	VIN: 3B7KF23Z42M307099

2.3.87.	2004 Ford F350 1 Ton 4X4	VIN: 1FTWX33P14EC78978

2.3.88.	2003 Dodge Durango 4X4 1/2 Ton	VIN: 1D8HS38N53F559447

2.3.89.	1999 Ford Explorer 1/2 Ton	VIN: 1FMZU34X2XZA89978

2.3.90.	1997 Ford (3/4 ton) 2WD	VIN: 1FTEX27L8VKC65757

2.3.91.	1998 Dodge 2500 Ext Cab Long Bed 3/4 ton 2WD	VIN: 3B7KC22Z4WG163486

Transition Services Agreement	Schedule 2.3 - Page 6

2.3.92.	2004 Chev 3/4 Ton	VIN: 1GCHC29284E333632

2.3.93.	2002 Dodge Ram PU 1 Ton 4X4	VIN: 3B7MF33632M307843

2.3.94.	1999 Dodge 1 Ton w/ welding 2WD	VIN: 1B7MC3356XJ574592

2.3.95.	2004 Ford F350 1 Ton 4X4	VIN: 1FTWX33PX4EC78977

2.4.	Equipment

2.4.1.	911289 Big Tex 22

2.4.2.	911306 Texas Brag

2.4.3.	930346 2003 Perki

2.4.4.	950577 2001 TCM d

2.4.5.	950601 Tailift FD

2.4.6.	960119 Caterpilla

2.4.7.	960120 New Hollan

2.4.8.	960121 2003 JOHN

2.4.9.	980236 2002 POLAR

2.4.10.	980237 2002 HONDA

2.4.11.	980238 2002 HONDA

2.4.12.	980269 New Hollan

2.4.13.	980270 21 HP 48 i

2.4.14.	980271 2003 SCAG

2.4.15.	980284 Scag CTC48

2.4.16.	980285 Kubota M90

2.4.17.	980286 2004 Kawas

2.4.18.	980294 2005 Rhino

Transition Services Agreement	Schedule 2.3 - Page 7

3.	LEASES TO BE ASSIGNED

3.1.	Lease for 11th Floor office space at 1201 Louisiana, Houston, Texas (to the extent such lease is not assigned prior to the Closing Date)

3.2.	Sublease for 12th Floor office space at 1201 Louisiana, Houston, Texas (to the extent such sublease is not assigned prior to the Closing Date)

3.3.	Lease for office space in Corpus Christi, Texas (to the extent such lease is not assigned prior to the Closing Date)

3.4.	Lease for office space in Longview, Texas (to the extent such lease is not assigned prior to the Closing Date)

3.5.	Lease for office space in Freer, Texas (to the extent such lease is not assigned prior to the Closing Date)

3.6.	Lease for office space in Falfurrias, Texas (to the extent such lease is not assigned prior to the Closing Date)

Transition Services Agreement	Schedule 2.3 - Page 8

EXHIBIT 2.4.1(G)

FORM OF SELLERS’ LIMITED GUARANTY

SELLERS’ LIMITED GUARANTY

This Limited Guaranty (this “Guaranty”), dated as of January 26, 2005 (the “Effective Date”), is given by American Electric Power Company, Inc., a New York corporation (“Guarantor”), in favor of La Grange Acquisition, L.P., a Texas limited partnership (“Buyer”) and the other Beneficiaries (as defined herein), and executed and delivered in connection with (i) the Purchase and Sale Agreement dated as of the date hereof (hereinafter referred to as the “Purchase Agreement”) by and among HPL Storage LP, a Delaware limited partnership, and AEP Energy Services Gas Holding Company II, L.L.C., a Delaware limited liability company, (each an “Obligor” and collectively the “Obligors”), as sellers, and Buyer, as buyer, and (ii) the Cushion Gas Litigation Agreement dated as of the date hereof (hereinafter referred to as the “Cushion Gas Litigation Agreement”) by and among Obligors, Buyer, and AEP Asset Holdings LP, a Delaware limited partnership, AEP Leaseco LP, a Delaware limited partnership, Houston Pipe Line Company LP, a Delaware limited partnership, and HPL Resources Company LP, a Delaware limited partnership (the latter four entities collectively referred to as the “HPL Companies”). The Purchase Agreement and the Cushion Gas Litigation Agreement are collectively referred to herein as the “Guaranteed Agreements”.

RECITALS

A.	Buyer and Obligors are entering into the Purchase Agreement providing for the acquisition by Buyer of the Purchased Interests (as defined in the Purchase Agreement).

B.	Buyer, Obligors, and the HPL Companies are entering into the Cushion Gas Litigation Agreement in connection with the Purchase Agreement.

C.	Obligors are direct or indirect wholly-owned subsidiaries of Guarantor, and Guarantor has agreed to provide this guaranty of Obligors’ obligations under the Guaranteed Agreements as a material inducement to Buyer to execute and deliver the Guaranteed Agreements and to consummate the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the mutual covenants set forth in the Guaranteed Agreements, Guarantor hereby agrees as follows:

1.	GUARANTY

1.1.

Subject to the limitations contained herein, Guarantor hereby irrevocably, absolutely, and unconditionally guarantees to each Beneficiary and to its successors and permitted assigns the full, prompt, and faithful payment of the Guaranteed Obligations due to such Beneficiary (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and without regard to any Applicable Law that would affect any of the rights of such Beneficiary to such payment. Upon any failure by any Obligor to pay Guaranteed Obligations, and upon the declaration of default by the affected Beneficiary or Beneficiaries, Guarantor agrees that it will upon a written demand signed by a duly authorized officer of such Beneficiary or Beneficiaries certifying that such Obligor has

Sellers’ Limited Guaranty

failed to pay a Guaranteed Obligation, pay such Guaranteed Obligation to such Beneficiary or Beneficiaries. Subject to the limitations contained herein, Guarantor hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as primary obligor, and that this Guaranty is a guaranty of payment and not of collection. Guarantor agrees that a separate action or actions may be brought and prosecuted against Guarantor for any of the Guaranteed Obligations not otherwise paid by Obligors, whether action is brought against any Obligor or whether any Obligor is joined in any such action or actions (Guarantor hereby waiving any right to require Beneficiary to first proceed against any Obligor).

Guarantor agrees that, subject to Applicable Law, in the event of the dissolution or Bankruptcy of an Obligor or Guarantor, if such event shall occur at a time when any of the Guaranteed Obligations may not then be due and payable, Guarantor will pay each Beneficiary forthwith the full amount which would be payable by the dissolved or bankrupt Obligor or Guarantor if all such Guaranteed Obligations to such Beneficiary were then due and payable. In case either of the Guaranteed Agreements shall be terminated as a result of the rejection thereof by any trustee, receiver or liquidating agent of an Obligor or any of its properties in any Bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar proceeding, Guarantor’s obligations hereunder shall continue to the same extent as if such Guaranteed Agreement had not been so rejected. Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment to any Beneficiary of any Guaranteed Obligation or any part thereof is rescinded or must otherwise be returned upon the Bankruptcy of an Obligor, or otherwise, as though such payment to the Guaranty beneficiary had not been made.

Notwithstanding anything contained herein to the contrary, Guarantor reserves the right to assert limitations of damages (including thresholds and caps on recoveries, disclaimers of consequential, punitive, or exemplary damages, and limitations on the survival of representations and covenants or otherwise of the time within which claims may be asserted) which an Obligor may have under the Guaranteed Agreements with respect to liability for payment of the Guaranteed Obligations other than defenses arising from the Bankruptcy, insolvency or similar proceeding of an Obligor and other defenses expressly waived hereby.

Guarantor waives any rights against Obligors that arise from the existence, payment, performance, or enforcement of Guarantor’s obligations under this Guaranty or the Guaranteed Agreements, including any right of subrogation, reimbursement, exoneration, contribution, or indemnification and any right to participate in any claim or remedy of any Beneficiary against Obligors, until such time as all Guaranteed Obligations are fully and indefeasibly paid or discharged and the payment of all other obligations of Obligors owing to each Beneficiary under the Guaranteed Agreements shall have been indefeasibly paid in full or discharged. If any amount shall be paid to Guarantor in violation of the preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations, such amount shall be held in trust for the benefit of the affected Beneficiary and shall forthwith be paid to such Beneficiary in accordance with the terms of the applicable Guaranteed Agreement or held as

Sellers’ Limited Guaranty	Page 2

collateral for any unsatisfied Guaranteed Obligations thereafter arising. Upon the full and indefeasible payment of all the Guaranteed Obligations, Guarantor shall be subrogated to the rights of all Beneficiaries against Obligors and each Beneficiary will, at Guarantor’s request and expense, execute and deliver to Guarantor in a timely manner appropriate documents (without recourse and without representation and warranty) to implement such subrogation.

1.2.	Any other provision of this Guaranty to the contrary notwithstanding, (i) the aggregate liability of Guarantor under this Guaranty for all Guaranteed Obligations shall not exceed the Purchase Price as defined in and determined under the Purchase Agreement, and (ii) Guarantor shall have no obligation under this Guaranty with respect to any Guaranteed Obligation unless Guarantor receives a written demand of payment under this Guaranty from the affected Beneficiary, describing such Guaranteed Obligations in reasonable detail, no later than the later to occur of (x) the eighth anniversary of the Effective Date or (y) the satisfaction of Sellers’ obligations under Section 4 or 5.2 of the Cushion Gas Litigation Agreement, as applicable.

2.	DEFINITIONS; RULES OF CONSTRUCTION

2.1.	As used in this Guaranty, terms defined in Exhibit 2.1 have the meanings set forth therein, and capitalized terms used herein or in Exhibit 2.1 not otherwise defined herein or in Exhibit 2.1 shall have the meanings set forth in the Purchase Agreement.

2.2.	Rules of Construction.

Unless the context of this Guaranty requires otherwise, the plural includes the singular, the singular includes the plural, and “including” has the inclusive meaning of “including without limitation.” The words “hereof,” “herein,” “hereby,” “hereunder” and other similar terms of this Guaranty refer to this Guaranty as a whole and not exclusively to any particular provision of this Guaranty. All pronouns and any variations thereof will be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require. Unless otherwise expressly provided, any agreement, instrument or Applicable Law defined or referred to herein means such agreement or instrument or Applicable Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor law and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

3.	EVENTS NOT DISCHARGING GUARANTOR’S OBLIGATIONS

Guarantor hereby authorizes each Beneficiary, without notice and without affecting Guarantor’s liability hereunder, from time to time to: (a) renew, compromise, extend, accelerate, or otherwise change the terms of any Guaranteed Obligation with the agreement of the Obligor thereunder or otherwise in accordance with the terms thereof; (b) enter into agreements with Obligors that settle, compromise, release, discharge, accept or refuse any offer of performance with respect to, or substitutions

Sellers’ Limited Guaranty	Page 3

for, the Guaranteed Obligations; (c) request and accept other guarantees of the Guaranteed Obligations; (d) take, hold, waive, release, exchange, compromise, subordinate, or modify, with or without consideration, any security for payment or performance of any Guaranteed Obligation, any other guarantees of any Guaranteed Obligation, or any other obligation of any Person with respect to any Guaranteed Obligation; (e) enforce and apply such security and direct the order or manner of sale thereof as such Beneficiary in its discretion may determine; (f) delay in pursuing or decline to pursue rights or remedies against any Obligor, Guarantor, or any other obligor in respect of the Guaranteed Obligations and (g) act or fail to act in any manner referred to in this Guaranty which may deprive Guarantor of its rights of subrogation (if any) against any Obligor to recover full indemnity for any payments made pursuant to this Guaranty or of its right of contribution against any other party.

At any time and from time to time, without terminating, affecting or impairing the validity of this Guaranty or the obligations of Guarantor hereunder, any Beneficiary may deal with any Obligor in the same manner and as fully and as if this Guaranty did not exist and shall be entitled, among other things, to grant to any Obligor, without notice or demand and without affecting Guarantor’s liability hereunder, such extension or extensions of time to perform, renew, compromise, accelerate or otherwise change the time for performance of the Guaranteed Agreements or otherwise change the terms of payment of any Guaranteed Obligation, or to waive any obligation of an Obligor to perform any act or acts as such Beneficiary may deem advisable.

4.	ADDITIONAL WAIVERS

Any Beneficiary may resort to Guarantor for payment of any of the Guaranteed Obligations, whether or not such Beneficiary shall have resorted to any collateral security or shall have proceeded against any other obligor principally or secondarily obligated with respect to any of the Guaranteed Obligations. To the extent permitted by Applicable Law, and except as otherwise provided in the Cushion Gas Litigation Agreement, Guarantor hereby unconditionally and irrevocably waives and relinquishes all rights and remedies accorded by Applicable Law to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including:

4.1.	any defense that may arise by reason of the incapacity or lack of authority of any Obligor, or which results from any disability of any Obligor or the cessation or stay of enforcement from any cause related to such defenses against the liability of any Obligor;

4.2.	any defense based upon a statute or rule of law which provides that the obligations of a surety must be neither larger in amount nor in other respects more burdensome than those of the principal;

4.3.	any duty on the part of any Beneficiary to disclose to Guarantor any facts that such Beneficiary may now or hereafter know about any Obligor, including the financial condition of any Obligor or any other guarantor of the Guaranteed Obligations, or any change therein, or any other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations;

Sellers’ Limited Guaranty	Page 4

4.4.	except to the extent Guarantor has subordinated such rights to any Beneficiary, any right to subrogation, reimbursement, exoneration, or contribution or any other rights that would result in Guarantor being deemed a creditor of any Obligor under the United States Bankruptcy Code or any other law, in each case arising from the existence or payment of any of the Guaranteed Obligations;

4.5.	any right to require any Beneficiary, as a condition of payment by Guarantor, to pursue any other remedy in the power of such Beneficiary to proceed against or exhaust any security held by such Beneficiary;

4.6.	any circumstance that constitutes a legal or equitable discharge of a guarantor or surety, other than indefeasible payment of the Guaranteed Obligations;

4.7.	except as provided herein, notices, demands, presentments, protests, notices of protest, notices of dishonor, and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Guaranteed Agreements, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto;

4.8.	any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of any of the Guaranteed Obligations hereunder;

4.9.	any defense based on any offset against any amounts which may be owed by any Beneficiary or any Obligor to Guarantor for any reason whatsoever, or any defense, setoff, deduction, abatement, suspension, deferment, diminution, recoupment, limitation, termination, or counterclaim which may at any time be available to or asserted by an Obligor against any Beneficiary under the Guaranteed Agreements (other than defense of payment of the applicable amounts); and

4.10.	any defense based upon the lack of validity or enforceability of the Guaranteed Agreements or any agreement or instrument relating thereto.

5.	REPRESENTATIONS AND WARRANTIES

Guarantor represents and warrants to each Beneficiary as follows:

5.1.	Guarantor is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under this Guaranty. The execution, delivery, and performance of this Guaranty, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action required on the part of Guarantor, and no other corporate proceedings on the part of Guarantor are necessary to authorize this Guaranty or to consummate the transactions contemplated hereby.

Sellers’ Limited Guaranty	Page 5

5.2.	This Guaranty constitutes the valid and legally binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by General Exceptions to Enforceability.

5.3.	Neither the execution and delivery of this Guaranty, nor compliance with any provision hereof, nor the consummation of the transactions contemplated hereby will:

5.3.1.	violate, conflict with, or result in a breach of any provisions of the Governing Documents of Guarantor;

5.3.2.	breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any indenture, mortgage, lease, note, or other material contract or other instrument to which Guarantor is a party or by which its properties may be bound, except for such breaches, defaults (or rights of termination or acceleration or other remedy) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, materially impair Guarantor’s authority, right or ability to perform its obligations under this Guaranty;

5.3.3.	violate any Applicable Law to which Guarantor is subject, except where such violations, individually or in the aggregate, would not materially impair Guarantor’s authority, right or ability to perform its obligations under this Guaranty; or

5.3.4.	require consent or approval of, filing with, or notice to any Person which, if not obtained, would prevent Guarantor from performing its obligations hereunder.

5.4.	There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or, to the knowledge of Guarantor, threatened against Guarantor.

5.5.	As of the date hereof and after giving effect to the contingent obligations hereunder, Guarantor is solvent.

6.	NO IMPAIRMENT

Guarantor agrees and covenants that it will not take any action that will impair Obligors’ ability to pay their respective obligations under the Guaranteed Obligations when due.

Sellers’ Limited Guaranty	Page 6

7.	ASSIGNABILITY

This Guaranty is not assignable or transferable by Guarantor or any Beneficiary without the prior written consent of Guarantor (in the case of an assignment by any Beneficiary) or of Buyer (in the case of an assignment by Guarantor).

8.	NOTICES

Any notice that is required or permitted under this Guaranty may be given by personal delivery to the party entitled thereto, by facsimile transmission, by any courier service which guarantees overnight, receipted delivery, or by U.S. Certified or Registered Mail, return receipt requested, addressed to the party entitled thereto, at:

If to any Beneficiary:	[Name of Beneficiary]
c/o La Grange Acquisition, L.P.
Attention: Clay Kutch
2838 Woodside Street
Dallas, Texas 75204
Facsimile No.: 214-981-0703

With copy to:	Energy Transfer Partners, L.P.
Attention: Robert A. Burk
8801 S. Yale, Suite 310
Tulsa, Oklahoma 74137
Facsimile No.: 918-493-7290

If to Guarantor:	American Electric Power Company, Inc.
Attention: Chief Financial Officer
1 Riverside Plaza
Columbus, Ohio 43215
Facsimile No.: 614-716-1603

With copy to:	American Electric Power Company, Inc.
Attention: General Counsel
1 Riverside Plaza
Columbus, Ohio 43215
Facsimile No.: 614-716-1603

Any notices will be sent to the address or facsimile number when permitted, as specified in this Guaranty or at such other address or facsimile number for a party as it may specify in writing to the other parties from time to time. Any notice properly given to the proper address will be deemed to have been given when dispatched.

Sellers’ Limited Guaranty	Page 7

9.	OTHER PROVISIONS

9.1.	Rights Cumulative. The rights, powers and remedies given to Beneficiaries by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Beneficiaries by virtue of any statute or rule of law or in the Guaranteed Agreements. Any forbearance or failure to exercise, and any delay by any Beneficiary in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

9.2.	Enforceability. In case any provision in this Guaranty is alleged to conflict with another provision of this Guaranty, such conflict shall be resolved in favor of the provisions which impose the greater liability upon Guarantor, it being the intent of Guarantor that its obligations hereunder are absolute and unconditional, except as limited herein.

9.3.	Termination. Except as limited by the provision of Section 1.2 hereof, all obligations of Guarantor under this Guaranty shall continue in full force and effect until the date the Guaranteed Obligations shall have been fully paid or otherwise extinguished, at which time this Guaranty and all obligations of this Guaranty shall terminate and expire.

9.4.	Interest on Overdue Amounts. Any amount due to any Beneficiary under this Guaranty will earn interest accruing daily from the due date thereof until paid at the Borrowing Rate.

9.5.	Amendment. No amendment to this Guaranty will be valid or binding unless and until reduced to writing and executed by each party’s authorized representative.

9.6.	Merger and Integration; Binding on Successors; No Third Party Beneficiaries. This Guaranty and the Guaranteed Agreements set out the entire understanding of the parties with respect to the matters purportedly covered and supercede all prior communications, agreements and understandings, whether written or oral, concerning such matters. The terms and conditions of this Guaranty will inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Guaranty, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Guaranty, except as expressly provided in this Guaranty or in either Guaranteed Agreement.

9.7.	Forbearance and Waiver. Except where a specific time period is provided hereunder for the exercise of a right or remedy, any party’s forbearance in the exercise or enforcement of any right or remedy under this Guaranty will not constitute a waiver thereof, and a waiver under one circumstance will not constitute a waiver under any other circumstance.

9.8.	Partial Invalidity. Any invalidity, illegality or unenforceability of any provision of this Guaranty in any jurisdiction will not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and will not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

Sellers’ Limited Guaranty	Page 8

9.9.	Attorney’s Fees. In the event of any suit, action, or arbitration proceedings (whether based on contract, tort, or any other theory of liability) to enforce any provision of this Guaranty, to recover damages for a breach hereof, or to secure or preserve the rights of any party against any other party to any property which is the subject of this Guaranty, the prevailing party will be entitled to recover reasonable attorney fees (other than fees computed on a contingency fee basis), court costs and expenses of arbitration and litigation expended in the prosecution or defense thereof.

9.10.	Governing Law; Jurisdiction and Venue. THE INTERPRETATION AND CONSTRUCTION OF THIS GUARANTY AND THE RIGHTS OF THE PARTIES HEREUNDER WILL BE INTERPRETED, CONSTRUED, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF THE COURTS OF SUCH JURISDICTION IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT AGAINST IT RELATED TO OR IN CONNECTION WITH THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW (AND ASSUMING EFFECTIVE SERVICE OF PROCESS), EACH PARTY HERETO HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION, OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION, OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION, OR PROCEEDING IS IMPROPER, OR THAT THIS GUARANTY OR ANY DOCUMENT OR INSTRUMENT REFERRED TO HEREIN OR THE SUBJECT MATTER HEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURT. EACH PARTY HERETO AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR ADMINISTRATIVE NOTICE SET FORTH HEREIN OR ANY OTHER METHOD AUTHORIZED BY THE LAWS OF NEW YORK.

9.11.	Waiver of Right to Jury Trial. To the fullest extent permitted by law, and as separately bargained-for-consideration, each party hereby waives any right to trial by jury in any action, suit, proceeding, or counterclaim of any kind arising out of or relating to this Guaranty.

9.12.	Construction. This Guaranty was prepared jointly by the parties, and no rule that it be construed against the drafter will have any application in its construction or interpretation.

9.13.	Multiple Counterparts.

This Guaranty may be executed by the parties in multiple original counterparts, and each such counterpart will constitute an original hereof.

Sellers’ Limited Guaranty	Page 9

9.14.	Headings.

The headings used in this Guaranty have been inserted for convenience and do not define or limit the provisions hereof.

[The remainder of this page is intentionally left blank.

The next page of this document is S-1]

Sellers’ Limited Guaranty	Page 10

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first set forth above.

American Electric Power Company, Inc.

By:
Name:	Michael G. Morris
Title:	Chairman, President and Chief Executive Officer

Sellers’ Limited Guaranty	Page S-1

EXHIBIT 2.1

DEFINITIONS

Terms defined in this Exhibit 2.1 will have the meanings set forth in this Exhibit.

TERM	DEFINITION

1. Bankruptcy	With respect to any Person, a Voluntary Bankruptcy or an Involuntary Bankruptcy. A “Voluntary Bankruptcy” means, with respect to any Person, (i)(a) the inability of such Person generally to pay its debts as such debts become due, (b) the failure of such Person generally to pay its debts as such debts become due or (c) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (ii) the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property; or (iii) corporate action taken by such Person to authorize any of the actions set forth above. An “Involuntary Bankruptcy” means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency, or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed or stayed within sixty (60) days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed or stayed within sixty (60) days.

2. Beneficiaries	Buyer and each of the HPL Companies to the extent that any of the same is or may become entitled to payment of any amount under any of the Guaranteed Obligations.

Sellers’ Limited Guaranty, Exhibit 2.1	Page 1

3. Cushion Gas Litigation Agreement	As defined in the first paragraph of the Guaranty.

4. Effective Date	As defined in the first paragraph of the Guaranty.

5. Guaranteed Agreements	As defined in the first paragraph of the Guaranty.

6. Guaranteed Obligation	Each obligation of each Obligor to pay money under the Guaranteed Agreements, including any obligation to pay damages and amounts in the nature of indemnification.

7. Guarantor	As defined in the first paragraph of the Guaranty.

8. Guaranty	As defined in the first paragraph of the Guaranty.

9. Obligor	As defined in the first paragraph of the Guaranty.

10. Purchase Agreement	As defined in the first paragraph of the Guaranty.

Sellers’ Limited Guaranty, Exhibit 2.1	Page 2

EXHIBIT 2.4.2(H)

FORM OF BUYER’S LIMITED GUARANTY

CORPORATE GUARANTY

TO: HPL Storage LP, a Delaware limited partnership, and AEP Energy Services Holding Company II, L.L.C., a Delaware limited liability company (each a “Beneficiary” and together with their affiliates, “Beneficiaries”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, and to induce Beneficiaries to do business with La Grange Acquisition, L.P., a Texas limited partnership (“Debtor”), the undersigned, Energy Transfer Partners, L.P. , a Delaware limited partnership (“Guarantor”), hereby irrevocably, unconditionally, and absolutely guarantees to each of Beneficiaries and their successors and permitted assigns the full and prompt payment of any Damages (as such term and all other capitalized terms used herein which are not otherwise defined shall be defined in the Purchase and Sale Agreement, dated as of the date hereof (hereinafter referred to as the “Purchase Agreement”), by and among the named Beneficiaries, as sellers, and Debtor) incurred by Beneficiaries and resulting from or arising out of Debtor’s failure to perform its covenants and obligations under Section 5.6 of the Purchase Agreement with regard to substitutions of credit support in accordance therewith (collectively, the “Obligations”), including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a). GUARANTOR’S OBLIGATION UNDER THIS CORPORATE GUARANTY (“GUARANTY”) IS A GUARANTY OF PAYMENT AND NOT OF COLLECTION. SHOULD ANY PRESENT OR FUTURE OBLIGATIONS INCURRED BY DEBTOR NOT BE PAID WHEN DUE, BENEFICIARY MAY PROCEED AGAINST GUARANTOR FOR SUCH OBLIGATIONS AT ANY TIME, WITHOUT ANY PROCEEDING OR ACTION AGAINST DEBTOR.

Guarantor agrees that, subject to Applicable Law, in the event of the dissolution or Bankruptcy of Debtor or Guarantor, if such event shall occur at a time when any of the Obligations may not then be due and payable, Guarantor will pay each Beneficiary forthwith the full amount which would be payable by the dissolved or bankrupt Debtor or Guarantor if all such Obligations to such Beneficiary were then due and payable. In case the Purchase Agreement shall be terminated as a result of the rejection thereof by any trustee, receiver or liquidating agent of Debtor or any of its properties in any Bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar proceeding, Guarantor’s obligations hereunder shall continue to the same extent as if the Purchase Agreement had not been so rejected. Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment to Beneficiaries of any Obligation or any part thereof is rescinded or must otherwise be returned upon the Bankruptcy of Debtor, or otherwise, as though such payment to the Guaranty beneficiary had not been made.

Guarantor hereby waives notice of acceptance of this Guaranty, of the creation or existence of any of the guaranteed Obligations and of any action by Beneficiaries in reliance hereon or in connection herewith, notice of the transactions between Beneficiaries and Debtor, notice of the execution and delivery, amendment, extension, renewal, assignment or assumption of any present or future instrument pertaining to Obligations, diligence, presentment, demand for payment, protest, notice of default by Debtor, and any other notice not expressly required by this Guaranty. Guarantor further consents, without further notice, to any extension or extensions of the time or times of payment of said Obligations, or any portion thereof, to any change in form or amount, or renewal at any time, of such Obligations, or any portion thereof and to any assignment or assumption of such Obligations or any portion thereof.

Guarantor’s obligations hereunder with respect to the Obligations shall not be affected by the existence, validity, enforceability, perfection or extent of any collateral for such Obligations covered hereunder, nor by any extension, or the acceptance of any sum or sums on account of Debtor, or of any note or draft of Debtor and/or any third party, or security from Debtor. Beneficiaries shall not be obligated to file any claim relating to the Obligations owing to it in the event that Debtor becomes subject to bankruptcy, insolvency, reorganization, liquidation, dissolution, or similar proceedings affecting Debtor (whether voluntary or involuntary), and the failure of Beneficiaries to so file shall not affect Guarantor’s obligations hereunder.

Should any present or future Obligations incurred by Debtor not be paid when due or at the time to which the same may be extended, Beneficiaries may proceed against Guarantor for such Obligations at any time, without any proceeding or action against Debtor. Guarantor agrees that Beneficiaries may resort to Guarantor for payment of any of the Obligations, whether or not Beneficiaries shall have resorted to any collateral security, or shall have proceeded against any other debtor principally or secondarily obligated with respect to any of the Obligations or any other guarantor thereof.

Guarantor hereby authorizes each Beneficiary, without notice and without affecting Guarantor’s liability hereunder, from time to time to: (a) renew, compromise, extend, accelerate, or otherwise change the terms of any Obligation with the agreement of Debtor thereunder or otherwise in accordance with the terms thereof; (b) enter into agreements with Debtor that settle, compromise, release, discharge, accept or refuse any offer of performance with respect to, or substitutions for, the Obligations; (c) request and accept other guarantees of the Obligations; (d) take, hold, waive, release, exchange, compromise, subordinate, or modify, with or without consideration, any security for payment or performance of any Obligation, any other guarantees of any Obligation, or any other obligation of any Person with respect to any Obligation; (e) enforce and apply such security and direct the order or manner of sale thereof as such Seller in its discretion may determine; (f) delay in pursuing or decline to pursue rights or remedies against Debtor, Guarantor, or any other obligor in respect of the Obligations; and (g) act or fail to act in any manner referred to in this Guaranty which may deprive Guarantor of its rights of subrogation (if any) against Debtor to recover full indemnity for any payments made pursuant to this Guaranty or of its right of contribution against any other party. Guarantor hereby unconditionally and irrevocably waives and relinquishes all rights and remedies accorded by Applicable Law to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including any defense based on any offset against any amounts which may be owed by either Beneficiary to Guarantor for any reason whatsoever, or any defense, setoff, deduction, abatement, suspension, deferment, diminution, recoupment, limitation, termination or counterclaim which may at any time be available to or asserted by Debtor against either Beneficiary under the Purchase Agreement (other than defense of payment of the applicable amounts).

Guarantor shall not exercise any rights which it may have or acquire by way of subrogation until all of the Obligations are paid in full to Beneficiaries. If any amounts are paid to Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Beneficiaries and shall forthwith be paid to Beneficiaries by Guarantor to reduce the amount of outstanding Obligations, whether matured or unmatured. Subject to the foregoing, upon payment of all of the Obligations to Beneficiaries and the expiration of the period during which Beneficiaries may seek indemnification under the Purchase Agreement for Debtor’s default under Section 5.6 thereof, Guarantor shall be subrogated to the rights of Beneficiaries against Debtor, and Beneficiaries agree to take at Guarantor’s expense such actions as Guarantor may reasonably require to implement such subrogation.

Except as otherwise provided herein, the obligations of Guarantor hereunder shall not be subject to any counterclaim, setoff, deduction, abatement or defense based upon any claim Guarantor or the Debtor may have against Beneficiaries, unless provided for in the underlying agreements.

This Guaranty shall not be affected by any change in the entity status, ownership, control or business structure of Debtor. If Debtor’s assets or a major portion thereof are transferred to any other party or parties otherwise than by operation of law, and if Beneficiaries enter into any transaction whereby such transferee or transferees become indebted to Beneficiaries, this Guaranty, subject to all the other terms hereof, shall apply to any Obligations or balance of Obligations of such other transferee or transferees to Beneficiaries.

This Guaranty shall inure to and be binding upon the parties, their representatives, successors and assigns, provided that Guarantor may not assign or otherwise transfer any of its rights or obligations under this Guaranty, whether by operation of law or otherwise, without the prior written consent of the named Beneficiaries.

In the event any Beneficiary engages in litigation to enforce this Guaranty, Guarantor agrees to pay, in addition to any amounts of Debtor which Guarantor has otherwise guaranteed to pay hereunder, any and all costs and expenses incurred by such Beneficiary (including reasonable attorneys’ fees) in enforcing this Guaranty; provided however, only if, and to the extent, such Beneficiary is successful in such litigation.

Any amount due to Beneficiaries under this Guaranty will earn interest accruing daily from the due date thereof until paid at the Borrowing Rate.

Guarantor represents and warrants that, at the time of execution and delivery of the Guaranty, nothing (whether financial condition or any other condition or situation) exists to impair in any way the obligations and liabilities of Guarantor to Beneficiaries under this Guaranty. Guarantor further represents and warrants to Beneficiaries that: (a) it is a limited partnership duly organized, validly existing and in good standing, as applicable, in its jurisdiction of formation, with full power and authority to make and deliver this Guaranty; (b) that the execution, delivery and performance of this Guaranty by Guarantor have been duly authorized by all requisite action of Guarantor, and does not and will not violate provisions of any applicable law or Guarantor’s certificate of limited partnership or limited partnership agreement; and (c) that the person signing this Guaranty on Guarantor’s behalf has been properly authorized by corporate action to do so.

This Guaranty constitutes the valid and legally binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by General Exceptions to Enforceability. Neither the execution and delivery of this Guaranty, nor compliance with any provision hereof, nor the consummation of the transactions contemplated hereby will (i) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any indenture, mortgage, lease, note, or other material contract or other instrument to which Guarantor is a party or by which its properties may be bound, except for such breaches, defaults (or rights of termination or acceleration or other remedy) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, materially impair Guarantor’s authority, right or ability to perform its obligations under this Guaranty; and (ii) require consent or approval of, filing with, or notice to any Person which, if not obtained, would prevent Guarantor from performing its obligations hereunder. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or, to the knowledge of Guarantor, threatened against Guarantor. Guarantor agrees and covenants that it will not take any action that will impair Debtor’s ability to pay its obligations under the Obligations when due. Any forbearance or failure to exercise, and any delay by Beneficiaries in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

This Guaranty and the Purchase Agreement constitute the entire agreement among the parties and supersedes and cancels any prior agreements, undertakings, declarations and representations, whether written or oral, regarding the subject matter of this Guaranty. If any provision of this Guaranty is found by a court of competent jurisdiction to be void, illegal or otherwise unenforceable in that jurisdiction, such provision, to the extent of its invalidity, shall be severed from this Guaranty and be ineffective in that jurisdiction; provided, however, that such finding shall not affect the validity, legality or enforceability of such provision in any other jurisdiction or the validity, legality or enforceability of any other provision of this Guaranty.

THE INTERPRETATION AND CONSTRUCTION OF THIS GUARANTY AND THE RIGHTS OF THE PARTIES HEREUNDER WILL BE INTERPRETED, CONSTRUED, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF THE COURTS OF SUCH JURISDICTION IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT AGAINST IT RELATED TO OR IN CONNECTION WITH THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW (AND ASSUMING EFFECTIVE SERVICE OF PROCESS), EACH PARTY HERETO HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS GUARANTY OR ANY DOCUMENT

OR INSTRUMENT REFERRED TO HEREIN OR THE SUBJECT MATTER HEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURT. EACH PARTY HERETO AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR ADMINISTRATIVE NOTICE SET FORTH HEREIN OR ANY OTHER METHOD AUTHORIZED BY THE LAWS OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY LAW, AND AS SEPARATELY BARGAINED-FOR-CONSIDERATION, EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATING TO THIS GUARANTY.

[Remainder of Page Intentionally Left Blank

Signature Page Follows]

IN WITNESS WHEREOF, the Guarantor has duly executed this Guaranty on this 26th day of January, 2005.

ENERGY TRANSFER PARTNERS, L.P.

By: U.S. Propane, L.P., its General Partner

By: U.S. Propane, L.L.C, its General Partner

By:
Name:
Title:

6

EXHIBIT 2.4.2(I)

FORM OF SWAP AGREEMENT SCHEDULE AND ANNEX

Purchase and Sale Agreement, Exhibit 2.4.2(i)	Page 1

EXECUTION APPROVAL SCHEDULE

International Swaps and Derivatives Association, Inc.

1994 ISDA CREDIT SUPPORT ANNEX

to the

Master Agreement

dated as of January 26, 2005

between

AEP Energy Services, Inc. (“Party A”)

and

ETC Marketing, Ltd. (“Party B”)

Paragraph 13. Elections and Variables

(a)	Security Interest for “Obligations.” The term “Obligations” as used in this Annex includes the following additional obligations:

With respect to Party A: None

With respect to Party B: None

(b)	Credit Support Obligations

(i)	Delivery Amount, Return Amount and Credit Support Amount

(A)	“Delivery Amount” has the meaning specified in Paragraph 3(a).

(B)	“Return Amount” has the meaning specified in Paragraph 3(b).

(C)	“Credit Support Amount” has the meaning specified in Paragraph 3.

(ii)	Eligible Collateral. The following items will qualify as “Eligible Collateral” for the party specified:

	Party A		Party B		Valuation Percentage
Cash (USD)	[X	]	[X	]	100%

ISDA Credit Support Annex	142

EXECUTION APPROVAL SCHEDULE

(iii)	Other Eligible Support. The following items will qualify as “Other Eligible Support” that the indicated party may post to secure its obligations hereunder, as specified.

For Party A: Irrevocable letters of credit in the form of attached Exhibit A (or in such other form approved by Party B, in its sole discretion, in writing) (“Letter of Credit”), duly completed and issued, naming Party B as the beneficiary, with expiry date not earlier than 30 days after the date of Transfer of the Letter of Credit to Party B, the issuer of which is an “Eligible LC Bank” (as defined below) on the date of such Transfer.

For Party B: Irrevocable letters of credit in the form of attached Exhibit A (or in such other form approved by Party A, in its sole discretion, in writing) (“Letter of Credit”), duly completed and issued, naming Party A as the beneficiary, with expiry date not earlier than 30 days after the date of Transfer of the Letter of Credit to Party A, the issuer of which is an Eligible LC Bank on the date of such Transfer.

“Eligible LC Bank” at any time means a commercial bank, operating from an office in the continental United States, acceptable to the party to whose benefit the Letter of Credit is issued, whose general long-term unsubordinated unsecured debt is at such time rated (i) at least “A-” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or an equivalent rating by any successor rating agency thereof (if any) (“S&P”), (ii) at least “A3” by Moody’s Investors Service, Inc. or an equivalent rating by any successor rating agency thereof (if any) (“Moody’s”); (iii) at least A- by Fitch Ratings or an equivalent rating by any successor rating agency thereof (if any) (“Fitch”); in the event such a commercial bank is rated by only one of S&P, Moody’s, or Fitch eligibility will be based on the available rating.

(iv)	Thresholds

(A)	“Independent Amount” means with respect to both Party A and Party B: for each Transaction at any time, zero.

(B)	“Threshold” means with respect to Party A: The lesser of USD 30,000,000 or 100% of the value of the Guaranty; and,

“Threshold” means with respect to Party B: The lesser USD 10,000,000 or 100% of the value of the Guaranty.

(C)	“Minimum Transfer Amount” means, with respect to both Party A and Party B, USD 1 ($one).

(D)	Rounding means that the Delivery Amount will, if a positive number, be rounded up to the nearest integral multiple of USD 250,000; and the Return Amount, if a positive number, will be rounded down to the nearest integral multiple of USD 250,000 or to zero if the Return Amount is less than USD 250,000.

ISDA Credit Support Annex	143

EXECUTION APPROVAL SCHEDULE

(c)	Valuation and Timing

(i)	“Valuation Agent” means Party A unless (i) Party A fails to perform its obligations as Valuation Agent under Paragraph 4(c) or Paragraph 6(d) in a timely manner, or (ii) an Event of Default has occurred and is continuing with respect to Party A, in which case Party B is the Valuation Agent.

(ii)	“Valuation Date” means each Local Business Day designated as a Valuation Date by notice given by one party to the other no later than the Notification Time on the Local Business Day before the Valuation Date so designated.

(iii)	“Valuation Time” means:

[ ]	the close of business in the city of the Valuation Agent on the Valuation Date (for purposes of Paragraph 3) or date of calculation (for purposes of Paragraph 6(d)), as applicable;

[X]	the close of business in the city of the Valuation Agent on the Local Business Day in that city immediately preceding the Valuation Date (for purposes of Paragraph 3) or date of calculation (for purposes of Paragraph 6(d)), as applicable;

provided, however that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

(iv)	“Notification Time” means 1:00 p.m., New York time, on a Local Business Day.

(d)	Conditions Precedent and Secured Party’s Rights and Remedies. For purposes of Paragraph 8(a) and Paragraph 8(b), each Termination Event will constitute a “Specified Condition” with respect to a Pledgor or a Secured Party, respectively, if the Pledgor or Secured Party, respectively, fails to pay when due any amount payable by it in connection with an Early Termination Date designated in connection with that Termination Event. For all other purposes of this Annex, each Termination Event specified below with respect to a party will be a “Specified Condition” for that party:

	Party A		Party B
Illegality	[X	]	[X	]
Tax Event	[	]	[	]
Tax Event Upon Merger	[X	]	[X	]
Credit Event Upon Merger	[X	]	[X	]
Additional Termination Event(s)	[X	]	[X	]

(e)	Substitution

(i)	“Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

(ii)	Consent. If specified here as applicable, then the Pledgor must obtain the Secured Party’s consent for any substitution pursuant to Paragraph 4(d)

Applicable.

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(f)	Dispute Resolution

(i)	“Resolution Time” means 1:00 p.m. New York time on the Local Business Day following the date the Disputing Party gives notice of a dispute pursuant to Paragraph 5.

(ii)	Value. For the purpose of Paragraphs 5(i)(C) and 5(ii), the value of Posted Credit Support will be calculated as follows:

Cash and Letters of Credit. For purposes of Paragraph 5, (i) the face value of cash collateral and (ii) for Letters of Credit, an amount equal to the value as calculated in Paragraph 13(j)(i).

(iii)	Dispute Resolution. Paragraph 5(i)(B) of the Annex is amended by replacing the words: “then the Valuation Agent’s original calculations will be used;” with the words: “the parties will appoint a mutually acceptable leading dealer that is not an Affiliate of either party in the relevant market to make such determination.”

(iv)	Alternative. The provisions of Paragraph 5 will apply, except to the following extent: pending the resolution of a dispute, Transfer of the undisputed Value of Eligible Credit Support or Posted Credit Support involved in the relevant demand will be due as provided in Paragraph 5 if the demand is made at or before the Notification Time but will be due on the second Local Business Day after the demand if the demand is made after the Notification Time.

(g)	Holding and Using Posted Collateral

(i)	Eligibility to Hold Posted Collateral; Custodians. Party A and its Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided that the following conditions applicable to it are satisfied:

(1)	Party A is not a Defaulting Party or an Affected Party in connection with a Specified Condition, neither a Specified Condition nor an Event of Default with respect to Party A has led to the designation of an Early Termination Date; provided, however, that in the case of any such Specified Condition, the right to hold Posted Collateral will be reinstated immediately when the other party has verified that the Specified Condition no longer exists, if an Early Termination Date has not been designated or, if an Early Termination Date has been designated in connection with the Specified Condition, once the Affected Party has discharged its payment obligations, if any under Section 6 of this Agreement in connection with the early termination, if fewer than all Transactions are Affected Transactions.

(2)	Posted Collateral may be held only in the following jurisdiction(s):

continental United States of America

(3)	The Custodian for Party A: The unsecured and unsubordinated long-term debt or deposit obligations of the Custodian is rated at least “A-” by S&P or at least “A3” by Moody’s.

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Initially, the Custodian for Party A is: Not applicable

Party B and its Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided, however that the following conditions applicable to it are satisfied:

(1)	Party B has a Credit Rating from either S&P, Moody’s or Fitch and the lowest Credit Rating for either the party or its Credit Support Provider, as the case may be, is BBB- or higher from S&P or Fitch, and Baa3 or higher from Moody’s. Party B is not a Defaulting Party or an Affected Party in connection with a Specified Condition, neither a Specified Condition nor an Event of Default with respect to Party B has led to the designation of an Early Termination Date; provided, however, that in the case of any such Specified Condition, the right to hold Posted Collateral will be reinstated immediately when the other party has verified that the Specified Condition no longer exists, if an Early Termination Date has not been designated or, if an Early Termination Date has been designated in connection with the Specified Condition, once the Affected Party has discharged its payment obligations, if any under Section 6 of this Agreement in connection with the early termination, if fewer than all Transactions are Affected Transactions.

(2)	Posted Collateral may be held only in the following jurisdiction(s):

continental United States of America

(3)	The Custodian for Party B: The unsecured and unsubordinated long-term debt or deposit obligations of the Custodian is rated at least “A-” by S&P or at least “A3” by Moody’s.

Initially, the Custodian for Party B is: Not applicable

(ii)	Use of Posted Collateral

The provisions of Paragraph 6(c) will apply to Party A and will not apply to Party B.

(h)	Distributions and Interest Amount

(i)	Interest Rate. The “Interest Rate” will be, for any day, the “Federal Funds (Effective)” rate in effect for such day, as published in the most recent weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System minus an interest rate spread of 0.25% per annum.

(ii)	Transfer of Interest Amount. Upon the Pledgor’s written request as provided under Section 12, the Transfer of Interest Amount for the previous month will be made on the following Local Business Day if notification is received prior to the Notification Time provided in Paragraph 13(c)(iv), or on the second Local Business Day if notification is received after the Notification Time provided in Paragraph 13(c)(iv), and on any Local Business Day that Posted Collateral in the form of Cash is Transferred to the Pledgor pursuant to Paragraph 3(b).

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(iii)	Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will apply, unless otherwise specified here:

Delivery Amount. If Transfer of an Interest Amount (or any portion thereof) to a Pledgor on any day would result in or increase a Delivery Amount (treating that day as a Valuation Date, as provided in Paragraph 6(d)(ii)) but the Pledgor would nonetheless have no obligation to make a Transfer pursuant to Paragraph 3(a) on that day if it were a Valuation Date (because the Delivery Amount is lower than the Pledgor’s Minimum Transfer Amount or otherwise) the Secured Party will be required to Transfer that Interest Amount (or portion thereof) to the Pledgor, notwithstanding anything to the contrary in Paragraph 6(d)(ii).

(i)	Additional Representations. Party A and Party B represent to each other (which representations will be deemed to be repeated as of each date on which Party A or Party B, as the Pledgor, Transfers Eligible Collateral) that their respective representations set forth in Section 3 of this Agreement are true and correct.

(j)	Other Eligible Support and Other Posted Support

(i)	“Value” with respect to Other Eligible Support and Other Posted Support at any time means, with respect to any Letter of Credit meeting the criteria set forth in Paragraph 13(b)(iii), the amount then available to be drawn by the Secured Party under the Letter of Credit; provided, that the Value of the Letter of Credit shall be zero from and after the occurrence of a Letter of Credit Termination Event as defined below.

A “Letter of Credit Termination Event” shall mean the occurrence of any of the following events:

a)	the issuer of such Letter of Credit shall fail to maintain a Credit Rating of at least “A-” by S&P or Fitch or “A3” by Moody’s;

b)	the issuer of such Letter of Credit disaffirms, disclaims, repudiates, or rejects in whole or in part, or challenges the validity of, such Letter of Credit;

c)	the Letter of Credit expires or terminates or ceases to be in full force and effect at any time during the term of any outstanding Transaction;

d)	any event analogous to an event specified in Section 5(a)(vii) of this Agreement occurs with respect to the issuer of such Letter of Credit; or

e)	twenty (20) Local Business Days prior to the expiration or termination date of a Letter of Credit, such Letter of Credit is not extended or replaced with a Letter of Credit for an amount at least equal to that of the Letter of Credit being replaced.

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“Credit Rating” means, with respect to a party or entity on any date of determination, the corporate credit rating, or the respective rating then assigned to its unsecured and unsubordinated long-term debt or deposit obligations by either S&P, Fitch or Moody’s. If such ratings are assigned by S&P, Fitch and Moody’s, then its Credit Rating will be the lowest of such ratings.

(ii)	“Transfer” with respect to Other Eligible Support and Other Posted Support means, with respect to Letters of Credit meeting the criteria set forth in Paragraph 13(b)(iii), (a) for purposes of Paragraph 3(a), (i) delivery of the duly executed Letter of Credit to the Secured Party, at the address specified below, together with evidence of the authority, incumbency and specimen signature of each person authorized to execute the Letter of Credit or any amendment thereto on behalf of its issuer, or (ii) delivery to the Secured Party of an amendment to such Letter of Credit, in form and substance satisfactory to the Secured Party, extending the term or increasing the amount available to the Secured Party thereunder, but only if the issuer of the Letter of Credit is an Eligible LC Bank at the time of the amendment, and (b) for purposes of Paragraph 3(b), return of the Letter of Credit by the Secured Party to the Pledgor, at the address specified below, or agreement by the Secured Party to an amendment of the Letter of Credit, in form and substance satisfactory to the Secured Party, reducing the amount available to the Secured Party thereunder.

(k)	Demands and Notices. All demands, specifications and notices under this Annex will be made pursuant to Part 4 of the Schedule to this Agreement, unless otherwise specified here:

With respect to Party A:

Address:	AEP Energy Services, Inc.
155 W Nationwide Blvd, Ste 500
Columbus, OH 43215
Attention:	Credit Risk Management
Facsimile No.:	(614) 583-1604
Telephone No.:	(614) 583-6725

(l)	Addresses for Transfers

Party A and Party B:

Posted Collateral for a party (“X”) in the form of cash shall be delivered to the commercial bank or custodial institution designated in a written notice from time to time by X to the other party.

With respect to Letters of Credit: As provided under the Demands and Notices Section of this Paragraph 13.

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(m)	Other Provisions

(i)	Conditions Precedent. Paragraph 4(a) is hereby amended by deleting the words “Potential Event of Default” therefrom.

(ii)	Distributions. The following provisions shall be added to Paragraph 6(d) as follows:

(iii)	Certain Distributions Received. If a Secured Party receives or is deemed to receive Distributions on a day that is not a Local Business Day, or after its close of business on a Local Business Day, it will Transfer the Distributions to the Pledgor on the following Local Business Day, subject to Paragraph 4(a), but only to the extent contemplated in Paragraph 6(d)(i) in connection with Distributions received or deemed received on a Local Business Day.

(iv)	Transfer of Distributions. If Transfer of a Distribution (or any portion thereof) to a Pledgor on any day would result in, or increase, a Delivery Amount (treating that day as a Valuation Date, as provided in Paragraph 6(d)(i)), but the Pledgor would nonetheless have no obligation to make a Transfer pursuant to Paragraph 3(a) on that day if it were a Valuation Date (because the Delivery Amount is lower than the Pledgor’s Minimum Transfer Amount or otherwise) the Secured Party will be required to Transfer that Distribution (or portion thereof) to the Pledgor, notwithstanding anything to the contrary in Paragraph 6(d)(i).

(iii)	Modification of Paragraph 4(b) of the Annex. Paragraph 4(b) of the Annex is amended to read, in its entirety, as follows:

“(b)	Transfer Timing. Subject to Paragraphs 4(a) and 5 and unless otherwise specified, (i) if a demand for Transfer of Eligible Credit Support or Posted Credit Support is made by the Notification Time, then the Transfer of Eligible Credit Support or Posted Credit Support will be completed prior to 6:00 p.m., New York time, on the Local Business Day following the Local Business Day on which the demand is made, (ii) if a demand for Transfer of Eligible Credit Support or Posted Credit Support is made by the Notification Time with respect to a foreign currency exchange Transaction, such Transfer shall be completed prior to 6:00 p.m., New York time, on the third (3rd) Local Business Day following the Local Business Day on which the demand is made and (iii) if a demand for Transfer of Eligible Credit Support or Posted Credit Support is made subsequent to the Notification Time, then the relevant Transfer will be made in accordance with the rules provided in the immediately preceding subparagraphs (i) and (ii), except that the demand will be treated as if made on the Local Business Day following the day the demand was actually made.”

(iv)

Taxes in Connection with Amounts Paid Under the Credit Support Annex. Notwithstanding anything to the contrary in this Agreement, neither party makes any Payer Tax Representation referred to in Section 3(e) of this Agreement with

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respect to any Interest Amount it is required to Transfer under this Annex, and neither party will be entitled to designate an Early Termination Date on the ground of any Tax Event resulting from the party’s obligation to pay additional amounts in respect of Indemnifiable Taxes imposed with respect to any such Interest Amount, Distributions, or late payment fees.

(v)	Rights and Remedies under Paragraph 8(a). The Secured Party will be entitled to exercise the rights and remedies provided for in Paragraph 8(a) if the Pledgor fails to pay when due any amount payable by it under Section 6 of this Agreement in connection with a Termination Event, even if the Pledgor is not the Affected Party.

(vi)	Set-off. For purposes of Paragraphs 2 and 8(a)(iii) of this Annex, the reference to any amount payable under Section 6 of this Agreement in the definition of “Set-off” in this Agreement shall be deemed a reference to any amount payable with respect to any Obligation, as described in Paragraph 8(a)(iii) of this Annex.

(vii)	Additional Provisions Relating Primarily to Letters of Credit.

(1)	Failure to Transfer Other Eligible Support or Other Posted Support.

Paragraph 7(i) of this Annex is hereby modified to apply to failures to Transfer Other Eligible Support and Other Posted Support, as well as the items listed therein.

(2)	Drawings on Letters of Credit. The Secured Party shall have the right to draw on a Letter of Credit held by it as Other Posted Support in the event that at the time of such draw there shall be satisfied the conditions specified in the form of Letter of Credit attached as Exhibit A (or, to the extent that the Letter of Credit is in a different form, in the event that the conditions to drawing specified in such Letter of Credit are satisfied). If the Secured Party makes a draw on such a Letter of Credit, the Secured Party shall apply the proceeds of such draw consistent with the requirements, if any, set forth in the drawing documentation.

(3)	Event of Default. The word “or” at the end of subparagraph (ii) of Paragraph 7 shall be deleted, and the period at the end of subparagraph (iii) of Paragraph 7 shall be deleted and replaced with a semicolon. Paragraph 7 is hereby amended by adding at the end thereof the following subparagraphs (iv) and (v):

(iv)	the issuer of a Letter of Credit provided by such party to the other party fails to honor a drawing under the Letter of Credit in accordance with its terms; or

(v)	the issuer of the Letter of Credit provided by such party to the other party fails to comply with or perform its obligations under such Letter of Credit and such failure continues after the lapse of any applicable grace period;

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provided, however, that (iv) and (v) shall not be an Event of Default with respect to a Letter of Credit after the time such Letter of Credit is required to be canceled or returned to the party providing such Letter of Credit in accordance with the terms of this Annex or other Eligible Credit Support meeting the requirements of this Agreement is provided to the other party.

IN WITNESS WHEREOF, the parties have executed this Credit Support Annex by their duly authorized officers as of the date hereof.

AEP Energy Services, Inc.

By:
Name:	David C. Warner
Title:	Authorized Agent
Date:	January , 2005

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ETC Marketing, Ltd.

By:
Name:
Title:
Date:	January , 2005

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International Swaps and Derivatives Association, Inc.

SCHEDULE

to the

Master Agreement

(Multicurrency - Cross Border)

dated as of January 26, 2005

between

AEP Energy Services, Inc. and ETC Marketing, Ltd.

(“Party A”)                                (“Party B”)

Part 1

Termination Provisions

(a)	“Specified Entity” means in relation to Party A and Party B for the purpose of:

Section 5(a)(v),	None
Section 5(a)(vi),	None
Section 5(a)(vii),	None
Section 5(b)(iv),	None

(b)	“Specified Transaction” will have the meaning specified in Section 14 of this Agreement, except that such term is amended by adding in the eighth line after “currency option” the words “, agreement for the purchase, sale or transfer of any Commodity or any other commodity trading transaction.” For this purpose, the term “Commodity” means any tangible or intangible commodity of any type or description (including, without limitation, weather, coal, electric power, electric power capacity, petroleum, natural gas, natural gas liquids, and byproducts thereof).

(c)	The “Cross Default” provisions of Section 5(a)(vi), as amended, will apply to Party A and to Party B.

(1) Section 5(a)(vi) is amended by deleting in the seventh line thereof “, or becoming capable at such time of being declared,”.

(2) The term “Cross Default” shall exclude any default that results solely from: (1) wire transfer difficulties; (2) an administrative or operational error or omission (so long as sufficient funds are available); or (3) the general lack of availability, by reason of exchange controls or other similar government action, of the currency in which the

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Specified Indebtedness is denominated. The preceding sentence shall apply only if (A) funds were available to such party, any Credit Support Provider of such party, or any applicable Specified Entity of such party, as the case may be, to enable the party to make the relevant payment when due, and (B) the party makes the relevant payment within the earlier of three (3) Local Business Days after such transfer difficulties have been corrected, the error or omission has been discovered, or such currency becomes available.

(3)	“Specified Indebtedness” shall have the meaning specified in Section 14 of this Agreement.

(4)	“Threshold Amount” means

(i)	USD 100,000,000 (or its equivalent in any other currencies) in relation to Party A’s Credit Support Provider; and

(ii)	USD 100,000,000 (or its equivalent in any other currencies) in relation to Party B’s Credit Support Provider.

(d)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv), as amended herein, will apply to Party A and Party B.

Section 5(b)(iv) is deleted in its entirety and replaced with the following:

“Credit Event Upon Merger. If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, such party (“X”), any Credit Support Provider of X or any applicable Specified Entity of X: (1)(A) consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, or reorganizes, reincorporates, or reconstitutes into or as another entity or (B) enters into any agreement providing for any of the actions described in (A) and (2) such action described in (1)(A) or (1)(B) does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker as determined by commercially reasonable judgment under then current market conditions than that of X, such Credit Support Provider or such Specified Entity thereof, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); provided, however, that the foregoing action or event shall not constitute a Termination Event (1) as to X, if after such action or event such resulting, surviving or transferee entity is X’s Credit Support Provider or is directly or indirectly owned or controlled by X’s Credit Support Provider and the Credit Support Documents supporting X’s obligations remain in full force and effect, or (2) so long as in connection with or after such action or event X or its successor or transferee provides (or causes to be provided) to the other party (“Y”) within two (2) Local Business Days of Y’s written demand therefor Eligible Credit Support in an amount satisfactory to Y in its sole discretion; or”

(e)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A or to Party B; provided, however, where the Event of Default specified in Section 5(a)(vii)(1), (3), (4), (5), (6) or to the extent analogous thereto, or (8) is governed by a system of law which does not permit termination to take place after the occurrence of the relevant Event of Default, then the Automatic Early Termination provision of Section 6(a) will apply to Party A and to Party B.

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(f)	Payments on Early Termination. For the purpose of Section 6(e) of this Agreement:

(1)	Market Quotation will apply, and

(2)	the Second Method will apply.

(g)	“Termination Currency” means United States Dollars.

(h)	“Additional Termination Event”. None.

Part 2

Tax Representations

(a)	Payer Tax Representation. For the purpose of Section 3(e) of this Agreement, Party A and Party B make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on:

(i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement;

(ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and

(iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement;

provided, however, that it shall not be a breach of this representation where reliance is placed on clause (ii) above, and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

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(b)	Payee Tax Representation. For the purposes of Section 3(f), Party A and Party B make the representations specified below:

(i)	The following representation will apply to Party A:

Party A is a corporation created or organized under the laws of the State of Ohio. Party A is a U.S. person within the meaning of Section 7701 of the Internal Revenue Code and its U.S. taxpayer identification number is 31-1483731.

(ii)	The following representation will apply to Party B:

Party B is a limited partnership created or organized under the laws of the State of Texas. Party B is a U.S. person within the meaning of Section 7701 of the Internal Revenue Code and its U.S. taxpayer identification number is 05-0532473.

Part 3

Documents to be delivered

For the purpose of Section 4(a):

(i)	Tax forms, documents, or certificates to be delivered:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered
Party A and Party B	Any document required or reasonably requested to allow the other party to make payments under the Agreement without any deduction or withholding for or on the account of any Tax or with such deduction or withholding at a reduced rate.	Promptly after the earlier of (i) reasonable request by either party or (ii) learning that such form or document is required.

(ii)	Other documents to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A	A guaranty issued by Party A’s Credit Support Provider in favor of Party B.	As of the execution of this Agreement.	Yes

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Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party B	A guaranty issued by Party B’s Credit Support Provider in favor of Party A.	As of the execution of this Agreement.	Yes

Party A and /or Party B	Certified copy of Certificate of Authority, Incumbency and Specimen Signatures and Resolutions adopted by the Board of Directors, or relevant committee of the Board of Directors, of the Guarantor/Credit Support Provider(s) of Party A and/or Party B (as applicable) authorizing the execution and delivery of the guaranty.	As of the execution of this Agreement.	Yes

Party A and Party B	Certified copy of Certificate of Authority, Incumbency and Specimen Signatures and Resolutions adopted by the Board of Directors, or relevant committee of the Board of Directors, of Party A or Party B (as applicable), authorizing the execution, delivery and performance of this Agreement and the Transactions contemplated hereunder.	As of the execution of this Agreement.	Yes

Party A and Party B	Annual Consolidated Financial Statements, most recent annual report and Form 10-K of American Electric Power Company, Inc. in the case of Party A, and, in the case of Party B, Party B and any Credit Support Provider for Party B.	Promptly upon request after completion by Certified Public Accountant.	Yes

Party A and Party B	Quarterly Consolidated Financial Statements, prepared in accordance with U.S. GAAP, of American Electric Power Company, Inc. in the case of Party A, and in the case of Party B, Party B and any Credit Support Provider for Party B.	Promptly upon request after completion.	Yes

Party A and Party B	Statement of Generic Risks Associated with Over-the-Counter Derivative Transactions	Upon the execution of this Agreement.	Yes

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Part 4

Miscellaneous

(a)	Addresses for Notices. For the purposes of Section 12(a) of this Agreement:

Address for notices or communications to Party A for all purposes (other than Confirmations):

Address:	AEP Energy Services, Inc.
155 W Nationwide Blvd, Ste 500
Columbus, OH 43215
Attention:	Financial Contract Administration
Facsimile No.:	(614) 583-1606
Telephone No.:	(614) 583-6114

Confirmations:

Address:	AEP Energy Services, Inc.
155 W Nationwide Blvd, Ste 500
Columbus, OH 43215
Attention:	Confirmations – 4th Floor
Facsimile No.:	(614) 583-1605
Telephone No.:	(614) 583-6125

Wire Payment Instructions:	AEP Energy Services, Inc.
Citibank N.A.
New York, NY
ABA # 021-000-089
Account # 4071-2918

Address for notices or communications to Party B for all purposes:

Address:	ETC Marketing, Ltd.
800 E. Sonterra Blvd. #400
San Antonio, TX 78258
Attention:	Pat O’Kane
Facsimile No.:	(210) 403-7490
Telephone No.:	(210) 403-7407

(b)	Notices. Subparagraph (ii) of Section 12(a) of this Agreement shall not apply.

(c)	Process Agent. For the purpose of section 13(c):

Party A appoints as its Process Agent: Not applicable.

Party B appoints as its Process Agent: Not applicable.

(d)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(e)	Multibranch Party. For the purpose of Section 10(c) of this Agreement.

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

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(f)	Calculation Agent. The Calculation Agent is Party A.

(g)	Credit Support Document. Details of any Credit Support Document.

(i) Party A:	A Guaranty issued by American Electric Power Company, Inc. in favor of Party B as beneficiary, which Guaranty shall be a Credit Support Document in relation to Party A.

(ii) Party B:	A Guaranty issued by La Grange Acquisition, L.P. in favor of Party A as beneficiary, which Guaranty shall be a Credit Support Document in relation to Party B.

(iii)    Party A and Party B: The ISDA Credit Support Annex attached hereto.

(h)	Credit Support Provider.

(i) Party A:	American Electric Power Company, Inc., a New York corporation.

(ii) Party B:	La Grange Acquisition, L.P., a Texas limited partnership.

(i)	GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE, BUT GIVING EFFECT TO SECTIONS 5-1401 AND 5-1402 OF NEW YORK’S GENERAL OBLIGATIONS LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT NEW YORK LAW BEARS RELATION TO THIS AGREEMENT AND ALL TRANSACTIONS SUBJECT TO THIS AGREEMENT.

(j)	Netting of Payments. Subparagraph (ii) of Section 2(c) of this Agreement will not apply.

(k)	“Affiliate” shall mean “None” with respect to Party A.

“Affiliate” shall have the meaning specified in Section 14 with respect to Party B.

Part 5

Other Provisions

(a)	Interpretation.

(1)

This Agreement, each Confirmation, and each Transaction are subject to the 2000 ISDA Definitions (the “Swap Definitions”), the 1993 ISDA Commodity Derivatives Definitions, and the 2000 Supplement thereto (the “Commodity Definitions”) each as published by the International Swaps and Derivatives Association, Inc. (collectively the “ISDA Definitions”). The ISDA Definitions are incorporated by reference herein, and made part of, this Agreement and each Confirmation as if set forth in full in this Agreement and such Confirmations. Unless otherwise specified in a Confirmation, any capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to

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them in the Swap Definitions, and the Commodity Definitions (except that references to “Swap Transactions” in the definitions will be deemed to be references to “Transactions”). In the event of any inconsistency between the provisions of the Swap Definitions and the Commodity Definitions, the Commodity Definitions will prevail. In the event of any inconsistency between the provisions of this Agreement and the ISDA Definitions, this Agreement will prevail. In the event of any inconsistency between the provisions of the Credit Support Documents, if any, and the ISDA Definitions, the Credit Support Documents will prevail. Subject to Section 1(b) of this Agreement, in the event of any inconsistency between the provisions of any Confirmation and this Agreement or the ISDA Definitions, the Confirmation will prevail for the purpose of the relevant Transaction; provided however, a Confirmation may not amend or conflict with any provisions of this Agreement regarding Events of Default, Termination Events or Disruption Fallbacks; except for the Disruption Fallbacks in respect of weather related financial transactions which shall be governed by the fallback methodology provided in the Confirmation.

(2)	Existing Transactions. In the event that the parties have entered into Transactions prior to the date of this Agreement, the parties agree that all such Transaction shall be deemed to have been entered into pursuant to this Agreement. To the extent the terms herein conflict with the terms of the Confirmations governing the prior Transactions, the terms of this Agreement shall apply.

(b)	Modifications to the Agreement.

(i)	Section 2(a)(iii)(1) is hereby amended by deleting the words “Potential Event of Default” therefrom.

(ii)	The condition precedent in Section 2(a)(iii)(1) does not apply to a payment and delivery owing by a party if the other party shall have satisfied in full all its payment obligations under Section 2(a)(i) of this Agreement and shall at the relevant time have no future payment or delivery obligations, whether absolute or contingent, under Section 2(a)(i).

(iii)	Section 2(d)(i)(4) is hereby amended by adding the following subsection (C):

“, or (C) Y’s consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all of its assets to, or reorganization, reincorporation, or reconstitution in or as, another entity, or entering into any agreement providing for any of the actions described above.”

(iv)	Section 4(c) is hereby amended by replacing the words “to which it may be subject” with the words “to which it is subject.”

(v)	Section 5(a)(iii)(1) is hereby amended by adding after the words “Credit Support Document” the following: “including the breach by the party, or any Credit Support Provider, of any representation, warranty or covenant set forth in any Credit Support Document.”

ISDA Schedule	160

EXECUTION APPROVAL SCHEDULE

(vi)	Section 5(a)(iii)(3) is hereby amended by adding in the first line thereof after the word “rejects,” the following: “or amends or modifies without the consent of the other party,”.

(vii)	Section 5(a)(vii) is amended by deleting the word “or” at the end of Section 5(a)(vii), the period at the end of Section 5(a)(viii) is deleted and replaced by “; or” and the following new Section 5(a)(ix) is added:

“Failure to Provide Adequate Assurance”. The failure of either party (the “Failing Party”) to provide Adequate Assurance to the other party (the “Demanding Party”) within forty-eight (48) hours, but at least one (1) Business Day, of a written request by the Demanding Party when the request is based on the Demanding Party’s good faith belief that the ability of the Failing Party to perform its obligations is materially impaired under this Agreement.

For purposes of this section, “Adequate Assurance” means any financial security in a form and amount commercially reasonably satisfactory to the Demanding Party, provided further, that if such financial security is in a form which would qualify as Eligible Credit Support in the Credit Support Annex, if one exists, then upon receipt by Demanding Party, such financial security shall be treated as if it is Posted Collateral or Posted Credit Support; provided, however, such Adequate Assurance shall not be included in the calculation of Delivery Amount or Return Amount as defined in Paragraph 3.

(viii)	Section 5(a)(vii)(4) is hereby modified by deleting, following the word “liquidation” in line 9, the clause beginning with “and, in the case of” and ending with the word “thereof” in line 13; and in clause (vii)(7): deleting, following the word “assets” in line 19, the clause beginning with “and such secured party” and ending with the word “thereafter” in line 21.

(ix)	The introductory paragraph of Section 5(a)(viii) is hereby amended by adding the words “or reorganizes, reincorporates or reconstitutes into or as,” in the third line thereof after the words “its assets to,” and by adding the words “, reorganization, reincorporation, reconstitution” in the third line thereof after the word “merger.”

(x)	Section 5(b)(ii) is hereby deleted in its entirety and replaced with the following (italicized text reflects modifications from the ISDA Master Agreement):

Tax Event. Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood, in the written opinion of its counsel, that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4)

ISDA Schedule	161

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(except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from the other party or a Credit Support Provider of such party from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B) or (C)); and neither party shall have any right to invoke this Section 5(b)(ii) based on any payments made or required to be made by a Credit Support Provider of such party;

(xi)	Section 5(b)(iii) is hereby amended by adding the words “or (C)” in the sixth line thereof after the words “Section 2(d)(i)(4)(A) or (B)” and by adding the words “or reorganizing, reincorporating, or reconstituting into or as,” in the eighth line thereof after the words “its assets to,”.

(xii)	Section 6(a) is hereby amended by adding the following after the last line thereof:

Notwithstanding the terms of Section 5 and 6 of this Agreement, if at any time and so long as one of the parties to this Agreement (“X”) shall have satisfied in full all of its payment and delivery obligations under Section 2(a)(i) of this Agreement and shall at the time have no future payment or delivery obligation, whether absolute or contingent, under such Section, then unless the other party (“Y”) is required pursuant to appropriate proceedings to return to X or otherwise returns to X upon demand of X any portion of any such payment or delivery, then (a) the occurrence of an event described in Section 5(a) of this Agreement with respect to X, any Credit Support Provider of X or any Specified Entity of X shall not constitute an Event of Default with respect to X as the Defaulting Party and (b) Y shall be entitled to designate an Early Termination Date pursuant to Section 6 of this Agreement only as a result of the occurrence of (i) an Event of Default set forth in Section 5(a)(v) of this Agreement with respect to X as the Defaulting Party or (ii) a Termination Event set forth in (A) either Section 5(b)(i) or 5(b)(ii) of this Agreement with respect to Y as the Affected Party or (B) Section 5(b)(iii) of this Agreement with respect to Y as the Burdened Party.

(xiii) (Section	6(c) is amended by adding the following new paragraph (iii):

Notwithstanding the foregoing, the Non-defaulting Party shall not be obligated to terminate and liquidate Transactions to the extent that, in the good faith opinion of the Non-defaulting Party, (i) such termination and liquidation is not permitted under applicable law or (ii) the Non-defaulting Party cannot enter into or liquidate offsetting transactions (including, without limitation, Specified Transactions) in a commercially reasonable manner or at commercially reasonable prices. In addition, the Non-defaulting Party may, at its election, take a reasonable amount of time to complete any aspect of the termination and liquidation.

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(xiv)	The definition of the term “Tax” in Section 14 is hereby amended by adding in the third line thereof after the word “Agreement” and before the word “other” the words “or any Credit Support Document.”

(xv)	The definition of the term “Indemnifiable Tax” in Section 14 is hereby amended by adding in the second line thereof after the word “Agreement” and before the word “but” the words “or any Credit Support Document.”

(c)	Additional Representations. Section 3 of the Agreement is hereby amended by adding at the end thereof the following subsections (g) through (l):

(g) Eligible Swap Participant. It is an “eligible swap participant” within the meaning of 17 C.F.R. Section 35.1(b)(2)(2000).

(h) Eligible Contract Participant/Eligible Commercial Entity. It is (i) an “eligible contract participant” as defined in Section 1a(12) of the Commodity Exchange Act, as amended (7 U.S.C. § 1a(12) (2000)) and (ii) as to transactions to be entered into on “electronic trading facilities”, an “eligible commercial entity” as defined as Section 101(11) of the Commodity Futures Modernization Act of 2000 (7 U.S.C.A. Section 1a(11)(West Supp. 2001).

(i) Relationship Between the Parties. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(i) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary.

(ii) Evaluating and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice) and understands and accepts the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(iii) Status of Parties. The other party is not acting as a fiduciary for, or an advisor to it, with respect to that Transaction.

(j) Swap Agreement. The parties acknowledge and agree that all Transactions constitute “swap agreements” within the meaning of the United States Bankruptcy Code.

(k) Forward Contract. The parties acknowledge and agree that all Transactions constitute “forward contracts” and that each of the parties to this Agreement is a “forward contract merchant” within the meaning of the United States Bankruptcy Code.

(l) Standardization, Creditworthiness, and Transferability. The material economic terms of the Agreement, any Credit Support Document to which it is a party, and each Transaction have been individually tailored and negotiated by it; it has received and

ISDA Schedule	163

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reviewed financial information concerning the other party and has had a reasonable opportunity to ask questions of and receive answers and information from the other party concerning such other party, this Agreement, such Credit Support Document, and such Transaction; the creditworthiness of the other party was a material consideration in its entering into or determining the terms of this Agreement, such Credit Support Document, and such Transaction; and the transferability of this Agreement, such Credit Support Document, and such Transaction is restricted as provided herein and therein.

(d)	Set-off. Any amount (the “Early Termination Amount”) payable to one party (the “Payee”) by the other party (the “Payer”) under Section 6(e), in circumstances where there is a Defaulting Party under Section 5(a) or one Affected Party in the case where a Termination Event under Section 5(b)(iii), 5(b)(iv) or 5(b)(v) has occurred, will, at the option of the party (“X”) other than the Defaulting Party or the Affected Party (and without prior notice to the Defaulting Party or the Affected Party), be reduced by its set-off against any amount(s) (the “Other Agreement Amount”) payable (whether at such time or in the future or upon the occurrence of a contingency) by the Payee to the Payer (irrespective of the currency, place of payment or booking office of the obligation) under any other agreement(s) between the Payee and the Payer or instrument(s) or undertaking(s) issued or executed by one party to, or in favor of, the other party (and the Other Agreement Amount will be discharged promptly and in all respects to the extent it is so set-off). X will give notice to the other party of any set-off effected under this Set-off provision.

For this purpose, either the Early Termination Amount or the Other Agreement Amount (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If an obligation is unascertained, X may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Set-off provision shall be effective to create a charge or other security interest. This Set-off provision shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(e)

Confirmations. With respect to each Transaction entered into pursuant to this Agreement, Party A will promptly send to Party B a Confirmation in substantially the form of the Exhibits to the ISDA Definitions. Party B shall accept the Confirmation within three (3) New York Business Days after receipt of such Confirmation or inform Party A of a bona fide error by providing Party A with written notice (notice shall not be provided by a document reflecting the terms of the Transaction generated by Party B) of those terms of the Confirmation provided by Party A that are disputed by Party B. For all purposes of this Agreement, the Confirmation shall be effective and binding upon the parties upon receipt by Party A of Party B’s acceptance of the Confirmation. If Party A does not receive from Party B either acceptance or notification of bona fide error within three (3) New York Business Days after receipt of such Confirmation, Party B shall be

ISDA Schedule	164

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deemed to have accepted the Confirmation. Any documentation provided by Party B as to the terms of a Transaction (including documents referenced or identified as confirmations) shall not be a Confirmation and will not be binding between the parties as to the terms of a Transaction between the parties; unless however, if Party A fails to provide Party B a Confirmation within ten (10) Local Business Days after the trade date of a Transaction, Party B may provide Party A with a Confirmation that meets the requirements of this provision. If within ten (10) Local Business Days after the trade date of a Transaction Party B has provided Party A with documentation referenced as a Confirmation that meets the requirements of this provision and Party A has failed to provide Party B with a Confirmation, then Party B’s documentation shall be deemed accepted as the Confirmation unless disputed by Party A by the fourteenth (14) Local Business Day after the trade date of the Transaction.

(f)	Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction in respect of any Transaction shall, as to such Transaction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Agreement or affecting the validity or enforceability of such provision as to any other jurisdiction or Transaction unless such severance shall substantially impair the benefits of the remaining portions of this Agreement or changes the reciprocal obligations of the parties. The parties hereto shall endeavor in good faith negotiations to replace the prohibited or unenforceable provision with a valid provision, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

(g)	Consent to Recordings. The parties hereto (i) agree that each may electronically monitor or record, at any time and from time to time, any and all communications between them, (ii) waive any further notice of such monitoring or recording, (iii) agree to notify its officers and employees of such monitoring or recording, (iv) agree that any such monitoring or recording may be submitted into evidence in any suit, trial, hearing, arbitration, or other proceeding, and (v) agree to furnish appropriately redacted copies of recordings to the other party within fifteen (15) days of the other party’s written request.

(h)	Absence of Litigation. Section 3(c) of this Agreement is hereby amended by: (i) adding in the second line thereof after the word “governmental” the words “or regulatory” and (ii) adding the words “in any material respect” immediately prior to the end of the section.

(i)	Alternative Dispute Resolution. To the fullest extent permitted by law, each of the parties hereto waives any right it may have to a trial in respect of any disputes directly or indirectly arising out of, under or in connection with this Agreement. All disputes arising under or directly or indirectly connected with this Agreement and the Credit Support Documents are subject to the following sole and exclusive procedures; provided, however, that any claim by either party related to such disputes shall be time-barred unless the asserting party commences an arbitration proceeding with respect to such claim within one year of the occurrence of the event giving rise to the dispute; provided, further, that the asserting party must commence arbitration within one year of the Termination Date of the Transaction to which the claim relates:

ISDA Schedule	165

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A.	MEDIATION WITH DESIGNATED NEUTRAL

The parties shall endeavor to settle the dispute by mediation under the Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes in effect on the date of this Agreement. The parties, with the assistance of CPR, shall select a mediator. In the event that the CPR becomes unwilling or unable to assist in the selection of a mediator, the parties have selected JAMS/Endispute as the alternate. If the matter has not been resolved by mediation within 30 days of the originating party’s notice for mediation, or if the parties, within ten (10) Local Business Days of seeking the assistance of CPR, fail to select a mediator, then either party may initiate binding arbitration as set forth below.

B.	ARBITRATION UNDER THE CPR RULES

Any unresolved dispute arising out of or relating to this Agreement or the Credit Support Documents, or the breach, termination or validity thereof, shall be adjudicated by binding arbitration in accordance with the Center for Public Resources Rules for Non Administered Arbitration of Business Disputes in effect on the date of this Agreement, by three independent and impartial arbitrators. Each party shall appoint one independent and impartial arbitrator within 5 Local Business Days after the notification by a party of the initiation of binding arbitration. The third independent and impartial arbitrator shall be elected by the arbitrators chosen by each party within 10 days after they have both been appointed and this panel of arbitrators will notify the parties within 10 days after the selection of the third arbitrator of the date of the scheduling conference. The parties shall have sixty (60) days from the appointment of the arbitrators to perform discovery and present evidence and argument to the arbitrators. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The place of arbitration shall be Columbus, Ohio. The arbitrator(s) are not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration.

(j)	LIMITATION OF LIABILITY. NO PARTY SHALL BE REQUIRED TO PAY OR BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES (WHETHER OR NOT ARISING FROM ITS NEGLIGENCE) TO ANY OTHER PARTY; PROVIDED, HOWEVER, THAT NOTHING IN THIS PROVISION SHALL AFFECT THE ENFORCEABILITY OF SECTION 6(e) OF THIS AGREEMENT. IF AND TO THE EXTENT ANY PAYMENT REQUIRED TO BE MADE PURSUANT TO THIS AGREEMENT AND ANY CREDIT SUPPORT DOCUMENT IS DETERMINED TO CONSTITUTE LIQUIDATED DAMAGES, THE PARTIES ACKNOWLEDGE AND AGREE THAT SUCH DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT SUCH PAYMENT IS INTENDED TO BE A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES AND NOT A PENALTY.

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(k)	Annual Consolidated Financial Statement. “Annual Consolidated Financial Statement” means a copy of the annual report of the relevant person containing audited consolidated financial statements for such party’s fiscal year certified by independent auditors and prepared in accordance with the generally accepted accounting principles of the United States (“U.S. GAAP”).

(l)	Quarterly Consolidated Financial Statement. “Quarterly Consolidated Financial Statement” means a copy of the quarterly report of the relevant person containing audited, or unaudited if audited financials are not available, for such party’s fiscal quarter prepared in accordance with U.S. GAAP.

(m)	No Third Party Beneficiaries. Except for transfers pursuant to Section 7, this Agreement is entered into solely for the benefit of Party A and Party B and not for the benefit of any other persons or entities. No other persons or entities may enforce this Agreement for their benefit nor shall they have any claim or remedy for any breach thereof.

(n)	Construction of Contract. THE PARTIES ACKNOWLEDGE THAT EACH TERM, PROVISION, AND CLAUSE OF THIS AGREEMENT HAS BEEN JOINTLY CONSTRUCTED, NEGOTIATED, AND PREPARED BY THE COMBINED EFFORTS OF THE PARTIES TO THE EXCLUSION OF NEITHER PARTY. THE PARTIES AGREE THAT THE TERMS, PROVISIONS, AND CLAUSES OF THIS AGREEMENT SHOULD NOT BE INTERPRETED IN FAVOR OF ONE PARTY AGAINST THE OTHER AS THE RESULT OF ANY CONSTRUCTION, NEGOTIATION, OR PREPARATION THEREOF.

(o)	Local Business Days. For all purposes of this Agreement and all Transactions entered into hereunder, Local Business Days are days on which U.S. commercial banks are open for business in New York, New York.

(p)	Preceding Business Day Convention. For pricing purposes Business Day shall be defined as the Commodity Business Day. If such day is not a Business Day, then the Preceding Business Day Convention shall apply unless otherwise specifically provided for in a Confirmation.

(q)	Payment Failure Interest. Provided a party (“Y”) has not designated an Early Termination Date with respect to a failure by the other party (“X”) in the performance of any payment obligation when due, and X subsequently remedies such failure, to the extent permitted by law, X shall be required to pay interest on the overdue amount to Y on demand in the same currency as such overdue amount for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(r)	Default Rate. The definition of Default Rate provided in Section 14 of the ISDA Master Agreement is deleted in its entirety and replaced with the following:

“Interest of the unpaid portion shall accrue at a rate equal to the lower of (i) the then-effective prime rate of interest published under “Money Rates” by The Wall Street Journal, plus two percent per annum from the date due until the date of payment; or (ii) the maximum non-usurious applicable lawful interest rate.”

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(s)	Rounding. For the purpose of calculating the Floating Price(s) all numbers shall be rounded as follows: Floating Price(s) relating to commodities quoted in (i) gallons shall be rounded to four places; (ii) MMBtu’s shall be rounded to four places; (iii) barrels shall be rounded to three places and (iv) gigajoules shall be rounded to four places. If the number after the final number is five (5) or greater then the final number shall be increased by one (1), and if the number after the final number is less than five (5) then the final number shall remain unchanged.

(t)	Reference Market-makers. The definition of “Reference Market-makers” in Section 14 of this Agreement is hereby amended by: (i) deleting “(a)” from the second line thereof, (ii) deleting in the fourth line thereof after the word “credit” the words “and (b) to the extent practicable, from among such dealers having an office in the same city” and (iii) replacing such words with the words “or who enter into transactions similar in nature to such Transactions.”

(u)	Confidentiality. This Agreement, all Transactions subject to this Agreement, all documents relating to this Agreement or any Transaction subject to this Agreement, and any information made available by one party or its Advisors (as defined below) to the other party or its Advisors with respect to this Agreement or any Transaction subject to this Agreement, are confidential (collectively referred to hereafter as “Confidential Information”). Each party shall at a minimum use the same efforts and standard of care with respect to Confidential Information provided by the other party that it uses to preserve its own Confidential Information. Confidential Information shall not be disclosed by a party or its Advisors (defined below) to any third party (nor shall any public announcement relating to this Agreement be made by either party), except for such information (i) as may become generally available to the public, (ii) as may be required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation or to comply with any applicable law, order, regulation, ruling, stock exchange reporting requirement or accounting disclosure rule or standard, (iii) as may be obtained from a non-confidential source that disclosed such information in a manner that did not violate its obligations to the other party in making such disclosure, (iv) as may be furnished to that party’s auditors, attorneys or advisors (collectively the “Advisors”) who shall be required to keep the information that is disclosed in confidence, or (v) relating to Transaction information being provided to a third party who will use such Transaction information for the sole purpose of calculating a published index of pricing or reporting on other transaction information covering the industry as a whole, and provided further that such third party shall have entered into a confidentiality agreement relating to the Transaction data with the party to this Agreement providing such Transaction information. This provision shall remain in effect two years following the termination of this Agreement.

(v)	Cancellation. Either party may cancel this Agreement upon 30 days prior written notice to the other party in the manner provided in Section 12. Except as otherwise specifically provided herein, cancellation of this Agreement shall not relieve the parties of any obligations incurred with respect to this Agreement prior to such cancellation.

ISDA Schedule	168

EXECUTION APPROVAL SCHEDULE

Part 6

Provisions for Commodity Derivative Transactions

(a)	Section 7.3 of the 1993 ISDA Commodity Derivatives Definitions is amended to read as follows:

Section 7.3. Corrections to Published Prices. For purposes of determining the Relevant Price for any day, if the price published or announced on a given day and used or to be used by the Calculation Agent to determine a Relevant Price is subsequently corrected and the correction is published or announced by the person responsible for that publication or announcement within 30 calendar days of the original publication or announcement, either party may notify the other party of (i) that correction and (ii) the amount (if any) that is payable as a result of that correction. If, not later than 30 calendar days after the publication or announcement of that correction, a party gives notice that an amount is so payable, the party that originally either received or retained such amount will, no later than 3 Business Days after the effectiveness of that notice, pay subject to any applicable conditions precedent, to the other party that amount, together with interest on that amount at the Default Rate for the period from and including the day on which a payment originally was (or was not) made to but excluding the day of payment of the refund or payment resulting from that correction.

(b)	The “Market Disruption Events” specified in Section 7.4(d)(i) of the Commodity Definitions shall apply in addition to “Trading Limitation” in Section 7.4(c)(viii).

“Trading Limitation” specified in Section 7.4(c)(viii) of the Commodity Definitions is hereby amended by the addition of the following at the end thereof:

“For these purposes, a limitation of trading on any Commodity Business Day shall be deemed to be material only if the relevant Exchange establishes limits on the range within which the price of the Futures Contract may fluctuate and the closing or settlement price of such Futures Contract on such day is at the upper or lower limit of that range.”

(c)	“Additional Market Disruption Events” shall apply if so specified in the Confirmation.

(d)	The following “Disruption Fallbacks” defined in Section 7.5(c) of the Commodity Definitions shall apply, in the following order:

(1)	“Negotiated Fallback”;

(2)	“Fallback Reference Price”

(3)	“Postponement”; with three (3) Commodity Business Days as the Maximum Days of Disruption; or

(4)	“Fallback Reference Dealers.”

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IN WITNESS WHEREOF, the parties have executed this Schedule by their duly authorized officers as of the date hereof.

AEP Energy Services, Inc.

By:
Name:	Ronald A. Erd
Title:	Vice President
Date:	January 26, 2005

ISDA Schedule	170

EXECUTION APPROVAL SCHEDULE

ETC Marketing, Ltd.

By:
Name:
Title:
Date:	January 26, 2005

ISDA Schedule	171

EXHIBIT 3.10

CERTAIN PERMITTED ENCUMBRANCES

Seven Oaks Lateral Pipeline is subject to a Lease and Operating Agreement dated July 1, 1995, as amended by amendment dated November 1, 1998, which includes the right of the lessee to purchase a portion of the pipeline upon 90 days notice prior to July 1, 2010.

Purchase and Sale Agreement, Exhibit 3.10	Page 1

EXHIBIT 5.13

CERTAIN REAL PROPERTY INTERESTS

1.	The rights of way and easements of the HPL Companies in which is located the pipeline described in Section 2.1.1(a) of Schedule 3.10 of Sellers’ Disclosure Schedules.

2.	The fee title interest of the HPL Companies in the land under which is located the Bammel storage reservoir described in Section 2.1.2 of Schedule 3.10 of Sellers’ Disclosure Schedules.

3.	The rights of way and easements of the HPL Companies in which is located the pipeline described in Section 2.2.2 of Schedule 3.10 of Sellers’ Disclosure Schedules.

4.	The rights of way and easements of the HPL Companies in which are located the pipelines described in Section 2.4 of Schedule 3.10 of Sellers’ Disclosure Schedules other than the 300 miles of “A/S Line.”

Purchase and Sale Agreement, Exhibit 5.13	Page 1

EXHIBIT 7.8

ALLOCATION OF PURCHASE PRICE

Assets comprising the Bammel Facilities	No less than $320,000,000, of which $10,000,000 is allocated to cushion gas of approximately 10.5 BCF

50% general partnership interest in MidTexas Pipeline Company	$30,000,000

To all other tangible assets	Residual purchase price

Purchase and Sale Agreement, Exhibit 7.8	Page 1

BUYER’S DISCLOSURE SCHEDULES

RELATING TO

PURCHASE AND SALE AGREEMENT

AMONG

HPL STORAGE LP,

AND

AEP ENERGY SERVICES GAS HOLDING COMPANY II, L.L.C. AS SELLERS

AND

LA GRANGE ACQUISITION, L.P.

AS BUYER

DATED AS OF JANUARY 26, 2005

Buyer’s Disclosure Schedules

SCHEDULE 4.1

Organization and Good Standing of Buyer

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

None.

Sellers’ Disclosure Schedules, Schedule 4.1	Page 1

SCHEDULE 4.2

Enforceability; Authority; No Conflict; No Consent Requirements with Respect to Buyer

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

1.1.	In connection with the exercise of the option under the Option Agreement, the parties may be required to make a filing under and otherwise comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.2.	In connection with the exercise of the option under the Option Agreement, notification to the Texas Attorney General may be appropriate.

1.3.	Post-Closing notice to Texas Railroad Commission.

1.4.	Post-Closing P-5 notice to Texas Railroad Commission.

1.5.	Post-Closing notice to FERC.

1.6.	See Section 3.1 of Schedule 3.11 (Contracts of the HPL Entities).

1.7.	FCC approval of license transfers.

Buyer’s Disclosure Schedules, Schedule 4.2	Page 1

SCHEDULE 4.3

No Litigation Against Buyer

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

None.

Buyer’s Disclosure Schedules, Schedule 4.3	Page 1

SCHEDULE 4.4

Finders and Brokers

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

None.

Buyer’s Disclosure Schedules, Schedule 4.4	Page 1

SCHEDULE 4.5

Bankruptcy

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

None.

Buyer’s Disclosure Schedules, Schedule for Exhibit 4.5	Page 1

SELLERS’ DISCLOSURE SCHEDULES

RELATING TO

PURCHASE AND SALE AGREEMENT

AMONG

HPL STORAGE LP, AND

AEP ENERGY SERVICES GAS HOLDING COMPANY II, L.L.C.

AS SELLERS

AND

LA GRANGE ACQUISITION, L.P.,

AS BUYER

DATED AS OF JANUARY 26, 2005

Sellers’ Disclosure Schedules

SCHEDULE 3.1

Organization and Good Standing of Sellers

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

None.

Sellers’ Disclosure Schedules, Schedule 3.1	Page 1

SCHEDULE 3.2

Enforceability; Authority; No Conflict; No Consent Requirements with Respect to Sellers

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

1.1.	In connection with the exercise of the option under the Option Agreement, the parties may be required to make a filing under and otherwise comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.2.	The parties have agreed that notice will be sent to the Texas Attorney General in connection with the exercise of the option under the Option Agreement.

Sellers’ Disclosure Schedules, Schedule 3.2	Page 1

SCHEDULE 3.3

No Litigation Against Sellers

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

None.

Sellers’ Disclosure Schedules, Schedule 3.3	Page 1

SCHEDULE 3.4

Organization and Good Standing of the HPL Companies

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

1.1.	HPL Consolidation owns 100% of the membership interests of Storage GP and HPL GP and a 99% limited partner interest in Storage Holdings and Storage Leaseco and a 99.5% limited partner interest in HPL Company LP, HPL Resources and Gas Marketing.

1.2.	Storage GP owns a 1% general partner interest in Storage Holdings and Storage Leaseco.

1.3.	HPL GP owns a 0.5% general partner interest in HPL Company LP, HPL Resources and Gas Marketing.

1.4.	HPL Company LP owns 100% of AEP Houston Pipe Line Company, LLC, a Delaware limited liability company, 50% of MidTexas Pipeline Company, a general partnership organized under the laws of the State of Texas, an 80% tenant-in-common interest in the South Texas Pipeline, a 50% tenant-in-common interest in the Austin Pipeline, a 50% tenant-in-common interest in the Big Cowboy Pipeline, and a 50% tenant-in-common interest in the A/S Pipeline.

Sellers’ Disclosure Schedules, Schedule 3.4	Page 1

SCHEDULE 3.5

No Conflict, No Consent Requirements with respect to the HPL Companies

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

1.1.	See Section 1.1 of Schedule 3.2 (Enforceability; Authority; No Conflict; No Consent Requirements with Respect to Sellers).

1.2.	See Section 1.2 of Schedule 3.2 (Enforceability; Authority; No Conflict; No Consent Requirements with Respect to Sellers).

1.3.	Post-Closing notice to the Texas Railroad Commission to be provided by Buyer.

1.4.	Post-Closing notice to the FERC to be provided by Buyer.

1.5.	Notices to various Governmental Entities will likely be required at or after Closing, including a P-5 Notice to the Texas Railroad Commission to reflect the change in equity ownership and in officers and directors of the HPL Entities. Additionally to the extent individuals who are designated as “contact” persons for various emergency responses and general questions are changed post-Closing, notification to the appropriate Governmental Entities will need to be made by the HPL Entities. Similarly, if the name of the HPL Entities is changed post-Closing, various additional filings with Governmental Entities reflecting the name changes would likely be required and notification of any such name change should be given to all counterparties of the HPL Entities.

Sellers’ Disclosure Schedules, Schedule 3.5	Page 1

SCHEDULE 3.6

Capitalization of the HPL Companies; Sellers’ Title

1.	CAPITALIZATION OF THE HPL ENTITIES

HPL Entity	General Partnership Interests	Limited Partnership Interests	Membership Interests
HPL Consolidation	1% general partnership interest held by Storage LP	36% limited partnership interest held by Storage LP 63% limited partnership interest held by AEP Gas Holding II

Storage GP			100% membership interest held by HPL Consolidation

HPL GP			100% membership interest held by HPL Consolidation

Storage Holdings	1% general partnership interest held by Storage GP	99% limited partnership interest held by HPL Consolidation

Storage Leaseco	1% general partnership interest held by Storage GP	99% limited partnership interest held by HPL Consolidation

HPL Company LP	0.5% general partnership interest held by HPL GP	99.5% limited partnership interest held by HPL Consolidation

HPL Resources	0.5% general partnership interest held by HPL GP	99.5% limited partnership interest held by HPL Consolidation

Gas Marketing	0.5% general partnership interest held by HPL GP	99.5% limited partnership interest held by HPL Consolidation

2.	CAPITALIZATION OF THE HPL ENTITY SUBSIDIARIES

HPL Entity Subsidiary	Ownership Interests
AEP Houston Pipe Line Company, LLC	100% membership interest held by HPL Company LP

Mid Texas Pipeline Company	50% general partnership interest held by HPL Company LP 50% general partnership interest held by Duke Energy Guadalupe Pipeline, Inc.

Sellers’ Disclosure Schedules, Schedule 3.6	Page 1

3.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES REGARDING SELLERS’ TITLE

None.

Sellers’ Disclosure Schedules, Schedule 3.6	Page 2

SCHEDULE 3.7

Financial Statements of the HPL Entities

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

No balance sheets, statements of income and expense, or other financial statements for HPL Consolidation have been delivered to Buyer. The financial condition and results of operations of HPL Consolidation are not shown on any financial statements that were delivered to Buyer.

Sellers’ Disclosure Schedules, Schedule 3.7	Page 1

SCHEDULE 3.8

No Material Adverse Change

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

On December 15, 2004, HPL Company LP terminated the Asset Management Agreement with AEP Energy Services, Inc. (AEPES), which provided for the management of injections, withdrawals and storage of natural gas by AEPES in the Bammel storage facility. Concurrent with this contract termination, HPL Company LP purchased 45,428,622 MMBtu of natural gas owned by AEPES in the Bammel storage facility on December 15 at the AEPES book value of $228,216,468.

Sellers’ Disclosure Schedules, Schedule 3.8	Page 1

SCHEDULE 3.9

No Undisclosed Liabilities

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

None.

Sellers’ Disclosure Schedules, Schedule 3.9	Page 1

SCHEDULE 3.10

Property and Leases of the HPL Companies

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

1.1.	The right of the HPL Entities to use 55 bcf of cushion gas now in the Bammel facility under the Right to Use Agreement by and between BAM Lease Company and HPL Company LP, effective May 31, 2001, is in controversy as part of the Cushion Gas Litigation. Sellers believe the counterparty to the Right to Use Agreement is in default.

1.2.	Reference is made to the other matters in controversy that are included in the Cushion Gas Litigation.

1.3.	Various AEP Affiliates have leased assets under various agreements which include vehicles and computer equipment used exclusively in the Business.

1.4.	The HPL Entities currently occupy approximately 49,000 square feet of leased office space in downtown Houston on the 11th and 12th floors of 1201 Louisiana Street. The sublease for the 12th floor has been assigned to HPL Company LP, effective January 24, 2005. The lease for the 11th floor has been assigned to HPL Company LP, to be effective 30 days after notice was delivered to the landlord (which occurred on January 25, 2005) pursuant to the terms of the lease, unless such landlord agrees to an earlier effective date. Until such time HPL Company LP will continue to occupy such space under the Transition Services Agreement.

1.5.	Seven Oaks Lateral Pipeline is subject to a Lease and Operating Agreement dated July 1, 1995, as amended by an amendment dated November 1, 1998, which includes the right of the lessee to purchase a portion of the pipeline upon giving 90 days’ notice prior to July 1, 2010, the expiration date of the Lease and Operating Agreement.

2.	MATERIAL ASSETS

2.1.	Prime Lease Assets

2.1.1.	Houston Loop and Texas City Loop Pipelines

(a)	Pipeline. The Houston Loop and Texas City Loop Pipelines are comprised of varying diameter steel pipelines designed to gather and transport natural gas under high pressure, aggregating to the approximate lengths shown below:

(i)	113.5 miles of 30" pipe;

(ii)	137.1 miles of 24" pipe;

(iii)	19.2 miles of 20" pipe;

Sellers’ Disclosure Schedules, Schedule 3.10	Page 1

(iv)	108.9 miles of 18" pipe;

(v)	.4 miles of 17" pipe;

(vi)	69.2 miles of 16" pipe;

(vii)	.3 miles of 14" pipe;

(viii)	81.1 miles of 12" pipe;

(ix)	13.2 miles of 10" pipe;

(x)	52.5 miles of 8" pipe;

(xi)	92.1 mils of 6" pipe;

(xii)	89.6 miles of 4" pipe;

(xiii)	15.1 miles of 3" pipe; and 7.5 miles of 2" pipe

(b)	Equipment-Generally. Supplementing the steel pipe are a variety of standard natural gas pipeline valve, tap, interconnect, and pressure regulation and safety fittings and components, generally described as follows:

(i)	Mainline Valves: The Houston Loop and Texas City Loop Pipelines contain approximately 40 mainline valves and approximately 760 other valves.

(ii)	Separators: The Houston Loop and Texas City Loop Pipelines include eight crude oil/condensate and other entrained liquids separation stations.

(iii)	Pressure Regulators: The Houston Loop and Texas City Loop Pipelines include eleven installations of pressure regulation equipment to protect the integrity of downstream pipelines with whom it is connected.

(iv)	Cathode Protection: The Houston Loop and Texas City Loop Pipelines are cathodically protected throughout the system so as to minimize the effects of soil corrosion on the pipeline.

2.1.2.	Bammel Storage Reservoir

The Bammel Storage Reservoir is an underground natural gas storage reservoir and related facilities located in Harris County, Texas north of the city of Houston and bounded generally by Hwy 290, I-45, Beltway 8, and FM 1960. The Bammel Storage Reservoir’s surface equipment is located

Sellers’ Disclosure Schedules, Schedule 3.10	Page 2

on approximately 1,000 acres of contiguous surface area and 17 non-contiguous lots, the underground reservoir comprising the Bammel Storage Reservoir is located in the Bammel Sand covering approximately 7,000 acres located in Northwest Harris County, Texas, which facility and acreage is more particularly described and depicted in Exhibits “A” through “C” attached to that certain Unit Agreement, Bammel Gas Unit, Harris County, Texas, a counterpart of which is recorded in Volume 1925, Page 283, of the Contract Records, Harris County, Texas, as amended by those certain Second and Third Amendments of the Unit Agreement, Bammel Gas Unit, Harris County, Texas, counterparts of which are recorded in Volume 2119, Page 336 and Volume 2130, Page 516, respectively, of the Contract Records, Harris County, Texas.

The Bammel Storage Reservoir assets consist of the following wells, facilities and equipment:

(i)	15 dual purpose injection/withdrawal wells of approximately 6200 feet in depth, together with associated downhole and wellhead equipment, well piping, measurement and valves to support both gas injection and withdrawal service;

(ii)	31 withdrawal wells, of approximately 6200 feet in depth, together with associated surface piping and facilities to support gas withdrawal service;

(iii)	A liquids handling system consisting of one salt water disposal well, a three phase separator, eight 400 barrel tanks and the associated valves and piping;

(iv)	3 central dehydration stations with rated capacities of 288, 432 and 576 MMCF per day, incorporating a total of 9 gas dehydration units and 7 vapor recovery units;

(v)	Inlet filter separator, and inlet scrubber and gas regulation and control equipment at each dehydration station;

(vi)	33.774 miles of storage related pipe with diameters ranging from 4 to 24 inches and the associated valves necessary to move and control gas into and out of the storage wells and the connecting HPL main pipeline.

2.2.	Sublease Owned Assets

2.2.1.	Bammel Storage Compressor Site

Being a 6.7733 acre site extending over, through, along and across that certain tract of land being in Harris County, Texas and belonging to Houston Pipe Line Company and being further referred to as the Bammel Storage Reservoir.

Sellers’ Disclosure Schedules, Schedule 3.10	Page 3

2.2.2.	Bammel Loop Pipeline

That approximately 12 mile, 30-inch outside diameter pipeline which begins at the existing Bammel Storage surface facilities owned by HPL in Harris County, Texas and extending in a south southwesterly direction to its terminus in HPL owned property located in the F. Fry Survey, Abstract 268, in Harris County, Texas and the Debtors’ interest in the easements and other real estate interests held by the Debtors covering the right of way in which such pipeline is located.

2.2.3.	Bammel Gas Fired Compressors

The idle Bammel gas fired compressors consist of the following units:

(i)	6 Ingersoll Intergal Recips 412 KVSRA 2,400 horsepower units

(ii)	2 Superior W 62 Recip 6GT-825 750 horsepower units

(iii)	1 Joy WBF72HD Recip Waukesha 7042 750 horsepower unit

(iv)	3 Ingersoll Integral Recips 12 TVR 1,200 horsepower units

(v)	3 Ingersoll RDS Recips Superior 8GTLB 1,100 horsepower units

2.2.4.	Electric Compressors

(i)	seven 7,000 horsepower reciprocating natural gas compressors powered by variable frequency drive electric motors, together with necessary unit valves, lead and service piping, lube and gas cooling and unit control systems

(ii)	electrical substation, circuit switches, transformers and secondary switch gear, harmonic filters and power connection systems

(iii)	compressor building, power control room building, associated gravel roads to gain access to compressor site, fencing and safety related equipment required to house the electric compressors and the portions of the power facilities required to be housed indoors.

Sellers’ Disclosure Schedules, Schedule 3.10	Page 4

2.3.	Gathering and Processing Assets

The following facilities, including valves, dehydrators, meters, regulators, and other pipeline equipment associated therewith:

Description	Miles	Diameter	% ownership
Zapata Line which runs through Zapata, Webb, and Jim Hogg Counties of Texas	25 10	12" 10"	100% 100%

Thompsonville Line located in Webb and Duval Counties of Texas	100	12"	100%

Edinburg Line located in Hidalgo, Brooks, Jim Wells, and Kleberg Counties of Texas	80 30	24" 16"	100% 100%

Big Cowboy Line located in Webb and Duval Counties of Texas	45	16"	50%

Dubose/Mission Valley Line located in Dewitt, Goliad, and Victoria Counties of Texas	89	12"	100%

	plus numerous smaller sections

Southwest Speaks Line located in Lavaca and Jackson Counties of Texas	32	8" and 12"	100%

Bonus/Spanish Camp Line located in Lavaca and Jackson Counties of Texas	37	6"	100%

South Padre Island Line located offshore of Padre Island, Texas	70	20"	100%

Valley Line located in Matagorda and Brazoria County	137	combination of 8" , 12" , 16"	100%

McMullen/Three River Line[1]	80	combination of 6" and 12"	100%

Three Rivers Cryogenic Processing Plant located in Live Oak County, Texas (Not operational; being evaluated for relocation or sale)

[1]

A portion of this is a low pressure pipeline system that was originally installed with plastic pipe which was later determined by the manufacturer not to be suitable for hydrocarbon use. Many segments of this system have been replaced and a quarterly monitoring process is in place.

Sellers’ Disclosure Schedules, Schedule 3.10	Page 5

2.4.	Mainlines

The following facilities, including valves, dehydrators, meters, regulators, and other pipeline equipment associated therewith:

Description	Miles	Diameter	% ownership
South Texas Line which originates in Jim Hogg County, Texas and terminates in Caldwell County, Texas	193	24" and 30"	80%

Austin Line which originates in Caldwell County, Texas and terminates in Travis County, Texas	18 20	20" 16"	50% 50%

Partnership interest in MidTexas Pipeline Company, which owns the MidTexas Line, which originates in Gonzales County, Texas and terminates in Waller County, Texas (see Material Contracts)	129 10	30" 12"	50% 50%

Beeville to Texas City Line which originates in Live Oak, County Texas and terminates in Brazoria County, Texas	70 115	18" 24"	100% 100%

A/S Line which originates in Nueces County, Texas and terminates in Newton County, Texas including compressor stations located in Texas Counties of Calhoun, Refugio, and San Patricio	300	30"	50%

Texoma Line which originates in Lamar County, Texas and terminates in Hardin County, Texas	266	30"	100%

Corpus Christi Loop, which serves the industrial markets in Corpus Christi, Texas area	90	12"	100%

2.5.	Two compressors in Vidor, Texas.

Compressor skid package:

Engine- Caterpillar G3606-Tale, rated for 1775 hp @1,000 rpms, 6 cylinder, w/ turbo-charger

Compressor- Ariel JGK-4 throw unit w/ 4- KMU 8.75 cylinders, rated speed 1,100 rpms

Sellers’ Disclosure Schedules, Schedule 3.10	Page 6

Cooler- Air-X-Changer, model 156-EH, water and gas cooling, w/ louvers and hail guards

Unit Control panel- Murphy Millennium

Design conditions:

Suction- 550 psig

Discharge- 1050 psig

Volume- 20 to 50 mmscf/d

2.6.	Treating Plants.

Jackalope Treating Plant near Thompsonville in Jim Hogg County, Texas.

Designed to treat up to 115 MMcf/d of gas with 10% CO2 inlet and 2% or less outlet.

Dinn Treating Plants in Duval County, Texas.

Dinn #1 plant designed to treat up to 38 MMcf/d of gas with 12.5% CO2 inlet and 2% or less outlet.

Dinn #2 plant designed to treat up to 18 MMcf/d of gas with 12.5% CO2 inlet and 2% or less outlet.

Sellers’ Disclosure Schedules, Schedule 3.10	Page 7

SCHEDULE 3.11

Contracts of the HPL Companies

1.	DISCLOSED HPL CONTRACTS

1.1.	Unit Agreement

Unit Agreement re: Bammel Gas Unit, Harris County Texas between HPL Resources, successor in interest to Houston Natural Gas Production Company (“Operator”) and other subscribers dated January 1, 1966

1.1.1.	First Amendment of Unit Agreement, Bammel Gas Unit, Harris County, Texas dated effective November 22, 1966

1.1.2.	Second Amendment of Unit Agreement, Bammel Gas Unit, Harris County, Texas dated effective November 1, 1966

1.1.3.	Third Amendment of Unit Agreement, Bammel Gas Unit, Harris County, Texas dated effective January 1, 1968

Collateral Agreements

1.1.1.	Collateral Agreement between Houston Natural Gas Production and the other parties thereto relating to Operator’s operation of certain leasehold interests in the Bammel Field Area, Harris County, Texas dated 8/23/66

1.1.2.	Supplemental Collateral Agreement to Bammel Unit Agreement dated 8/23/66

1.1.3.	Collateral Agreement between Houston Natural Gas Production and the other parties thereto relating to Operator’s operation of certain leasehold interests in the Bammel Field Area, Harris County, Texas dated 9/15/66

1.1.4.	Supplemental Collateral Agreement to Bammel Unit Agreement dated 9/15/66

1.2.	EMS Measurement and Associated Services Agreement

Measurement and Associated Services Agreement between EMS Measurement Services Company L.P. (formerly Hanover Measurement Services Company, L.P.) and HPL Company LP dated May 31, 2001

1.2.1.	Procurement, Repair and Construction Agreement between EMS Measurement Services Company L.P. (formerly Hanover Measurement Services Company, L.P.) and HPL Company LP dated September 30, 1999

Sellers’ Disclosure Schedules, Schedule 3.11	Page 1

1.2.2.	Shared Use of Facilities Agreement between EMS Measurement Services Company L.P. (formerly Hanover Measurement Services Company, L.P.) and HPL Company LP dated October 1, 2001

1.3.	Compression Management Agreement

Compression Management Agreement between Contractor and HPL Company LP dated September 30, 1997, as amended by two amendments dated as of March 1, 1998 and three other amendments dated as of April 1, 1999, March 31, 2000 (Contractor I, II, II, IV) and January 1, 2002 (not executed)

1.3.1.	Purchase Agreement between Contractor and HPL Company LP dated September 29, 1997 (Contractor I)

1.3.2.	Purchase Agreement between Contractor and HPL Company LP dated April 1, 1998 (Contractor II)

1.3.3.	Purchase Agreement between Contractor and HPL Company LP dated June 29, 1999 (Contractor III)

1.3.4.	Purchase Agreement between Contractor and HPL Company LP dated March 31, 2000 (Contractor IV)

1.4.	Joint Venture Agreements

1.4.1.	MIDTEXAS PIPELINE COMPANY

Amended and Restated General Partnership Agreement of MIDTEXAS PIPELINE COMPANY between Duke Energy Guadalupe Pipeline, Inc. (TECO Pipeline Company) and HPL Company LP dated August 19, 1994, as amended by Amendments effective June 30, 1998, May [    ], 20012, and July 1, 2003

Operating Agreement between MIDTEXAS PIPELINE COMPANY and HPL Company LP dated effective December 15, 1995, as amended by Ratification of and Amendment to Operating Agreement effective as of June 30, 1998

(a)	Interruptible Intrastate Gas Transportation Agreement between Duke Energy Guadalupe Pipeline, Inc. and HPL Company LP dated December 15, 1995

(b)	Interruptible NGPA Section 311 Gas Transportation Agreement Duke Energy Guadalupe Pipeline, Inc. and HPL Company LP dated December 15, 1995

[2]	The date in the agreement is blank.

Sellers’ Disclosure Schedules, Schedule 3.11	Page 2

(c)	Balancing Agreement between HPL Company LP and Duke Energy Guadalupe Pipeline, Inc. dated July 1, 2003

1.4.2.	A/S PIPELINE

A/S Pipeline Operating Agreement between HPL Company LP and Gulfterra Intrastate, L.P. (formerly Channel Industries Gas Company) dated January 1, 1997, as amended July 15, 1999, August 7, 2000,

(a)	A/S Pipeline Ownership Agreement between HPL Company LP and Gulfterra Intrastate, L.P. (formerly Channel Industries Gas Company) dated January 1, 1997

1.4.3.	SOUTH TEXAS PIPELINE

Construction Operating and Tax Agreement between KinderMorgan Tejas Pipeline, L.P. (formerly Intrastate Gathering Corporation) and HPL Company LP dated November 19, 1985, as amended May 1, 1990, July 16, 1990

(a)	Gas Exchange Agreement between KinderMorgan Tejas Pipeline, L.P. (formerly Intrastate Gas Corporation) and HPL Company LP referenced in 1.1.13 of the South Texas Agreement dated November 19, 1985

(b)	Transportation Agreement between KinderMorgan Tejas Pipeline, L.P. (formerly Intrastate Gas Corporation) and HPL Company LP for Intrastate and 311 Gas referenced in 1.1.29 of the South Texas Agreement dated November 19, 1985

1.4.4.	AUSTIN PIPELINE

Construction and Operating Agreement for the Austin Pipeline between KinderMorgan Tejas Pipeline, L.P. (formerly Intrastate Gas Corporation) and HPL Company LP dated September 19, 1986,as amended by 3 letters each dated September 19, 1986 for Gas Transportation, Compression and Aid to Construction, letter dated December 2, 1988, rental claims re: compression charges

1.4.5.	BIG COWBOY SYSTEM

Big Cowboy System Construction, Ownership, Operation and Maintenance Agreement between KinderMorgan Tejas Pipeline LP (formerly Gulf Energy Pipeline Company) and HPL Company LP dated August 20, 1992, as amended August 26, 1994, October 1, 1995, November 30, 1995 and March 20, 1997

Sellers’ Disclosure Schedules, Schedule 3.11	Page 3

(a)	Gas Transportation Agreement (Intrastate) between KinderMorgan Tejas Pipeline LP (formerly Gulf Energy Pipeline Company) and HPL Company LP referenced in 1.1.23 of above Agreement dated August 20, 1992, as amended August 26, 1994

1.5.	Bammel Power Contract

AEP Account # 10250 being a contract between AEP Retail Energy and HPL Reliant Compression (HPL Company LP) covering the provision of electric service (Centerpont Meter # 951512) at HPL Company LP's Bammel facility located at 15011 Kuykendahl, Houston, Texas (ESID 1008901000153270012100); such electric service being provided on a month to month basis terminable by either party upon not less than 30 days prior written notice to the other party

Reference is made to item 1.1 on Schedule 5.4.

1.6.	Processing Agreements - EXXONMOBIL

1.6.1.	Project Agreement between ExxonMobil Corporation (formerly, Exxon Company U.S.A., a division of Exxon Corporation) (“Exxon Mobil”), Humble Gas Pipeline Company (“Humble”), and HPL Company LP re: reservation of all of HPL Company LP’s capacity on the Edinburg Line, Southern Loma Blanca Line and HPL King Ranch Lateral for joint use of transport of rich Gas under this Agreement to Exxon Mobil’s King Ranch Plant (Capacity in Edinburg Line subject to HPL/Mobil Natural Gas, Inc. Transport K) dated 10/4/96, as amended 10/1/98, 10/1/99, 4/29/03

(a)	Gas Liquifiables Purchase Agreement between ExxonMobil (as Buyer) HPL Company LP (as Seller and Transporter) dated 10/4/96

Exhibit C to the Gas Liquifiables Purchase Agreement is 4/1/96 Gas Purchase Contract between HPL Company LP (assignee of HPL Resources) and Coastal Oil & Gas USA, L.P. (assignee of Suemaur Exploration, Inc.) re: Cage Ranch in Brooks County, Texas (“Cage Ranch Agreement”)

4/1/00 Amendment to Cage Ranch Agreement

4/28/00 Termination of HPL Company LP’s and ExxonMobil’s obligations under Cage Ranch Agreement to buy and sell Natural Gas Liquifiables produced from Area I on Exhibit E

(b)	Capacity Lease And Operating Agreement between Humble and HPL Company LP dated 10/4/96, as amended 4/29/03

Sellers’ Disclosure Schedules, Schedule 3.11	Page 4

(c)	Agreement To Interconnect And Operate Natural Gas Pipeline Facilities between HPL Company LP and Humble re: Humble/HPL Interconnects in Brooks and Kleberg Counties, Texas dated 10/4/96, as amended 10/1/99, 4/29/03

(i)	Facilities Agreement

4/29/00 HPL Company LP and Exxon Mobil re: Church of the Brethren Way

(d)	HPL Transportation Agreements - HPL Company LP as Transporter and ExxonMobil as Shipper

(i)	10/4/96 Intrastate-Interruptible Gas Transportation Agreement (Kelsey Receipt Point – Intrastate Wet Gas) (Exhibit F1 to Project Agreement)

9/25/00 Partial Assignment of the Transport Agreement to Mobil Producing Texas & New Mexico to allow up to 7,000 MMBtu from Church of the Brethren Well

(ii)	10/4/96 NGPA § 311 – Interruptible Gas Transportation Agreement (Kelsey Receipt Point – 311 Wet Gas) (Exhibit F-2 to Project Agreement)

(iii)	10/4/96 Intrastate – Interruptible Gas Transportation Agreement (Stratton Receipt Point – Phase One Dry Gas) (Exhibit G to Project Agreement) (deleted in Amendment 3 to Project Agreement)

(e)	HGPC Header Transportation Agreements - Humble as Transporter and HPL Company LP (as assignee of HPL Resources) as Shipper (Header Transportation Agreement)

(i)	10/4/96 Intrastate – Interruptible Gas Transportation Agreement (Exhibit I to Project Agreement)

(ii)	10/4/96 NGPA § 311 – Interruptible (Exhibit J to Project Agreement)

(iii)	10/1/98 Assignment of Humble Transportation Contracts from HPL Resources to HPL Company LP

Sellers’ Disclosure Schedules, Schedule 3.11	Page 5

1.6.2.	Processing Agreements between ExxonMobil Corporation (formerly, Exxon Company U.S.A., a division of Exxon Corporation) (“Exxon Mobil”) and HPL Company LP (assignee of HPL Resources)

(a)	Processing Agreement re: McAllen Ranch Field, Brooks County, Texas dated July 23, 1997, as amended (Contract No. 96060465)

(b)	Transaction Agreement re: Processing gas from EOG’s Interests in Webb County, Texas dated October 30, 1997 (Contract No. 96061566)

(c)	Processing Agreement re: gas from LaEncantada Field, Brooks County, Texas and Four P Investments Inc. and Daunis Properties, L.P. (assignees of Saxet Energy, Ltd.) in Duval County, Texas dated April 1, 1999, as amended (Contract No. 96060477)

(d)	Processing Agreement re: re: gas from 3 Rivers Area, Live Oak, Duval and McMullen Counties, Texas dated October 1, 1999 (Contract No. 96060485)

(e)	Processing Agreement gas from South Padre Island Pipeline System dated October 1, 2001, as amended (Contract No. 96081787)

(f)	Processing Agreement re: gas from Hanna Trad Well, Loma Blanca Field, Brooks County dated August 8, 2003 (Contract No. 97000491)

(g)	Amended and Restated Processing Agreement re: gas from Big Cowboy Pipeline System dated December 11, 2003 (Contract No. 96060464)

1.7.	Processing Agreements - DUKE

1.7.1.	Processing Agreements between Duke Energy Field Services, LP and HPL Company LP

(a)	Gas Processing Agreement between Duke Energy Field Services, LP (Processor) and HPL Company LP (Supplier) (Port Arthur or West Beaumont Plants) dated September 1, 2001 (96081049)

(b)	Gas Processing Agreement between Duke Energy Field Services, LP (Processor) and HPL Company LP (Supplier) (Gulf Plains Plant, Nueces County) dated June 1, 1996, as amended (96060450)

1.8.	Processing Agreements - HILCORP

1.8.1.	Processing Agreements between Hilcorp Energy Company and HPL Company LP

(a)	10/1/02 Gas Processing Agreement between Hilcorp Energy Company (Processor) and HPL Company LP (Supplier) (Old Ocean Gas Plant, Brazoria County, Texas) dated October 1, 2002, as amended (97000133)

Sellers’ Disclosure Schedules, Schedule 3.11	Page 6

1.9.	Intercompany Lease Agreements (Prime and Sub)

1.9.1.	Lease Agreement between Storage Holdings (assignee of ENA Asset Holdings L.P.), as Lessor, and Storage Leaseco (assignee of BAM Lease Company, assignee of HPL Company LP), as Lessee, effective November 10, 1999 (Prime)

First Amendment to Lease Agreement dated May 30, 2001

1.9.2.	Sublease Agreement between Storage Leaseco (assignee of BAM Lease Company), as Sublessor, and HPL Company LP, as Sublessee, effective May 31, 2001

1.10.	Right to Use Agreement

Right to Use Agreement by and between BAM Lease Company and HPL Company LP effective as of May 31, 2001

1.11.	Consent and Acknowledgement

Consent and Acknowledgement (Cushion Gas) by and among The Bank of New York, the Bammel Gas Trust, Bam Lease Company, HPL Asset Holdings L.P., HPL Company LP, Enron Corp., Enron North America Corp., HPL Resources, and Bank of America, N.A. dated May 30, 2001.

1.12.	Enron Settlement Agreement

1.12.1.	Settlement Agreement and Mutual Release among AEP Energy Services Gas Holding Company, HPL Company LP, HPL Resources, AEP Energy Services, Inc., AEP Resources, Inc. and American Electric Power Company, Inc. and Enron Corp., Enron North America Corp., ENA Asset Holdings L.P., and BAM Lease Company dated as of April 2004

First Amendment to Settlement Agreement and Release dated August [__], 20043

Second Amendment to Settlement Agreement and Mutual Release dated October 29, 2004

[3]	The date in the agreement is blank.

Sellers’ Disclosure Schedules, Schedule 3.11	Page 7

Bankruptcy Court Order Approving Settlement Agreement and Mutual Release dated September 30, 2004

1.13.	CO2 Treating Agreement

CO2 Treatment Agreement between Contractor and HPL Company LP dated February 15, 1999

1.14.	Purported Security Interest of Bank of America

Bank of America claims a purported security interest in up to 55 Bcf of “Storage Gas” located in the Bammel storage facility.

1.15.	HPL Guaranty of AEP Gas Marketing

Performance Agreement between CenterPoint Energy Entex, a division of CenterPoint Energy Resources Corp. (formerly, Entex, a division of Noram Energy Corp), CenterPoint Energy Intrastate Pipelines, Inc. (formerly, Unit Gas Transmission Company) and HPL Company LP whereby HPL Company LP guarantees the performance of Gas Marketing’s obligations under certain transaction agreements with Entex entities defined therein dated April 1, 1999.

2.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

2.1.	Intentionally blank.

2.2.	Various defaults and breaches of contractual obligations are the subject of certain litigation described in Schedule 3.13.

2.3.	One or more material breaches by the counterparty may exist under the Right to Use Agreement described in item 1.10 above in this Schedule.

2.4.	One or more material breaches by the counterparty may exist under the Consent and Acknowledgment described in item 1.11 above in this Schedule.

2.5.	One or more material breaches by the counterparty may exist under Master Firm Purchase/Sale Agreement For General Service Customers Houston, East Texas and Gulf Coast Divisions dated April 1, 1999 between Gas Marketing (as assignee of Enron North America Corp. formerly Enron Capital & Trade Resources Corp.) and CenterPoint Energy Entex, a division of CenterPoint Energy Resources Corp. (successor to Entex, a division of Noram Energy Corp.) as amended.

Sellers’ Disclosure Schedules, Schedule 3.11	Page 8

SCHEDULE 3.12

Insurance Maintained by the HPL Companies

1.	BUSINESS INSURANCE POLICIES

1.1.	Environmental Site Liability Policy

Policy Numbers:	3725-37-46
Carriers:	Chubb Custom Insurance Company

Effective Dates:	12/20/01 - 12/20/06

Limits:	$25,000,000 Per Occurrence
$50,000,000 Aggregate

Deductibles:	$1,500,000 each incident (Coverage A)
$500,000 each incident (Coverage B)

Premium:	$394,319

*	Endorsement naming AEP and its subsidiaries as additional named insured will be added to policy

1.2.	Property Insurance - “All Risk” Corporate Program

Policy Numbers:	Various
Carriers:
Primary:	Energy Insurance (Bermuda)
Excess:	Various carriers led by AEGIS

Effective Dates:	7/1/04 - 7/1/05

Limits:	$1,270,000,000
HPL Deductible:	$250,000 per occurrence

HPL Annual Premium:	$294,000

Special HPL Provisions:	VALUATION: Value of replacement gas will be calculated at $6.00 per 1,000 cubic feet of gas

Sellers’ Disclosure Schedules, Schedule 3.12	Page 1

1.3.	Casualty - Excess Liability Program

Policy Numbers:	Various
Carriers:
Primary:	Chubb/Energy Insurance (Bermuda)
Excess:	Various carriers led by AEGIS

Effective Dates:	7/1/04 - 7/1/05

Limits:	$450,000,000
HPL Deductible:	$0 per occurrence

HPL Annual Premium:	$350,000

Special HPL Provisions:	Well Control and Exploration excluded

Covers General Liability, Auto Liability, Rail Road, etc.

1.4.	Workers Compensation

Policy Numbers:	Various
Carriers:
Primary:	Texas Self Insured
Excess:	Various carriers led by EIB & AEGIS

Effective Dates:	12/1/04 - 12/1/05

Limits:	$150,000,000
HPL Deductible:	$500,000 per occurrence
HPL Annual Premium:	TBD

Special HPL Provisions:	HPL workers are included in AEP Corporate Texas Self Insured WC bond

Sellers’ Disclosure Schedules, Schedule 3.12	Page 2

1.5.	D&O Liability

Policy Numbers:	Various
Carriers:
Primary:	AEGIS
Excess:	Various

Effective Dates:	1/1/05 - 3/15/06

Limits:	$325,000,000
HPL Deductible:	$0 per occurrence

HPL Annual Premium:	$148,206

Special HPL Provisions:	N/A

1.6.	Fiduciary Insurance

Policy Numbers:	Various
Carriers:
Primary:	XL
Excess:	Various

Effective Dates:	7/1/04 - 7/1/05

Limits:	$75,000,000
HPL Deductible:	$0 per occurrence
HPL Annual Premium:	$20,000

Special HPL Provisions:	N/A

Sellers’ Disclosure Schedules, Schedule 3.12	Page 3

1.7.	Major lines of coverage noted, other various corporate insurance policies will also cancel coverage related to HPL Companies upon sale, and no HPL Company will be entitled to any refund of premium as a result thereof.

2.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

2.1.	There are 8 open claims under liability and auto coverage with approximately $135,000 in open reserves.

2.2.	On-going Worker’s Comp claims made, dating from January 1, 2003 through and including December 31, 2004, as follows:

2003

Level 5	Claimant Name	Date of Injury	Status	Claim Type Description	Severity Description	Period Indemnity Paid	Period Medical Paid	Period Expenses Paid	Period Total Paid	Outstanding Reserves
Houston Pipeline	Clawson, Charlotte	15-Jul-03	Open	Indemnity	Temporary Total Disability	$2,685.00	$3,038.17	$624.00	$6,347.17	$12,776.83

Sum:						$2,685.00	$3,919.04	$624.00	$7,228.04	$12,776.83

2004

Level 5	Claimant Name	Date of Injury	Status	Claim Type Description	Severity Description	Period Indemnity Paid	Period Medical Paid	Period Expenses Paid	Period Total Paid	Outstanding Reserves
Houston Pipeline	Clawson, Charlotte	15-Jul-03	Open	Indemnity	Temporary Total Disability	$5,640.00	$2,936.99	$0.00	$8,576.99	$4,699.84
Houston Pipeline	Larkin, James	8-Jun-04	Open	Indemnity	Temporary Total Disability	$0.00	$321.70	$0.00	$321.70	$178.30

Sum:						$5,640.00	$3,747.87	$0.00	$9,387.87	$4,878.14

Sellers’ Disclosure Schedules, Schedule 3.12	Page 4

SCHEDULE 3.13

No Litigation Against the HPL Companies

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

1.1.	The following matters, which are not Retained Matters but are covered by the Cushion Gas Litigation Agreement:

1.1.1.	Bank of America, N.A., as Administrative Agent, and as Representative of Wilmington Trust Company, Trustee of the Bammel Gas Trust v. Houston Pipe Line Company LP, Cause No. 2002-36488, in the 280th Judicial District Court, Harris County, Texas, on appeal to the Houston First Court of Appeals, C.A. No. 01-03-1263-CV.

1.1.2.	AEP Energy Services Gas Holding Co., HPL, et al v. Bank of America, N.A., as “administrative Agent,” as “Master Swap Counterparty,” and as “Purchaser,” Civil Action No. H-03-4973, in the U.S. District Court, Southern District of Texas, Houston Division (Section 2(e) Lawsuit).

1.1.3.	In re: Enron Bankruptcy (Adversary Proceeding/Rejection Proceeding).

1.2.	The following matters and any and all claims related to such matters, all of which are Retained Matters:

No.	Case Style or Matter Description	Summary

1.	In re Natural Gas Royalties Qui Tam Litigation, MDL Docket No. 1293 (D. Wyo.) (Grynberg II)	Federal qui tam action alleging intentional undermeasurement of gas produced from federal and Indian lands, and alleged affiliate underpayments. HPL Company LP is a defendant.

2.	In re: Metricom, Inc. (Chapter 11); No. 01-53291-ASW, in the U.S. Bankruptcy Court, Northern District of California	HPL Company LP filed a proof of claim for $14,850.00 in unpaid tower lease rentals.

3.	Houston Pipe Line Company v. Coastline Resources, Inc.; Cause No. 2001-17636, in the 125th Judicial District Court, Harris County, Texas	Retainage under a settlement agreement. Pursuant to a settlement agreement regarding an underlying offshore construction contract dispute executed 8/14/03 between HPL Company LP and Coastline, $21,582.50 was reserved to pay claims by potential claimants Sprintank, Dinko’s and Circulation Tools, Inc. If none makes a claim by 3/31/07, Coastline is owed this amount.

4.	Zapata County, et al. v. Rosalva Guerra, et al.; Cause No. 4828, in the 49th Judicial District Court, Zapata County, TX	Ad valorem tax suit arising out of the alleged undervaluation of gathering lines in Zapata County for the years 1998, 1999 and 2000, filed against HPL Company LP and numerous other defendants on 9/20/00.

5.	In re Tuleta Site, Bee County, Texas, Operator Cleanup Program file no. 02-1261 (Informal response by HPL Company LP to Texas Railroad Commission request for remediation)	Environmental remediation matter arising out of alleged contamination by HPL Company LP of the Tuleta site.

Sellers’ Disclosure Schedules, Schedule 3.13	Page 1

No.	Case Style or Matter Description	Summary

6.	Enforcement Action Against HPL Resources (Operator No. 407240) For Violations of Statewide Rules on the Magnolia City Plant (No. 0403569) Site, Nueces County, Texas, before the Texas Railroad Commission	RRC environmental remediation enforcement action filed against HPL Resources arising out of the alleged contamination by HPL Resources of the Magnolia City site. Additionally, HPL Company LP has received a November 8, 2004 letter on behalf of Tennessee Gas Pipeline Company, et al for a potential claim under the Settlement Agreement, Indemnity and Release between Houston Pipe Line Company, et al and Tennessee Gas Pipeline Company, dated April 2000.

7.	City of San Benito v. Tejas Gas Pipeline Company, et al.; Cause No. 2002-08-3596, in the 107th Judicial District Court, Cameron County, Texas	City street rental fee litigation.

8.	In re: Texoma 30-inch Line Weld Analysis (unfiled)	Pre-suit investigation. On 8/21/04, HPL Company LP discovered that a tie-in weld at Site #13 on the Texoma 30-inch line as part of the Texoma Pipe Line Replacement Project had failed.

9.	Intentionally blank

10.	In re: Oak Grove Ventures, Ltd. Claim Against HPL Company LP (unfiled)	Oak Grove alleges it sustained approximately $220,000 in lost revenue as a result of an HPL Company LP line allegedly being outside of its easement, due to restrictions on Oak Grove’s building project.

11.	Ted Lumberton Development, Ltd. v. Houston Pipe Line Company LP; Cause No. 43,792, in the 356th Judicial District Court, Hardin County, Texas	Alleged breach of easement agreement and request for injunction. Plaintiff, a real estate developer, alleges that HPL Company LP failed to lower its pipeline in one or more locations.

12.	Daniel Pruneda v. Houston Pipe Line Company; Cause No. 03-06093-A, in the 28th Judicial District Court, Nueces County, Texas	Personal injury negligence action. Plaintiff alleges that he sustained permanent physical injuries on 8/20/03 when a chisel plow being pulled by a tractor driven by him struck HPL Company LP’s line. A similar line strike occurred on 8/19/03 on another HPL Company LP line, involving a different tractor and chisel plow.

13.	In re: Welder Exploration Claim Against HPL Company LP (unfiled)	Alleged breach of producer gas purchase agreement. By letter dated 6/3/04, Welder Exploration & Production, Inc. demanded payment of $36,800.01 from HPL Company LP, which HPL Company LP had previously offset from Welder’s production.

14.	In re: Solutia, Inc., et al.; C.A. No. 03-17949 (PCB), in the U.S. Bankruptcy Court, Southern District Court of New York	HPL Company LP sold substantial quantities of gas to Solutia pre-petition on a payment in advance basis, due to Solutia’s history of poor credit.

15.	In re: Ofrelia Salazar Claim Against HPL Company LP (unfiled)	Easement dispute. By letter dated 8/26/02, an attorney for Salazar, the alleged landowner of a tract of land in Webb County, advised that HPL Company LP’s personnel had left a deep hole at the entrance to a gate and that a horse valued at $2,000 had been lost. Salazar’s attorney advised that unless immediate steps were taken to prevent further damage and to compensate Mr. Salazar, Mr. Salazar would take “appropriate legal action.”

16.	In re: HPL Texoma 5/20/03 Rupture (unfiled)	On 5/20/03, there was a rupture and subsequent fire on the Texoma line adjacent to the Sunoil facility. All known claims were settled in late 2003.

17.	In re: Duke Energy Trading & Marketing, LLC Claim Against HPL Company LP (unfiled)	By letter dated 4/29/02, Duke requested payment of $825,929.32 by 5/10/02 for physical gas deliveries.

Sellers’ Disclosure Schedules, Schedule 3.13	Page 2

No.	Case Style or Matter Description	Summary

18.	Houston Pipe Line Company LP v. Jonathan Scott Anderson, Individually and d/b/a The Boat Dock Seafood and Oyster Bar, et al.; Cause No. 2003-53005, in the 190th Judicial District Court Harris County, Texas	Encroachment lawsuit. HPL Company LP sued the owners of The Boat Dock for negligence and breach of contract arising out of a 1/18/03 rupture of the Conroe 6-inch line. This case has been settled and dismissed. The Boat Dock owes HPL Company LP indemnity if later pursued by CenterPoint, which made a $220,000 claim against HPL Company LP, or either of two potential personal injury plaintiffs. On 1/14/05, a Plaintiffs’ Original Petition was filed by Ramon Sanchez and Andres Sanchez, naming as defendants American Electric Power Houston Pipe Line Company and American Electric Power Texas, Case No. 2005-03160, in the 165th Judicial District Court of Harris County, Texas. As of 1/20/05, no AEP entity had been served. The Sanchezes are believed to be the two personal injury plaintiffs earlier identified.

19.	Houston Pipe Line Company LP v. Ensource Corporation; Cause No. 18,867, in the 1-A District Court, Tyler County, Texas	Negligence and breach of contract lawsuit arising out of the 5/24/03 Woodville fire. HPL Company LP seeks recovery of damages from Ensource, which provided third-party trucks, including a Gulf Coast Vacuum truck at which the fire appears to have originated. HPL Company LP has a potential claim against a third party not joined in the suit.

20.

John and Heather Maher, et al. v. CenterPoint Energy, et al.; Cause No. 38075, in the 23rd Judicial District Court, Wharton County, Texas

(see Weldon Johnson and Guy W. Sparks, et al. v. CenterPoint Energy, et al. below)

Purported Texas-wide class action fraud suit alleging use of illegal “high/low” agreements by CenterPoint and others, including Gas Marketing, HPL Company LP, and HPL GP.

21..

Weldon Johnson and Guy W. Sparks, et al. v. CenterPoint Energy, Inc., et al.; No. 04-327-2, in the Circuit Court of Miller County, Arkansas

(see John and Heather Maher, et al. v. CenterPoint Energy, et al., above)

Maher copycat case. Purported nation-wide class action fraud suit against CenterPoint and others, including Gas Marketing, HPL Company LP and HPL GP.

22.	The matters described in the Quarterly Report on Form 10-Q of American Electric Power Company, Inc. dated November 5, 2004, under the heading “Litigation–Energy Market Investigations”	The matters described in the Quarterly Report on Form 10-Q of American Electric Power Company, Inc. dated November 5, 2004, under the heading “Litigation–Energy Market Investigations.”

22.	Anjinette Bordelon v. American Electric Power Service Corporation, EEOC Charge No. 36B-A4-00254, City of Corpus Christi Human Relations Charge No. 36B-A4-00254	Alleged sexual discrimination.

23.	In re HPL and HPL Compression Company for Texas Sales and Use Tax Refund	Request for refund of $271,678.27 for purchases of electricity prior to 6/2001; $196,186.80 for the period from 6/2001 through 12/2001; and $233,764.64 for the period from 1/2002 through 6/2003. Also, HPL Company LP has a potential claim for sales tax refunds in the amount of $106,000 related to three Bammel projects performed in 2004.

25.	In re SBC Claim Against HPL Company LP (Line Strike) (Unfiled)	10/14/02 alleged line strike by HPL Company LP employee of SBC fiber optic cable near 5535 Highway 6 North and Timber Creek. Received invoice for repairs from SBC for $8,068.11.

Sellers’ Disclosure Schedules, Schedule 3.13	Page 3

1.3.	The following matters and any and all claims related to such matters, none of which is a Retained Matter:

No.	Case Style or Matter Description	Summary

1.	In re Las Tiendas Site, Webb County, Texas, Operator Cleanup Program file no. 04-1256 (Informal response by HPL Company LP to Texas Railroad Commission request for remediation)	RRC environmental remediation matter (no enforcement action filed). The RRC is pursuing HPL Company LP and Cerrito for site remediation. A settlement in principle has been reached between HPL and Cerrito, pursuant to which HPL Company LP pays $35,000 and Cerrito agrees to take primary responsibility for site remediation.

2.	In re Conoco HQ Site, Bee County, Texas, Operator Cleanup Program file no. 02-1259 (Informal Responses by HPL Company LP to Texas Railroad Commission requests for remediation) and Smith Production Site, Aransas County, Texas, Operator Cleanup Program file no. 02-1252.	RRC environmental remediation matter (no enforcement action filed). HPL Company LP has agreed to monitor and sample these sites through 2005.

3.	In re HPL Company LP Claim Against San Patricio/Aurora	Environmental remediation matter arising out of hydrocarbon releases by San Patricio and/or Aurora on O.M. Lander Lease, Victoria County, Texas. Aurora has since executed a settlement agreement requiring it to assume sole responsibility for clean-up of the site. By letter dated 4/6/04, Aurora notified the RRC that it was assuming sole responsibility for site clean-up. Aurora has not, however, provided the pollution coverage certificate of insurance required by the agreement.

4.	In re Cannon and Kinder Morgan Dispute	Cannon has storage rights in Bammel. Cannon has given Kinder Morgan administrative authority to nominate gas on its behalf. Kinder Morgan has reportedly recently withheld payment to Cannon because of insecurity over Cannon’s ability to provide storage for Kinder Morgan for the term required by Kinder Morgan.

5.	Houston Pipe Line Company v. Kinney Fitzgerald, et al.; Cause No. 18378, in the 253rd Judicial District Court, Chambers County, Texas	Condemnation case arising out of construction and installation of a city gate facility in Chambers County.

6.	Mid-Texas Eminent Domain Cases Cusack Ranch Cusack Trust Walter Roy Wright, Jr. Walter Roy Wright, III Wilbert O. Dernehl, Jr.	Five condemnation cases arising out of Mid-Texas pipeline project.

7.	In re AEP Gas Marketing LP Claim Against CenterPoint	Unfiled potential claims for breaches of contract.

8.	City of Corpus Christi, Texas v. Air Liquide America, LP, et al.; Cause No. 04-06556-A, in the 28th Judicial District Court, Nueces County, Texas	City street rental fee lawsuit. On 11/17/04, the City filed suit in Nueces County for a declaratory judgment action regarding a recently-enacted street rental franchise ordinance. HPL Company LP and approximately 50 other pipelines and refiners were named.

9.	City of Victoria v. Houston Pipe Line Company, et al.; Cause No. 03-6-59833-C, in the 267th Judicial District Court, Victoria County, Texas	City street rental fee litigation. On 6/3/03, the City of Victoria filed suit against various HPL entities for violation of the City’s street rental ordinance since its enactment in 1941 as a result of (1) negligence per se as a result of such violation and (2) perpesture (encroachment on a public right-of-way). The City requests payment of actual damages in an unspecified amount, prejudgment interest, and attorneys’ fees.

Sellers’ Disclosure Schedules, Schedule 3.13	Page 4

No.	Case Style or Matter Description	Summary

10.	In re PHA Claim Against HPL Company LP (PHA Permitting Issue) (unfiled)	Annual permit fee dispute. Since 1998, HPL Company LP has declined to pay annual permit fees now aggregating approximately $275,000 to the Port of Houston Authority (“PHA”).

11.	In re Railroad Easement Disputes (unfiled)	Dispute over ability of the Railroad Management Company LLC (“RRMC”) to unilaterally escalate annual fees in underlying HPL/railroad company agreements.

12.	In re HPL Company LP Claim Against Prestonwood PUD and Harris County (unfiled)	Potential claim. HPL Company LP seeks to prevent further loss of cover and undercutting of an HPL Company LP 6-inch line north of Cypresswood Drive. The cause appears to be water carried by culverts installed under a nearby county road.

13.	In re Welhausen Operating Company LP Claim Against HPL Company LP (unfiled)	Alleged anticompetitive pricing. By letter dated 11/12/04, Welhausen, a producer, has alleged that HPL Company LP engages in anticompetitive gas pricing, and demanded prices greatly in excess of what HPL Company LP is willing to offer. By letter dated 12/1/04, HPL Company LP responded that its pricing was driven by, among other things, the off-spec nature of Welhausen’s gas.

14.	In re HPL Company LP Claim Against Texas Department of Transportation and Zachry Construction (Line Strike) (unfiled)	On 7/16/04, a trackhoe struck and damaged HPL Company LP’s 20-inch Lake Jackson line. This was a Texas Department of Transportation construction project, and Zachry was one of its subcontractors. HPL Company LP has reached agreement with TxDot to pay HPL Company LP for replacement of the pipe at issue, subject to submission of invoices.

15.	In re HPL Claim Against Apache Telecom	Breach of contract. Apache Telecom reportedly inadvertently disposed of HPL Company LP property worth over $4,000.00.

16.	In re Cliff Hoskins Verified Petition to Perpetuate Testimony to Investigate a Claim; Cause No. 2004-65559, in the 281st Judicial District Court, Harris County, Texas	Cliff Hoskins, a purported royalty owner, has filed this action to obtain records of gas purchases by HPL Company LP from Prize Energy, the operator. Hoskins will allegedly use these records to determine whether production ceased for long enough to cause the lease to be cancelled and give Hoskins a claim against Prize.

17.	In re HPL Resources Company LP claim for $31,358.43, dated 9/30/03, before the Comptroller of Public Accounts, Unclaimed Property Section	Claim for escheated funds.

1.4.	The following, none of which is a Retained Matter, are matters in which no HPL Company is a party, but as a result of which an HPL Company (a) has been requested to provide information to parties in the suit or (b) has been advised that a party to the suit has been requested to provide information that such HPL Company may consider confidential:

No.	Case Style or Matter Description	Summary

1.	In re WD Energy Services, Inc. (Notice of Disclosure Letter)	By letter dated 6/9/04, WD notified HPL Company LP that it may produce confidential HPL Company LP documents in various lawsuits regarding natural gas sales and purchases within the state of California and elsewhere. HPL Company LP is not a party to any of the underlying litigation.

Sellers’ Disclosure Schedules, Schedule 3.13	Page 5

No.	Case Style or Matter Description	Summary

2.	Frank H. Migl, et al. v. Dominion Oklahoma Texas Exploration & Production, Inc.; Cause No. 03-06-19,472CV, in the 25th Judicial District Court, Lavaca County, Texas	Plaintiffs are royalty owners who seek damages from Dominion, the producer, for the failure to market their gas for a sufficiently high price. HPL Company LP is not a party. Pursuant to the confidentiality order, Dominion has produced a copy of the HPL Company LP gas purchase agreement.

3.	ExxonMobil Corporation v. United States of America; Civil Action Nos. 3-00-CV-0815-M (for the year 1976) and 03-02-CV-2010-M (for the years 1977 and 1978), in the U.S. District Court, Northern District of Texas, Dallas Division	ExxonMobil has filed several tax refund cases against the United States for past production years. To make its case, ExxonMobil has subpoenaed files from pipeline companies such as HPL for wellhead gas prices. HPL Company LP is not a party.

Sellers’ Disclosure Schedules, Schedule 3.13	Page 6

SCHEDULE 3.14

Compliance by the HPL Entities with Applicable Law; Permits

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

1.1.	See Schedule 3.2 item 1.1.

1.2.	See Schedule 3.2 item 1.2.

1.3.	HPL Company LP made the following FERC filings late:

Semi-Annual Storage Report for the period April 2001 through October 2001 — This was filed August 21, 2003.

Semi-Annual Storage Report for the period November 2001 through March 2002 — This was filed August 21, 2003.

Semi-Annual Storage Report for the period April 2002 through October 2002 — This was filed August 21, 2003.

Semi-Annual Storage Report for the period November 2002 through March 2003 — This was filed August 21, 2003.

Semi-Annual Storage Report for the period April 2003 through October 2003 — This was filed December 22, 2003.

These were all zero report filings.

Additionally, the 2002 Annual Report of Section 311 Transportation Service was refiled on October 8, 2004 (and is now reflected in the FERC Data Base) because HPL Company LP’s original filing was not reflected in the FERC Data Base. HPL Company LP’s records indicated that the original filing was timely submitted.

1.4.	HPL Company LP previously filed certain storage reports with the Texas Railroad Commission that erroneously indicated a zero volume of native gas.

1.5.	Received Alleged Notices of Violations.

1.5.1.	September 17, 2004 - Operations and Maintenance Procedures, Electrolytic conditions in casing.

Audits # 2004-11271_T, 2004-1272_T, 2004-11274_T, 2004-11274_T, 2004-11276_T, 2004-11277_T, 2004-11278_T, 2004-11279_T, 2004-1268_T, 2004-1269_T, 2004-1281_T, and 2004-1282_T.

HPL Company LP responses mailed on November 17, 2003 and October 13, 2004.

Sellers’ Disclosure Schedules, Schedule 3.14	Page 1

1.5.2.	September 17, 2004 - Cathodic Protection Survey Frequency.

Audit # 2004-11273_T.

HPL Company LP response mailed on October 12, 2004.

1.6.	HPL Company LP sent letters to certain interstate pipelines notifying them that the service being performed by the interstate for HPL Company LP was to be performed pursuant to the provisions of Part 284, Subpart B of the FERC regulation where the transportation agreements in place indicated that the service being performed by the interstate was being performed pursuant to the provisions of Part 284, Subpart G.

1.7.	HPL Company LP notified a shipper under a Firm 311 Backhaul agreement that its FERC Statement of Operating Conditions did not provide for such service and that no such service had been provided for the shipper under that agreement nor would such service be provided in the future.

1.8.	AEP has reported certain energy market investigations in its quarterly reports on form 10-Q. In particular, the Federal Energy Regulatory Commission conducted an informal investigation of American Electric Power Company, Inc. Pursuant to that informal investigation, the FERC scrutinized certain transport activities of the HPL Company LP in connection with an asset management agreement previously in place between the HPL Company LP and an affiliate, which has been terminated.

2.	LIST OF PERMITS

2.1.	Since 1998, HPL Company LP has declined to pay annual permit fees now aggregating approximately $275,000 to the Port of Houston Authority (“PHA”). Despite that, approximately every six months, the PHA unilaterally agrees to a six month extension of the old permits. HPL Company LP has joined with other pipelines in negotiations with the PHA to seek a reasonable permit fee and language.

2.2.	The City of Houston notified all pipelines having facilities in the city that they needed to obtain a permit for the continued operation of their pipelines, and HPL Company LP made its filing for such a permit. However, the City of Houston sent back the permit fee and indicated that the permit was not available for gas utility pipelines. HPL Company LP has joined with other pipelines in negotiations with the City of Houston as to whether such permit is available.

2.3.	HPL Company LP has declined to pay the Railroad Management Company LLC (“RRMC”) annual fees which it unilaterally escalated under HPL Company LP/railroad company agreements. HPL Company LP has by letter dated August 31, 2004 advised the RRMC that HPL Company LP would seek condemnation if and to the extent the RRMC seeks to terminate any of the agreements. HPL Company LP continues to make payment at the old rates.

Sellers’ Disclosure Schedules, Schedule 3.14	Page 2

SCHEDULE 3.15

Intellectual Property of the HPL Companies

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

The following items are used by the HPL Companies, but the HPL Companies currently do not have licenses, leases, or title in their own names for the use of such items.

1.1.	PGAS – Measurement system

1.2.	GMS – Gas Management, Logistics and Scheduling system

1.3.	RAFT – Credit system

1.4.	Web Methods – Integration Framework that bridges data between Business systems (i.e.Tradeblotter to GMS)

1.5.	OpenLink – Risk system

1.6.	Tradeblotter – Trade Capture system - in house

1.7.	CQG – Software that provides real time interactive information to traders

1.8.	ICE – Intercontinental Exchange; Trading platform

1.9.	Newsgrazer – Tool that provides real time news updates

1.10.	PeopleSoft – A/R, A/P, G/L, Time reporting system

1.11.	Nova – Expense reporting system

1.12.	Lotus Notes – Email system

1.13.	RightFax – Automated faxing software

1.14.	Documentum – Document storage software

1.15.	AutoCad, et al – Computer Aided Design / Drafting application

1.16.	NICE Tape Retrieval – Phone recording retrieval system

1.17.	Microsoft Project – Project planning software

1.18.	Microsoft Office Products – Excel, Word, Access

1.19.	Microsoft Windows 2000 server – License for Windows 2000 operating system

Sellers’ Disclosure Schedules, Schedule 3.15	Page 1

1.20.	MS SQL Server 2000 Standard – License for MS SQL Server 2000 Standard operating system

1.21.	Visio – Software used for creating diagrams

1.22.	Visual Studio.Net developer – Programming tool used by developers

1.23.	Nortel – VPN Communication Client that allows remote connectivity

1.24.	Fiberlink – Tool that allows remote access

1.25.	Black Ice – Workstation Anti virus

1.26.	AIX (IBM Unix) OS – License for IBM AIX operating system

1.27.	Landesk – Tool used to remote to another’s computer for break fix, training

1.28.	PLSQL Developer – Developer query tool

1.29.	EMC – Data Storage System

1.30.	Microsoft Terminal Server – Applications accessed through terminal emulation

1.31.	ETRALI – Phone recording system

1.32.	TSM – Tivoli Storage Management system for tape backups

1.33.	Oracle – Database licenses

1.34.	All Microsoft products utilized in the business not listed above

1.35.	FIS – Financial Interface System – Interface between GMS and PeopleSoft – in house

1.36.	Docujet – CAD vendor application

1.37.	Aries – CAD vendor application

1.38.	PI Dwights Scout Express, et al – CAD vendor applications

1.39.	ARCview, et al – CAD vendor application

1.40.	Auto plant – CAD vendor application

1.41.	CPDM – Engineering application

1.42.	HTS Compress – Engineering application

1.43.	MP2 – Engineering application

1.44.	Plan – CAD vendor application

Sellers’ Disclosure Schedules, Schedule 3.15	Page 2

1.45.	RSTRENG – Engineering application

1.46.	Winflow Wintran – CAD vendor application

1.47.	LPG almanac – CAD vendor application

1.48.	HYSIS – CAD vendor application

1.49.	PGAS Extract / Filter – Extract file sent to POPS – in house

1.50.	Custom Invoices – in house

1.51.	Custom Reports – in house

1.52.	RTP/Deal Ticker – Real Time Position – in house

1.53.	Gas Confirms – in house

1.54.	Nomination Screen – in house

1.55.	Gas Ops – Scheduling Logging tool – in house

1.56.	IRIS – Reserve / supply queries – in house

1.57.	TRRC – Regulatory application – in house

1.58.	LawPack – Litigation tracking system

1.59.	BMC – Monitoring

Sellers’ Disclosure Schedules, Schedule 3.15	Page 3

SCHEDULE 3.16

Tax Matters

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

1.1.	HPL Company LP is the in the process of reverse sales tax audits being conducted by Ryan and Company, Inc. for three periods.

The first period covers the period prior to June 2001. The Comptroller has approved this refund and HPL Company LP anticipates receiving the refund in the first quarter 2005.

Total refund:	$271,678.27
Less Ryan & Co payment:	$67,919.57

Net refund:	$203,758.70

The second refund (06/01-12/01) relates to the same electricity issue and is in the process of being submitted to the state. Resolution is expected in the first or second quarter 2005.

Refund in process of being filed:	$196,186.80
Less Ryan & Co payment:	$49,046.70

Net refund:	$147,140.10

The third refund (01/02-06/03) relates to the same electricity issue and is also in the process of being submitted to the state. Resolution is expected in the first or second quarter 2005.

Refund in process of being filed:	$233,764.69
Less Ryan & Co payment:	$58,441.17

Net refund:	$175,323.52

The electricity issue arises from the fact that Reliant Energy charged sales tax on sales of electricity to HPL Company LP for use at the Bammel Facilities. AEP received a favorable ruling from the State citing Comptroller's rule 3.295 (c)(4), which provides that Gas and Electricity are exempted from the taxes imposed by this chapter when sold for direct use in exploring for, producing, or transporting a material extracted from the earth. Ryan & Co became involving when certain procedural refund changes occurred in Texas and the State began requiring cancelled checks, proof from Reliant Energy that HPL Company LP’s account was never credited, etc.

These refunds, net of amounts payable to Ryan and Company, Inc., will be for the account of Sellers in accordance with Section 7.4 of the Agreement.

Both Houston Pipeline Company and HPL Resources Company (for the period during which each was treated as a c-corporation for federal tax purposes) are under tax audit for the year 2001 as part of the American Electric Power Company consolidated tax return.

Sellers’ Disclosure Schedules, Schedule 3.16	Page 1

SCHEDULE 3.17

Workforce Matters of the HPL Entities

1.	LABOR DISPUTES

1.1.	Exceptions to Representations and Warranties.

Reference is made to Item 23 in Section 1.2 of Schedule 3.13.

2.	EMPLOYEE BENEFIT PLANS

2.1.	Benefit Plans

2.1.1.	American Electric Power System Retirement Savings Plan

2.1.2.	American Electric Power System Retirement Plan

2.1.3.	American Electric Power System Comprehensive Medical Plan

2.1.4.	American Electric Power System Long-Term Disability Plan

2.1.5.	American Electric Power System Comprehensive Dental Plan

2.1.6.	American Electric Power System Life & Accident Insurance Plan

2.1.7.	American Electric Power Company, Inc. Long-Term Care Plan

2.1.8.	American Electric Power System Pre-Tax Medical Contribution Plan

2.1.9.	Hyatt Group Legal Plan

2.1.10.	American Electric Power System Educational Assistance Plan

2.1.11.	American Electric Power System Severance Plan

2.1.12.	American Electric Power System Health Care Spending Account Plan

2.1.13.	American Electric Power System Dependent Care Spending Account Plan

2.1.14.	American Electric Power System Vision Insurance Plan

2.1.15.	AEP Houston Pipe Line Company, LP 2004 Incentive Compensation Plan

2.1.16.	American Electric Power System Excess Benefit Plan

2.1.17.	American Electric Power System Supplemental Retirement Savings Plan

2.1.18.	American Electric Power System Incentive Compensation Deferral Plan

Sellers’ Disclosure Schedules, Schedule 3.17	Page 1

2.1.19.	American Electric Power System 2000 Long-Term Incentive Plan, and related Stock Option and Performance Share and other award agreements issued thereunder

2.2.	Exceptions to Representations and Warranties.

2.2.1.	IRS Determination Letters

(a)	The American Electric Power System Retirement Savings Plan received an IRS determination letter, dated November 13, 1996. The IRS has since issued a determination letter dated August 20, 2004 for that plan, that letter refers to incorrect dates for amendments on the face of the letter and fails to (A) acknowledge the amendments to which the IRS and AEP agreed in letters dated July 25, 2003 and September 4, 2003 and (B) include an ESOP ruling on 4975(e)(7) requested via Form 5309. We expect that a corrected determination letter will be issued in due course for the plan.

(b)	The American Electric Power System Retirement Plan has received an IRS determination letter dated April 26, 1996. The plan has been amended subsequent to the issuance of that determination letter. There is currently pending an application for a determination letter for the plan that would address changes made with respect to those matters for which the IRS is issuing such letters. We expect that a determination letter will be issued in due course for the plan.

2.2.2.	Pending or Threatened Employee Benefit Plans Litigation

(a)	Bridges v. American Electric Power, Suhayda v. American Electric Power Company, Inc. et al.; and Plentl v. American Electric Power – These are lawsuits that have been consolidated and are currently pending against AEP, certain AEP executives and AEP’s ERISA Plan Administrator in federal District Court in Columbus, Ohio, alleging violations of the Employee Retirement Income Security Act in the selection of AEP stock as a investment alternative and in the allocation of assets to AEP stock. The plaintiffs are seeking recovery of an unstated amount of compensatory damages, attorney fees and costs. AEP intends to vigorously defend against these actions.

2.2.3.	Pending or Threatened Employee Benefit Plan Claims

(a)	None.

Sellers’ Disclosure Schedules, Schedule 3.17	Page 2

2.2.4.	Withdrawal Liability/Funding Deficiency Liability

(a)	None.

2.2.5.	Reference is made to item 9 on Schedule 5.2.

2.2.6.	Reference is made to Item 23 in Section 1.2 of Schedule 3.13.

2.2.7.	Sellers make no representation as to the compliance of any of the nonqualified deferred compensation plans listed in this Schedule 3.17 with the requirements of Section 409A of the Internal Revenue Code, to the extent applicable.

Sellers’ Disclosure Schedules, Schedule 3.17	Page 3

SCHEDULE 3.18

Environmental Matters

1.	DISCLOSED ENVIRONMENTAL MATTERS

Any and all violations or alleged violations of Applicable Law, and any and all notices received, with respect to any of the following matters:

Retained AEP Projects

Magnolia City Gas Plant Site	See Item 1.2 on Schedule 3.13.

Tuleta Gas Plant Site	See Item 1.2 on Schedule 3.13.

Active HPL Projects

Project Name	Comments
Daggs #1 Dehydration Site	Groundwater contamination. Currently monitoring natural attenuation.

Daggs #2 Dehydration Site	Groundwater contamination. Currently monitoring natural attenuation. Installed simple product recovery system.

Franks #1 Dehydration Site	Groundwater contamination. Currently monitoring natural attenuation.

Yougeen Dehydrator Site	Groundwater contamination. Currently monitoring natural attenuation.

P. H. Robinson Power Plant Separation Site	Past remediation appear to be sufficient for No Further Action (NFA). Additional sampling is likely to confirm the basis for NFA.

Panther Point Dehydrator Site	Groundwater contamination. Currently monitoring natural attenuation.

Point Comfort 12” Pipeline Leak site	Groundwater contamination. Currently monitoring natural attenuation.

Triton Dehydrator Site	Groundwater contamination. Currently monitoring natural attenuation.

Fingers Farm Dehydrator Site	Groundwater contamination. Currently monitoring natural attenuation.

Smith Production Site	Groundwater contamination. Currently monitoring natural attenuation. Periodically manually removing phase separated hydrocarbon from one well.

Conoco Headquarters Dehydration Site	Groundwater contamination. Operating simple groundwater aeration system. Monitoring groundwater quality.

Sellers’ Disclosure Schedules, Schedule 3.18	Page 1

Active Projects Assumed or to be Assumed by Other Operators

San Patricio Dehydration Site	Aurora Resources has accepted liability for this site and relieved HPL Company LP of any liability. Aurora will work with the RRC to complete the remediation.

Las Tiendas Dehydration Site	Groundwater contamination. Currently monitoring natural attenuation.[4]

Previously Identified Sites/Projects

Nacogdoches Compressor Site	Sold by Enron Field Services Corp to Pinnacle Natural Gas Company effective September 28, 1999.

Three Rivers Gas Plant Site

Lehman Dehydrator Site

Texaco/Kaiser Francis Compressor Site	Site leased to this third party operator.

McMullen Gas Plant Site

Tilden Compressor Site

Remediated or Closed Matters

Woodville Fire Site	Fire resulted in hydrocarbon spill contaminating soil. Site remediated.

Mercury Meter Evaluation, Remediation	In early 1990’s, HPL Company LP evaluated all meter sites where mercury-containing meters could have been used. Sites with contamination remediated.

Victoria Gas Plant	Site closed, No Further Action Letter issued by RRC.

Odem Compressor Station	Site closed, No Further Action Letter issued by RRC.

Texana Field Site	Site closed, No Further Action Letter issued by RRC.

Six Pigs Site	Hydrocarbon leak remediated.

Mykawa 18” Pipeline Leak	Hydrocarbon leak remediated.

Mission Valley Compressor Station	Site closed, No Further Action Letter issued by RRC.

DuBose Gas Plant Site	Site closed, No Further Action Letter issued by RRC.

Jackalope Gas Plant Site	Hydrocarbon leak remediated.

Bammel Gas Plant Site	HPL Company LP submitted closure documentation to RRC in 10-31-96. RRC has yet to respond.

Robstown Gas Plant Site	HPL Company LP has submitted closure documentation to RRC. RRC has yet to respond.

Hughes & Hughes (Dougherty) Dehydration Site	HPL Company LP notified RRC of potential groundwater contamination at the site. Awaiting RRC response.

A/S – Mt. Belvieu	Enterprise Products is operator and was responsible for cleanup and remediation of pipeline leak resulting in soil contamination.

Ship Channel Loop Line Fluid (Account 3026)	Unidentified liquid found in pipeline right-of-way. Attempted to identify liquid and source. Liquid had high pH, but otherwise non-hazardous. Unable to identify liquid or source. Did determine that liquid was not damaging the pipeline.

[4]	Currently in the process of being assumed by third party.

Sellers’ Disclosure Schedules, Schedule 3.18	Page 2

2.	ENVIRONMENTAL PERMITS

Facility	Permit Type	Permit Number	Comments
AIR PERMITS
Bammel	Title V	O-00117	Facility (Site) Permit
	PSD	TSD-TX-313-M1	South Dehys. & West Dehy.
	NSR	8345	South Dehys. & West Dehy.
	PBR	106.263	Maintenance, Startup & Shut down
	PBR	106.351	Saltwater Disposal
	PBR	106.352	Oil & Gas
	PBR	106.472	Storage Tanks
	Standard Exemption	SE-005	Emergency Generator
Lehman	Standard Permit	116.620 (Reg # 52175)	Oil & Gas
	PBR (engine only)	106.512 (Reg # 48066)	Compressor Engine
Jackalope Plant	PBR	106.352 (Reg # 45347)	Oil & Gas
	PBR	106.512 (Reg # 45347)	Engines
	PBR	106.511(Reg # 45347)	Stand-by Engines (Generator)
Dinn Plant	PBR	106.352	Oil & Gas
		106.512	Engines
Vidor	PBR	106.352 (Reg. # 73595)	Oil & Gas
	PBR	106.512 (Reg. # 73595)	Comp. Engines
Three Rivers	GOP (Title V)	O-00208	Cancelled
	Standard Permit	116.620 (Reg#37568)	Oil and Gas

Sellers’ Disclosure Schedules, Schedule 3.18	Page 3

	Standard Permit	116.620 (Reg#39434)	Oil and Gas
	Standard Exemption	SE-006	Compressor Engines

All other Facilities	PBR	Various	Confirmed status in 2004

WATER DISCHARGE
All facilities	PBR

Waste
Facility	One-time waste gen.		As needed

PBR = Permit by Rule

PSD = Prevention of Significant Deterioration

NSR = New Source Review

Additionally, the HPL Companies hold Permits by Rule for specific small pipeline field facilities (dehydrators, tanks, etc.) such as 106.352 for Oil and Gas Operations including Pipeline Facilities.

Sellers’ Disclosure Schedules, Schedule 3.18	Page 4

SCHEDULE 3.19

Regulatory Matters

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

1.1.	The HPL Entities do make sales for resale under the blanket marketing certificate of limited jurisdiction issued by FERC under 18 C.F.R. Part 284, Subpart L.

1.2.	Transportation of gas in interstate commerce is conducted by HPL Company LP pursuant to the safe harbors provided by Section 311(a)(ii) of the Natural Gas Policy Act of 1978, as amended, and Section 284.227 of FERC’s regulations.

Sellers’ Disclosure Schedules, Schedule 3.19	Page 1

SCHEDULE 3.20

Affiliate Transactions of the HPL Companies

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

1.1.	The HPL Entities currently occupy approximately 49,000 square feet of leased office space in downtown Houston on the 11th and 12th floors of 1201 Louisiana Street. The sublease for the 12th floor has been assigned to HPL Company LP, effective January 24, 2005. The lease for the 11th floor has been assigned to HPL Company LP, to be effective 30 days after notice was delivered to the landlord (which occurred on January 25, 2005) pursuant to the terms of the lease, unless such landlord agrees to an earlier effective date. Until such time HPL Company LP will continue to occupy such space under the Transition Services Agreement.

1.2.	American Electric Power Company, Inc. has guaranteed the obligations of AEP Energy Services, Inc. as sublessee under its sublease of the 12th floor of 1201 Louisiana, Houston, Texas. The guaranty unconditionally guarantees the payment of rent, additional rental, and all other payments to be made under the sublease and the full performance and observance of all the other terms, covenants, conditions, and agreements of sublessee contained in the sublease. This guaranty will be terminated after the Closing Date.

1.3.	The HPL Entities currently occupy office space in the following cities: Corpus Christi, TX, Longview, TX, Freer, TX, and Falfurrias, TX. The owners of such office space are all AEP Affiliates. The HPL Entities have an informal use arrangement with such AEP Affiliates for the Corpus Christi, Longview, Freer, and Falfurrias space. The use of this space post-Closing will be covered by the Transition Services Agreement.

1.4.	HPL Company LP currently leases certain office space in Victoria, Texas to American Electric Power Service Corporation for use by one of its employees. The lease was effective on July 1, 2004 for a one-year term, continuing from year to year thereafter until terminated (a) by HPL Company LP by providing at least 30 days’ prior written notice to American Electric Power Service Corporation or (b) by American Electric Power Service Corporation by providing at least 7 day’s prior notice to HPL Company LP. The lease required a prepayment of rent of $1,184 for the entire one-year initial term.

1.5.	The HPL Entities currently use office furniture in Corpus Christi, TX and Robstown, TX that is owned by an AEP Affiliate. The disposition of this furniture will be covered by the Transition Services Agreement.

1.6.	AEP Account # 10250 being a contract between AEP Retail Energy and HPL Reliant Compression (HPL Company LP) covering the provision of electric service (Centerpont Meter # 951512) at HPL Company LP’s Bammel facility located at 15011 Kuykendahl, Houston, Texas (ESID 1008901000153270012100); such electric service being provided on a month to month basis terminable by either party upon not less than 30 days prior written notice to the other party.

Reference is made to item 1.1 on Schedule 5.4.

Sellers’ Disclosure Schedules, Schedule 3.20	Page 1

SCHEDULE 3.21

Finders and Brokers

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

None.

Sellers’ Disclosure Schedules, Schedule 3.21	Page 1

SCHEDULE 3.22

Bankruptcy

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

None.

Sellers’ Disclosure Schedules, Schedule 3.22	Page 1

SCHEDULE 3.23

Sufficiency of Assets

1.	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

1.1.	The Retained Marks and associated goodwill; and

1.2.	Rights to the cushion gas which are the subject of the Cushion Gas Litigation, to the extent such rights are affected by the Cushion Gas Litigation.

Sellers’ Disclosure Schedules, Schedule 3.23	Page 1

SCHEDULE 5.2

Retained Matters

Description of Retained Matter	HPL Entities’ Liability	Responsibility for Prosecution, Defense, and Settlement

1. Intentionally blank

2. Intentionally blank

3. Intentionally blank

4. Intentionally blank

5.      Environmental Claims other than those listed on Schedule 3.18, provided that Sellers are given written notice of such Environmental Claims before the first anniversary of the Closing Date describing, for each such Environmental Claim, the nature of the claim, the theory of liability or the nature of the relief sought and the material factual assertions upon which the claim is based

100% up to $2,000,000 after insurance proceeds

Next $5,000,000 after insurance proceeds: 50%, subject to Sellers’ Cap

Next $5,000,000 after insurance proceeds: 33 2/3%, subject to Sellers’ Cap

Any additional liability after insurance proceeds: 0%, subject to Sellers’ Cap

The above limits apply in aggregate to all Damages for all Environmental Claims other than those listed on Schedule 3.18

		Buyer, except to the extent that a claim has been made under Section 6.2 of the Agreement, in which case the provisions of that Section 6.2 shall control

6. Intentionally blank

7. Docket Number IN02-10-001 before the FERC and Docket Number 2:03-cv-891 before the Commodity Futures Trading Commission	0%	Sellers

8. Intentionally blank

9. Benefits earned before Closing under the non-qualified deferred compensation plans as defined in Section 3121(v)(2) of the Internal Revenue Code	0%	Sellers

Sellers’ Disclosure Schedules, Schedule 5.2	Page 1

10.    Those claims by and between HPL Company LP (as successor in interest to Houston Pipe Line Company) and Enron Corp. (“Enron”) and HPL Company LP and various individual affiliates of Enron (“Enron Affiliates”) arising out of certain transactions which currently are the subject of proceedings in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) and are more fully described in Proofs of Claim filed by HPL Company LP against Enron and various Enron Affiliates in the Bankruptcy Court on October 15, 2002 (Proof of Claim No. 13805 in In re: Enron Gas Liquids, Inc., Case No. 01-16048 (AJG); Proof of Claim No. 13806 in In re: Enron Methanol Company, Case No. 02-11239 (AJG); Proof of Claim No. 13807 in In re: Enron North America Corp., Case No. 01-16035 (AJG) and Proof of Claim No. 13808 filed by the HPL in In re: Enron Corp., Case No. 01-16034 (AJG).

	0%	Sellers

11. Those items listed under item 1.2 of Schedule 3.13	0%	Sellers

12. Item 2.2.2 on Schedule 3.17	0%

Sellers’ Disclosure Schedules, Schedule 5.2	Page 2

SCHEDULE 5.4

Intercompany Transactions

1.1.	The following intercompany transactions will not be terminated as of Closing or as of the Valuation Time:

Tradeblotter Ref	Trade Date	Purchase/Sale	Begin Date	End Date	Payment Date	Volume	Contract Price
JAP01824	10/11/04	HPL Company LP Sale	3/1/05	3/31/05	4/25/05	(155,000)	IF_TRANSCO_Z1
JAP01824	10/11/04	HPL Company LP Sale	2/1/05	2/28/05	3/25/05	(140,000)	IF_TRANSCO_Z1
DWR04649	1/20/05	HPL Company LP Sale	2/1/05	2/28/05	3/25/05	(140,000)	IF_TETCO_WEST_LA
EWV29147	1/26/05	Gas Marketing Purch	2/1/05	2/28/05	3/25/05	10,780	GD_KATY
JAP01755	9/22/04	HPL Company LP Sale	2/1/05	2/28/05	3/25/05	(155,204)	Last Day NYMEX less $0.30 per MMBtu
JAP01755	9/22/04	HPL Company LP Sale	3/1/05	3/31/05	4/25/05	(171,833)	Last Day NYMEX less $0.30 per MMBtu
EWV29057	1/24/05	HPL Company LP Sale	2/1/05	2/28/05	3/25/05	(36,400)	IF_TGP_TX_Z0
DWR04647	1/20/05	HPL Company LP Sale	2/1/05	2/28/05	3/25/05	(308,000)	IF_TETCO_WEST_LA
DWR04636	1/19/05	HPL Company LP Sale	2/1/05	2/28/05	3/25/05	(140,000)	IF_TETCO_WEST_LA
CAC06488	10/21/04	Gas Marketing Purch	2/1/05	2/28/05	3/25/05	560,000	IF_HSC
CAC06488	10/21/04	Gas Marketing Purch	3/1/05	3/31/05	4/25/05	620,000	IF_HSC
CAC06481	10/14/04	HPL Company LP Sale	2/1/05	2/28/05	3/25/05	(600,796)	IF_TGP_TX_Z0
CAC06481	10/14/04	HPL Company LP Sale	3/1/05	3/31/05	4/25/05	(665,167)	IF_TGP_TX_Z0
JAP02249	1/24/05	Gas Marketing Purch	2/1/05	2/28/05	3/25/05	280,000	IF_TETCO_STX
EWV29139	1/25/05	HPL Company LP Sale	2/1/05	2/28/05	3/25/05	(280,000)	Last Day NYMEX less $0.535 per MMBtu
JSH37796	1/24/05	HPL Company LP Sale	2/1/05	2/28/05	3/25/05	(560,000)	Last Day NYMEX less $0.14 per MMBtu
DWR04710	1/26/05	HPL Company LP Sale	2/1/05	2/28/05	3/25/05	(280,000)	Last Day NYMEX less $0.14 per MMBtu
JAP02252	1/25/05	HPL Company LP Sale	2/1/05	2/28/05	3/25/05	(280,000)	Last Day NYMEX less $0.135 per MMBtu
GHH31525	1/25/05	HPL Company LP Sale	2/1/05	2/28/05	3/25/05	(420,000)	GD_HSC
JAP01821	10/11/04	HPL Company LP Sale	2/1/05	2/28/05	3/25/05	(126,000)	IF_TRANSCO_Z1
JAP01821	10/11/04	HPL Company LP Sale	3/1/05	3/31/05	4/25/05	(139,500)	IF_TRANSCO_Z1
EWV29060	1/24/05	HPL Company LP Sale	2/1/05	2/28/05	3/25/05	(2,156)	IF_TGP_TX_Z0
GHH31528	1/25/05	Gas Marketing Purch	2/1/05	2/28/05	3/25/05	140,000	IF_HSC
EWV29134	1/25/05	HPL Company LP Sale	2/1/05	2/28/05	3/25/05	(140,000)	Last Day NYMEX less $0.54 per MMBtu
EWV29145	1/26/05	HPL Company LP Sale	2/1/05	2/28/05	3/25/05	(10,920)	GD_KATY

Any financial transactions between AEP Energy Services, Inc. and the HPL Companies that are hedges of physical gas inventory shall be terminated as of Closing.

Sellers’ Disclosure Schedules, Schedule 5.4	Page 1

1.2.	Reference is made to items 1.1, 1.2, 1.3, 1.4, and 1.5 on Schedule 3.20.

Sellers’ Disclosure Schedules, Schedule 5.4	Page 2

SCHEDULE 5.5

Terminating Insurance Coverages

The insurance policies identified in Sections 1.2, 1.3, 1.4, 1.5, 1.6 and 1.7 of Schedule 3.12 (Insurance Maintained by the HPL Companies).

Sellers’ Disclosure Schedules, Schedule 5.5	Page 1

SCHEDULE 5.6

Credit Support Arrangements

1.	SURETY BONDS

TYPE OF BOND	ENTITY - PRINCIPAL	BOND #	OBLIGEE	EFF DATE	END DATE	AMOUNT	SURETY
License & Permit	AEP Houston Pipe Line Company, LLC	103912479	Railroad Commission of TX	2/21/2004	7/31/2005	$25,000	Travelers
Right of Way	Houston Pipe Line Company	13650401	Fort Bend County	5/19/2004	5/19/2005	$2,000	St. Paul
Right of Way	Houston Pipe Line Company LP	14022558	Harris County	5/9/2004	5/9/2005	$400,000	Liberty
License & Permit	Houston Pipe Line Company LP	103912485	City of Texas, Texas	5/23/2004	5/23/2005	$75,000	Travelers
Court	Houston Pipe Line Company LP	14024444	Hockley-290 J.V., ET AL	9/10/2004	9/10/2005	$35,499	Liberty
Court	Houston Pipe Line Company LP	14024445/81563583	Hockley-290 J.V., ET AL	9/10/2004	9/10/2005	$35,499	Liberty
Court	Houston Pipeline Company	14017934	La Mesa Land and Cattle	7/17/2004	7/17/2005	$—	Liberty
Court	Houston Pipeline Company	14017935	La Mesa Land and Cattle	7/17/2004	7/17/2005	$44,000	Liberty
Court	Houston Pipeline Company	400KG9663	Kinney Fitzgerald, Luke Durdi	7/12/2004	7/12/2005	$10,170	St. Paul
License & Permit	Houston Pipeline Company	81543536	Railroad Commission of Texas	9/30/2004	9/30/2005	$50,000	Federal
License & Permit	Houston Pipeline Company	14018220	County of Hardin, Texas	6/1/2004	6/1/2005	$10,000	Liberty
License & Permit	Houston Pipeline Company	14018221	U.S. Department of the	6/1/2004	6/1/2005	$100,000	Liberty
License & Permit	Houston Pipeline Company	14018222	County of Jefferson, State	6/1/2004	6/1/2005	$10,000	Liberty
License & Permit	Houston Pipeline Company	14018223	County of Galveston, Texas	6/1/2004	6/1/2005	$10,000	Liberty
Performance	HPL Resources Company, LP	14022516	Railroad Commission of Texas	1/14/2004	6/30/2005	$25,000	Liberty

HPL (BU 240) WORKERS COMP BOND*

HPL Holdings, Inc., HPL Resources Co., AEP Houston Pipeline Company, LLC, Mid-Texas Pipeline Co. (50% to 240), AEP Gas Marketing LP

*	HPL is part of the Self-Insured Workers’ Comp program in Texas and the HPL employees are covered under an AEP Corporate WC Bond in Texas

Sellers’ Disclosure Schedules, Schedule 5.6	Page 1

2.	AEP PARENT GUARANTEES

Recipients	Beneficiaries	Products	Effective Date	Expiry Date	Status	Guarantee Limit
Adams Resources Marketing, Ltd.	HPL Company LP	Gas Physical	Jun 16 2004	Jun 30 2005	Active	3,000,000.00
Anadarko Energy Services Company	HPL Company LP	Gas Physical	Mar 24 2004	Mar 31 2005	Active	20,000,000.00
Apache Corporation	HPL Company LP	Gas Physical	Aug 6 2004	Jul 31 2005	Active	5,000,000.00
BP Energy Company	HPL Company LP	Gas Physical	May 29 2002	Jun 30 2005	Active	10,000,000.00
ChevronTexaco Natural Gas, a Division of Chevron U.S.A. Inc.	HPL Company LP	Gas Physical	May 27 2004	May 31 2006	Active	10,000,000.00
Cross Timbers Energy Services, Inc., XTO Energy, Inc.	HPL Company LP	Gas Physical	Jun 10 2004	May 31 2005	Active	20,000,000.00
Devon Canada Corporation , Devon Energy Production Company, L.P., Devon Gas Services, L.P., Devon Louisiana Corporation, Devon SFS Operating, Inc.	HPL Company LP	Gas Physical	Apr 5 2002	Jun 30 2005	Active	45,000,000.00
Duke Energy Field Services Marketing, LP	HPL Company LP	Gas Physical	May 3 2004	Apr 30 2005	Active	35,000,000.00
EAP Energy Services, LP	HPL Company LP	Gas Physical	Nov 13 2003	Jun 30 2005	Active	3,000,000.00
El Paso Marketing, L.P.	HPL Company LP	Gas Financial, Gas Physical	Apr 27 2001	Jul 31 2005	Active	40,000,000.00
Enbridge Marketing (U.S.) L.P.	HPL Company LP	Gas Physical	Apr 2 2003	Jun 30 2005	Active	12,000,000.00
Enogex Inc., OGE Energy Resources, Inc.	HPL Company LP	Gas Physical	Jul 12 2004	Jul 31 2005	Active	3,000,000.00
EOG Resources, Inc.	HPL Company LP	Gas Physical	Oct 22 2004	Oct 31 2005	Active	20,000,000.00
ETC Marketing, Ltd.	HPL Company LP	Gas Financial, Gas Physical	Jan 8 2002	Mar 31 2005	Active	50,000,000.00
ExxonMobil Gas & Power Marketing Company, a division of Exxon Mobil Corporation	HPL Company LP	Gas Financial, Gas Physical	Oct 28 2004	Oct 31 2005	Active	8,000,000.00
ExxonMobil Oil Corporation	HPL Company LP	Gas Physical	Dec 1 2000	Dec 31 2049	Active	5,000,000.00
Florida Gas Transmission Company	Gas Marketing	Gas Physical, Regulated Transmission	Nov 1 2004	Oct 31 2005	Active	300,000.00
GMT Energy Corp.	HPL Company LP	Gas Physical	Apr 19 2004	Apr 30 2005	Active	2,000,000.00
Louis Dreyfus Corporation	HPL Company LP	Gas Financial, Gas Physical	Nov 15 2004	Nov 30 2005	Active	5,000,000.00
Moss Bluff Hub Partners, L.P., Texas Eastern Transmission, LP	HPL Company LP	Gas Physical, Regulated Transmission	Oct 8 2004	Oct 31 2005	Active	200,000.00
Northern Natural Gas Company	Gas Marketing	Gas Physical, Regulated Transmission	Jan 3 2005	Dec 31 2005	Active	110,000.00
ONEOK Energy Services Company, L.P.	HPL Company LP	Gas Physical	Aug 23 2004	Aug 31 2005	Active	5,000,000.00
ONEOK Texas Energy Resources, L.P.	HPL Company LP	Gas Physical	Apr 16 2004	Apr 30 2005	Active	12,000,000.00
Phoenix Hydrocarbons Operating Corp.	HPL Company LP	Gas Physical	Nov 17 2004	Nov 30 2005	Active	4,000,000.00
Pioneer Natural Resources USA, Inc.	HPL Company LP	Gas Physical	Nov 17 2004	Nov 30 2005	Active	10,500,000.00
PPM Energy, Inc.	HPL Company LP	Gas Financial, Gas Physical	Jun 17 2004	Jun 30 2005	Active	10,000,000.00
Prize Energy Resources LP	HPL Company LP	Gas Physical	Aug 18 2004	Aug 31 2005	Active	7,000,000.00
Richardson Energy Marketing, LTD.	HPL Company LP	Gas Physical	Jun 1 2004	Sep 30 2005	Active	2,000,000.00

Sellers’ Disclosure Schedules, Schedule 5.6	Page 2

Samson Lone Star Limited Partnership	HPL Company LP	Gas Physical	Sep 12 2002	Sep 30 2005	Active	12,000,000.00
Tennessee Gas Pipeline Company	Gas Marketing	Gas Physical	Jun 30 2004	Jun 30 2005	Active	150,000.00
Total Gas & Power North America, Inc.	HPL Company LP	Gas Physical	Oct 5 2001	Mar 31 2005	Active	15,000,000.00
TXU Portfolio Management Company LP	Gas Marketing	Gas Financial, Gas Physical	Feb 27 2001	Mar 1 2005	Active	20,000,000.00
U.S. Minerals Management Service	Gas Marketing, HPL Company LP	Gas Physical	Oct 24 2002	Nov 30 2005	Active	18,000,000.00
Vitol S.A., Inc.	HPL Company LP	Gas Physical	Sep 23 2004	Sep 30 2005	Active	20,000,000.00
Walter Oil & Gas Corporation	HPL Company LP	Gas Physical	Aug 26 2004	Aug 31 2005	Active	2,000,000.00
Western Gas Resources, Inc.	HPL Company LP	Gas Financial, Gas Physical	Oct 6 2004	Oct 31 2005	Active	500,000.00
Atmos Energy Marketing, LLC	HPL Company LP	Gas Financial, Gas Physical	Oct 31 2002	Jun 30 2003	Expired	500,000.00
CenterPoint Energy Gas Services, Inc.	HPL Company LP	Gas Financial, Gas Physical	Apr 9 2002	Mar 31 2003	Terminated	25,000,000.00
Cinergy Marketing & Trading, LP	HPL Company LP	Gas Physical	Jul 17 2002	Jul 17 2004	Expired	2,000,000.00
Crosstex CCNG Marketing Ltd., Crosstex Gulf Coast Marketing, Ltd.	HPL Company LP	Gas Physical	Jun 10 2004	Sep 30 2004	Expired	10,000,000.00
Dominion Exploration & Production, Inc., Dominion Oklahoma Texas Exploration & Production, Inc.	HPL Company LP	Gas Physical	Nov 26 2002	Nov 30 2003	Terminated	26,000,000.00
Dominion Exploration & Production, Inc., Newfield Exploration Company, Pioneer Natural Resources USA, Inc., Spinnaker Exploration Company, L.L.C., The Houston Exploration Company	HPL Company LP	Gas Physical	Jun 21 2002	Mar 18 2003	Expired	35,000,000.00
Dynegy Marketing & Trade	HPL Company LP	Gas Physical	Apr 16 2002	Apr 16 2003	Expired	5,000,000.00
El Paso Industrial Energy, LP	HPL Company LP	Gas Physical	Aug 11 1998	Dec 31 2049	Terminated	7,500,000.00
Texas Eastern Transmission, LP	HPL Company LP	Regulated Transmission	Aug 27 2002	May 31 2003	Expired	600,000.00

3.	SUBLEASE GUARANTY

American Electric Power Company, Inc. has guaranteed the obligations of AEP Energy Services, Inc. as sublessee under its sublease of the 12th floor of 1201 Louisiana, Houston, Texas. The guaranty unconditionally guarantees the payment of rent, additional rental, and all other payments to be made under the sublease and the full performance and observance of all the other terms, covenants, conditions, and agreements of sublessee contained in the sublease. This guaranty will be terminated after the Closing Date.

Sellers’ Disclosure Schedules, Schedule 5.6	Page 3

SCHEDULE FOR EXHIBIT 1.1-51

Sellers’ Knowledge Group

Ronald A. Erd

Edward D. Gottlob

Jim Deidiker

Stephen Schneider

James McKay

Mike Kelley

Sandi Braband

Sellers’ Disclosure Schedules, Schedule for Exhibit 1.1-51	Page 1